Form 10-K, Exhibit 13
period 2002-12-31
WSFS FINANCIAL CORP
filed 2003-03-27
CIK 828944

Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

GENERAL

     WSFS Financial Corporation (Company or Corporation) is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of the
Corporation's  assets  are  held  by its  subsidiary,  Wilmington  Savings  Fund
Society, FSB (Bank or WSFS). Founded in 1832, WSFS is one of the oldest financial institutions in the country. As a federal savings bank which was formerly chartered as a state mutual savings bank, WSFS enjoys broader investment powers than most other financial institutions. WSFS has served the residents of the Delaware Valley for 171 years. WSFS is the largest thrift institution headquartered in Delaware and among the three or four largest financial institutions in the state on the basis of total deposits traditionally garnered in-market. The Corporation's primary market area is the Mid-Atlantic region of the United States which is characterized by a diversified manufacturing and service economy. The long-term strategy of the Corporation is to improve its status as a high-performing financial services company by focusing on its core community banking business.

     WSFS provides residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services. Lending activities are funded primarily with retail deposits and borrowings. Deposits are insured to their legal maximum by the Federal Deposit Insurance Corporation (FDIC). WSFS conducted operations from its main office, two operations centers and 21 retail banking offices, located in northern Delaware and southeastern Pennsylvania. In 2002, for strategic reasons, WSFS transferred 6 branch offices that were outside of its core footprint to other financial institutions.

     The Corporation has two consolidated subsidiaries, WSFS and WSFS Capital Trust I. The Corporation has no unconsolidated subsidiaries or off-balance sheet entities. Fully-owned and consolidated subsidiaries of WSFS include WSFS Credit Corporation (WCC), which is engaged primarily in indirect motor vehicle leasing; WSFS Investment Group, Inc. (formerly 838 Investment Group, Inc.), which markets various third-party insurance products and securities through WSFS' branch system; and WSFS Reit, Inc., which holds qualifying real estate assets and may be used in the future to raise capital. An additional subsidiary, Star States Development Company (SSDC), was dissolved in 2002.

     In 2000, the Board of Directors of the Corporation approved plans to discontinue the operations of WCC. WCC, which had 2,317 lease contracts and 1,052 loan contracts at December 31, 2002, no longer accepts new applications but continues to service existing loans and leases until their maturity. Management estimates that substantially all loan and lease contracts will mature by the end of 2004. See the Discontinued Operations section of Management's Discussion and Analysis and Note 2 to the Financial Statements for a detailed discussion.

     In addition to the wholly owned subsidiaries, WSFS had consolidated two non-wholly owned subsidiaries, CustomerOne Financial Network, Inc. (C1FN) and Wilmington Finance, Inc. (WF). C1FN, a 21% owned subsidiary engaged in Internet and branchless banking, was sold in November 2002. WF, a majority owned subsidiary, engaged in sub-prime residential mortgage banking, was sold in January 2003. Both subsidiaries are therefore classified as businesses held-for-sale in the Financial Statements. See the Businesses Held-for-Sale section of this Management's Discussion and Analysis, and Note 3 to the Financial Statements for a further discussion.

     These divestitures are consistent with recent strategic actions of WSFS to simplify its operations and better focus resources and capital on WSFS' core bank.

     RESULTS OF OPERATIONS

     The Corporation recorded net income of $101.1 million for the year ended December 31, 2002, compared to $17.1 million and $11.0 million in 2001 and 2000, respectively. Income from continuing operations was $88.0 million, $17.8 million and $18.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. Net Income for the year ended December 31, 2002 included an after tax gain of $66.6 million on the sale of substantially all of the Corporation's investment in a $33 million reverse mortgage portfolio (see Note 6 to the Financial Statements for a further discussion). In addition, the results for 2002 included an after tax gain of $737,000 on the sale of the Bank's United
Asian Bank division (UAB) and a $187,000 after tax gain on the sale of C1FN/Everbank. See the Businesses Held-for- Sale section of this Management's Discussion and Analysis and Note 3 to the Financial Statements for a further discussion.

     Net Interest Income. Net interest income is the most significant component of operating income to the Corporation. Net interest income relies upon the levels of interest-earning assets and interest-bearing liabilities and the difference or "spread" between the respective yields earned and rates paid. The interest rate spread is influenced by regulatory, economic and competitive factors that affect interest rates, loan demand and deposit flows. The level of nonperforming loans can also impact the interest rate spread by reducing the overall yield on the loan portfolio.

     Net interest income increased $6.5 million, or 12%, to $61.3 million in 2002 compared to $54.7 million in 2001. Total interest income decreased $6.6 million between 2001 and 2002, primarily due to a decrease in the yield on total loans and mortgage-backed securities of 106 basis points and 90 basis points, respectively, between 2001 and 2002. This decline in yield was responsible for a $7.9 million decrease in net interest income. Average ambient interest rates were significantly lower in 2002 than in 2001. These declines were offset in part by a $2.9 million increase in net interest income from a higher yield on reverse mortgages in 2002. For further discussion of reverse mortgages, see the Investment in Reverse Mortgages discussion included in this Management's Discussion and Analysis and Note 6 to the Financial Statements.

     Total interest expense, excluding the expense to fund discontinued operations and businesses held-for-sale, decreased $13.2 million from 2001 to 2002 primarily due to a decrease in the average yield on deposits of 184 basis points from 3.63% to 1.79%, and a decrease in the level of interest-bearing deposits of $63.7 million. The decline in interest expense was significantly affected by the aforementioned decline in interest rates in 2002, as longer-term borrowing and deposits matured and were replaced at substantially lower rates.

     Between 2000 and 2001, interest income decreased $19.6 million, while interest expense decreased $12.9 million. The decrease in interest income was primarily due to a decrease in mortgage-backed securities balances of $130.4 million between 2000 and 2001, resulting in a $9.0 million decrease in interest income, and a decrease in yield on the reverse mortgages from 58.92% to 29.54% between 2000 and 2001. This decline in yield on reverse mortgages was responsible for a $9.2 million decrease in interest income. These decreases were offset in part by an increase in average total loans of $61.0 million. In addition, overall rates were lower in 2001 than in 2000. The decrease in interest expense was the result of the decrease in brokered certificates of deposit by an average of $99.1 million, and by a $39.7 million decrease in average other borrowings. The average rates on deposits decreased 104 basis points from 4.67% to 3.63%, while rates on Federal Home Loan Bank (FHLB) advances and other borrowings decreased 24 basis points and 76 basis points, respectively. The average yield on the trust preferred borrowings also decreased 259 basis points, from 9.23% to 6.64%. All decreases in yield are primarily due to interest rates decreasing as much as 475 basis points during 2001.

     The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest-earning assets and interest-bearing liabilities and changes in the rates for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rates (change in rate multiplied by prior year volume); and (iii) net change. Changes due to the combination of rate and volume changes (changes in volume multiplied by changes in rate) are allocated proportionately between changes in rate and changes in volume.

                                                                          Year Ended December 31,
                                                  ---------------------------------------------------------------------
                                                            2002 vs. 2001                       2001 vs. 2000
                                                  ---------------------------------   ---------------------------------
                                                   Volume        Rate        Net       Volume       Rate         Net
                                                   ------        ----        ---       ------       ----         ---
                                                                           (Dollars in Thousands)
Interest income:
    Real estate loans (1) .....................   $  1,126    $ (6,081)   $ (4,955)   $  1,375    $ (2,704)   $ (1,329)
    Commercial loans ..........................      3,198      (2,609)        589       2,271      (1,173)      1,098
    Consumer loans ............................        771      (1,912)     (1,141)      1,541      (1,106)        435
    Loans held-for-sale .......................         95         (96)         (1)       (438)        163        (275)
    Mortgage-backed securities ................       (999)     (1,349)     (2,348)     (8,189)       (816)     (9,005)
    Investment securities .....................       (313)         12        (301)     (1,098)       (241)     (1,339)
    Investment in reverse mortgages ...........     (2,792)      5,729       2,937         903     (10,057)     (9,154)
    Other .....................................       (538)       (877)     (1,415)      1,049      (1,041)          8
                                                  --------    --------    --------    --------    --------    --------
Favorable (Unfavorable) .......................        548      (7,183)     (6,635)     (2,586)    (16,975)    (19,561)
                                                  --------    --------    --------    --------    --------    --------
Interest expense:
    Deposits:
      Money market and interest-bearing demand          80        (560)       (480)        171        (690)       (519)
      Savings .................................         42      (4,545)     (4,503)      1,129      (4,402)     (3,273)
      Retail time deposits ....................       (250)     (4,680)     (4,930)         35         205         240
      Jumbo certificates of deposit - nonretail       (262)       (425)       (687)       (270)       (337)       (607)
      Brokered certificates of deposit ........     (4,463)        319      (4,144)     (6,673)        286      (6,387)
    FHLB of Pittsburgh advances ...............      2,643      (4,275)     (1,632)        (71)     (1,033)     (1,104)
    Trust Preferred borrowings ................          -        (766)       (766)          -      (1,329)     (1,329)
    Other borrowed funds ......................        876      (3,089)     (2,213)     (2,274)       (953)     (3,227)
    Cost of funding discontinued operations ...      3,429       3,372       6,801       3,623       1,003       4,626
    Cost of funding businesses held-for-sale ..      1,041      (1,650)       (609)     (1,059)       (263)     (1,322)
                                                  --------    --------    --------    --------    --------    --------
Unfavorable (favorable) .......................      3,136     (16,299)    (13,163)     (5,389)     (7,513)    (12,902)
                                                  --------    --------    --------    --------    --------    --------
Net change (unfavorable) favorable ............   $ (2,588)   $  9,116    $  6,528    $  2,803    $ (9,462)   $ (6,659)
                                                  ========    ========    ========    ========    ========    ========

(1)  Includes commercial mortgage loans.

The following table provides information regarding the average balances of, and yields/rates on interest-earning assets and interest-bearing liabilities during the periods indicated:

                                                                    Year Ended December 31,
                                    ------------------------------------------------------------------------------------------------
                                                  2002                            2001                            2000
                                    -------------------------------  ------------------------------  -------------------------------
                                      Average               Yield/     Average               Yield/    Average               Yield/
                                      Balance    Interest   Rate(1)    Balance    Interest   Rate(1)   Balance    Interest  Rate(1)
                                      -------    --------   -------    -------    --------   -------   -------    --------  -------
                                                                                       (Dollars in Thousands)
Assets
Interest-earning assets:
  Loans (2) (3):
    Real estate loans (4)......... $  652,391  $   44,573    6.83%   $  637,679  $   49,528   7.77%  $  620,590   $   50,857   8.19%
    Commercial loans..............    196,343      11,693    6.44       151,200      11,104   7.99      123,589       10,006   8.87
    Consumer loans................    190,212      15,538    8.17       181,535      16,679   9.19      165,219       16,244   9.83
                                   ----------  ----------             ---------  ----------          ----------   ----------
         Total loans..............  1,038,946      71,804    7.02       970,414      77,311   8.08      909,398       77,107   8.60
  Mortgage-backed securities (5)..    142,250       7,608    5.35       159,242       9,956   6.25      289,660       18,961   6.55
  Loans held-for-sale (3).........      3,013         214    7.10         1,923         215  11.18        6,400          490   7.66
  Investment securities (5).......     14,292         890    6.23        19,297       1,191   6.17       36,725        2,530   6.89
  Investment in reverse mortgages.     26,328      13,092   49.73        34,375      10,155  29.54       32,771       19,309  58.92
  Other interest-earning assets...     40,590       1,095    2.70        54,434       2,510   4.61       35,586        2,502   7.03
                                   ----------  ----------             ---------  ----------          ----------   ----------
    Total interest-earning assets.  1,265,419      94,703    7.57     1,239,685     101,338   8.27    1,310,540      120,899   9.31
                                               ----------                        ----------                       ----------
Allowance for loan losses.........    (21,358)                          (21,470)                        (22,409)
Cash and due from banks...........    121,022                            78,085                          50,075
Loans, operating leases and other
    assets of discontinued
    operations...... .............     79,479                           159,989                         228,544
Assets of businesses held-for-sale    371,830                           311,806                         119,880
Other noninterest-earning assets..     51,020                            42,440                          38,473
                                   ----------                         ---------                      ----------
    Total assets.................. $1,867,412                        $1,810,535                      $1,725,103
                                   ==========                        ==========                      ==========
Liabilities and Stockholders'
  Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Money market and interest-
      bearing demand.............. $   90,585  $      430     0.47%  $   82,678  $      910   1.10%  $   72,954   $    1,429   1.96%
    Savings.......................    305,418       2,914     0.95      303,687       7,417   2.44      272,143       10,690   3.93
    Retail time deposits..........    260,858       8,267     3.17      265,969      13,197   4.96      265,247       12,957   4.88
    Jumbo certificates of
      deposit - nonretail.........     16,674         419     2.51       23,449       1,106   4.72       28,412        1,713   6.03
    Brokered certificates of
      deposit.....................        137          10     7.30       61,632       4,154   6.74      160,753       10,541   6.56
                                   ----------  ----------             ---------  ----------          ----------   ----------
         Total interest-bearing
           deposits...............    673,672      12,040     1.79      737,415      26,784   3.63      799,509       37,330   4.67
  FHLB of Pittsburgh advances.....    448,103      20,723     4.56      396,542      22,355   5.56      397,672       23,459   5.80
  Trust preferred borrowings......     50,000       2,599     5.13       50,000       3,365   6.64       50,000        4,694   9.23
  Other borrowed funds............    115,740       3,140     2.71       97,266       5,353   5.50      136,971        8,580   6.26
  Cost of funding discontinued
    operations....................          -      (2,470)                    -      (9,271)                  -      (13,897)
  Cost of funding businesses
    held-for-sale.................          -      (2,598)                    -      (1,989)                  -         (667)
                                   ----------  ----------             ---------  ----------          ----------   ----------
    Total interest-bearing
      liabilities.................  1,287,515      33,434     2.60    1,281,223      46,597   3.64    1,384,152       59,499   4.30
                                               ----------                        ----------                       ----------
Noninterest-bearing demand
  deposits........................    159,741                           136,229                         116,724
Liabilities of businesses
  held-for-sale...................    271,864                           269,402                         103,015
Other noninterest-bearing
  liabilities.....................     16,181                            18,293                          19,371
Minority interest.................      7,597                             4,979                           3,912
Stockholders' equity..............    124,514                           100,409                          97,929
                                   ----------                         ---------                      ----------
    Total liabilities and
      stockholders' equity........ $1,867,412                        $1,810,535                      $1,725,103
                                   ==========                        ==========                      ==========
Deficit of interest-earning
    assets over interest-bearing
    liabilities................... $  (22,096)                       $  (41,538)                     $  (73,612)
                                   ==========                        ==========                      ==========
Net interest and dividend income..             $   61,269                        $   54,741                       $   61,400
                                               ==========                        ==========                       ==========
Interest rate spread..............                            4.97%                           4.64%                            5.01%
                                                              =====                           =====                            =====
Interest rate margin..............                            4.93%                           4.51%                            4.77%
                                                              =====                           =====                            =====

     (1)  Weighted average yields have been computed on a tax-equivalent basis.
     (2)  Nonperforming loans are included in average balance computations.
     (3)  Balances are reflected net of unearned income.
     (4)  Includes commercial mortgage loans.
     (5)  Includes securities available-for-sale.

     Provision for Loan Losses. The Corporation records a provision for loan losses in order to maintain the allowance for loan losses at a level which management considers its best estimate of known and probable inherent losses. Management's evaluation is based upon a continuing review of the portfolio and requires significant management judgment (see the Allowance for Loan Losses section of Management's Discussion and Analysis). For the year ended December 31, 2002, the Corporation recorded a provision for loan losses from continuing operations of $2.2 million compared to $1.9 million in 2001and $864,000 in 2000. These increases reflect, among other things, the Company's loan growth, a change in the mix to higher margin and higher risk loans, a weakening economic environment in 2002, offset by an overall improvement in credit quality of the Corporation's loan portfolio.

     Noninterest Income. Noninterest income of $124.1 million in 2002, increased $102.9 million, or 487% from 2001. This increase was almost entirely due to the sale of the reverse mortgage portfolio. Substantially all of WSFS' $33 million reverse mortgage portfolio was sold during the year resulting in a pretax gain of $101.5 million. In addition, credit/debit card and ATM income grew $1.7 million during 2002 due to the continued expansion of WSFS' ATM servicing division. At December 31, 2002, WSFS' CashConnect division (ATM unit) derived income from 4,251 ATMs compared to 2,724 at December 31, 2001. Of these, WSFS owned and operated 189 ATMs in 2002 and 177 ATMs in 2001.

     Noninterest income of $21.1 million in 2001, increased $8.2 million, or 63% from 2000. Deposit services charges increased $1.6 million to $8.6 million in 2001 primarily as a result of growth in retail deposits. Credit/debit card and ATM income grew $1.2 million during 2001, due to the continued expansion of WSFS' ATM servicing division and customer card usage. At December 31, 2001, WSFS' CashConnect division derived income from 2,724 ATMs compared to 2,001 at December 31, 2000. In 2000, noninterest income was negatively affected by a $4.4 million loss on the sale of securities. These losses were the result of the Corporation's deleveraging strategy in which the Corporation sold below-market yielding investments and repaid higher costing borrowings.

     Noninterest expenses. Noninterest expenses of $51.6 million in 2002 increased $3.9 million or 8% from 2001. This increase was mainly due to a $2.7 million increase in salaries and benefits. Included in salaries and benefits was $823,000 of expenses related to special management compensation and a special contribution to the Company's 401(k) plan for all Associates, which were related to the reverse mortgage sale. Also related to the reverse mortgage sale in 2002, the Company took a $1.0 million charge for the establishment of a WSFS charitable foundation to benefit the communities that WSFS serves. Expenses, net of cost savings related to the Corporation's Technology, Organizational Process Simplification process reengineering program (TOPS) were $1.1 million in 2002 compared to $433,000 in 2001. These net expenses primarily consisted of consulting fees and severance charges, partially offset by personnel cost savings and reduced technology expenses. Net of tax, this amounted to $744,000 or $0.08 per share, for the year 2002. When fully implemented in mid-2003, the TOPS program is expected to result in total annual pretax savings of approximately $3.0 million to $3.5 million since inception of the program. In addition, noninterest expenses in 2001 included a charge of $1.1 million connected with the exit of six in-store branch offices in southeastern Pennsylvania.

     Noninterest expenses of $47.7 million in 2001 increased $2.4 million or 5% from 2000. The increases were mainly attributable to salaries and other expenses which increased $1.7 million and $1.0 million, respectively, partially offset by lower data processing and operations expense, which decreased by $925,000. During the third quarter of 2000, the Corporation re-assumed all responsibility for loan and deposit operations that were previously outsourced through the Corporation's information technology provider. As a result, certain expenses previously recorded as data processing were thereafter reflected in salaries and benefit expense. Noninterest expenses for 2001 also include a charge of $1.1 million connected with the exit of six in-store branch offices in southeastern Pennsylvania.

     Income Taxes. The Corporation recorded a $51.6 million tax provision for the year ended December 31, 2002 compared to $8.4 million and $276,000 for the years ended December 31, 2001 and 2000, respectively. The effective tax rates for continuing operations for the years ended December 31, 2002, 2001 and 2000 were 33.6%, 32.5% and 30.0%, respectively. The Corporation expects its effective tax rate for continuing operations to be between 34% and 36% in 2003. The provision for income taxes includes federal, state and local income taxes that are currently payable or deferred because of temporary differences between the financial reporting bases and the tax reporting bases of the assets and liabilities. In 2002, the Internal Revenue Service (IRS) concluded an examination of the Corporation's federal income tax returns for all years through December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the resolution of tax authority examinations and tax return settlements.

     At December 31, 2002, approximately $4.7 million in gross deferred tax assets of the Corporation are related to net operating losses and tax credits attributable to a former subsidiary. Management has assessed a valuation allowance on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code. Approximately $1.3 million in gross deferred tax assets of the Corporation at December 31, 2002 are related to state tax net operating losses. Management has established a valuation allowance on a portion of these deferred tax assets due to such net operating losses expiring before being utilized.

     The Corporation analyzes its projection of taxable income on an ongoing basis and makes adjustments to its provision for income taxes accordingly. For additional information regarding the Corporation's tax provision and net operating loss carryforwards, see Note 14 to the Consolidated Financial Statements.

FINANCIAL CONDITION

     Total assets decreased $208.9 million, or 10.9%, during 2002 to $1.7 billion. This decrease was mainly due to the fourth quarter 2002 sale of C1FN, which, at December 31, 2001, had $296.1 million in assets. The sale included total assets of approximately $342.8 million and deposits of $340.1 million. In addition, loans, operating leases and other assets of discontinued operations decreased $67.9 million, the effect of maturities and repayments of loans and leases at WCC. These decreases were partially offset by the November 22, 2002 sale of substantially all of WSFS' reverse mortgage portfolio, at a significant premium. At December 31, 2001, this portfolio was valued at $33.9 million. In selling this portfolio, WSFS received $128.0 million in cash, $10.0 million in mortgage-backed securities classified as "trading" and an option to purchase certain securities. At December 31, 2002, most of the proceeds of this sale were held in cash and due from banks.

     Investments. Between December 31, 2001 and December 31, 2002, total investments decreased $47.8 million. This was mainly due to the sale of the reverse mortgage portfolio. In addition C1FN, which was sold during 2002, had $19.3 million of investments at December 31, 2001.

     Mortgage-Backed Securities. During 2002, investments in mortgage-backed securities decreased $213.5 million to $148.2 million. This decrease was mainly due to the sale of C1FN. At December 31, 2001, C1FN had $240.9 million in mortgage-backed securities.

     Loans, net. Net loans, excluding loans held-for-sale, increased $45.2 million during 2002. This included increases of $17.3 million in residential loans, $31.4 million in commercial real estate loans and $12.0 million in commercial loans. Partially offsetting these increases were consumer loans, which decreased $15.7 million. The decrease in consumer loans included $6.3 million of C1FN loans.

     Retail Deposits. During 2002, retail deposits decreased $253.7 million to $872.1 million. As a result of the previously mentioned sales of C1FN and UAB, $348.6 million in deposits were sold. Excluding these sales, retail deposits would have increased by $30.4 million in 2002. The table below depicts the changes in retail deposits over the last three years:

                                                 Year  Ended  December 31,
                                          --------------------------------------
                                           2002            2001           2000
                                           ----            ----           ----
                                                       (In Millions)
Beginning balance...................   $ 1,125.7        $   961.1      $   736.0
Interest credited...................        16.3             30.6           30.2
Deposits sold.......................      (348.6)               -              -
Deposit inflows, net................        78.7(1)         134.0          194.9
                                       ---------        ---------     ----------
Ending balance......................   $   872.1        $ 1,125.7      $   961.1
                                       =========        =========      =========

(1) Includes $45.1 million in deposit increases at C1FN that were sold in November 2002.

     Borrowings. Total borrowings decreased by $129.5 million between December 31, 2001 and December 31, 2002. This decline reflects the payoff of borrowings as more of the Bank's funding requirements were achieved through the growth in stockholders' equity and the level of retail deposits. In addition, funding requirements have decreased due to the sales of C1FN, UAB and reverse mortgages.

     Stockholders' Equity. Stockholders' equity increased $82.7 million to $182.7 million at December 31, 2002. This increase included $101.1 million in net income. This was partially offset by the acquisition of 485,100 shares of treasury stock for $15.2 million and dividends of $1.7 million paid to stockholders. In addition, other comprehensive income decreased by $2.2 million of which $2.0 million related to the sale of C1FN.

ASSET/LIABILITY MANAGEMENT

     The primary asset/liability management goal of the Corporation is to maximize its net interest income opportunities within the constraints of managing interest rate risk; ensuring adequate liquidity and funding; and maintaining a strong capital base.

     In general, interest rate risk is mitigated by closely matching the maturities or repricing periods of interest-sensitive assets and liabilities to ensure a favorable interest rate spread. Management regularly reviews the Corporation's interest-rate sensitivity, and uses a variety of strategies as needed to adjust that sensitivity within acceptable tolerance ranges established by management and the Board of Directors. Changing the relative proportions of fixed-rate and adjustable-rate assets and liabilities is one of the primary strategies utilized by the Corporation to accomplish this objective.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest-sensitivity gap. An interest-sensitivity gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing within a defined period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets repricing within a defined period.

     The repricing and maturities of the Corporation's interest-rate sensitive assets and interest-rate sensitive liabilities at December 31, 2002 are set forth in the following table:

                                                            Less than         One to               Over
                                                             One Year       Five Years          Five Years         Total
                                                            ---------       ----------          ----------         -----
                                                                                 (Dollars in Thousands)
Interest-rate sensitive assets (1):
   Real estate loans (2).............................       $ 264,036       $  255,324          $  188,400       $  707,759
   Commercial loans..................................         136,459           26,960              46,148          209,567
   Consumer loans....................................          61,819           60,979              59,053          181,852
   Mortgage-backed securities........................          71,680           71,976               4,582          148,238
   Loans held-for-sale...............................         121,349                -                   -          121,349
   Investment in reverse mortgages...................             497            1,160                (526)           1,131
   Investment securities.............................          33,237            6,039               4,480           43,756
   Other investments.................................          71,521                -                   -           71,521
                                                            ---------        ---------          ----------       ----------
                                                              760,598          422,438             302,137        1,485,173
                                                            ---------        ---------          ----------       ----------
Interest-rate sensitive liabilities:
   Money market and interest-bearing
      demand deposits ...............................          30,371                -              78,888          109,260
   Savings deposits..................................         106,222                -             186,695          292,917
   Retail time deposits..............................         212,699           73,809                 431          286,939
   Jumbo certificates of deposit-nonretail...........          24,437            1,887                   -           26,324
   FHLB advances.....................................          85,000           90,000             178,500          353,500
   Trust preferred borrowings and interest rate cap..          50,000                -                   -           50,000
   Other borrowed funds..............................          62,506                -                   -           62,506
                                                            ---------        ---------          ----------       ----------
                                                              571,234          165,696             444,514        1,181,445
                                                            ---------        ---------          ----------       ----------
Excess of interest-rate sensitive
   assets over interest-rate sensitive liabilities
   ("interest-rate sensitive gap")...................       $ 189,363       $  256,742          $ (142,377)      $  303,728
                                                            =========       ==========          ==========       ==========

Interest-rate sensitive assets/interest-rate
   sensitive liabilities.............................         133.15%
Interest-rate sensitive gap as a percent of
   total assets......................................          11.11%


(1) Interest-sensitive assets of discontinued operations are excluded as well as the interest-sensitive funding of discontinued operations through $50 million in FHLB advances as of December 31, 2002.
(2)  Includes commercial mortgage, construction, and residential mortgage loans.

     Generally, during a period of rising interest rates, a positive gap would result in an increase in net interest income while a negative gap would adversely affect net interest income. Conversely, during a period of falling rates, a positive gap would result in a decrease in net interest income while a negative gap would augment net interest income. However, the interest-sensitivity table does not provide a comprehensive representation of the impact of interest rate changes on net interest income. Each category of assets or liabilities will not be affected equally or simultaneously by changes in the general level of interest rates. Even assets and liabilities which contractually reprice within the rate period may not, in fact, reprice at the same price or the same time or with the same frequency. It is also important to consider that the table represents a specific point in time. Variations can occur as the Company adjusts its interest-sensitivity position throughout the year.

     To  provide a more  accurate  one-year  gap  position  of the  Corporation, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of WSFS' deposit accounts, that 35% of money market and 25% of interest-bearing demand deposits are sensitive to interest rate changes and that 22% to 49% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one-year category with the remainder in the over five-year category. Deposit products with interest rates based on a particular index are classified according to the specific repricing characteristic of the index.

     Deposit rates other than time deposit rates are variable, and changes in deposit rates are generally subject to local market conditions and management's discretion and are not indexed to any particular rate.

     The Corporation's gap position was particularly asset sensitive at December 31, 2002. This was primarily due to the sale of its reverse mortgages portfolio on November 22, 2002, in which $33 million of mostly long-term assets were exchanged for $138 million in primarily short-term assets. In the first quarter of 2003, management undertook certain strategies to reduce its level of asset sensitivity.

     In 1998, the Corporation purchased a ten-year interest rate cap in order to limit its exposure on $50 million of variable rate trust preferred securities issued in 1998. This derivative instrument caps the 3-month LIBOR rate (the base rate of the Trust Preferred borrowings) at 6.00%. The Trust Preferred borrowings are classified in the less than one year category reflecting the ability to adjust upward for the balance of the term of the interest rate cap. If the three-month LIBOR rate equals or exceeds 6.00%, the Trust Preferred borrowing takes on a fixed characteristic and therefore is classified in the period corresponding to the cap's maturity.

INVESTMENT IN REVERSE MORTGAGES

     Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Since reverse mortgages are nonrecourse obligations, the loan repayments are generally limited to the net sale proceeds of the borrower's residence, and the mortgage balance consists of cash advanced, interest compounded over the life of the loan and a premium which represents a portion of the shared appreciation in the home's value, if any, or a percentage of the value of the residence.

     In 1993, the Corporation acquired a pool of reverse mortgages from the FDIC and another lender. In November 1994, the Corporation purchased Providential Home Income Plan, Inc., a California-based reverse mortgage lender, for approximately $24.4 million. Providential's assets at acquisition primarily consisted of cash and its investment in reverse mortgages. Providential's results have been included in the Corporation's consolidated statement of operations since the acquisition date.

     The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this market-value based accounting, the recorded value of reverse mortgage assets included significant risk associated with estimations and income varied significantly from reporting period to reporting period.

     For the year ended December 31, 2002, the Corporation earned $13.1 million in interest income on reverse mortgages as compared to $10.2 million in 2001 and $19.3 million in 2000. The yield on the portfolio was 49.73% in 2002 compared to 29.54% in 2001 and 58.92% in 2000.

     Capitalizing on the robust housing and interest rate markets, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash, $10 million in BBB rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. Since this was the sale of a financial asset, results are shown in continuing operations in the accompanying Financial Statements, in accordance with accounting principles generally accepted in the United States of America. Included in the net gain on sale of reverse mortgages are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. The remaining investment of $1.1 million at December 31, 2002 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale.

     In addition, on January 1, 2002, the Corporation adopted SFAS 142, Goodwill and Other Intangible Assets. Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB
Opinion 17, Intangible Assets. Under this Standard, goodwill can no longer be amortized but instead must be tested for impairment and its value adjusted accordingly. Negative goodwill is required to be taken into earnings immediately upon adoption.

The Corporation had $1.2 million in negative goodwill associated with the 1994 purchase of Providential Home Income Plan, Inc., a former subsidiary that was subsequently merged into the Bank. As a result of adopting this standard, the Corporation recognized income of $703,000 in the first quarter of 2002 as a cumulative effect of a change in accounting principle, net of $469,000 in income tax. Prior to adoption, the Corporation had been accreting $36,000 per quarter into interest income.

DISCONTINUED OPERATIONS

     In 2000 the Board of Directors of WSFS Financial Corporation approved plans to discontinue the operations of WCC. WCC, which had 2,317 lease contracts and 1,052 loan contracts at December 31, 2002, no longer accepts new applications but will continue to service existing loans and leases until their maturity. Management estimates that substantially all loan and lease contracts will mature by the end of 2004.

     In accordance with APB 30, which was the authoritative literature in 2000, accounting for discontinued operations of a business segment at that time required that the Company forecast operating results over he wind-down period and accrue any expected net losses. The historic results of WCC's operations, the accrual of expected losses to be incurred over the wind-down period, and the future reported results of WCC are required to be treated as Discontinued Operations of a Business Segment, and shown in a summary form separately from the Company's results of continuing operations in reported results of the Corporation. Prior periods are restated, as required by accounting principles generally accepted in the United States of America.

     As a result, net operating losses of $2.4 million for the year ended December 31, 2000 were reclassified from continuing operations to discontinued operations. In addition, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

     During 2001 and 2002, as a result of the heavy incenting of new car purchases by manufacturers and other factors both used car prices and WSFS' exposure to residual values on its outstanding leases have continued to deteriorate. Extensive analysis of remaining leases as of December 31, 2002 and 2001 indicated that additional reserves were needed for the expected losses in the business during its wind-down. Accordingly, management recorded additional provisions for these expected losses. These pretax provisions amounted to $2.0 million in 2002 and $3.1 million in 2001.

     At December 31, 2002, there were $7.9 million in indirect loans and $44.7 million in indirect leases still outstanding. At December 31, 2002, WSFS had exposure to $42.3 million in remaining used car residuals, for which it estimates a loss of $8.9 million. Management has provided for this loss in the financial statements. The Corporation now has reserves covering 21% of the related residual exposure. Based on the scheduled maturities of leases, management estimates by December 31, 2003 its residual exposure will be less than $8 million and, by December 31, 2004, the exposure will be negligible. The total loss of $2.8 million after tax, or $0.29 per diluted share from WSFS Credit Corporation in 2002 includes the after-tax impact of the aforementioned residual provision and additional reserves of $563,000 for tax expense established as a result of changes in estimates used to calculate WCC's deferred taxes.

     Due to the uncertainty of a number of factors, including residual values, interest rates, operating costs and credit quality, the reserve for discontinued operations will be reevaluated quarterly with adjustments, if necessary, recorded as income/losses on wind-down of discontinued operations.

BUSINESSES HELD-FOR-SALE

     In September 2002, WSFS sold its United Asian Bank Division (UAB). UAB was started in 2000 as a single branch to serve the Korean and Asian communities of Elkins Park, Pennsylvania and the surrounding area. The sale resulted in an after tax gain of $737,000, and included $8.6 million in deposits and $15.8 million in loans in addition to branch fixed assets and the lease obligations.

     In November 2002, the Corporation completed the sale of C1FN and related interests in its Everbank Division to Alliance Capital Partners, Inc., the privately held parent company of First Alliance Bank, a federally chartered savings bank. Everbank was started with C1FN in 1999 as a joint initiative in Internet and branchless banking. Consistent with the manner in which the segment was managed and operated, information in this report labeled "C1FN" generally represents the pro forma combined results of C1FN and WSFS' Everbank Division (the C1FN/Everbank segment). The sale included total assets of $342.8 million and deposits of $340.1 million. WSFS recorded an after tax gain of $187,000 on the sale.

     Also in November 2002, WSFS signed a definitive agreement with American General Finance, Inc. for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc. (WF). WF is engaged in sub-prime residential mortgage banking and conducts activity on a national level and aggregates loans primarily through brokers and sells them to investors. The WF sale was completed on January 2, 2003 (see Note 21 to the Financial Statements for a further discussion of this transaction).

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the major classes of assets and liabilities of WF are presented separately on the statement of condition as of December 31, 2002. The income (losses) from the operation of these three businesses (UAB, C1FN/Everbank and WF) have been presented as income (losses) of businesses held-for-sale, and presented separately for all periods presented.

     The gains on the sale of UAB and C1FN are presented separately on the statement of operations, net of tax. The average balance sheet is presented with total assets and liabilities of businesses held-for-sale displayed separately.

     The completion of these divestiture transactions is consistent with the Company's strategic direction to focus resources and capital on WSFS' core community bank in and around Delaware.

MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing and funding activities. To that end, management actively monitors and manages its interest rate risk exposure. One measure, required to be performed by OTS-regulated institutions, is the test specified by OTS Thrift Bulletin No. 13A, "Management of Interest Rate Risk, Investment Securities and Derivatives Activities." This test measures the impact on the net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of the estimated cash flows from assets and liabilities as a percentage of the net present value of assets. The following table is the estimated impact of immediate changes in interest rates on the Company's net interest margin and net portfolio value at the specified levels at December 31, 2002 and 2001, calculated in compliance with Thrift Bulletin No. 13A:

                                              December 31,
                     -----------------------------------------------------------
                                      2002                      2001
                     ----------------------------   ----------------------------
Change in Interest   % Change in                    % Change in
       Rate          Net Interest   Net Portfolio   Net Interest   Net Portfolio
  (Basis Points)      Margin (1)       Value (2)     Margin (1)       Value (2)
------------------   ------------   -------------   ------------   -------------

       +300               9%           12.86%            8%            8.93%
       +200               6%           12.77%            4%            8.90%
       +100               3%           12.62%            2%            8.82%
          0               0%           12.32%            0%            8.75%
       -100              -5%           11.60%           -3%            8.34%
       -200 (3)         -12%           10.67%           -6%            8.01%
       -300 (3)         -21%           10.79%          -15%            7.82%


(1) The percentage difference between net interest margin in a stable interest rate environment and net interest margin as projected under the various rate environment changes.

(2) The net portfolio value of the Company in a stable interest rate environment and the net portfolio value as projected under the various rate environment changes.

(3)  Sensitivity  indicated by a decrease of 200 and 300 basis points may not be
     particularly   meaningful   at  December   31,  2002  and  2001  given  the
     historically low absolute level of interest rates at these times.

     The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while maximizing the yield/cost spread on the Company's asset/liability structure. The Company relies primarily on its asset/liability structure to control interest rate risk.

NONPERFORMING ASSETS

     Nonperforming assets, which include nonaccruing loans, nonperforming real estate investments and assets acquired through foreclosure can negatively affect the Corporation's results of operations. Nonaccruing loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and the value of the collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal and interest. Past due loans are loans contractually past due 90 days or more as to principal or interest payments but which remain in accrual status because they are considered well secured and in the process of collection.

     The following table sets forth the Corporation's non-performing assets and past due loans at the dates indicated:

                                                                                      December 31,
                                                          -------------------------------------------------------------------
                                                           2002           2001           2000           1999         1998
                                                           ----           ----           ----           ----         ----
                                                                                  (Dollars in Thousands)
Nonaccruing loans:
     Commercial....................................       $ 2,242        $ 1,330        $ 2,766       $ 2,630      $  2,182
     Consumer......................................           516            306            383           251           312
     Commercial mortgages..........................           326          1,928          2,272         1,808         2,383
     Residential mortgages.........................         3,246          3,618          2,704         2,617         3,068
     Construction..................................           199            351            210             -             -
                                                          -------        -------        -------       -------      --------
Total nonaccruing loans............................         6,529          7,533          8,335         7,306         7,945
Nonperforming investments in real estate...........             -              -              -             -            76
Assets acquired through foreclosure................           904            432            630           853         2,588
                                                          -------        -------        -------       -------      --------
Total nonperforming assets.........................       $ 7,433       $  7,965        $ 8,965       $ 8,159      $ 10,609
                                                          =======       ========        =======       =======      ========
Past due loans:
     Residential mortgages.........................       $   346       $     88        $   449       $   333      $    247
     Commercial and commercial mortgages...........            95            767            790           504         2,654
     Consumer......................................            88            244            199           197            41
                                                          -------       --------        -------       -------      --------
Total past due loans...............................       $   529       $  1,099        $ 1,438       $ 1,034      $  2,942
                                                          =======       ========        =======       =======      ========
Ratio of nonaccruing loans to total
     loans (1).....................................         0.60%           0.72%          0.87%         0.85%         1.05%
Ratio of allowance for loan losses to gross
     loans(1)......................................         1.95%           2.05%          2.22%         2.58%         2.97%
Ratio of nonperforming assets to total assets......         0.44%           0.42%          0.52%         0.47%         0.65%
Ratio of loan loss allowance to nonaccruing
     loans (2).....................................       324.49%         277.77%        248.81%       294.16%       286.13%
Ratio of loan loss and foreclosed asset
     allowance to total nonperforming assets (2)...       285.03%         265.48%        234.01%       266.52%       216.73%

(1)      Total loans exclude loans held-for-sale.
(2)      The applicable allowance represents general valuation allowances only.

     Non-performing assets decreased by $532,000 for the twelve months ended December 31, 2002. The decline was a direct result of $8.4 million of new non-performing assets being offset by $4.9 million of collections, $1.8 million of loans transferred to accrual and $2.4 million of charge-offs/other transfers. Nonperforming loans declined in most loan categories, particularly in commercial mortgage loans which decreased $1.6 million. Foreclosed assets increased primarily as a result of an $800,000 commercial mortgage loan being transferred to foreclosed assets and subsequent write downs.

     An analysis of the change in the balance of nonperforming assets during the last three years is presented below:

                                                                           Year Ended December 31,
                                                               --------------------------------------------
                                                                   2002             2001            2000
                                                                   ----             ----            ----
                                                                              (In Thousands)
Beginning balance..........................................     $  7,965         $  8,965      $   8,159
      Additions............................................        8,442            7,386          8,332
      Collections  ........................................       (4,854)          (5,596)        (4,323)
      Transfers to accrual/restructured status.............       (1,762)          (1,542)        (1,227)
      Charge-offs/write-downs..............................       (2,358)          (1,248)        (1,976)
                                                                --------         --------      ----------
Ending balance.............................................     $  7,433         $  7,965      $    8,965
                                                                ========         ========      ==========

     The ratio of nonaccruing loans to total loans decreased from 0.72% in 2001 to 0.60% in 2002. The decrease was due to a reduction in nonaccruing loans, as well as an increase in total loans for the year. The ratio of nonperforming assets to total assets increased slightly from 0.42% in 2001 to 0.44% in 2002. Although nonperforming assets decreased by $532,000 during 2002, total assets decreased by $208 million due mainly to the sale of UAB and C1FN.

     Allowance for Loan Losses. The Corporation maintains allowances for credit losses and charges losses to these allowances when such losses are realized. The determination of the allowance for loan losses requires significant management judgment reflecting management's best estimate of probable loan losses related to specifically identified loans as well as probable loan losses in the remaining loan portfolio. Management's evaluation is based upon a continuing review of these portfolios, with consideration given to examinations performed by regulatory authorities.

     Management establishes the loan loss allowance in accordance with accounting principles generally accepted in the United States of America and the guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin 102 (SAB 102). Its methodology for assessing the appropriateness of the allowance consists of several key elements which include: specific allowances for identified problem loans; formula allowances for commercial and commercial real estate loans; and allowances for pooled homogenous loans.

     Specific reserves are established for certain loans in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss has been incurred.

     The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. (See discussion of historical loss adjustment factors below).

     Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for seven years which management believes approximates the average business cycle. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions. The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, analyzed in connection with the adjustment factors, include an evaluation of the following:

-    General economic and business conditions affecting WSFS' key lending areas,

- Credit quality trends (including trends in nonperforming loans expected to result from existing conditions),

-    Recent loss experience in particular segments of the portfolio,

-    Collateral values and loan-to-value ratios,

-    Loan volumes and concentrations, including changes in mix,

-    Seasoning of the loan portfolio,

-    Specific industry conditions within portfolio segments,

-    Bank regulatory examination results, and

- Other factors, including changes in quality of the loan origination, servicing and risk management processes.

     WSFS' loan officers and risk managers meet monthly to discuss and review these conditions and risks associated with individual problem loans. By assessing the probable estimated losses inherent in the loan portfolio on a monthly basis, management is able to adjust specific and inherent loss estimates based upon the availability of more recent information. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for such losses. The Company also gives consideration to the results of these regulatory agency examinations.

     The table below represents a summary of changes in the allowance for loan losses during the periods indicated:

                                                                            Year Ended December 31,
                                                           --------------------------------------------------------
                                                             2002        2001       2000       1999        1998
                                                             ----        ----       ----       ----        ----
                                                                                  (Dollars in Thousands)
Beginning balance....................................      $ 21,597     $ 21,423    $ 22,223    $ 22,732     $ 24,057
Provision for loan losses............................         2,243        1,865         864       1,004          385
Provision for loan losses - business held-for-sale...           211          347          30           -            -
Sale of businesses held-for-sale.....................          (269)
Balance at acquisition of credit card portfolio......             -            -         175           -            -

Charge-offs:
    Residential real estate..........................           725          106         133         172          210
    Commercial real estate (1).......................           333          195         376         692          608
    Commercial.......................................           895        1,000         998         437          648
    Consumer.........................................         1,551        1,031       1,002         720          504
                                                           --------     --------    --------    --------     --------
Total charge-offs....................................         3,504        2,332       2,509       2,021        1,970
                                                           --------     --------    --------    --------     --------
Recoveries:
    Residential real estate..........................            76            1           6           -           12
    Commercial real estate (1).......................           181           61         252         271          123
    Commercial.......................................           483          100          70         116           74
    Consumer.........................................           434          132         312         121           51
                                                           --------     --------    --------    --------     --------
Total recoveries.....................................         1,174          294         640         508          260
                                                           --------     --------    --------    --------     --------
Net charge-offs......................................         2,330        2,038       1,869       1,513        1,710
                                                           --------     --------    --------    --------     --------
Ending balance.......................................      $ 21,452     $ 21,597    $ 21,423    $ 22,223     $ 22,732
                                                           --------     --------    --------    --------     --------
Net charge-offs to average gross loans outstanding,
    net of unearned income...........................          0.22%        0.20%       0.20%       0.19%        0.23%
                                                           ========     ========    ========    ========     ========

(1)  Includes commercial mortgage and construction loans.

     For the year ended December 31, 2002, the Corporation provided $2.2 million for loan losses which was greater than amounts provided in 2001 and 2000. This increase reflects, among other things, the Company's loan growth, a change in the mix to relatively higher margin and higher risk loans, and a weakening economic environment in 2002, offset in part by an overall improvement in credit quality of the Corporation's loan portfolio.

     The allowance for losses is allocated by major portfolio type. As these portfolios have seasoned, they have become a source of historical data in projecting loss exposure; however, such allocations may not be indicative of where future losses will occur.

     The allocation of the allowance for loan losses by portfolio type at the end of each of the last five fiscal years, and the percentage of loans outstandings in each category to total gross outstandings at such dates follow:

                                                                             December 31,
------------------------------------------------------------------------------------------------------------------------------
                                            2002             2001               2000              1999              1998
                                            ----             ----               ----              ----              ----
                                      Amount  Percent  Amount(1) Percent   Amount  Percent   Amount  Percent   Amount   Percent
                                      ------  -------  --------- -------   ------  -------   ------  -------   ------   -------
                                                                         (Dollars in Thousands)
Residential real estate..........    $ 3,620    38.2%   $ 4,039   38.2%   $ 1,754   43.2%    $ 1,389   42.7%   $   229    37.7%
Commercial real estate...........      7,208    26.2      6,927   24.3      3,187   22.9       8,240   25.9     10,398    31.0
Commercial.......................      7,375    19.1      6,963   18.7     13,985   15.7       9,983   13.4     11,751    12.8
Consumer.........................      3,249    16.5      3,668   18.8      2,497   18.2       2,611   18.0        354    18.5
                                     -------   -----    -------  -----    -------   ----     -------  ------   -------   -----
Total............................    $21,452   100.0%   $21,597  100.0%   $21,423  100.0%    $22,223  100.0%   $22,732   100.0%
                                     =======   =====    =======  =====    =======  =====     =======  =====    =======   =====

(1) The implementation of SAB 102 in 2001 led to a change in the allocation methodologies for anticipated loan losses.

LIQUIDITY

     In accordance with Thrift Bulletin 77, the OTS requires institutions, such as WSFS, to maintain adequate liquidity to assure safe and sound operation. WSFS' liquidity ratio of cash and qualified assets to net withdrawable deposits and borrowings due within one year was 13.3% at December 31, 2002, compared to 10.8% at December 31, 2001. The increase in liquidity is due primarily to the sale of the reverse mortgage portfolio, from which cash proceeds totaled $128 million. For further discussion of this sale, see Note 6 to the Financial Statements. Management monitors liquidity daily and maintains funding sources to meet unforeseen changes in cash requirements. The Corporation's primary funding sources are operating earnings, deposits, repayments of loans and investment securities, sales of loans and borrowings. In addition, the Corporation's liquidity requirements can be accomplished through the use of its borrowing capacity from the FHLB of Pittsburgh and other sources, the sale of certain securities and the pledging of certain loans for other lines of credit. Management believes these sources are sufficient to maintain the required and prudent levels of liquidity. At December 31, 2002 and 2001, WSFS had outstanding FHLB advances of $403.5 million and $520.0 million, respectively. At December 31, 2002, WSFS had the capacity to borrow up to $460.9 million.

     The Corporation routinely enters into commitments requiring the future outlay of funds. WSFS is currently engaged in a data processing contract with Metavante Corporation. This contract commenced in October 2002 and expires in 2010, with future minimum payments of approximately $2.1 million annually. The Corporation also has three years remaining on five-year commitments with telecommunication companies. Under the terms of this agreement, the average minimum payment for each of the remaining three years is $1.3 million. These commitments, as well as loan commitments, are expected to be met through traditional funding sources, such as operating earnings, deposits, short-term borrowings, advances from the FHLB and principal repayments on loans and investments.

     During 2002, investing activities provide $37.9 million in cash and cash equivalents, while operating and financing activities used $42.9 million and $7.2 million, respectively. The cash provided by investing activities resulted primarily from the sales of businesses held-for-sale, as well as the sales of loans, investment securities, mortgage-backed securities, and reverse mortgages. This cash was used primarily to repay borrowings and invest in investment securities and mortgage-backed securities.

     During 2001, financing activities provided cash and cash equivalents of $159.1 million, while operating and investing activities used $52.4 million and $113.0 million, respectively. The cash provided by financing activities resulted primarily from additional FHLB advances and an increase in demand and savings accounts. This cash was used primarily to fund loans and purchase mortgage-backed securities. In 2000, operating and investing activities provided cash and cash equivalents of $836,000 and $17.7 million, respectively, while financing activities used $27.3 million. The cash provided by operating and investing activities resulted primarily from the sales of loans held-for-sale and mortgage-backed securities. This cash was used to fund the purchase of mortgage-backed securities and to fund an increase in loans, as well as to repay borrowings and purchase treasury stock.

     The Corporation has not used, and has no intention to use any significant off-balance sheet financing arrangements for liquidity purposes. The Corporation's financial instruments with off-balance sheet risk are limited to obligations to fund loans to customers pursuant to existing commitments and an interest rate cap which limits the exposure to rising rates on $50 million of trust preferred floating rate debt. In addition, WSFS has not had, and has no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources. Finally, WSFS has not traded in, and does not intend to trade in commodity contracts.

CAPITAL RESOURCES

     Federal laws, among other things, require the OTS to mandate uniformly applicable capital standards for all savings institutions. These standards currently require institutions such as WSFS to maintain a "tangible" capital ratio equal to 1.5% of adjusted total assets, "core" (or "leverage") capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of "risk-weighted" assets and total "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of "risk-weighted" assets.

     The Federal Deposit Insurance Corporation Improvement Act (FDICIA), as well as other requirements, established five capital tiers: well-capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically under capitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

     At December 31, 2002, WSFS is classified as well-capitalized and is in compliance with all regulatory capital requirements. For additional information concerning WSFS' regulatory capital compliance see Note 12 to the Financial Statements.

     As part of its capital management strategy, the Corporation from time to time purchases its own shares of common stock to be included as treasury shares. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common stock outstanding. As part of these programs, the Corporation acquired approximately 490,000 shares in 2002, and 1.1 million shares in both 2001 and 2000. At December 31, 2002, the Corporation held 6.2 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in 2003 depending on stock price and alternative uses of capital.

     As a result of the after tax gains of $66.5 million on the November 2002 sale of reverse mortgages and $42.2 million on the January 2003 sale of WF, the Corporation has significantly increased its capital base. Management has identified two primary short-term uses of that capital: share repurchases, and investments in high-quality MBS securities and other investments. In the long term however, proceeds from these sales are planned to be used to grow the core community bank in Delaware.

IMPACT OF INFLATION AND CHANGING PRICES

     The Corporation's Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Corporation's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Corporation are monetary. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same extent as the price of goods and services.

Recent Legislation

     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The Securities and Exchange Commission (the "SEC") promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act.

     The passage of the Act and the regulations implemented by the SEC subjected publicly-traded companies to additional and more comprehensive reporting regulations and disclosure. These new regulations, which are intended to curtail corporate fraud, require the chief executive officer and chief financial officer of the Company to personally certify certain SEC filings and Financial Statements and to certify as to the existence of disclosure controls and procedures within the Company are designed to ensure that information required to be disclosed by the Company in its SEC filings is processed, summarized and reported accurately.

     The Act and regulations promulgated thereunder by the SEC also impose additional measures to be taken by the Company's officers, directors and outside auditors and impose accelerated reporting requirements by officers and directors of the Company in connection with certain changes in their equity holdings of the Company. Implementation of and compliance with the Act and corresponding regulations will likely increase the Company's operating expenses.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001,  the  Financial  Accounting  Standards  Board  (FASB)  issued
Statement 142, Goodwill and Other Intangible Assets. Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Statement 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

     The provisions of Statement 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. Statement 142 is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. On January 1, 2002, the Corporation adopted Statement 142 and recognized $703,000, net of tax, resulting from negative goodwill, as a cumulative change in accounting principal.

     In June 2001, the FASB issued Statement 143, Accounting for Asset Retirement Obligations. Statement 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement 143 applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Statement 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this statement on January 1, 2003 did not have a material impact on earnings, financial condition or equity.

     In August 2001, the FASB issued Statement 144, Accounting for Impairment or Disposal of Long-Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. Statement 144 also amends ARB 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Statement 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. See Note 3 to the Financial Statements for a description of the impact that the adoption of Statement 144 had to the Company's earnings, financial condition or equity.

     In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

     The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of Statement 4 is encouraged.

     The provisions in paragraphs 8 and 9(c) of this Statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged.


     Early application of the provisions of this Statement may be as of the beginning of the fiscal year or as of the beginning of the interim period in which this Statement is issued. The adoption of this Statement did not have a material impact on the Corporation's earnings, financial condition or equity.

     In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are to be applied prospectively for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement did not have a material impact on the Corporation's earnings, financial condition or equity.

     In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions, which amends Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends Statement No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires for other long-lived assets that are held and used.

     With some exceptions, the requirements of Statement No. 147 are effective October 1, 2002. The adoption of this Statement did not have an impact on the Bank's earnings, financial condition, or equity.

     In November 2002, the FASB issued Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002. The application of this Interpretation did not have an impact on the Bank's earnings, financial condition, or equity.

     In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for fiscal years ending after December 15, 2002, except for financial reports containing condensed financial statements for interim periods for which disclosure is effective for periods beginning after December 15, 2002. The adoption of this Statement did not have an impact on the Bank's earnings, financial condition, or equity.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation clarifies the application of Accounting Research Bulletin No. 51 and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities which interest is obtained after that date. Management anticipates that the application of this Interpretation will not have an impact on the Bank's earnings, financial condition, or equity.

FORWARD-LOOKING STATEMENTS

     Within this annual report and financial statements, management has included certain "forward-looking statements" concerning the future operations of the Corporation. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements" contained in our financial statements. Management has used "forward-looking statements" to describe the future plans and strategies including expectations of the Corporation's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware, mid-Atlantic region and the country as a whole, loan delinquency rates, operating risk, and uncertainty of estimates in general, and changes in federal and state regulation, among other factors. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Actual results may differ materially from management expectations. WSFS Financial Corporation does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     Market for Registrant's Common Equity and Related Stockholder Matters

     WSFS Financial Corporation's Common Stock is traded on The Nasdaq Stock MarketSM under the symbol WSFS. At December 31, 2002, the Corporation had 1,653 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

     The closing market price of the common stock at December 31, 2002 was $32.97.


                              Stock Price Range
                       ------------------------------
                          Low                High            Dividends
                       ---------          -----------        ---------

 2002        4th         $26.05             $34.21             $ .05
             3rd          20.65              32.00               .05
             2nd          18.10              25.91               .05
             1st          16.95              18.90               .04
                                                               -----
                                                               $ .19
                                                               =====

 2001        4th         $15.45             $18.25             $ .04
             3rd          15.25              18.50               .04
             2nd          12.38              17.55               .04
             1st          11.88              13.81               .04
                                                               -----
                                                               $ .16
                                                               =====

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WSFS Financial Corporation

     We have audited the accompanying consolidated statement of condition of WSFS Financial Corporation and subsidiaries (the Corporation) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSFS Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 6 to the Financial Statements, the Company adopted Statement 142, "Goodwill and Other Intangible Assets" in 2002. As discussed in
Note 19 to the Financial Statements, the Company adopted Statement 133, "Accounting for Derivative Instruments and Hedging Activities" in 2000.






/s/ KPMG LLP


January 20, 2003
Philadelphia, Pennsylvania

MANAGEMENT'S STATEMENT ON FINANCIAL REPORTING

To Our Stockholders:

     The management of WSFS Financial Corporation (the Corporation) is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

     Management assessed the Corporation's internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets, as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring
Organizations of the Treadway Commission. Based on this assessment, management believes, as of December 31, 2002 the Corporation maintained effective internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets.

     Management is also responsible for compliance with the federal laws and regulations concerning dividend restrictions and loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

     The Corporation assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2002.




/s/ MARVIN N. SCHOENHALS                      /s/ MARK A. TURNER

Marvin N. Schoenhals                           Mark A. Turner
Chairman and President                         Chief Operating Officer

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        Year Ended December 31,
                                                                             ---------------------------------------------
                                                                                2002              2001             2000
                                                                             ---------         ---------        ---------
                                                                             (Dollars in Thousands, Except per Share Data)

Interest income:
Interest and fees on loans..............................................     $  72,018         $  77,526        $  77,597
Interest on mortgage-backed securities..................................         7,608             9,956           18,961
Interest and dividends on investment securities.........................           890             1,191            2,530
Interest on investments in reverse mortgages............................        13,092            10,155           19,309
Other interest income...................................................         1,095             2,510            2,502
                                                                             ---------         ---------        ---------
                                                                                94,703           101,338          120,899
                                                                             ---------         ---------        ---------
Interest expense:
Interest on deposits ..................................................         12,040            25,554           37,330
Interest on Federal Home Loan Bank advances............................         18,253            15,923           14,583
Interest on federal funds purchased and securities
  sold under agreements to repurchase..................................          2,683             3,353            4,801
Interest on trust preferred borrowings.................................          2,599             3,365            2,918
Interest on other borrowings...........................................            457               391              534
Cost of funding businesses held-for-sale...............................         (2,598)           (1,989)            (667)
                                                                             ---------         ---------        ---------
                                                                                33,434            46,597           59,499
                                                                             ---------         ---------        ---------
Net interest income.....................................................        61,269            54,741           61,400
Provision for loan losses...............................................         2,243             1,865              864
                                                                             ---------         ---------        ---------
Net interest income after provision for loan losses.....................        59,026            52,876           60,536
                                                                             ---------         ---------        ---------

Noninterest income:
Loan servicing fee income ..............................................         3,025             3,149            2,139
Deposit service charges.................................................         8,568             8,626            7,010
Credit/debit card and ATM income .......................................         8,489             6,754            5,509
Securities gains (losses) ..............................................            23                 4           (4,368)
Gain on sale of reverse mortgages.......................................       101,518                 -                -
Gain (loss) on sale of loans............................................           443               420             (461)
Other income............................................................         1,994             2,172            3,097
                                                                             ---------         ---------        ---------
                                                                               124,060            21,125           12,926
                                                                             ---------         ---------        ---------
Noninterest expenses:
Salaries, benefits and other compensation...............................        25,653            22,987           21,272
Equipment expense.......................................................         4,185             3,594            3,508
Data processing and operations expense..................................         3,815             3,648            4,573
Occupancy expense.......................................................         3,794             4,307            3,622
Marketing expense.......................................................         1,427             1,391            1,266
Professional fees.......................................................         3,621             1,901            2,216
Other operating expenses................................................         9,122             9,861            8,821
                                                                             ---------         ---------        ---------
                                                                                51,617            47,689           45,278
                                                                             ---------         ---------        ---------
Income from continuing operations before taxes and
  cumulative effect of change in accounting principle...................       131,469            26,312           28,184
Income tax provision....................................................        44,154             8,550            8,471
                                                                             ---------         ---------        ---------
Income from continuing operations before cumulative
  effect of change in accounting principle..............................        87,315            17,762           19,713
Cumulative effect of change in accounting principle, net of taxes.......           703                 -           (1,256)
                                                                             ---------         ---------        ---------
Income from continuing operations.......................................        88,018            17,762           18,457
Loss from discontinued operations, net of taxes.........................             -                 -           (2,392)
Loss on wind-down of discontinued operations, net of taxes..............        (2,766)           (2,026)          (2,211)
Income (loss) on discontinued operations of businesses
  held-for-sale, net of taxes...........................................        14,965             1,347           (2,835)
Gain on sale of businesses held-for-sale, net of taxes..................           924                                  -
                                                                             ---------         ---------        ---------
Net income..............................................................     $ 101,141         $  17,083        $  11,019
                                                                             =========         =========        =========

                                                                                        Year Ended December 31,
                                                                             ---------------------------------------------
                                                                                2002              2001             2000
                                                                             ---------         ---------        ---------
                                                                             (Dollars in Thousands, Except per Share Data)

Earnings per share:
  Basic:
     Income from continuing operations before cumulative effect of
        change in accounting principle.................................      $    9.61         $    1.85        $    1.85
     Cumulative effect of change in accounting principle,
        net of tax benefit.............................................          0 .08                 -            (0.12)
                                                                             ---------         ---------        ---------
     Income from continuing operations.................................           9.69              1.85             1.73
     Loss from discontinued operations, net of taxes...................              -                 -            (0.22)
     Loss on wind-down of discontinued operations, net of tax benefit..          (0.30)            (0.21)           (0.21)
     Income (loss) on businesses held-for-sale.........................           1.64              0.14            (0.27)
     Gain on sale of businesses held-for-sale..........................           0.10                 -                -
                                                                             ---------         ---------        ---------
         Net income ...................................................      $   11.13         $    1.78        $    1.03
                                                                             =========         =========        =========

  Diluted:
     Income from continuing operations before cumulative effect of
       change in accounting principle..................................      $    9.20         $    1.83        $    1.85
     Cumulative effect of change in accounting principle,
        net of tax benefit.............................................           0.07                 -            (0.12)
                                                                             ---------         ---------        ---------
     Income from continuing operations.................................           9.27              1.83             1.73
     (Loss) from discontinued operations, net of taxes.................              -                 -            (0.22)
     (Loss) on wind-down of discontinued operations, net of tax benefit          (0.29)            (0.21)           (0.21)
     Income (loss) on businesses held-for-sale.........................           1.57              0.14            (0.27)
     Gain on sale of businesses held-for-sale..........................           0.10                 -                -
                                                                             ---------         ---------        ---------
         Net income ...................................................      $   10.65         $    1.76        $    1.03
                                                                             =========         =========        =========


The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CONDITION

                                                                                              December 31,
                                                                                   ----------------------------------
                                                                                       2002                  2001
                                                                                   ------------           -----------
                                                                                             (In Thousands)
  Assets

  Cash and due from banks.......................................................   $   162,258            $   104,813
  Federal funds sold and securities purchased under agreements to resell........        64,045                 65,779
  Interest-bearing deposits in other banks......................................         7,476                 28,360
  Investment securities held-to-maturity
    (market value: 2002-$11,797, 2001-$12,802)..................................        10,724                 12,396
  Investment securities available-for-sale......................................        11,053                  1,798
  Mortgage-backed securities held-to-maturity
    (market value: 2002-$40,481, 2001-$71,592)..................................        39,157                 70,285
  Mortgage-backed securities available-for-sale.................................        98,081                291,439
  Mortgage-backed securities trading............................................        11,000                      -
  Investment in reverse mortgages, net..........................................         1,131                 33,939
  Loans held-for-sale...........................................................         3,516                 84,741
  Loans, net of allowance for loan losses of $21,452 at December 31, 200
    and $21,597 at December 31, 2001............................................     1,075,870              1,030,631
  Loans of businesses held-for-sale ............................................       117,646                      -
  Stock in Federal Home Loan Bank of Pittsburgh, at cost........................        21,979                 28,750
  Assets acquired through foreclosure...........................................           904                    432
  Premises and equipment........................................................        13,838                 16,438
  Accrued interest receivable and other assets..................................        15,116                 28,824
  Other assets of businesses held-for-sale......................................         3,810                      -
  Loans, operating leases and other assets of discontinued operations...........        47,396                115,295
                                                                                    ----------            -----------

  Total assets..................................................................   $ 1,705,000            $ 1,913,920
                                                                                   ===========            ===========

  Liabilities and Stockholders' Equity

  Liabilities:

  Deposits:
  Noninterest-bearing demand....................................................   $   182,957            $   171,801
  Money market and interest-bearing demand .....................................       109,259                327,635
  Savings.......................................................................       292,917                313,246
  Time..........................................................................       236,793                266,514
  Jumbo certificates of deposit - retail........................................        50,146                 46,536
                                                                                   -----------            -----------
            Total retail deposits ..............................................       872,072              1,125,732
  Jumbo certificates of deposit - nonretail.....................................        26,324                 12,038
  Brokered certificates of deposit..............................................             -                  8,347
                                                                                   -----------            -----------
             Total deposits.....................................................       898,396              1,146,117

  Federal funds purchased and securities sold under agreements to repurchase ...        25,925                 45,000
  Federal Home Loan Bank advances...............................................       403,500                520,000
  Trust preferred borrowings....................................................        50,000                 50,000
  Other borrowed funds..........................................................        36,581                 30,480
  Accrued expenses and other liabilities........................................        37,219                 16,519
  Other liabilities of businesses held-for-sale.................................        57,862                      -
                                                                                   -----------            -----------
  Total liabilities.............................................................     1,509,483              1,808,116
                                                                                   -----------            -----------

  Commitments and contingencies (see Note 16)

  Minority Interest.............................................................        12,845                  5,801

  Stockholders' Equity:

  Serial preferred stock $.01 par value, 7,500,000 shares authorized; none
    issued and outstanding......................................................             -                      -
  Common stock $.01 par value, 20,000,000 shares authorized; issued
    14,859,721 at December 31 2002, and 14,823,651 at December 31, 2001.........           149                    148
  Capital in excess of par value ...............................................        59,789                 59,079
  Accumulated other comprehensive income........................................           904                  3,146
  Retained earnings............................................................        207,358                107,950
  Treasury stock at cost, 6,162,269 shares at December 31, 2002 and 5,677,169
    shares at December 31, 2001.................................................       (85,528)               (70,320)
                                                                                   -----------            -----------
  Total stockholders' equity....................................................       182,672                100,003
                                                                                   -----------            -----------
  Total liabilities, minority interest and stockholders' equity.................   $ 1,705,000            $ 1,913,920
                                                                                   ===========            ===========

The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         Accumulated
                                                             Capital        Other                                   Total
                                                Common      in Excess    Comprehensive   Retained   Treasury    Stockholders'
                                                Stock      of Par Value  Income (Loss)   Earnings    Stock         Equity
                                                ------     ------------  -------------   --------   --------    -------------
                                                                             (In Thousands)
Balance, January 1, 2000 ...................   $     148   $  58,185     $  (3,265)   $  83,000    $  (41,915)    $  96,153
Comprehensive income:
     Net income ............................           -           -             -       11,019             -        11,019
     Other comprehensive income (1) ........           -           -         3,462            -             -         3,462
                                                                                                                  ---------
Total comprehensive income .................                                                                         14,481
                                                                                                                  ---------
Cash dividend, $0.15 per share .............           -           -             -       (1,610)            -       (1,610)
Exercise of common stock options ...........           -         103             -            -             -          103
Treasury stock at cost, 1,101,500
  shares (2) ...............................           -           -             -            -       (12,678)     (12,678)
Increase in investment in subsidiary .......           -         697             -            -             -          697
                                               ---------   ---------     ---------    ---------    ----------     ---------
Balance, December 31, 2000 .................   $     148   $  58,985     $     197    $  92,409    $  (54,593)    $  97,146
                                               =========   =========     =========    =========    ==========     =========
Comprehensive income:
     Net income ............................           -           -             -       17,083             -        17,083
     Other comprehensive income (1) ........           -           -         2,949            -             -         2,949
                                                                                                                  ---------
Total comprehensive income .................                                                                         20,032
                                                                                                                  ---------
Cash dividend, $0.16 per share .............           -           -             -       (1,542)            -        (1,542)
Exercise of common stock options ...........           -          94             -            -             -            94
Treasury stock at cost, 1,047,400 shares (3)           -           -             -            -       (15,727)      (15,727)
                                               ---------   ---------     ---------    ---------    ----------     ---------
Balance, December 31, 2001 .................   $     148   $  59,079     $   3,146    $ 107,950    $  (70,320)    $ 100,003
                                               =========   =========     =========    =========    ==========     =========
Comprehensive income:
     Net income.............................           -           -           -      101,141             -       101,141
     Other comprehensive income (1).........           -           -      (2,242)           -             -        (2,242)
                                                                                                                ---------
Total comprehensive income..................                                                                       98,899
                                                                                                                ---------
Cash dividend, $0.19 per share..............           -           -           -       (1,733)            -        (1,733)
Exercise of common stock options ...........           1         543           -            -             -           544
Treasury stock at cost, 485,100 shares (4)..           -           -           -            -       (15,208)      (15,208)
Tax benefit from exercises of common
  stock options.............................           -         167           -            -             -           167
                                               ---------   ---------   ---------    ---------   -----------     ---------
Balance, December 31, 2002 .................   $     149   $  59,789   $     904    $ 207,358    $  (85,528)    $ 182,672
                                               =========   =========   =========    =========    ==========     =========

(1)  Other Comprehensive Income:                 2002        2001         2000
                                                 ----        ----         ----
     Net unrealized holding (losses) gains
       on securities available-for-sale
       arising during the period net of
       taxes (2002 - ($1.5) million, 2001
       - $1.7 million, 2000 - $373,000).....   $ (2,511)   $   2,743   $    608

     Net unrealized holding  (losses)
       gains arising during the period on
       derivatives used for cash flow
       hedge, net of taxes (2002
       - ($415,000),  2001 - $31,000
       and 2000 - ($1.7) million)...........        (771)        257     (1,703)

     Reclassification for losses (gains)
       included in income, net of taxes
       (2002 - $637,000, 2001 - $31,000,
       2000 -  $(1.7) million)..............       1,040         (51)     2,729
                                               ---------   ---------   --------
     Total other comprehensive (loss)
       income, before other comprehensive
       income that resulted from the
       cumulative effect of a change in
       accounting principle, net of taxes...      (2,242)      2,949      1,634

     Net unrealized gain on derivatives
       used for cash flow hedging as a
       result of adopting SFAS No. 133,
       net of $985,000 tax benefit..........           -           -      1,828
                                               ---------   ---------   --------

     Total other comprehensive income (loss).. $ (2,242)   $   2,949   $  3,462
                                               =========   =========   ========

(2)  Net of reissuances of 5,000 shares

(3)  Net of reissuances of 5,000 shares

(4)  Net of reissuances of 5,000 shares


The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                             Year Ended December 31,
                                                                   -----------------------------------------
                                                                       2002          2001           2000
                                                                   ------------   -----------    -----------
                                                                                  (In Thousands)
Operating activities:

Net income .....................................................   $   101,141    $    17,083    $    11,019
Adjustments to reconcile net income to net cash (used for)
  provided by operating activities:
     Provision for loan losses .................................         2,243          2,212            894
     Depreciation, accretion and amortization ..................         8,891          4,983          2,366
     Decrease (increase) in accrued interest receivable
       and other assets ........................................         5,331         (3,176)        (2,725)
     Origination of loans held-for-sale ........................    (1,946,047)      (624,481)      (189,239)
     Proceeds from sales of loans held-for-sale ................     1,857,346        566,686        187,104
     Gain on sale of reverse mortgage ..........................      (101,518)             -             --
     Gain on businesses held-for-sale ..........................        (1,516)             -             --
     Increase (decrease) in accrued interest payable and
       other liabilities .......................................        30,646         (5,640)         3,706
     Increase in reverse mortgage capitalized interest, net ....       (16,184)       (10,003)       (19,111)
     Minority interest in net income ...........................        16,731           (189)        (3,735)
     Other, net ................................................            86            122         10,557
                                                                   -----------    -----------    -----------
Net cash (used for) provided by operating activities ...........       (42,850)       (52,403)           836
                                                                   -----------    -----------    -----------

Investing activities:

     Net (increase) decrease of interest-bearing deposits
       in other banks ..........................................      (176,987)       (21,042)           708
     Maturities of investment securities .......................       182,467         90,349          9,155
     Sales of investment securities available-for-sale .........         1,788            644         36,199
     Sales of mortgage-backed securities available-for-sale ....       128,316          4,095        219,235
     Purchases of investment securities held-to-maturity .......             -              -         (8,952)
     Purchases of investment securities available-for-sale .....      (241,110)       (75,246)       (27,962)
     Repayments of mortgage-backed securities held-to-maturity .        30,747         37,116         25,383
     Repayments of mortgage-backed securities available-for-sale       253,860        220,076         72,436
     Purchases of mortgage-backed securities available-for-sale       (261,658)      (280,969)      (210,376)
     Purchases of mortgage-backed securities trading ...........       (11,000)             -              -
     Repayments on reverse mortgages ...........................        23,641         17,304         21,904
     Disbursements for reverse mortgages .......................        (5,536)        (7,413)        (8,230)
     Sale of reverse mortgages .................................       133,576              -              -
     Sale of loans .............................................         5,986              -              -
     Purchase of loans .........................................       (32,077)       (24,512)       (36,829)
     Sale of businesses held-for-sale ..........................        14,332              -              -
     Net decrease (increase) in loans ..........................        71,767        (72,146)       (69,183)
     Net increase in loans of businesses held-for-sale .........       (83,397)             -              -
     Net decrease (increase) in stock of Federal Home Loan
       Bank of Pittsburgh ......................................         6,771           (250)             -
     Payments for investment in real estate ....................             -              -         (1,991)
     Receipts from investments in real estate ..................             -            270              -
     Sales of assets acquired through foreclosure, net .........         1,116            766          1,469
     Premises and equipment, net ...............................        (4,750)        (1,992)        (5,298)
                                                                   -----------    -----------    -----------
Net cash provided by (used for) investing activities ...........        37,852       (112,950)        17,668
                                                                   -----------    -----------    -----------




                                                        (Continued on next page)


                                                                             Year Ended December 31,
                                                                   -----------------------------------------
                                                                       2002          2001           2000
                                                                   ------------   -----------    -----------
                                                                                  (In Thousands)


  Financing activities:

       Net increase in demand and savings deposits..............     $  10,733    $  147,319     $ 224,155
       Net increase (decrease)  in time deposits ...............        93,768      (115,715)       (3,733)
       Receipts from FHLB borrowings ...........................       825,356       370,000       692,500
       Repayments of FHLB borrowings ...........................      (941,856)     (201,000)     (856,500)
       Receipts from reverse repurchase agreements..............       257,063             -        46,588
       Repayments of reverse repurchase agreements .............      (276,138)      (24,300)     (116,229)
       Net decrease in federal funds purchased..................             -             -        (5,000)
       Increase of other borrowing of businesses held-for-sale..        50,000             -             -
       Net decrease in obligations under capital lease..........          (199)         (125)         (103)
       Dividends paid on common stock...........................        (1,733)       (1,542)       (1,610)
       Issuance of common stock and exercise of employee
         stock options .........................................           711            94           103
       Purchase of treasury stock, net of re-issuance...........       (15,208)      (15,727)      (12,678)
       Minority interest........................................        (9,687)          114         5,174
                                                                       --------    ---------     ---------
       Net cash (used for) provided by financing activities.....        (7,190)      159,118       (27,333)
                                                                       --------    ---------     ---------
       Decrease in cash and cash equivalents from continuing
         operations.............................................       (12,188)       (6,235)       (8,829)
       Change in net assets from discontinued operations........        67,899        85,478        41,012
       Cash and cash equivalents at beginning of period ........       170,592        91,349        59,166
                                                                      --------     ---------     ---------
       Cash and cash equivalents at end of period ..............      $226,303     $ 170,592     $  91,349
                                                                      ========     =========     =========

  Supplemental Disclosure of Cash Flow Information:

       Cash paid for interest during the year ..................       $39,119       $62,977       $79,377
       Cash paid for income taxes, net .........................        21,701         8,874         1,713
       Loans transferred to assets acquired through
         foreclosure............................................         1,262           648         1,199
       Net change in other comprehensive income.................        (2,242)        2,949         3,462
       Assets transferred from held-to-maturity to
         available-for-sale upon adoption of SFAS No. 133:
          Investment securities.................................             -             -         2,000
          Mortgage-backed securities............................             -             -       128,981
       Loans, net of allowance, of businesses held-for-sale.....       117,646             -             -
       Other assets transferred to businesses held-for-sale.....         3,810             -             -
       Other liabilities transferred to businesses held-for-sale         7,862             -             -


  The accompanying notes are an integral part of these Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     WSFS Financial Corporation (Company or Corporation) is a thrift holding company organized under the laws of the State of Delaware. The Corporation's principal wholly-owned subsidiary, Wilmington Savings Fund Society, FSB (the Bank or WSFS), is a federal savings bank organized under the laws of the United States which at December 31, 2002 conducted operations from its main office, two operation centers and 21 retail banking offices located in northern Delaware and southeastern Pennsylvania.

     In  preparing  the  Financial  Statements,  management  is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses and the valuations of the interest rate cap, other real estate owned, deferred tax assets, investment in reverse mortgages and the reserve for discontinued operations.

     Basis of Presentation

     The consolidated Financial Statements include the accounts of the parent company, WSFS Capital Trust I, WSFS and its wholly-owned subsidiaries, WSFS Investment Group, Inc. (formerly 838 Investment Group, Inc.), WSFS Reit, Inc. and WSFS Credit Corporation (WCC), as well as not wholly-owned, but majority controlled and consolidated subsidiaries, Wilmington Finance, Inc. (WF) and CustomerOne Financial Network, Inc. (C1FN). C1FN was sold in November 2002 and WF was sold in January 2003. These subsidiaries were classified as businesses held-for-sale and the statement of operations was retroactively restated for all periods presented. WF was classified as a business held-for-sale on the statement of condition at December 31, 2002. See Note 3 of the Financial Statements for further discussion of Businesses Held-for-Sale and Note 21 of the Financial Statements for a discussion of the WF sale. As discussed in Note 2 of the Financial Statements, the results of WSFS Credit Corporation, the Corporation's wholly owned indirect auto financing and leasing subsidiary, are also presented as discontinued operations.

     WSFS Capital Trust I was formed in 1998 to sell Trust Preferred Securities. The Trust invested all of the proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Debentures of the Corporation. The Corporation used the proceeds from the Junior Subordinated Debentures for general corporate purposes, including the redemption of higher rate debt.

     WSFS Investment Group, Inc. markets various third-party insurance and securities products to Bank customers through WSFS' branch system.

     WSFS Reit, Inc. is a real estate investment trust formed in 2002 to hold qualifying real estate assets and may be used in the future as a vehicle to raise capital.

     Certain reclassifications have been made to the prior years' Financial Statements to conform them to the current year's presentation. All significant intercompany transactions are eliminated in consolidation.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds are purchased and sold for periods ranging up to ninety days.

     Debt and Equity Securities

     Investments in equity securities that have a readily determinable fair value and investments in debt securities are classified into three categories and accounted for as follows:

    o Debt securities with the positive intention to hold to maturity are classified as "held-to-maturity" and reported at amortized cost.
    o Debt and equity securities purchased with the intention of selling them in the near future are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings.
    o Debt and equity securities not classified in either of the above are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity.

     Debt and equity securities include mortgage-backed securities, corporate and municipal bonds, U.S. Government and agency securities and certain equity securities. Premiums and discounts on debt and equity securities held-to-maturity and available-for-sale are recognized in interest income using a level yield method over the period to expected maturity. The fair value of debt and equity securities is primarily obtained from third-party pricing services. Implicit in the valuation are estimated prepayments based on historical and current market conditions.

     Declines   in  the  fair   value   of   individual   held-to-maturity   and
available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The specific identification method is used to determine realized gains and losses on sales of investment and mortgage-backed securities. All sales are made without recourse.

     Investment in Reverse Mortgages

     The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this market-value based accounting the recorded value of reverse mortgage assets include significant risk associated with estimations and income recognition can vary significantly from reporting period to reporting period.

     Loans

     Loans are stated net of deferred fees and costs and unearned discounts. Loan interest income is accrued using various methods which approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans using a level yield method over the period to maturity.

     Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. Impaired loans include loans within the Corporation's commercial, commercial mortgage and commercial construction portfolios. The Company's policy for recognition of interest income on impaired loans is the same as for nonaccrual loans discussed below.

     Nonaccrual Loans

     Nonaccrual loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest in accordance with the Corporation's previously established loan-to-value policies.

     Allowances for Loan Losses

     The Corporation maintains allowances for credit losses and charges losses to these allowances when such losses are realized. The determination of the allowance for loan losses requires significant management judgement reflecting management's best estimate of probable loan losses related to specifically identified loans as well as probable loan losses in the remaining loan portfolio. Management's evaluation is based upon a continuing review of these portfolios.

     Management establishes the loan loss allowance in accordance with guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin 102 (SAB 102). Its methodology for assessing the appropriateness of the allowance consists of several key elements, which include: specific allowances for identified problem loans; formula allowances for commercial and commercial real estate loans; and allowances for pooled homogenous loans.

     Specific reserves are established for certain loans, in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss has been incurred.

     The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. (See discussion of historical loss adjustment factors below.)

     Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for seven years which management believes approximates an average business cycle. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions. The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, evaluated in connection with the adjustment factors, include an evaluation of the following:

     o    General economic and business  conditions  affecting WSFS' key lending areas,
     o    Credit  quality  trends  (including  trends  in  nonperforming   loans
          expected to result from existing conditions),
     o    Recent loss experience in particular segments of the portfolio,
     o    Collateral values and loan-to-value ratios,
     o    Loan volumes and concentrations, including changes in mix,
     o    Seasoning of the loan portfolio,
     o    Specific industry conditions within portfolio segments,
     o    Bank regulatory examination results, and
     o Other factors, including changes in quality of the loan origination, servicing and risk management processes.

     WSFS' loan officers and risk managers meet monthly to discuss and review these conditions, and also risks associated with individual problem loans. By assessing the probable estimated losses inherent in the loan portfolio on a monthly basis, management is able to adjust specific and inherent loss estimates based upon the availability of more recent information. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. The Company also gives consideration to the results of these regulatory agency examinations.

     Allowances for estimated losses on investments in real estate and assets acquired through foreclosure are provided if the carrying value exceeds the fair value less estimated disposal costs.

     Assets Held-for-Sale

     Assets held-for-sale include loans held-for-sale and are carried at the lower of cost or market of the aggregate or in some cases individual assets. Vehicles that have been returned to the Company upon the expiration of their lease terms have been included in the net assets of discontinued operations.

     Assets Acquired Through Foreclosure

     Assets acquired through foreclosure are recorded at the lower of the recorded investment in the loan or fair value less estimated disposal costs. Costs subsequently incurred to improve the assets are included in the carrying value provided that the resultant carrying value does not exceed fair value less estimated disposal costs. Costs relating to holding the assets are charged to expense in the current period. An allowance for estimated losses is provided when declines in fair value below the carrying value are identified. Net costs of assets acquired through foreclosure includes costs of holding and operating the assets, net gains or losses on sales of the assets and provisions for losses to reduce such assets to fair value less estimated disposal costs.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements and additions are capitalized. Depreciation expense is computed on the straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the life of the related lease if less than the estimated useful life. In general, computer equipment, furniture and equipment and building renovations are depreciated over 3, 5 and 10 years, respectively. Accelerated methods are used in depreciating certain assets for income tax purposes.

     Securities Sold Under Agreements to Repurchase

     The Corporation enters into sales of securities under agreements to repurchase. Reverse repurchase agreements are treated as financings, with the obligation to repurchase securities sold reflected as a liability in the Consolidated Statement of Condition. The securities underlying the agreements remain in the asset accounts.

     Income Taxes

     The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement basis and tax basis of assets and liabilities.

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                     2002          2001          2000
                                                                                     ----          ----          ----
                                                                                   (In Thousands, Except Per Share Data)
Numerator:
   Income from continuing operations before cumulative effect
     of change in accounting principle, net of tax benefit ....................   $    87,315    $   17,762    $   19,713
   Cumulative effect of change in accounting principle, net of tax benefit ....           703             -        (1,256)
                                                                                  -----------    ----------    ----------
   Income from continuing operations ..........................................        88,018        17,762        18,457
   Loss from discontinued operations, net of tax ..............................             -             -        (2,392)
   Loss on wind-down of discontinued operations, net of tax ...................        (2,766)       (2,026)       (2,211)
   Income (loss) from discontinued operations of businesses held-for-sale,
       net of taxes ...........................................................        14,965         1,347        (2,835)
   Gain on sale of businesses held-for-sale, net of tax .......................           924             -             -
                                                                                  -----------    ----------    ----------
   Net income .................................................................   $   101,141    $   17,083    $   11,019
                                                                                  ===========    ==========    ==========

Denominator:
  Denominator for basic earnings per share -
    weighted average shares ...................................................         9,086         9,579        10,652
  Effect of dilutive employee stock options ...................................           407           114            14
                                                                                  -----------    ----------    ----------
  Denominator for diluted earnings per share -.adjusted weighted average
    shares and assumed exercise ...............................................         9,493         9,693        10,666
                                                                                  ===========    ==========    ==========

Earnings per share:
  Basic:
   Income from continuing operations before cumulative effect
     of change in accounting principle, net of tax benefit ....................   $      9.61    $     1.85    $     1.85
   Cumulative effect of change in accounting principle, net of tax benefit ....          0.08             -         (0.12)
                                                                                  -----------    ----------    ----------
   Income from continuing operations ..........................................          9.69          1.85          1.73
   Loss from discontinued operations, net of tax ..............................             -             -         (0.22)
   Loss on wind-down of discontinued operations, net of tax ...................         (0.30)        (0.21)        (0.21)
   Income (loss) from discontinued operations of businesses held-for-sale,
       net of taxes ...........................................................          1.64          0.14         (0.27)
   Gain on sale of businesses held-for-sale, net of tax .......................          0.10             -             -
                                                                                  -----------    ----------    ----------
   Net income .................................................................   $     11.13    $     1.78    $     1.03
                                                                                  ===========    ==========    ==========

  Diluted:
   Income from continuing operations before cumulative effect
     of change in accounting principle, net of tax benefit ....................   $      9.20    $     1.83    $     1.85
   Cumulative effect of change in accounting principle, net of tax benefit ....          0.07             -         (0.12)
                                                                                  -----------    ----------    ----------
   Income from continuing operations ..........................................          9.27          1.83          1.73
   Loss from discontinued operations, net of tax ..............................             -             -         (0.22)
   Loss on wind-down of discontinued operations, net of tax ...................         (0.29)        (0.21)        (0.21)
   Income (loss) from discontinued operations of businesses held-for-sale,
       net of taxes ...........................................................          1.57          0.14         (0.27)
   Gain on sale of businesses held-for-sale, net of tax .......................          0.10             -             -

                                                                                  -----------    ----------    ----------
   Net income .................................................................   $     10.65    $     1.76    $     1.03
                                                                                  ===========    ==========    ==========

   Outstanding common stock equivalents having no dilutive effect, in thousands             4           146           562

Stock Options

     At December 31, 2002, the Corporation had two stock-based employee compensation plans which are described more fully in Note 15 to the Financial Statements. The Corporation accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had the company applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                      2002         2001         2000
                                                                                      ----         ----         ----
                                                                                  (In Thousands, Except Per Share Data)

Income from continuing operations, as reported ................................   $   88,018    $   17,762    $   18,457
  Less: Total stock-based employee compensation expense determined
  under fair value based methods for all awards, net of related tax effects ...         (798)         (851)         (966)
                                                                                  ----------    ----------    ----------
Pro forma income from continuing operations ...................................   $   87,220    $   16,911    $   17,491
                                                                                  ==========    ==========    ==========

Earnings per share:
Basic:
  Income from continuing operations ...........................................   $     9.69    $     1.85    $     1.73
  Less: Total stock-based employee compensation expense determined
    under fair value based methods for all awards, net of related tax effects .        (0.09)        (0.09)        (0.09)
                                                                                  ----------    ----------    ----------
  Pro forma income from continuing operations .................................   $     9.60    $     1.76    $     1.64
                                                                                  ==========    ==========    ==========

Diluted:
  Income from continuing operations ...........................................   $     9.27    $     1.83    $     1.73
  Less: Total stock-based employee compensation expense determined
    under fair value based methods for all awards, net of related tax effects .        (0.08)        (0.09)        (0.09)
                                                                                  ----------    ----------    ----------
  Pro forma income from continuing operations .................................   $     9.19    $     1.74    $     1.64
                                                                                  ==========    ==========    ==========


     2.   Discontinued Operations of a Business Segment

     In 2000, the Board of Directors of WSFS Financial Corporation approved plans to discontinue the operations of WCC. WCC, which had 2,317 lease contracts and 1,052 loan contracts at December 31, 2002, no longer accepts new applications but will continue to service existing loans and leases until their maturity. Management estimates that substantially all loan and lease contracts will mature by the end of 2004.

     In accordance with APB 30, which was the authoritative literature in 2000, accounting for discontinued operations of a business segment at that time required that the Company forecast operating results over the wind-down period and accrue any expected net losses. The historic results of WCC's operations, the accrual of expected losses to be incurred over the wind-down period, and the future reported results of WCC are required to be treated as Discontinued Operations of a Business Segment, and shown in summary form separately from the Company's results of continuing operations in reported results of the Corporation. Prior periods are restated, as required by accounting principles generally accepted in the United States of America.

     As a result, net operating losses of $2.4 million for the year ended December 31, 2000 were reclassified from continuing operations to discontinued operations. In addition, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

     During 2001 and 2002, as a result of the heavy incenting of new car purchases by manufacturers and other factors, both used car prices and WSFS' exposure to residual values on its outstanding leases have continued to deteriorate. Extensive analyses of remaining leases as of December 31, 2002 and 2001 indicated that additional reserves were needed for the expected losses in the business during its wind-down. Accordingly, management recorded additional provisions for these expected losses. These pretax provisions amounted to $2.0 million in 2002 and $3.1 million in 2001.

     At December 31, 2002, there were $7.9 million in indirect loans and $44.7 million in indirect leases still outstanding. At December 31, 2002, WSFS had exposure to $42.3 million in remaining used car residuals, for which it estimates a loss of $8.9 million. Management has provided for this loss in the Financial Statements. The Corporation now has reserves covering 21% of the related residual exposure. Based on the scheduled maturities of leases, management estimates by December 31, 2003 its residual exposure will be less than $8.0 million and, by December 31, 2004, the exposure will be negligible. The total loss of $2.8 million after tax, or $0.29 per diluted share from WSFS Credit Corporation in 2002 includes the after-tax impact of the aforementioned residual provision and additional reserves of $563,000 for tax expense established as a result of changes in estimates used to calculate WCC's deferred taxes.

     Due to the uncertainty of a number of factors, including residual values, interest rates, operating costs and credit quality, the reserve for discontinued operations will be reevaluated quarterly with adjustments, if necessary, recorded as income/losses on wind-down of discontinued operations.


     The following chart depicts loans, operating leases and other assets of discontinued operations at December 31, 2002 and 2001:

                                                             At December 31,
                                                       -------------------------
                                                         2002             2001
                                                            (In Thousands)
Vehicles under operating leases, net..............     $ 44,693         $102,288
Net loans.........................................        7,285           16,131
Other non-cash assets                                     2,367            3,241
Less:
  Reserve for losses of
    discontinued operations.......................        6,949            6,365
                                                       --------         --------
  Loans, operating leases and other assets of
    discontinued operations.......................     $ 47,396         $115,295
                                                       ========         ========

     The following table depicts the net income (loss) from discontinued operations for the years ended December 31, 2002, 2001 and 2000:

                                                               Year Ended December 31,
                                                          --------------------------------

                                                            2002        2001        2000
                                                          --------    ---------   --------
                                                                   (In Thousands)
Interest income .......................................   $    974    $  1,870    $  1,998
Allocated interest expense (1) ........................      2,470       9,271      13,897
                                                          --------    --------    --------

Net interest income  (expense) ........................     (1,496)     (7,401)    (11,899)

Loan and lease servicing fee income ...................        379         301         723
Rental income on operating leases, net ................      2,229       7,730       9,214
Other income ..........................................          7          14          42
                                                          --------    --------    --------
  Net revenues ........................................      1,119         644      (1,920)

Noninterest expenses ..................................      1,234       2,066       1,987
                                                          --------    --------    --------

(Loss) income before taxes ............................       (115)     (1,422)     (3,907)
Charges against the reserve for discontinued operations        115       1,422
Income tax provision  (benefit) .......................          -           -      (1,515)
                                                          --------    --------    --------

(Loss) income from discontinued operations ............   $      -   $       -    $ (2,392)
(Loss) on wind-down of discontinued operations ........     (2,766)     (2,026)     (2,211)
                                                          --------    --------    --------
  Total ...............................................   $ (2,766)   $ (2,026)   $ (4,603)
                                                          ========    ========    ========

(1)  The   allocated   interest   expense   for   2002  is  based  on  a  direct
     matched-maturity funding of the net non-cash assets of discontinued operations. The average funding rate for 2002 was 2.87% on average net assets of $86.0 million. Allocated interest expense for 2001 and 2000 was based on the Company's annual average wholesale borrowings rate, which approximated a marginal funding cost of this business segment, and was 5.65% and 6.28%, respectively.

3.   BUSINESSES HELD-FOR-SALE

     In September 2002, WSFS sold its United Asian Bank Division (UAB). UAB was started in 2000 as a single branch to serve the Korean and Asian communities of Elkins Park, Pennsylvania and the surrounding area. The sale resulted in an after tax gain of $737,000, included $8.6 million in deposits and $15.8 million in loans in addition to branch fixed assets and the lease obligations.

     In November 2002, the Corporation completed the sale of C1FN and related interests in its Everbank Division to Alliance Capital Partners, Inc., the privately held parent company of First Alliance Bank, a federally chartered savings bank. Everbank was started with C1FN in 1999 as a joint initiative in Internet and branchless banking. Consistent with the manner in which the segment was managed and operated, information in this report labeled "C1FN" generally represents the profoma combined results of C1FN and WSFS' Everbank Division (the C1FN/Everbank segment). The sale included total assets of $342.8 million and deposits of $340.1 million. WSFS recorded an after tax gain of $187,000 on this sale.

     Under the provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. WSFS' portion of these escrow amounts totaled approximately $786,000. These amounts were not recognized by WSFS at December 31, 2002, as their receipt is not assured beyond a reasonable doubt. On March 6, 2003, management received credible information that approximately $175,000 of the $786,000 in escrows would be forthcoming. As a result, management expects to record the $175,000 into income in the first quarter of 2003. WSFS also provided certain non-escrowed indemnifications to the sellers. Both of these indemnifications are more fully discussed in Note 16 to the Financial Statements, Commitments and Contingencies.

     Also in November 2002, WSFS signed a definitive agreement with American General Finance, Inc. for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc. (WF). WF is engaged in sub-prime residential mortgage banking. WF conducts activity on a national level and aggregates loans primarily through brokers and sells them to investors. The WF sale was completed on January 2, 2003 (see Note 21 to the Financial Statements for a further discussion of this transaction).

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the major classes of assets and liabilities of WF are presented separately on the statement of condition as of December 31, 2002. Income (losses) from these three businesses (UAB, C1FN/Everbank and WF) have been presented as income/losses of businesses held-for-sale, and presented separately for all periods presented.

     The gains realized on the sale of C1FN and UAB are presented separately on the statement of operations, net of tax. The average balance sheet is presented with total assets and liabilities of businesses held-for-sale displayed separately.

     The following tables present the net income from businesses held-for-sale for the years ended December 31, 2002, 2001 and 2000:

                                                                 For the Year Ended December 31, 2002
                                                   ---------------------------------------------------------

                                                       WF(1)           C1FN        UAB           Total
                                                       -----           ----        ---           -----
                                                                        (In Thousands)

Net interest income.............................    $  6,835        $  3,738       $    863         $ 11,436
Provision for loan losses ......................        -                154             57              211
                                                    --------        --------       --------         --------
Net interest income after provision.............       6,835           3,584            806           11,225
Noninterest income .............................      74,163           5,797             51           80,011
                                                    --------        --------       --------         --------
Total revenues .................................      80,998           9,381            857           91,236
Noninterest expenses............................      40,113          10,842          1,059           52,014
                                                    --------        --------       --------         --------

Income before taxes and minority interest.......      40,885          (1,461)          (202)          39,222
Minority interest ..............................      20,111          (3,380)             -           16,731
                                                    --------        --------       --------         --------
Income before taxes ............................      20,774           1,919           (202)          22,491
Provision for income taxes .....................       7,997            (391)           (80)           7,526
                                                    --------        --------       --------         --------

Income from businesses held-for-sale............    $ 12,777        $  2,310       $   (122)        $ 14,965
                                                    ========        ========       =========        ========

Gain on sale of businesses held-for-sale........    $     NA        $    187       $    737         $    924
                                                    ========        ========       ========         ========



(1) Includes $2.6 million in interest expense allocated to fund the average net assets of $97.0 million of businesses held-for-sale. The rate of 2.68% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

                                                    For the Year Ended December 31, 2001
                                               ---------------------------------------------

                                               WF(1)        C1FN          UAB        Total
                                               ---          ----          ---       --------
                                                               (In Thousands)

Net interest income .....................    $  1,773     $  5,016     $    760     $  7,549
Provision for loan losses ...............           -          329           18          347
                                             --------     --------     --------     --------
Net interest income after provision .....       1,773        4,687          742        7,202
Noninterest income ......................      19,671        3,224          111       23,006
                                             --------     --------     --------     --------
Total revenues ..........................      21,444        7,911          853       30,208
Noninterest expenses ....................      16,252       10,669        1,218       28,139
                                             --------     --------     --------     --------

Income before taxes and minority interest       5,192       (2,758)        (365)       2,069
Minority interest .......................       2,119       (2,308)           -         (189)
                                             --------     --------     --------     --------
Income before taxes .....................       3,073         (450)        (365)       2,258
Provision for income taxes ..............       1,245         (188)        (146)         911
                                             --------     --------     --------     --------


Income from businesses held-for-sale ....    $  1,828     $   (262)    $   (219)    $  1,347
                                             ========     ========     ========     ========


(1) Includes $2.0 million in interest expense allocated to fund the average net assets of $37.4 million of businesses held-for-sale. The rate of 5.32% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

                                                  For the Year Ended December 31, 2000
                                              --------------------------------------------

                                               WF(1)        C1FN          UAB        Total
                                               ---          ----          ---       --------
                                                               (In Thousands)

Net interest income .....................    $    454     $  1,833     $     263    $  2,550
Provision for loan losses ...............           -           30             -          30
                                             --------     --------     ---------    --------
Net interest income after provision .....         454        1,803           263       2,520
Noninterest income ......................       4,358          796            21       5,175
                                             --------     --------     ---------    --------
Total revenues ..........................       4,812        2,599           284       7,695
Noninterest expenses ....................       7,355        8,228           567      16,150
                                             --------     --------     ---------    --------

Income before taxes and minority interest      (2,543)      (5,629)         (283)     (8,455)
Minority interest .......................        (280)      (3,455)            -      (3,735)
                                             --------     --------     ---------    --------
Income before taxes .....................      (2,263)      (2,174)         (283)     (4,720)
Provision for income taxes ..............        (893)        (879)         (113)     (1,885)
                                             --------     --------     ---------    --------


Income from businesses held-for-sale ....    $ (1,370)    $ (1,295)    $    (170)   $ (2,835)
                                             ========     ========     =========    ========


(1) Includes $667,000 interest expense allocated to fund the average net assets of $10.7 million of businesses held-for-sale. The rate of 6.26% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

4.  INVESTMENT SECURITIES

                                                                Gross         Gross
                                                Amortized     Unrealized    Unrealized    Fair
                                                   Cost         Gains         Losses      Value
                                                ----------    ----------    ----------    ------
                                                                   (In Thousands)
Available-for-sale securities:

     December 31, 2002:
       U.S. Government and agencies .....       $10,880       $   173       $     -       $11,053
                                                =======       =======       =======       =======


     December 31, 2001:
       Corporate bonds ..................       $ 1,805       $     1       $     8       $ 1,798
                                                =======       =======       =======       =======


Held-to-maturity:

     December 31, 2002:
       Corporate bonds ..................       $   310       $     8       $     1       $   317
       State and political subdivisions..        10,414         1,123            57        11,480
                                                -------       -------       -------       -------
                                                $10,724       $ 1,131       $    58       $11,797
                                                =======       =======       =======       =======

    December 31, 2001:
       Corporate bonds ..................       $ 1,372       $     6       $    20       $ 1,358
       State and political subdivisions..        11,024           631           211        11,444
                                                -------       -------       -------       -------
                                                $12,396       $   637       $   231       $12,802
                                                =======       =======       =======       =======


     Securities with book values aggregating $8.2 million at December 31, 2002 were pledged as collateral for WSFS' Treasury Tax and Loan account with the Federal Reserve Bank, securities sold under agreement to repurchase and certain municipal deposits which require collateral. Accrued interest receivable relating to investment securities was $227,000 and $211,000 at December 31, 2002 and 2001, respectively. Substantially all of the interest and dividends on investment securities represented taxable income.

     The scheduled maturities of investment securities held-to-maturity and securities available-for-sale at December 31, 2002 were as follows:

                                                       Held-to-Maturity              Available-for-Sale
                                                   -------------------------       ----------------------
                                                   Amortized      Fair             Amortized       Fair
                                                      Cost        Value                Cost        Value
                                                   ---------      -----            ---------       ------
                                                                       (In Thousands)
Within one year ...............................    $       -     $      -          $      -      $      -
After one year but within five years...........        4,618        5,311            10,880        11,053
After five but within ten years................        1,557        1,885                 -             -
After ten years................................        4,549        4,601                 -             -
                                                   ---------     --------           -------      --------
                                                     $10,724      $11,797          $ 10,880      $ 11,053
                                                     =======      =======          ========      ========

     Proceeds from the sale of investment securities available-for-sale during 2002 were $1.8 million, with a loss of $15,000 realized on the sales. Corporate and municipal bonds were called by the issuers totaling $1.8 million, with gains of $2,000 realized on these calls. Proceeds from the sale of corporate bonds available-for-sale of $306,000 resulted in a gain of $2,000, which was reported as income from businesses held-for-sale. Also, C1FN owned $50 million in agency notes when the company was sold in November 2002. For further discussion of the sale of C1FN, see Note 3 to the Financial Statements. Proceeds from the sale of investments during 2001 and 2000 were $644,000 and $36.1 million, respectively. There were net losses of $49,000 realized in 2000. There was no gain or loss on sales in 2001, however, corporate bond calls totaling $2.5 million resulted in a net realized gain of $4,000. In 2000, the Company recorded a gain of $40,000 on the sale of common stock received from the demutualization of insurance companies of which WSFS was a policy holder. The cost basis for all investment security sales was based on the specific identification method. There were no sales of securities classified as held-to-maturity. With the adoption of Statement of Financial Accounting Standards (SFAS) No. 133 in 2000, $2.0 million of corporate bonds were reclassified from held-to-maturity to available-for-sale.


                                       40
5.  MORTGAGE-BACKED SECURITIES

                                                              Gross        Gross
                                               Amortized    Unrealized   Unrealized   Fair
                                                 Cost         Gains        Losses     Value
                                               ---------    -----------  ----------   -------
                                                                (In Thousands)
Available-for-sale securities:

December 31, 2002:
      Collateralized mortgage obligations       $ 83,099    $  1,659    $     23     $ 84,735
      FNMA...............................         13,073         273           -       13,346
                                                --------    --------    --------     --------
                                                $ 96,172    $  1,932    $     23     $ 98,081
                                                ========    ========    ========     ========

      Weighted average yield ..............         4.69%

December 31, 2001:
      Collateralized mortgage obligations..     $257,618    $  3,206    $     40     $260,784
      FNMA.................................       15,173         103           -       15,276
      FHLMC................................       15,200           -          61       15,139
      GNMA.................................          230          10           -          240
                                                --------    --------    --------     --------
                                                $288,221    $  3,319    $    101     $291,439
                                                ========    ========    ========     ========

      Weighted average yield ..............         5.47%

Held-to-maturity securities:

December 31, 2002:
      Collateralized mortgage obligations..     $ 13,881    $    345    $      -     $ 14,226
      FNMA ................................       11,614         387           -       12,001
      FHLMC ...............................       13,662         595           3       14,254
                                                --------    --------    --------     --------
                                                $ 39,157    $  1,327    $      3     $ 40,481
                                                ========    ========    ========     ========

      Weighted average yield ..............         5.90%

December 31, 2001:
      Collateralized mortgage obligations..     $ 31,889    $    831    $     80     $ 32,640
      FNMA ................................       18,355         254           -       18,609
      FHLMC ...............................       20,041         305           3       20,343
                                                --------    --------    --------     --------
                                                $ 70,285    $  1,390    $     83     $ 71,592
                                                ========    ========    ========     ========

      Weighted average yield ..............         6.20%

Trading Securities:

December 31, 2002:
      Collateralized mortgage obligations..     $ 11,000    $      -    $      -     $ 11,000
                                                --------    --------    --------     --------
                                                $ 11,000    $      -    $      -     $ 11,000
                                                ========    ========    ========     ========

      Weighted average yield ..............         4.42%


     At December 31, 2002, mortgage-backed securities with book values aggregating $62.3 million were pledged as collateral for retail customer repurchase agreements, securities sold under agreements to repurchase and certain municipal deposits which require collateral. Accrued interest receivable relating to mortgage-backed securities was $715,000 and $2.1 million at December 31, 2002 and 2001, respectively. Proceeds from the sale of mortgage-backed securities available-for-sale were $128.3 million in 2002, resulting in a gain of $1.7 million (reported as income from businesses held-for-sale). Also during 2002, the Corporation sold a mortgage-backed security classified as held-to-maturity with proceeds totaling $569,000 resulting in a gain of $36,000. Because this sale occurred after the Corporation had collected more than 85% of the principal outstanding at acquisition, the sale is considered a maturity per SFAS 115. There were $70.8 million in mortgage-backed securities remaining on the books of C1FN when they were sold in November 2002. For further discussion of the sale of C1FN, see Note 3 to the Financial Statements. There were no other sales of mortgage-backed securities classified as held-to-maturity, nor transfers between categories of mortgage-backed securities in 2002.

     In 2001, proceeds from the sale of mortgage-backed securities available-for-sale were $4.1 million with no gains or losses realized on these sales. During 2000, as part of a deleveraging strategy, WSFS received proceeds of $180.3 million in collateralized mortgage obligations and $14.7 million in adjustable rate GNMA securities, all classified as available-for-sale, resulting in net losses of $6.4 million and gains of $3,000, respectively. The cost bases of all mortgage-backed security sales are based on the specific identification method. There were no sales of mortgage-backed securities classified as held-to-maturity in 2000. With the adoption of SFAS No. 133, $129.0 million in mortgage-backed securities were reclassified from held-to-maturity to available-for-sale in 2000. In addition, there were proceeds of $24.3 million in January 2000 from the sale of collateralized mortgage obligations for which a loss of $730,000 was recognized in 1999. There were no other sales of mortgage-backed securities, nor transfers between categories of mortgage-backed securities during 2001 and 2000.

6.  INVESTMENT IN AND ACQUISITION OF REVERSE MORTGAGES

     Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Since reverse mortgages are nonrecourse obligations, the loan repayments are generally limited to the sale proceeds of the borrower's residence, and the mortgage balance consists of cash advanced, interest compounded over the life of the loan and a premium which represents a portion of the shared appreciation in the home's value, if any, or a percentage of the value of the residence.

     In 1993, the Corporation acquired a pool of reverse mortgages from the FDIC and another lender. In 1994, the Corporation purchased Providential Home Income Plan, Inc., a California-based reverse mortgage lender, for approximately $24.4 million. Providential's assets at acquisition primarily consisted of cash and its investment in reverse mortgages. Providential's results have been included in the Corporation's consolidated statement of operations since the acquisition date.

     The Corporation accounted for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this market-value based accounting, the recorded value of reverse mortgage assets included significant risk associated with estimations, and income can vary significantly from reporting period to reporting period.

     For the year ended December 31, 2002, the Corporation earned $13.1 million in interest income on reverse mortgages compared to $10.2 million in 2001 and $19.3 million in 2000. The yield on the portfolio was 49.73% in 2002 compared to 29.54% in 2001 and 58.92% in 2000.

     On November 22, 2002, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash and $10 million in BBB rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of the Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. Theses mortgage-backed securities were part of a larger issuance of securities backed, in part, by the sold reverse mortgages. Since this was the sale of a financial asset, results are shown in continuing operations in the attached Financial Statements, in accordance with accounting principles generally accepted in the United States of America. Included in the net gain of reverse mortgages are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. The remaining investment of $1.1 million at December 31, 2002 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale.

     The Corporation has retained the servicing of these reverse mortgages and receives $35 per loan per month, or an estimated $240,000 for 2003. No excess servicing rights were assigned.

     On January 1, 2002, the Corporation adopted SFAS 142, Goodwill and Other Intangible Assets. Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. It also addresses how intangible assets that are acquired individually or with a group of other assets (i.e. those not acquired in a business combination) should be accounted for in Financial Statements upon their acquisition. Statement 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the Financial Statements. Under this Standard, goodwill can no longer be amortized but instead must be tested for impairment and its value adjusted accordingly. Negative goodwill is required to be taken into earnings immediately upon adoption.

     The Corporation had $1.2 million in negative goodwill associated with the 1994 purchase of Providential Home Income Plan, Inc., a former subsidiary that was subsequently merged into the Bank. As a result of adopting this standard, the Corporation recognized income of $703,000 in the first quarter of 2002 as a cumulative effect of a change in accounting principle, net of $469,000 in income tax. Prior to adoption, the Corporation had been accreting $36,000 per quarter into interest income.

7.  LOANS
                                                            December 31,
                                                    --------------------------
                                                        2002           2001
                                                        ----           ----
                                                          (In Thousands)
Real estate mortgage loans:
     Residential (1-4 family) ................     $   420,116   $   403,154
     Other ...................................         229,482       208,924
Real estate construction loans................          67,251        56,050
Commercial loans..............................         211,437       197,799
Consumer loans................................         181,851       198,366
                                                   -----------   -----------
                                                     1,110,137     1,064,293
Less:
Loans in process .............................          10,959         8,695
Unearned income ..............................           1,856         3,370
Allowance for loan losses ....................          21,452        21,597
                                                   -----------   -----------
     Net loans................................     $ 1,075,870   $ 1,030,631
                                                   ===========   ===========

     The Corporation had impaired loans of approximately $7.0 million at December 31, 2002 compared to $7.5 million at December 31, 2001. The average recorded investment in impaired loans was $7.5 million, $8.1 million and $7.6 million during 2002, 2001 and 2000, respectively. The allowance for losses on impaired loans was $1.0 million at December 31, 2002, as compared to $1.1 million at December 31, 2001. There was no interest income recognized on impaired loans.

     The total amount of loans serviced for others were $234.1 million, $262.2 million and $250.8 million at December 31, 2002, 2001 and 2000, respectively.

     Accrued interest receivable on loans outstanding was $5.0 million at December 31, 2002 and 2001, and $5.9 million at December 31, 2000.

     Nonaccruing loans aggregated $6.5 million, $7.5 million and $8.3 million at December 31, 2002, 2001 and 2000, respectively. If interest on all such loans had been recorded in accordance with contractual terms, net interest income would have increased by $599,090 in 2002, $939,000 in 2001 and $966,000 in 2000.

     A summary of changes in the allowance for loan losses follows:

                                                                                       Year Ended December 31,
                                                                                -----------------------------------
                                                                                    2002        2001         2000
                                                                                    ----        ----         ----
                                                                                           (In Thousands)
Beginning balance..........................................................       $21,597     $21,423      $22,223
     Provision for loan losses.............................................         2,243       1,865          864
     Provision for loan losses - businesses held-for-sale..................           211         347           30
     Balance at acquisition of credit card portfolio.......................             -           -          175
     Sale of business held-for-sale........................................          (269)          -            -
     Loans charged-off.....................................................        (3,504)     (2,332)      (2,509)
     Recoveries............................................................         1,174         294          640
                                                                                  -------    --------      -------
Ending balance.............................................................       $21,452     $21,597      $21,423
                                                                                  =======     =======      =======

8.  ASSETS ACQUIRED THROUGH FORECLOSURE

                                                                                               December 31,
                                                                                      ----------------------------
                                                                                         2002                2001
                                                                                         ----                ----
                                                                                              (In Thousands)

Real estate ........................................................                  $    904            $    685
Less allowance for losses...........................................                         -                 253
                                                                                      --------            --------
Ending balance.....................................................                   $    904            $    432
                                                                                      ========            ========



A summary of changes in the allowance for foreclosed assets follows:

                                                                                       Year Ended December 31,
                                                                                 --------------------------------
                                                                                    2002       2001         2000
                                                                                    ----       ----         -----
                                                                                          (In Thousands)

Beginning balance..................................................              $     253    $    273    $    329
  Net charge-offs .................................................                   (253)         20          56
                                                                                 ---------    --------    --------
Ending balance ....................................................              $        -   $    253    $    273
                                                                                 ==========   =========   ========

9.  PREMISES AND EQUIPMENT

                                                December 31,
                                                ------------
                                            2002          2001
                                            ----          ----
                                              (In Thousands)

Land ...............................     $  1,086        $ 1,086
Buildings ..........................        8,465          8,342
Leasehold improvements .............        6,399          6,804
Furniture and equipment ............       19,088         21,779
Renovations-in-process..............          262            549
                                         --------        -------
                                           35,300         38,560
Less:
Accumulated depreciation ...........       21,462         22,122
                                         --------       --------
                                         $ 13,838       $ 16,438
                                         ========       ========

     The Corporation occupies certain premises and operates certain equipment under noncancelable leases with terms ranging from 1 to 25 years. These leases are accounted for as operating leases. Accordingly, lease costs are expensed as incurred. Rent expense was $2.0 million in 2002, $2.2 million in 2001, and $1.6 million in 2000. Future minimum payments under these leases at December 31, 2002 are as follows:



                                                          (In Thousands)

2003     ...........................................       $  1,777
2004     ...........................................          1,446
2005     ...........................................          1,238
2006     ...........................................            975
2007     ...........................................            706
Thereafter .........................................          3,312
                                                           --------
         Total future minimum lease payments .......       $  9,454
                                                           ========

10.  DEPOSITS

     The following is a summary of deposits by category, including a summary of the remaining time to maturity for time deposits:

                                                                 December 31,
                                                         -----------------------
                                                            2002         2001(1)
                                                            ----         -------
                                                              (In Thousands)

Money market and demand:
    Noninterest-bearing demand .......................   $  182,957   $  171,801
    Money market and interest-bearing demand .........      109,259      327,635
                                                         ----------   ----------
      Total money market and demand ..................      292,216      499,436
                                                         ----------   ----------

Savings ..............................................      292,917      313,246
                                                         ----------   ----------

Retail certificates of deposits by maturity:
    Less than one year ...............................      168,547      194,376
    One year to two years ............................       36,668       46,992
    Two years to three years .........................       26,445       16,611
    Three years to four years ........................        2,721        4,504
    Four years to five years .........................        2,097        2,805
    Over five years ..................................          315        1,226
                                                         ----------   ----------
      Total retail time certificates .................      236,793      266,514
                                                         ----------   ----------

Jumbo certificates of deposit-retail, by maturity:
    Less than one year ...............................       40,441       37,815
    One year to two years ............................        3,879        8,519
    Two years to three years .........................        5,530            -
    Three years to four years ........................          159            -
    Four years to five years .........................            -          202
    Over five years ..................................          137            -
                                                         ----------   ----------
      Total jumbo certificates of deposit-retail .....       50,146       46,536
                                                         ----------   ----------
Subtotal retail deposits .............................      872,072    1,125,732
                                                         ----------   ----------

Jumbo certificates of deposit nonretail, by maturity:
    Less than one year ...............................       24,734       10,512
    One year to two years ............................        1,490        1,326
    Two years to three years .........................            -          100
    Three years to four years ........................            -          100
    Four years to five years .........................          100            -
                                                         ----------   ----------
      Total jumbo time certificates............ ......       26,324       12,038
                                                         ----------   ----------

Brokered certificates of deposit by maturity:
     Less than one year ..............................            -        8,347
                                                         ----------   ----------
      Total brokered time certificates ...............            -        8,347
                                                         ----------   ----------

Total deposits .......................................   $  898,396   $1,146,117
                                                         ==========   ==========

(1) Includes deposits of businesses sold in 2002 totaling $293.2 million at December 31, 2001.

     Time deposits include certificates of deposit in denominations of $100,000 or more, which aggregated $76.5 million and $58.6 million at December 31, 2002 and 2001, respectively.

     Interest expense, restated for continuing operations, by category follows:

                                                   Year Ended December 31,
                                                     2002      2001       2000
                                                     ----      ----       ----
                                                          (In Thousands)

Money market and interest-bearing demand ......    $   430    $   910    $ 1,429
Savings .......................................      2,914      7,417     10,690
Retail time deposits ..........................      8,267     13,197     12,957
                                                   -------    -------    -------
      Total retail interest expense ...........     11,611     21,524     25,076
                                                   -------    -------    -------

Jumbo certificates of deposit - other..........        419      1,106      1,713
Brokered certificates of deposit ..............         10      2,924     10,541
                                                   -------    -------    -------

      Total interest expense on deposits ......    $12,040    $25,554    $37,330
                                                   =======    =======    =======


11.  BORROWED FUNDS

                                                                              Maximum
                                                                               Amount                    Weighted
                                                                             Outstanding     Average     Average
                                                               Weighted       at Month       Amount       Interest
                                                    Balance     Average         End        Outstanding     Rate
                                                    End of     Interest      During the    During the    During the
                                                    Period       Rate          Period        Period       Period
                                                    ------       ----          ------        ------       ------
                                                                           (Dollars in Thousands)

          2002
          ----

FHLB advances.................................     $403,500      4.70%       $480,000      $448,103       4.56%
Trust preferred borrowings....................       50,000      3.97          50,000        50,000       5.13
Federal funds purchased and securities
  sold under agreements to repurchase ........       25,925      1.34         121,138        79,714       3.32
Other borrowed funds .........................       36,581      1.00          42,640        36,026       1.27

          2001
          ----

FHLB advances.................................     $520,000      4.58%       $520,000      $396,542       5.64%
Trust preferred borrowings....................       50,000      5.60          50,000        50,000       6.64
Federal funds purchased and securities
  sold under agreements to repurchase ........       45,000      4.87          73,900        69,945       6.46
Other borrowed funds .........................       30,480      1.40          37,193        27,321       3.06


     Federal Home Loan Bank Advances

     Advances from the Federal Home Loan Bank (FHLB) of Pittsburgh with fixed rates ranging from 2.92% to 5.37% at December 31, 2002 are due as follows:

                                                               Weighted
                                                               Average
                                              Amount             Rate
                                              ------           --------
                                                (Dollars in Thousands)

       2003.............................      $  120,000         4.42%
       2004.............................          90,000         4.78
       2005.............................          15,000         5.01
       2012.............................          33,500         4.22
                                              ----------
                                              $  258,500
                                              ==========

     Four advances are outstanding at December 31, 2002 totaling $145.0 million, with a weighted average rate of 4.96% maturing in 2008 and beyond. They are convertible on a quarterly basis (at the discretion of the FHLB) to a variable rate advance based upon the 3-month LIBOR rate, after an initial fixed term. WSFS has the option to prepay these four advances at predetermined times or rates. Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, collateralized mortgage obligations, FHLB stock and an interest-bearing demand deposit account with the FHLB.

     As a member of the FHLB of Pittsburgh, WSFS is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to 5% of its advances (borrowings) from the FHLB of Pittsburgh, plus 0.7% of the unused borrowing capacity. WSFS was in compliance with this requirement with an investment in FHLB of Pittsburgh stock at December 31, 2002, of $22.0 million.

     Trust Preferred Borrowings

     On November 20, 1998, the Corporation issued $50.0 million of Trust Preferred securities, due on December 1, 2028, pursuant to a shelf registration under the Securities Act of 1933. These securities were issued at a floating rate of 250 basis points over 3-month LIBOR, repricing quarterly. The maturity date on these securities may be shortened to a date not earlier than December 1, 2003 if certain conditions are met.

     The Trust Preferred securities were issued by a subsidiary of the Corporation, a Delaware statutory trust, which invested the proceeds in junior subordinated debentures issued by the Corporation. The net proceeds from the sale of Trust Preferred securities were used primarily as replacement financing for the early retirement of other Corporation debt. The Corporation benefits from reduced long-term financing costs and the flexibility of additional Bank regulatory capital.

     At the same time, the Corporation also entered into an agreement to limit the interest rate exposure in the Trust Preferred securities by purchasing an interest rate cap, which provides a ceiling on 3-month LIBOR of 6.00% for the first ten years (expires November 2008). This limits the net interest rate coupon (or cash paid) on the Trust Preferred securities to no more than 8.50% through the first ten years. The cost of this interest rate cap was $2.4 million, which, prior to the adoption of SFAS 133, was to be amortized as a yield adjustment over the ten-year period. On January 1, 2000, the Corporation adopted SFAS No. 133 which changed the accounting treatment of the cap. See Note 19 to the Financial Statements for a further discussion. The effective accounting rate of the Trust Preferred securities including amortization of transactional costs and certain changes in value of the cap was 3.97% and 5.60% at December 31, 2002 and 2001, respectively. The Corporation received payments from the cap of $92,000 and $220,000 in 2001 and 2000, respectively. The Corporation did not receive any payments in 2002.

     Securities Sold Under Agreements to Repurchase

     During 2002,  WSFS sold  securities  under  agreements  to  repurchase as a short-term funding source. At December 31, 2002, securities sold under agreements to repurchase had fixed rates ranging from 1.15% to 1.47%. The underlying securities are mortgage-backed securities and U.S. Government securities with a book value of $28.3 million at December 31, 2002. Securities sold under agreements to repurchase with the corresponding carrying and market values of the underlying securities are due as follows:

                                                                             Collateral
                                                                ---------------------------------------
                                     Borrowing                  Carrying       Market        Accrued
                                      Amount         Rate         Value        Value         Interest
                                     ---------    ----------    --------      --------       ---------
                                                                    (Dollars in Thousands)
2002
----

Up to 30 days....................    $  25,925      1.34%      $  28,291      $  28,291       $    151
                                     =========                 =========      =========       ========



2001
----

Up to 30 days....................    $  20,000      2.51%      $  20,823      $  21,235        $   108
Over 90 days.....................       25,000      6.76          31,786         32,422            176
                                     ---------                 ---------     ----------       --------

                                     $  45,000      4.87%      $  52,609      $  53,657        $   284
                                     =========                 =========      =========        =======

     Other Borrowed Funds

     Included in other borrowed funds are collateralized borrowings of $36.6 million and $30.2 million at December 31, 2002 and 2001, respectively, consisting of outstanding retail repurchase agreements, contractual arrangements under which portions of certain securities are sold on an overnight basis to retail customers under agreements to repurchase. Such borrowings were collateralized by mortgaged-backed securities. The average rates on these borrowings were 1.00% and 1.25% at December 31, 2002 and 2001, respectively. Also included in other borrowed funds are capital leases totaling $287,000 at December 31, 2001. The average rates on these capital leases was 16.83% at December 31, 2001. The balance of capital leases outstanding at December 31, 2002 is included in businesses held-for-sale. See Note 3 to the Financial Statements for a further discussion of businesses held-for-sale.

     Cost of Funding Discontinued Operations and Businesses Held-For Sale

     In order to properly estimate the results of continuing operations, certain WSFS funding costs were allocated towards the funding of discontinued operations and businesses held-for-sale. See Note 2 to the Financial Statements for further discussion on discontinued operations, and Note 3 for businesses held-for-sale.


 12.  STOCKHOLDERS' EQUITY

     Under Office of Thrift Supervision (OTS) capital regulations, savings institutions such as WSFS, must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of risk-weighted assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on WSFS' Financial Statements. At December 31, 2002 and 2001, WSFS was in compliance with regulatory capital requirements and was deemed a "well-capitalized" institution.

     The following table presents WSFS' consolidated capital position as of December 31, 2002 and 2001:

                                                                                                     To Be Well-Capitalized
                                                        Consolidated            For Capital          Under Prompt Corrective
                                                        Bank Capital         Adequacy Purposes        Action Provisions
                                                  -----------------------  ----------------------    -----------------------
                                                    Amount      Percent     Amount        Percent       Amount      Percent
                                                    ------      -------     ------          -------     ------      -------
                                                                             (Dollars in Thousands)
As of December 31, 2002:
   Total Capital (to risk-weighted assets)......  $ 245,470     20.12%     $  97,583      8.00%      $ 121,978      10.00%
   Core Capital (to adjusted tangible assets)...    235,868     13.74         68,665      4.00          85,831       5.00
   Tangible Capital (to tangible assets)........    235,868     13.74         25,749      1.50             N/A        N/A
   Tier 1 Capital (to risk-weighted assets).....    235,868     19.34            N/A       N/A          73,187       6.00

As of December 31, 2001:
   Total Capital (to risk-weighted assets)......  $ 151,356     11.98%     $ 101,074      8.00%      $ 126,343      10.00%
   Core Capital (to adjusted tangible assets)...    141,229      7.37         76,680      4.00          95,850       5.00
   Tangible Capital (to tangible assets)........    141,229      7.37         28,755      1.50             N/A        N/A
   Tier 1 Capital (to risk-weighted assets).....    141,229     11.18            N/A       N/A          75,806       6.00


     The Corporation has a simple capital structure with one class of $ .01 par common stock outstanding, each share having equal voting rights. In addition, the Corporation has authorized 7,500,000 shares of $0.01 par preferred stock. No preferred stock was outstanding at December 31, 2002 and 2001. The Trust
Preferred securities issued in 1998 qualify as Tier 1 capital. WSFS is prohibited from paying any dividend or making any other capital distribution if, after making the distribution, WSFS would be undercapitalized within the meaning of the OTS Prompt Corrective Action regulations. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common shares. As part of these programs, the Corporation acquired approximately 490,000 shares in 2002 and 1.1 million shares in 2001. At December 31, 2002, the Corporation held 6.2 million shares of its common stock in the treasury.

     The Holding Company

     Although the holding company does not have significant assets or engage in significant operations separate from WSFS, the Corporation has agreed to cause WSFS' required regulatory capital level to be maintained by infusing sufficient additional capital as necessary. In November 1998, the Corporation issued $50 million of Trust Preferred securities at a variable interest rate of 250 basis points over the 3-month LIBOR. At December 31, 2002, the coupon rate on these securities was 3.92% with a scheduled maturity of December 1, 2028. The Corporation purchased an interest rate cap that effectively limits 3-month LIBOR to 6.00% until 2008. The effective rate of these securities, including amortization of issuance costs and the cost of the interest rate cap was 4.0% at December 31, 2002. The effective rate will vary, however, due to fluctuations in interest rates. See Note 19 to the Financial Statements for further discussion of the interest rate cap. These securities were issued by WSFS Financial Corporation's subsidiary, WSFS Capital Trust I. The proceeds from the issue were invested in Junior Subordinate Debentures issued by WSFS Financial Corporation. These securities are treated as borrowings with the interest included in interest expense on the consolidated statement of operations. See Notes 11 and 19 to the Financial Statements for additional information. The proceeds were used primarily to extinguish higher rate debt and for general corporate purposes.

     Pursuant to federal laws and regulations, WSFS' ability to engage in transactions with affiliated corporations is limited, and WSFS generally may not lend funds to nor guarantee indebtedness of the Corporation.

13.  ASSOCIATE (EMPLOYEE) BENEFIT PLANS

Associate 401(k) Savings Plan

     Certain subsidiaries of the Corporation maintain a qualified plan in which Associates may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts which include professionally managed mutual and money market funds and the Corporation's common stock. Generally, the principal and earnings thereon are tax deferred until withdrawn. The Company matches a portion of the Associates' contributions and periodically makes discretionary contributions based on Company performance into the plan for the benefit of Associates. To that end, in December 2002, the Corporation set aside $343,000 of its gain on the sale of reverse mortgages for a special contribution to the Associate 401K plan. The Corporation's total contributions to the plan on behalf of its Associates resulted in an expenditure of $848,000, $892,000 and $848,000 for 2002, 2001, and 2000, respectively. The plan purchased 72,000, 91,000 and 105,000 shares of common stock of the Corporation during 2002, 2001, and 2000, respectively.

     All Company contributions are made in the form of the Corporation's common stock which Associates may transfer to various other investment vehicles without any significant restrictions.

     Postretirement Benefits

     The Corporation shares certain costs of providing health and life insurance benefits to retired Associates (and their eligible dependents). Substantially all Associates may become eligible for these benefits if they reach normal retirement age while working for the Corporation.

     The Corporation accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires that the costs of these benefits be recognized over an Associate's active working career. Disclosures are in accordance with SFAS No.132, Employer's Disclosure About Pensions and Other Postretirement Benefits which standardized the applicable disclosure requirements.

The following disclosures are in accordance with SFAS No. 132:

                                                            2002        2001        2000
                                                            ----        ----        ----
                                                                  (Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ................   $ 1,430     $ 1,086     $ 1,058
Service Cost ...........................................        59          37          36
Interest cost ..........................................       100          78          74
Actuarial loss .........................................       298         364          47
Benefits paid ..........................................       (72)       (135)       (129)
                                                           -------     -------     -------
      Benefit obligation at end of year ................   $ 1,815     $ 1,430     $ 1,086
                                                           =======     =======     =======

Change in plan assets:
Fair value of plan assets at beginning of year ........    $     -     $     -     $     -
Employer contributions .................................        72         135         129
Benefits paid ..........................................       (72)       (135)       (129)
                                                           -------     -------     -------
      Fair value of plan assets at end of year ........    $     -     $     -     $     -
                                                           =======     =======     =======

Funded status:
Funded status ..........................................   $(1,815)    $(1,430)    $(1,086)
Unrecognized transition obligation .....................       613         675         736
Unrecognized net loss (gain) ...........................       407         109        (263)
                                                           -------     -------     -------
      Net amount recognized ............................   $  (795)    $  (646)    $  (613)
                                                           =======     =======     =======

Components of net periodic benefit cost:
Service cost ...........................................   $    74     $    60     $    37
Interest cost ..........................................       119         100          78
Amortization of transition obligation ..................        61          61          61
Net loss (gain) recognition ............................        13           -          (8)
                                                           -------     -------     -------
      Net periodic benefit cost ........................   $   267     $   221     $   168
                                                           =======     =======     =======

Sensitivity analysis of healthcare cost trends:
Effect of +1% on service cost plus interest cost .......   $     2     $     -     $     -
Effect of -1% on service cost plus interest cost .......        (1)          -           -
Effect of +1% on APBO ..................................         9           5           2
Effect of -1% on APBO ..................................        (3)         (2)         (1)


Assumptions used to value the Accumulated Postretirement
  Benefit Obligation (APBO):
       Discount rate ...................................      6.75%       7.25%       7.50%
       Health care cost trend rate .....................      6.00%       6.50%       7.00%


     The Corporation assumes that the average annual rate of increase for medical benefits will decrease by one-half of 1% per year and stabilizes at an average increase of 5% per annum. The costs incurred for retirees' health care are limited since certain current and all future retirees are restricted to an annual medical premium cap indexed (since 1995) by the lesser of 4% or the actual increase in medical premiums paid by the Corporation. For 2002, this annual premium cap amounted to $1,896 per retiree.

14.  TAXES ON INCOME

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. The income tax provision consists of the following:

                                                            Year Ended December 31,
                                                      ---------------------------------
                                                        2002         2001         2000
                                                        ----         ----         ----
                                                                (In Thousands)
From current operations:
Current income taxes:
     Federal taxes .................................   $ 34,635    $  5,017    $ 10,336
     State and local taxes .........................      3,543       1,039         541
  Deferred income taxes:
     Federal taxes .................................      5,976       2,494      (2,406)
     State and local taxes .........................          -           -           -
                                                       --------    --------    --------
           Subtotal ................................   $ 44,154    $  8,550    $  8,471

From discontinued operations:
Current income taxes:
     Federal taxes .................................   $  9,247    $  4,645    $ (5,360)
     State and local taxes .........................        778         174         202
  Deferred income taxes:
     Federal taxes .................................     (2,494)     (6,307)     (2,159)
     State and local taxes .........................       (547)      1,308         (41)
                                                       --------    --------    --------
           Subtotal ................................   $  6,984    $   (180)   $ (7,358)

Current taxes from adoption of accounting principle:
     Federal taxes on SFAS 133 adoption ............          -           -        (837)
     Federal taxes on SFAS 142 adoption ............        469           -           -
                                                       --------    --------    --------
           Subtotal ................................   $    469    $      -    $   (837)
                                                       --------    --------    --------
           Total ...................................   $ 51,607    $  8,370    $    276
                                                       ========    ========    ========


     Current federal income taxes include taxes on income that cannot be offset by net operating loss carryforwards.

     Based on the Corporation's history of prior earnings and its expectations of the future, management believes that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $1.5 million at December 31, 2002. Adjustments to the valuation allowance were made in 2002 to reflect the lapsing of uncertainties related to certain tax benefits that were deemed to be realizable as a result of the closure of an IRS examination along with the sale of the reverse mortgage portfolio. Further adjustments to the valuation allowance were made in 2002 related to previously unrecorded tax benefits related to C1FN that were realizable as a result of the sale of Wilmington Finance. This was offset by adjustments for benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2002. The adjustments to the valuation allowance in 2001 were based on the realization of certain state net operating loss tax benefits relating to the discontinuance of the leasing company. The adjustments in 2000 were primarily the result of the lapsing of uncertainties associated with the Corporation's ability to realize certain tax benefits related to the acquisition of Providential Home Income Plan, Inc.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2002 and 2001:

                                                            2002        2001
                                                         ---------   ----------
                                                              (In Thousands)
Deferred tax liabilities:
     Accelerated depreciation ........................   $(21,958)   $(27,781)
     Other ...........................................        (18)        (28)
     Investments in non-wholly owned subsidiaries ....     (4,866)          -
     Unrealized gains on available-for-sale securities       (583)       (654)
                                                         --------    --------
Total deferred tax liabilities .......................    (27,425)    (28,463)
                                                         --------    --------

Deferred tax assets:
     Bad debt deductions .............................     16,591      15,290
     Tax credit carryforwards ........................        150         150
     Net operating loss carryforwards ................      5,778       6,255
     Loan fees .......................................         99         123
     Provisions for losses on reverse mortgages ......          -      11,418
     Discontinued operations .........................      4,042       2,228
     Reserves and other ..............................      3,201       1,502
     Capital loss carryforwards ......................      1,438           -
     Investments in non-wholly owned subsidiaries ....          -         730
                                                         --------    --------
Total deferred tax assets ............................     31,299      37,696
                                                         --------    --------

Valuation allowance ..................................     (2,377)     (5,306)
                                                         --------    --------
Net deferred tax asset ...............................   $  1,497    $  3,927
                                                         ========    ========

     Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized. Such items consisted primarily of unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS No. 115 and certain adjustments in non-wholly owned subsidiaries. A decrease in 2002 for deferred tax liabilities of investments in non-wholly owned subsidiaries for which no deferred tax benefit was recognized was $434,000.

     Approximately $4.7 million in gross deferred tax assets of the Corporation at December 31, 2002 are related to net operating losses and tax credits attributable to a former subsidiary. The Company has assessed a valuation allowance on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.


     Approximately $1.3 million in gross deferred tax assets of the Corporation at December 31, 2002 are related to state tax net operating losses. The Company has assessed a valuation allowance on a portion of these deferred tax assets.


     In 2002, the Internal Revenue Service (IRS) concluded an examination of the Corporation's federal income tax returns for all the years ending December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the favorable resolution of tax authority examinations and tax return settlements.

   Net operating loss carryforwards (NOLs) of $34.1 million remain at December 31, 2002. The expiration dates and amounts of such carryforwards are listed below:

                                      Federal        State
                                      -------        -----
                                        (In Thousands)

2007..............................   $      -       $12,473
2008..............................      6,172             -
2009..............................      6,755             -
2018..............................         -          8,711
                                     -------        -------
                                     $12,927        $21,184
                                     =======        =======

     The Corporation's ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Internal Revenue Code. These restrictions limit a company's future use of NOLs if there is a significant ownership change in a company's stock (an "Ownership Change"). The utilization of approximately $12.9 million of federal net operating loss carryforwards is limited to approximately $1.3 million each year as a result of such Ownership Change in a former subsidiary's stock.

     A reconciliation setting forth the differences between the effective tax rate of the Corporation and the U.S. Federal Statutory tax rate is as follows:

                                                   Year Ended December 31,
                                                 ---------------------------
                                                  2002      2001       2000
                                                  ----      ----       ----

Statutory federal income tax rate ............    35.0%     35.0%     35.0%
State tax net of federal tax benefit..........     1.5       5.0      12.8
Interest income 50% excludable................    (0.5)     (2.9)     (6.7)
Utilization of loss carryforwards and
       valuation allowance adjustments........    (1.9)     (3.3)    (33.6)
Other.........................................    (0.3)     (0.9)     (5.0)
                                                  ----      ----      ----
Effective tax rate ...........................    33.8%     32.9%      2.5%
                                                  ====      ====      ====

15.  STOCK OPTION PLANS

     The Corporation has stock options outstanding under two stock option plans (collectively, "Option Plans") for officers, directors and Associates of the Corporation and its subsidiaries. The 1986 Stock Option Plan ("1986 Plan") expired in 1996, on the tenth anniversary of its effective date. As a result, no future awards may be granted under the 1986 Plan. The 1997 Stock Option Plan ("1997 Plan") was approved by shareholders to replace the expired 1986 Plan. The 1997 Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. The number of shares reserved for issuance under the 1997 Plan is 1,165,000. At December 31, 2002, there were 69,450 shares available for future grants under the 1997 Plan.

     The Option Plans provide for the granting of incentive stock options as defined in Section 422 of the Internal Revenue Code as well as nonincentive stock options (collectively, "Stock Options"), phantom stock awards and stock appreciation rights. All awards are to be granted at not less than the market price of the Corporation's common stock on the date of the grant and expire no later than ten years from the grant date. All Stock Options granted after October 1996 are exercisable one year from grant date and vest in 20% per annum increments. Generally, all awards become immediately exercisable in the event of a change in control, as defined within the Option Plans.

     A summary of the status of the Corporation's Option Plans as of December 31, 2002, 2001 and 2000, and changes during the years then ended is presented below:

                                               2002                          2001                           2000
                                    --------------------------    --------------------------    -------------------------
                                                 Weighted-                    Weighted-                   Weighted-
                                                  Average                      Average                     Average
                                      Shares    Exercise Price    Shares     Exercise Price     Shares     Exercise Price
                                      ------    --------------    ------     --------------     ------     --------------
Stock Options:
Outstanding at beginning of year    1,001,605      $ 14.42          826,345        $ 13.85      530,055     $ 14.88
Granted ........................      125,075        30.83          196,500          16.51      372,700       12.30
Exercised ......................      (36,070)       14.35           (9,360)          9.44      (15,890)       6.53
Canceled .......................      (10,550)       14.28          (11,880)         13.41      (60,520)      15.09
                                    ---------                       -------                     -------

Outstanding at end of year .....    1,080,060        16.33        1,001,605          14.42      826,345       13.84

Exercisable at end of year            466,194        14.55          312,589                     156,484

Weighted-average fair value
 of awards granted                  $    8.73                     $    5.73                     $  4.69

     The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 2.6% in 2002, 4.4% in 2001 and 6.0% in 2000; expected option life of 6 years for all awards; and expected stock price volatility of 26% in 2002, 24% in 2001, and 35% for 2000. For the purposes of this option pricing model 1% was used as the expected dividend yield.

     The Black-Scholes and other option-pricing models assume that options are freely tradable and immediately vested. Since executive's options are not transferable, have long vesting provisions, and are subject to trading black-out periods imposed by the Company, the value calculated by the Black-Scholes model may significantly overstate the true economic value of the options.

     SFAS No. 123, Accounting for Stock-based Compensation, encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to Associates. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply Accounting Principles Board Opinion 25 and related interpretations in accounting for the Stock Plans and to provide the required pro forma disclosures of SFAS
123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Corporation would have recognized compensation expense of $1.2 million in 2002, and $1.3 million in both 2001 and 2000 related to its Option Plans. As a result, pro forma income from continuing operations for the Corporation would have been $ 87.2 million in 2002, $16.9 million in 2001 and $17.5 million in 2000. Pro forma diluted earnings per share from continuing operations would have been $9.19 in 2002, $1.74 in 2001 and $1.64 in 2000.

     The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123 in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

     The  following   table   summarizes  all  stock  options   outstanding  and
exercisable for Option Plans as of December 31, 2002, segmented by range of exercise prices:

                                                 Outstanding                                Exercisable
                   --------------------------------------------------------------------     -----------
                                        Weighted-          Weighted-                         Weighted-
                                        Average             Average                          Average
                                        Exercise           Remaining                         Exercise
                      Number             Price          Contractual Life       Number         Price
                      ------       ----------------     ----------------       ------       -----------

Stock Options:

$ 6.68-$10.02          25,320          $  9.44               3.8 years         25,320        $  9.44
$10.02-$13.36         269,100            11.25               7.6 years        105,580          11.29
$13.36-$16.70         396,995            14.83               6.8 years        205,824          14.79
$16.70-$20.04         283,570            17.52               7.4 years        129,470          17.82
$30.06-$33.40         105,075            33.40              10.0 years              -              -
                      -------                                                 -------

Total               1,080,060           $16.33               7.4 years        466,194         $14.55
                    =========                                                 =======


16.  COMMITMENTS AND CONTINGENCIES

     Lending Operations

     At December 31, 2002, the Corporation had commitments to extend credit of $189.3 million. Consumer lines of credit totaled $66.5 million of which $58.3 million was secured by real estate. Outstanding letters of credit were $4.3 million and outstanding commitments to make or acquire mortgage loans aggregated $28.2 million. Approximately $17.6 million of which were at fixed rates ranging from 3.88% to 7.50%, and approximately $10.6 million were at variable rates ranging from 3.25% to 6.75%. All mortgage commitments are expected to have closing dates within a six-month period.


     Data Processing Operations

     In September 2000, the Company entered into a five-year contract with MCI/WorldCom and Integraph Corporation to manage network operations. The projected amount of future minimum payments contractually due is as follows:

    2003................................................    $1,242,000
    2004................................................     1,281,000
    2005................................................     1,238,000

     In October 2002, the Company entered into a 7 1/2 year contract with Metavante Corporation for data processing and other related services. The projected amount of future minimum payments contractually due is as follows:

    2003...............................................    $2,023,762
    2004...............................................     2,059,808
    2005...............................................     2,095,854
    2006...............................................     2,131,899
    2007...............................................     2,167,945
    2008...............................................     2,203,991
    2009...............................................     2,240,037
    2010...............................................       569,021

     Legal Proceedings

     In  the  ordinary  course  of  business,  the  Corporation,  Bank  and  its subsidiaries are subject to legal actions which involve claims for monetary relief. Based upon information presently available to the Corporation and its counsel, it is the Corporation's opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Corporation's results of operations.

     The Bank, as successor to originators, may from time to time be involved in arbitration or litigation with the reverse mortgage loan borrowers or with the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances regarding how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage obligations.

     Financial Instruments With Off-Balance Sheet Risk

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. To varying degrees, these financial instruments involve elements of credit risk that are not recognized in the Consolidated Statement of Condition.

     Exposure to loss for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Corporation generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and essentially uses the same credit policies in making commitments as it does for on-balance sheet instruments.


     The  following   represents  a  summary  of  off-balance   sheet  financial
instruments at year-end:

                                                               December 31,
                                                         -----------------------
                                                          2002             2001
                                                          ----             ----

(In Thousands)
Financial  instruments  with contract
   amounts which represent  potential
   credit risk:
       Construction loan commitments ................      $41,412       $38,334
       Commercial mortgage loan commitments .........        6,518         3,511
       Commercial loan commitments ..................       42,373        41,554
       Commercial standby letters of credit .........        4,262         4,052
       Residential mortgage loan commitments ........       28,226        27,033
       Consumer lines of credit .....................       66,516        64,963

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit written are conditional commitments issued to guarantee the performance of a customer to a third-party. The Corporation evaluates each customer's creditworthiness and obtains collateral based on management's credit evaluation of the counterparty.

     Indemnifications

     Secondary Market Loan Sales. In the normal course of business, WSFS and its subsidiaries sell loans in the secondary market. As is customary in such sales, WSFS provides indemnification to the buyer under certain circumstances. This indemnification may include the repurchase of loans by WSFS. In most cases repurchases and losses are rare, and no provision is made for losses at the time of sale. In other cases, primarily resulting from the activities at Wilmington Finance, Inc., where repurchase and losses are probable and reasonably estimable, provision is made in the Financial Statements for such estimated losses.

     Sale of C1FN/Everbank Segment. On November 5, 2002, the C1FN/Everbank segment of WSFS was sold by WSFS and other shareholders of C1FN to Alliance
Capital Partners, Inc. and its subsidiary, First Alliance Bank, F.S.B. As is customary in the sale of a privately-held business, certain indemnifications were provided by the sellers in the event of costs, losses, damages, etc (collectively, "Damages") incurred and successfully claimed by the buyer for breaches of sellers' representations and warranties, sellers' failure to perform under the transaction agreements, and the sellers' ownership and operation of the business prior to sale, generally speaking. This indemnification extends for one year from the sale date and is capped at $1,750,000 in the aggregate, which has been placed in escrow. Buyer's damages must exceed $200,000 before any initial claims may be made. WSFS' share of this indemnification escrow is $611,000, which may be received by WSFS in the future if no claims are successfully made against the indemnification. WSFS has not recognized this portion of the sale consideration, as receipt of this amount is not assured beyond a reasonable doubt. This amount, or portions thereof, will be recognized if and when such assurance level is reached.

     In  addition  to  the  above  indemnification,   WSFS  separately  provided
indemnification to the buyer for Damages, if any, that may result from C1FN shareholders bringing claims against the buyer as a result of the Services Agreement and amendments (collectively, "Services Agreements") between WSFS and C1FN over the life of those arrangements. This indemnification was provided by
WSFS purely to facilitate the timely sale of C1FN/Everbank, and is not specifically related to a change in an underlying asset or liability. This indemnification extends for two years from the sale date and is capped at approximately $8.2 million. WSFS is not aware of any claims under this indemnification, and given the facts and circumstances surrounding both the Services Agreements and the sale of C1FN, management of WSFS believes the likelihood of any payments under this separate indemnification is very remote. As a result of these circumstances, and the general nature of the indemnification, no provision for loss has been made in WSFS' Financial Statements at December 31, 2002.

     Sale of Wilmington Finance, Inc. On November 7, 2002, agreements were signed for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc.
(WF) to American General Finance, Inc. The transaction was completed on January 2, 2003. As is customary in the sale of a privately-held business, certain indemnifications were provided by WSFS and the other shareholders of WF to the buyer.

     Indemnifications provided by the sellers to cover Damages incurred by, and successfully claimed by the buyer and fall into 4 separate categories. These include: (1) indemnification for sellers' ownership, which indemnification extends indefinitely and is uncapped in amount; (2) indemnification for tax, environmental, and benefit plan related issues, all of which indemnifications extend for their respective statute of limitations and are uncapped in amount;
(3) breaches of sellers' representations and warranties and covenants in the sale agreement (sellers' breaches indemnification), which extends for 18 months from the sale date and are capped at the purchase price (approximately $123 million); and (4) protection to the buyer in the event of successful third-party claims that result from the operation of the business prior to the sale date (third-party claims indemnification). This third-party claims indemnification includes time limits and dollar limits as follows: (i) for the first 12 months after the sale the dollar limit is $57 million; (ii) from months 13 through 18 the dollar limit is $52 million; and (iii) from months 19 through 30 the dollar limit is $32 million. Buyer must incur $2 million of damages and exhaust any related reserves provided in the closing balance sheet before an initial dollar claim may be made against the sellers for any third-party claims and sellers' breaches indemnifications. Dollar liability is uncapped for the indemnifying party if damages are due to willful misconduct, fraud, or bad faith.

     Generally speaking, WSFS is proportionately liable for its ownership share of WF (which is 65%, after the exercise of its warrant just prior to sale) of the related successful claims under indemnification provisions, except that, in order to facilitate the sale, WSFS agreed to assume a portion of the management shareholders' indemnification obligations. This additional indemnification totals as much as approximately $13 million and was assumed in exchange for a payment of $225,000 from the management shareholders. Because such payment acts like an insurance premium, WSFS will defer this $225,000 and accrete it to income over the life of the 30-month arrangement.

     WSFS is not aware of any claims to date made under the WF indemnification provisions that could result in payment. Further, indemnifications provided in the WF sale agreement are general in nature and not specifically related to the changes in an underlying asset or liability. Any potential claims related to indemnification on repurchased loans in the normal course of business have been provided for in closing balance sheet and are further subject to the $2 million indemnification threshold. Therefore, given these circumstances, any amounts that may be paid under these indemnifications provisions are neither probable nor reasonably estimable, or have a probability-weighted net present value of zero. As such, no additional provision for losses or deferral of sale consideration, other than the amounts above, are contemplated as of this date.

     There   can  be  no   assurances   that   payments,   if  any,   under  all
indemnifications provided by the Corporation will not be material or any exceed reserves that the Company may have established for such contingencies.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported fair values of financial instruments are based on a variety of factors. In certain cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions regarding the amount and timing of estimated future cash flows which are discounted to reflect current market rates and varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-Term Investments: For cash and short-term investments, including due from banks, federal funds sold, securities purchased under agreements to resell and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

     Investments, Mortgage-Backed Securities: Fair value for investment and mortgage-backed securities is based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. The fair value of the Corporation's investment in reverse mortgages is based on the net present value of estimated cash flows, which have been updated to reflect recent external appraisals of the underlying collateral.

     Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type: commercial, commercial mortgages, construction, residential mortgages and consumer. For loans that reprice frequently, the book value approximates fair value. The fair value of other type of loans is estimated by discounting expected cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities. The fair value of nonperforming loans is based on recent external appraisals of the underlying collateral. Estimated cash flows, discounted using a rate commensurate with current rates and the risk associated with the estimated cash flows, are utilized if appraisals are not available.

     Interest   Rate  Cap:  The  fair  value  is  estimated   using  a  standard
sophisticated option model and quoted prices for similar instruments.

     Short-Term Foreign Exchange Contracts: The fair value is estimated using quoted prices for similar currency contracts.

     Deposit Liabilities: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market and interest-bearing demand deposits and savings deposits, is assumed to be equal to the amount payable on demand. The carrying value of variable rate time deposits and time deposits that reprice frequently also approximates fair value. The fair value of the remaining time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with comparable remaining maturities.

     Borrowed Funds: Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Off-Balance Sheet Instruments: The fair value of off-balance sheet instruments, including commitments to extend credit and standby letters of credit, is estimated using the fees currently charged to enter into similar agreements with comparable remaining terms and reflects the present creditworthiness of the counterparties.

     The book value and estimated fair value of the Corporation's financial instruments are as follows:

                                                                                         December 31,
                                                                ----------------------------------------------------
                                                                         2002                         2001
                                                                -----------------------      -----------------------
                                                                  Book         Fair            Book          Fair
                                                                  Value        Value           Value         Value
                                                                ---------    ----------      ---------     ---------
                                                                                  (In Thousands)
Financial assets:
     Cash and other investments......................          $  256,889   $  256,889      $  261,641   $  265,642
     Investment securities...........................              21,777       22,850          14,194       14,600
     Mortgage-backed securities......................             148,238      149,562         361,724      363,031
     Loans, net......................................           1,079,386    1,100,478       1,115,372    1,133,354
     Interest rate cap...............................               1,012        1,012           2,534        2,534
     Short-term forward foreign exchange contracts...                   -            -            (395)        (395)

Financial liabilities:
     Deposits........................................             898,396      901,581       1,146,117    1,148,960
     Borrowed funds..................................             516,006      533,672         645,480      644,222


      The estimated fair value of the Corporation's off-balance sheet financial instruments is as follows:

                                                     December 31,
                                                 -------------------
                                               2002              2001
                                               ----              ----
                                                     (In Thousands)

Off-balance sheet instruments:
     Commitments to extend credit..........    $1,185          $1,104
     Standby letters of credit.............        43              41


18.  PARENT COMPANY FINANCIAL INFORMATION

Condensed Statement of Financial Condition
                                                       December 31,
                                               -------------------------
                                                 2002           2001
                                               ---------      ---------

(In Thousands)
Assets:
     Cash ................................     $   4,395      $   5,869
     Investment in the subsidiaries ......       224,270        139,149
     Investment in interest rate cap .....         1,012          2,534
     Investment in Capital Trust .........         1,547          1,547
     Other assets ........................         1,703          1,177
                                               ---------      ---------
Total assets .............................     $ 232,927      $ 150,276
                                               =========      =========

Liabilities:
     Borrowings ..........................     $  50,000      $  50,000
     Interest payable ....................           174            203
     Other liabilities ...................            81             70
                                               ---------      ---------
     Total liabilities ...................        50,255         50,273
                                               ---------      ---------

Stockholders' equity:
     Common stock ........................           149            148
     Capital in excess of par value ......        59,789         59,079
     Comprehensive income ................           904          3,146
     Retained earnings ...................       207,358        107,950
     Treasury stock ......................       (85,528)       (70,320)
                                               ---------      ---------
     Total stockholders' equity ..........       182,672        100,003
                                               ---------      ---------
Total liabilities and stockholders' equity     $ 232,927      $ 150,276
                                               =========      =========

Condensed Statement of Operations

                                                          Year Ended December 31,
                                                     ---------------------------------
                                                       2002         2001         2000
                                                     ---------    ----------   ---------
                                                                (In Thousands)
Income:
     Interest income .............................   $     353    $     362    $     359
     Noninterest income ..........................         144          187          234
                                                     ---------    ---------    ---------
                                                           497          549          593
                                                     ---------    ---------    ---------
Expenses:
     Interest expense ............................       2,667        3,421        4,787
     Other operating expenses ....................        (714)      (1,111)      (1,408)
                                                     ---------    ---------    ---------
                                                         1,953        2,310        3,379
                                                     ---------    ---------    ---------

Loss before equity in undistributed
  income of WSFS..................................      (1,456)      (1,761)      (2,786)
Equity in undistributed income of WSFS ...........     102,597       18,844       13,805
                                                     ---------    ---------    ---------
Net income .......................................   $ 101,141    $  17,083    $  11,019
                                                     =========    =========    =========

Condensed Statement of Cash Flows

                                                                      Year Ended December 31,
                                                                -----------------------------------
                                                                   2002         2001         2000
                                                                ---------    ----------   ---------
                                                                (In Thousands)
Operating activities:
     Net income .............................................   $ 101,141    $  17,083    $  11,019
Adjustments to reconcile net income to net
   cash used for operating activities:
     Equity in undistributed income of WSFS .................    (102,597)     (18,844)     (13,805)
     Amortization ...........................................         383          (93)         373
     Decrease (increase) in other assets ....................         617         (169)         (20)
     Decrease in other liabilities ..........................         (17)        (209)        (547)
                                                                ---------    ---------    ---------
Net cash used for operating activities ......................        (473)      (2,232)      (2,980)
                                                                ---------    ---------    ---------

Investing activities:
     Decrease in investment in WSFS .........................      16,000       22,500       12,374
                                                                ---------    ---------    ---------
Net cash provided by investing activities ...................      16,000       22,500       12,374
                                                                ---------    ---------    ---------

Financing activities:
     Issuance of common stock ...............................         711           94          103
     Unrealized gains in intrinsic value
       of interest rate cap..................................        (771)         257          125
     Dividends paid on common stock .........................      (1,733)      (1,542)      (1,610)
     Treasury stock, net of reissuance ......................     (15,208)     (15,727)     (12,678)
                                                                ---------    ---------    ---------
Net cash used for financing activities ......................     (17,001)     (16,918)     (14,060)
                                                                ---------    ---------    ---------

(Decrease) increase in cash .................................      (1,474)       3,350       (4,666)
Cash at beginning of period .................................       5,869        2,519        7,185
                                                                ---------    ---------    ---------
Cash at end of period .......................................   $   4,395    $   5,869    $   2,519
                                                                =========    =========    =========

19.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING

     The Corporation has an interest-rate cap with a notional amount of $50 million, which limits 3-month LIBOR to 6% for the ten years ending December 1, 2008. The cap is being used to hedge the cash flows on $50 million in Trust Preferred floating rate debt. The cap was recorded at the date of purchase in other assets, at a cost of $2.4 million.

     The fair market value (FMV) of the cap has two components: the intrinsic value and the time value of the option. Prior to July 1, 2002, the cap was marked-to-market quarterly, with changes in the intrinsic value of the cap, net of tax, included in a separate component of other comprehensive income and changes in the time value of the option included directly in interest expense as required under SFAS 133. In addition, the ineffective portion, if any, was expensed in the period in which ineffectiveness is determined.

     On July 1, 2002, as a result of a change in the guidance from the FASB for implementation of Statement 133, the Corporation dedesignated the original cash flow hedge and redesignated the interest rate cap so that the entire change in the market value of the cap now is included in other comprehensive income. As part of redesignating the new cash flow hedge, the method of assessing effectiveness was changed. It is now based on the total change to the interest rate cap's cash flows, and not only the change to intrinsic value, as was the basis of assessing effectiveness under the prior hedging designation. As a result of the change in the methodology for assessing effectiveness, the hedging relationship is considered to be perfectly effective and can reasonably be expected to remain so. Therefore, the full change to the fair value of interest rate cap is recorded in other comprehensive income.

     At July 1, 2002, the inception date of the redesignated hedging relationship, the fair value of the interest rate cap was $1.6 million. This amount was allocated to the respective multiple "caplets" on a fair value basis. The change in each "caplet's" respective allocated fair value amount is reclassified out of other comprehensive income and into interest expense when each of the quarterly interest payments is made on the Trust Preferred debt. The redesignation of the cash flow hedge has the affect of providing a more systematic method for amortizing the cost of the cap against earnings.

     Management is not aware of any events that would result in the reclassification into earnings of gains and losses that are currently reported in accumulated other comprehensive income except for those discussed above. The fair value of the cap is estimated using a standard option model and quoted market prices of similar instruments.

     Everbank entered into short-term forward exchange contracts to provide an effective fair value hedge on the foreign currency denominated deposits from fluctuations that may occur in world currency markets. At December 31, 2001 and 2000, Everbank had entered into such contracts with notional amounts of $60.4 million and $35.5 million, respectively. During 2002 and the years ended December 31, 2001 and 2000, the expense associated with these hedging contracts was almost entirely offset by changes in the fair value of the world currency denominated deposits. There was no material impact on noninterest income. On November 5, 2002, WSFS sold C1FN/Everbank and therefore had no foreign exchange contracts at December 31, 2002.

     Related to its sale of reverse mortgages, the Corporation also acquired a series of options to acquire up to 49.9% of the Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. The aggregate exercise price of the series of options is $1.0 million. Because the net present value of the estimated cash flows coming from WSFS' options on the highly illiquid Class "O" certificates is significantly less than the $1.0 million exercise price, WSFS has valued the option at $0 at December 31, 2002. The option will be evaluated quarterly for any changes in the estimated valuation.

     The following depicts the change in fair market value of the Company's derivatives:

                           Carrying Value                  Carrying Value                 Carrying Value             Carrying Value
                           at January 1,                   at December 31,                at December 31,            at December 31,
                               2000        Activity             2000         Activity          2001         Activity        2002
                           --------------  --------        ---------------   --------     ---------------   -------- ---------------

                                                                 (In Thousands)
Interest rate cap:
  Intrinsic Value
       Dedesignated cap    $     2,813     $(2,620)        $    193(1)      $    396        $    589(1)    $  (589)     $      -
  Time Value
       Dedesignated cap          2,131        (327)(2)        1,804              141(2)        1,945        (1,945)            -
       Redesignated cap              -           -                -                -               -         1,012         1,012
                           -----------     -------         --------         --------        --------       -------      --------
                              $  4,944     $(2,947)        $  1,997         $    537        $  2,534       $(1,522)     $  1,012
                              ========     =======         ========         ========        ========       ========     ========

Foreign Exchange Contracts
   Time Value              $         -     $ 1,385 (3)      $  1,385        $(1,780)(3)     $   (395)      $   395      $    N/A
                           ===========     =======          ========        =======        =========       =======      ========

Options on class "O"
   Certificates of MBS              NA         NA                 NA             NA               NA           NA             NA


(1)  Included in other comprehensive income, net of taxes.
(2)  Included  in  interest   expense  on  the  hedged  item  (Trust   Preferred
     borrowings).
(3) Included in noninterest income and offset by corresponding changes in foreign currency denominated deposits.


     An additional provision of SFAS 133 afforded the opportunity to reclassify investment securities between held-to-maturity, available-for-sale and trading at the date of adoption. Accordingly, on January 1, 2000, the Corporation reclassified $131.0 million in investments and mortgage-backed securities from held-to-maturity to available-for-sale and recorded an unrealized loss of $2.4 million net of tax. Of the $131.0 million transferred, $55.4 million was sold at a loss of $1.3 million, net of tax, during the first quarter of 2000 (the quarter of adoption). In accordance with SFAS No. 133, this loss was included in the statement of operations as a cumulative effect of a change in accounting principle.

20. SEGMENT INFORMATION

     Under the definition of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Corporation consisted only of its core community banking operations and had no other operating segments. Generally, reportable segments are business units that are managed separately, operate under different regulations and offer different services to distinct customer bases. Previously, WCC, C1FN and WF were classified as operating segments, however, as a result of the discontinuance of WCC, the sale of C1FN in November of 2002 and the sale of WF in 2003 these businesses were classified as discontinued operations or businesses held-for-sale and no longer considered segments. For a further discussion of discontinued operations see Note 2 of the Financial Statements and of businesses held-for-sale see Note 3 of the Financial Statements.

21. Subsequent Events

     On January 2, 2003, WSFS completed the sale of it's majority-owned subprime mortgage banking subsidiary, WF to American General Finance, Inc. WSFS expects to recognize an after-tax gain on the sale of $42.2 million, or approximately $4.57 per diluted share in the first quarter of 2003. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale.

     The sellers, including WSFS, provided certain indemnifications to the buyer, as are customary in the sale of a privately-held business between parties. The indemnifications are more fully disclosed in Note 16 to the Financial Statements, Commitments and Contingencies.

QUARTERLY FINANCIAL SUMMARY  (Unaudited)

                                                                      Three Months Ended
                               -----------------------------------------------------------------------------------------------

                                12/31/02      9/30/02     6/30/02     3/31/02     12/31/01     9/30/01     6/30/01     3/31/01
                                --------      -------     -------     -------     --------     -------     -------     -------
                                                            (In Thousands, Except Per Share Data)

Interest income ............   $  20,051    $  22,303    $  24,913   $  27,436   $  23,753    $  26,089   $  26,186   $  25,310
Interest expense ...........       8,053        8,239        8,662       8,480      10,280       11,964      11,567      12,786
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Net interest income ........      11,998       14,064       16,251      18,956      13,473       14,125      14,619      12,524
Provision for loan losses ..         525          507          504         707         495          677         400         293
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Net interest income after
   provision for loan losses      11,473       13,557       15,747      18,249      12,978       13,448      14,219      12,231

Noninterest income .........     107,355        5,953        5,728       5,024       5,726        5,452       5,343       4,604
Noninterest expenses .......      14,878       12,401       12,312      12,026      11,887       11,411      12,929      11,462
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Income from continuing
  operations before
  minority interest, taxes
  and accounting change ....     103,950        7,109        9,163      11,247       6,817        7,489       6,633       5,373
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Income tax provision .......      34,545        2,093        3,356       4,160       2,327        2,480       2,059       1,684
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------

Income from continuing
  operations before
  accounting change ........      69,405        5,016        5,807       7,087       4,490        5,009       4,574       3,689
Change in accounting
   principles, net .........           -            -            -         703           -            -           -           -
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Income from continuing
   operations ..............      69,405        5,016        5,807       7,790       4,490        5,009       4,574       3,689
Income from businesses
   held-for-sale, net of tax       6,923        4,292        2,114       1,636         690          494         132          31
Loss on wind-down of
   discontinued operations .      (2,203)        (563)           -           -      (2,026)           -           -           -
Gain on sale of businesses
   held-for-sale ...........         187          737            -           -           -            -           -           -
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Net income .................   $  74,312    $   9,482    $   7,921   $   9,426   $   3,154    $   5,503   $   4,706   $   3,720
                               =========    =========    =========   =========   =========    =========   =========   =========

Earnings per share:
  Basic:
Income from continuing
   operations before
   accounting change ......    $    7.69    $    0.55    $    0.64   $    0.77   $    0.49    $    0.54   $    0.47   $    0.36
Change in accounting
  principles, net..........            -            -            -        0.08           -           -            -           -
                               ---------    ---------    ---------   ---------  -----------   ---------   ---------   ---------
Income from continuing
  operations.............           7.69         0.55         0.64        0.85        0.49         0.54        0.47        0.36
Income from businesses
  held-for-sale, net of tax         0.77         0.47         0.23        0.18        0.07         0.05        0.01        0.01
Loss on wind-down of
    discontinued operations        (0.25)       (0.06)           -           -       (0.22)           -           -           -
Gain on sale of businesses
    held-for-sale..........         0.02         0.08            -           -           -            -           -           -
                               ---------    ---------    ---------   ---------   ---------    ---------   ---------   ---------
Net income.................    $    8.23    $    1.04    $    0.87   $    1.03   $    0.34    $    0.59   $    0.48   $    0.37
                               =========    =========    =========   =========   =========    =========   =========   =========

QUARTERLY FINANCIAL SUMMARY (Unaudited) (continued)

                                                                      Three Months Ended
                               -----------------------------------------------------------------------------------------------

                                12/31/02      9/30/02     6/30/02     3/31/02     12/31/01     9/30/01     6/30/01     3/31/01
                                --------      -------     -------     -------     --------     -------     -------     -------
                                                            (In Thousands, Except Per Share Data)

  Diluted:

Income from continuing
   operations before
   accounting change .......   $    7.27    $    0.52    $    0.62   $    0.76   $    0.49    $    0.53   $   0.46    $    0.36
Change in accounting
  principles, net ..........           -            -            -        0.08           -            -          -            -
                               ---------    ---------    ---------   ---------   ---------    ---------   --------    ---------
Income from continuing
  operations ...............        7.27         0.52         0.62        0.84        0.49         0.53       0.46         0.36
 Income  from businesses
   held-for-sale, net of tax        0.73         0.45         0.22        0.17        0.07         0.05       0.01         0.01
Loss on wind-down of
   discontinued operations .       (0.23)       (0.06)           -           -       (0.22)           -          -            -
Gain on sale of businesses
   held-for-sale ...........        0.02         0.08            -           -           -            -          -            -
                               ---------    ---------    ---------   ---------   ---------    ---------   --------    ---------
Net income .................   $   7.79 $        0.99    $    0.84   $   1.01    $    0.34  $      0.58   $   0.47    $    0.37
                               =========    =========    =========   =========   =========    =========   ========    =========