Form 10-K, Exhibit 13
period 2003-12-31
WSFS FINANCIAL CORP
filed 2004-03-12
CIK 828944

To our Stockholders, Customers, Neighbors, Associates and Friends:

2003 was a year of strong performance and continued focus for WSFS Financial Corporation. We are very pleased to report strong earnings and exceptional momentum.

As we execute on our strategic direction, we continue to experience success along the way. Our strategic focus is to exceed customer expectations and build customer advocacy by serving small- and mid-sized businesses while gathering retail core deposits. The momentum of 2003 is evidence of the strength of this focus.

WSFS recorded net income of $63 million, or $7.65 per share in 2003. These earnings included the successful divestiture of a majority-owned mortgage banking subsidiary, which realized an after-tax gain on the sale of $41.3 million, as well as, an additional after-tax gain of $517,000 from the 2002 sale of our branchless banking operation. Our return on equity, based on net income from continuing operations, was 10.60% and our return on assets was 1.09%. Return on equity is not consistent with our historical standards due to the excess capital generated by our 2002 and 2003 divestitures. As we reinvest these proceeds and related liquidity into our core bank operations, we expect to return to our long-standing goal of 18%.

Strong Growth

As Delaware's independent, locally managed community bank, we continue to grow and expand our strong footprint in the commercial and retail marketplace. Serving the needs of businesses while expanding our reach is a key component of our strategy and our overall success. Business owners and managers are drawn to working with bankers who understand their need for responsiveness and flexibility. Business customers find success in working with WSFS because they can work directly with local decision makers.

As a result of continued strong growth primarily in commercial and commercial real estate loans, we reported an increase in these categories of $185.1 million, or 37.2% over 2002, to $682.3 million in total. The increase in loan volume is primarily the result of gaining local market share due to the strong momentum of seasoned relationship managers built over the past several years, along with delivering high levels of service.

Our retail banking business maintained strong, stable growth as core deposit relationships (demand deposits, money market and savings accounts) increased by $65.8 million, or 11.2% over 2002 at year-end. Residential real estate loans and consumer loans (primarily home equity loans) grew by $41.1 million, or 6.8% from the end of 2002. In addition, we continued to increase our customer base for Private Banking services. As we expand our share of business customers, Private Banking services are a natural progression in providing extraordinary service.

TOPS Plan Completed

The 18-month Technology, Organization and Process Simplification Plan (TOPS) was successfully completed on time and under budget at the end of the first quarter of 2003. The goal of the program was to deliver a better customer experience, and to improve the Bank's efficiency and financial performance. As a result, expenses decreased $2.2 million, or 4% from TOPS and other successes, enabling improvement in our efficiency ratio to 57.9%.

The TOPS initiative is a critical piece of our business strategy. Its successful completion is a key to future long-term success. TOPS focused on process simplification and technology. Our new technology infrastructure simplifies the way we process and service deposits and loans. Data processing is now fully integrated, creating a consistent customer experience that is designed to exceed customer expectations--exceeding expectations is the essence of the WSFS brand.


Our business strategy is crystal clear. Our focus is on business banking as we increase our reach in retail banking. This strategy will increase our footprint in Delaware, resulting in significant market penetration.

Our Mission

The WSFS Mission Statement is "Strengthening the Core of Delaware." It summarizes what WSFS stands for in the marketplace. It is deeply influenced by our history, our resources and our strengths. Our mission comes to life each time we give a small business the opportunity to grow and succeed, each time we provide first-time home buyers with a mortgage or each time we collaborate with local organizations to provide specialized lending programs to enrich our communities. Supporting community sponsorships is another important way that WSFS demonstrates a strong commitment to strengthening the core of Delaware.

We are especially proud of our Associate volunteerism. According to a recent survey, a full 75% of WSFS Associates actively participate in community or not-for-profit programs--generously giving their personal time and resources.


Our corporate volunteerism program, TEAM WSFS, provides a way for Associates to participate as part of a team or individually in programs such as March of Dimes, Adopt-a-Family, Meals on Wheels, Habitat for Humanity and many others. We are proud of our Associates for their unwavering support and dedication.

Branching Out--the Vision for the Future

On November 21, 2003, we celebrated the unveiling of our prototype banking office in Bear, Delaware, with a ribbon-cutting ceremony and grand opening weekend. The new office has been designed from the ground up to create an extraordinary experience for small business and retail customers. Every aspect of the office, from the look and feel of the building, to the policies and procedures that define banking operations, has been developed with the customer experience in mind.

What Makes this Banking Office Different?

The product of extensive research and planning, this office is designed to deliver a high level of customer service. Beginning at the greeter station, a specially trained WSFS Associate stands ready to help direct customers and answer their questions as soon as they enter the office. All Associates are Customer Service Representatives who are empowered to make decisions on behalf of customers. The office also features a Small Business Center complete with a flat screen TV tuned to a financial news network, plus materials on small business banking services and information on SBA loans. Associates will pursue small business customers. The office location was selected because of the many small businesses in the Bear/Glasgow area.

Our goal is to provide a warm environment with everything from an Internet Cafe to a cup of Starbucks (R) coffee. A community room is available for use by non-profit groups because we know meeting space is scarce. Special new ATM features include the ability to order FTD (R) flowers and movie tickets.

The office provides seven-day banking and extended hours. This prototype is the first of a number of new offices planned as we expand in southern Delaware.

In the second half of 2004 we anticipate the opening of offices in the Dover, Delaware market and a permanent office in Rehoboth Beach, Delaware.

Focus on Extraordinary Service

Delivering on our brand promise is an important part of our business strategy. The WSFS Brand Promise is to deliver extraordinary service by exceeding our customers' expectations each time we connect with them. Even our All Associate Bonus is determined by our level of customer service quality.

WSFS Associates

We are proud of our Associates. They are true professionals who share a common vision of exceptional customer service. WSFS is committed to nurturing a productive, customer-oriented workplace that begins with Associate commitment to the organization. WSFS utilizes a highly reputable national organization to measure this level of commitment. Our 2003 Associate Survey indicates that WSFS Associates scored above the 50th percentile nationally. We are on target to reach our goal of being in the top quartile over the next two years. We strongly believe that Associate commitment will translate into customer profitability and increased Associate retention.

CashConnect

Our ATM division, CashConnect, provides the largest off-premise ATM network in Delaware, strengthening our retail banking reach. In addition, CashConnect has become one of the top vault cash providers in the country, servicing nearly 4,800 ATMs nationwide. CashConnect also has strategic working alliances with some of the most highly recognized armored carrier and transaction networks across the nation that service funding locations throughout the United States.

The Future is Bright

With a strong year behind us, we look forward to continuing our momentum in 2004. WSFS is well-positioned for future success as we continue to execute on our strategic focus. By expanding our reach and leveraging the strength of our retail franchise, we will aggressively build our business banking customer base.


The coming year will see us continue our expansion strategy. We remain focused on Delaware and its contiguous markets. Delaware is a state rich in opportunity as it enjoys a strong and diverse economy.

The coming year will also see us fulfill our commitment to strengthen our wealth management services. Recently, we announced the formation of Montchanin Capital Management, an investment management firm created to serve the needs of high net worth individuals and small- to medium-sized institutions in the Delaware area. Establishing Montchanin Capital Management was a key element in our strategy to provide comprehensive financial services to our growing Private Banking clients, business owners and foundations.

As part of its strategy, in January 2004, Montchanin Capital Management acquired a majority interest in Cypress Capital Management, a Wilmington-based investment advisory firm serving a national clientele of high net worth individuals. Cypress, established in 1984, has been among the more successful value-style investment managers, and is one of a small number of firms to outperform market benchmarks over the past three and five-year periods. At December 31, 2003, Cypress had approximately $350 million in assets under management.

All indications point to a bright future for WSFS Financial Corporation. We see a future of opportunity and growth. Building on the hard work and success of 2003, we intend to remain focused, stay true to our mission and thrive in years to come.

                                /s/ Marvin N. Schoenhals
                                Marvin N. Schoenhals
                                Chairman and President


                                /s/ Karl L. Johnston
                                Karl L. Johnston
                                Chief Operating Officer, Chief Lending Officer


                                /s/ Mark A. Turner
                                Mark A. Turner
                                Chief Operating Officer, Chief Financial Officer

Board of Directors, WSFS Financial Corporation

Marvin N. Schoenhals
Chairman and President, WSFS Financial Corporation

Charles G. Cheleden
Vice Chairman, WSFS Financial Corporation
Attorney-At-Law

Dale E. Wolf
Vice Chairman, WSFS Financial Corporation
Former Lieutenant Governor/Governor of the State of Delaware

John F. Downey
Executive Director (Retired), Office of Thrift Supervision

Linda C. Drake
Founder and Chair, TCIM Services, Inc.

David E. Hollowell
Executive Vice President and University Treasurer
University of Delaware

Joseph R. Julian
President and Chief Executive Officer, JJID, Inc.

Thomas P. Preston
Partner, Blank Rome, LLP

Claibourne D. Smith, Ph.D.
Vice President (Retired)
E. I. du Pont de Nemours & Company, Incorporated

Eugene W. Weaver
Financial Vice President (Retired)
John W. Rollins & Associates

R. Ted Weschler
Managing Member, Peninsula Capital Advisors, LLC

Principal Officers, WSFS Financial Corporation

Marvin N. Schoenhals
Chairman and President

Karl L. Johnston
Chief Operating Officer and Chief Lending Officer

Mark A. Turner
Chief Operating Officer, Chief Financial Officer and Secretary

Robert F. Mack
Senior Vice President, Controller

Principal Officers of Principal Subsidiary,
Wilmington Savings Fund Society, FSB

Marvin N. Schoenhals
Chairman and President

Karl L. Johnston
Chief Operating Officer and Chief Lending Officer

Mark A. Turner
Chief Operating Officer and Chief Financial Officer

Deborah A. Powell
Executive Vice President, Human Resources

Thomas E. Stevenson
President, CashConnect Division

Barbara J. Fischer
Senior Vice President, Chief Technology Officer

Paul S. Greenplate
Senior Vice President, Treasurer

Thomas W. Kearney
Senior Vice President, Chief Auditor

Glenn L. Kocher
Senior Vice President, Chief Credit Officer

Robert F. Mack
Senior Vice President, Controller

James H. Noon
Senior Vice President, Manager, Cash Management

Douglas R. Quaintance
Senior Vice President, Manager, Business Banking

Deborah T. Roberts
Senior Vice President, Retail Banking

Ann M. Rudolph
Senior Vice President, Commercial Real Estate

Joan H. Sullivan
Senior Vice President, Director of Marketing

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

OVERVIEW

     WSFS Financial Corporation (Company or Corporation) is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of the
Corporation's  assets  are  held  by its  subsidiary,  Wilmington  Savings  Fund
Society, FSB (Bank or WSFS). Founded in 1832, WSFS is one of the oldest financial institutions in the country. As a federal savings bank that was formerly chartered as a state mutual savings bank, WSFS enjoys broader investment powers than most other financial institutions. WSFS has served the residents of the Delaware Valley for 172 years. WSFS is the largest thrift institution headquartered in Delaware and among the three or four largest financial institutions in the state on the basis of total deposits traditionally garnered in-market. The Corporation's primary market area is the mid-Atlantic region of the United States that is characterized by a diversified manufacturing and service economy. The long-term strategy of the Corporation is to improve its status as a high-performing financial services company by focusing on its core community banking business.

     WSFS provides residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services. Lending activities are funded primarily with retail deposits and borrowings. The Federal Deposit Insurance Corporation (FDIC) insures deposits to their legal maximum. WSFS serves customers primarily from its main office and 23 retail banking offices located in Delaware and southeastern Pennsylvania. In 2002, for strategic reasons, WSFS transferred six branch offices that were outside of its core footprint to other financial institutions.

     The Corporation has two consolidated subsidiaries, WSFS and Montchanin Capital Management, Inc. The Corporation also has one unconsolidated affiliate, WSFS Capital Trust I. The Corporation has no unconsolidated subsidiaries or off-balance sheet entities. Fully-owned and consolidated subsidiaries of WSFS include WSFS Credit Corporation (WCC), which is engaged primarily in indirect motor vehicle leasing; WSFS Investment Group, Inc., which markets various third-party insurance products and securities through WSFS' retail banking system; and WSFS Reit, Inc., which holds qualifying real estate assets and may be used in the future to raise capital.

     In 2000, the Board of Directors approved management's plans to discontinue the operations of WCC. WCC, which had 483 lease contracts and 542 loan contracts at December 31, 2003, no longer accepts new applications but continues to service existing loans and leases until their maturity. Management estimates that substantially all loan and lease contracts will mature by the end of 2004. See the Discontinued Operations section of Management's Discussion and Analysis and Note 2 to the Financial Statements for a detailed discussion.

     In addition to the wholly owned subsidiaries, WSFS had consolidated two non-wholly owned subsidiaries, CustomerOne Financial Network, Inc. (C1FN) and Wilmington Finance, Inc. (WF). C1FN, a 21% owned subsidiary engaged in Internet and branchless banking, was sold in November 2002. WF, a majority owned subsidiary engaged in sub-prime residential mortgage banking, was sold in January 2003. Both subsidiaries are therefore classified as businesses held-for-sale in the Financial Statements. See the Businesses Held-for-Sale section of this Management's Discussion and Analysis, and Note 3 to the Financial Statements for a further discussion.

     These divestitures were consistent with strategic actions of WSFS to simplify its operations and better focus resources and capital on WSFS' core bank.

RESULTS OF OPERATIONS

     The Corporation recorded net income of $63.0 million for the year ended December 31, 2003, compared to $101.1 million and $17.1 million in 2002 and 2001, respectively. Income from continuing operations was $21.2 million, $88.0 million and $17.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Net income for the year ended December 31, 2003 included an after tax gain of $41.3 million on the sale of Wilmington Finance, Inc. In addition, the results for 2003 included an after tax gain of $517,000 on the sale of C1FN/Everbank. See the Businesses Held-for-Sale section of this Management's Discussion and Analysis and Note 3 to the Financial Statements for a further discussion. Net income for the year ended December 31, 2002 included a significant gain on sale of financial assets.

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

     Net interest income decreased $3.3 million, or 5%, to $58.0 million in 2003 compared to $61.3 million in 2002. Total interest income decreased $5.4 million between 2002 and 2003, primarily due to the sale of substantially the entire reverse mortgage portfolio in November 2002 which contributed $13.1 million. In addition the yield on total loans and mortgage-backed securities decreased 105 basis points and 225 basis points, respectively, between 2002 and 2003. This decline in yield was offset by increases in average loan balances of $179.1 million and average mortgage-backed securities balances of $338.1 million. For further discussion of reverse mortgages, see the Investment in Reverse Mortgages discussion included in this Management's Discussion and Analysis and Note 6 to the Financial Statements.

     Total interest expense, excluding the expense to fund discontinued operations and businesses held-for-sale, decreased $2.1 million from 2002 to 2003 primarily due to a decrease in the average cost of deposits of 63 basis points from 1.79% to 1.16%. The decline in interest expense was affected by the aforementioned decline in interest rates in 2003, as longer-term borrowing and deposits matured and were replaced at substantially lower rates.

     Between  2001 and 2002,  interest  income  decreased  $6.6  million,  while interest expense decreased $13.2 million, resulting in an increase in net interest income of $6.5 million. The decrease in interest income was primarily due to the decrease in the yield on total loans and mortgage-backed securities of 106 basis points and 90 basis points, respectively. These decreases were offset by an increase in average total loans of $68.5 million. In addition, overall market rates were lower in 2002 than in 2001. The interest income comparison was also negatively impacted from the sale of substantially the entire reverse mortgage portfolio in November 2002 which contributed $13.1 million. The decrease in interest expense was primarily due to a decrease in the average yield on deposits and borrowings. The average yield on deposits decreased 184 basis points, while the average yield on Federal Home Loan Bank
(FHLB) advances and other borrowings decreased 100 basis points and 279 basis points, respectively. All decreases in yields are primarily due to the average market interest rates being lower in 2002 versus 2001.

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

                                                                         Year Ended December 31,
                                                  ---------------------------------------------------------------------
                                                             2003 vs. 2002                      2002 vs. 2001
                                                  ---------------------------------   ---------------------------------
                                                   Volume       Rate          Net      Volume        Rate         Net
                                                   ------       ----          ---      ------        ----         ---
                                                                           (Dollars in Thousands)
Interest income:
    Real estate loans (1) .....................   $  8,026    $ (6,988)   $  1,038    $  1,126    $ (6,081)   $ (4,955)
    Commercial loans ..........................      3,128      (2,320)        808       3,198      (2,609)        589
    Consumer loans ............................       (250)     (1,782)     (2,032)        771      (1,912)     (1,141)
    Loans held-for-sale .......................        184         (15)        169          95         (96)         (1)
    Mortgage-backed securities ................     11,613      (4,347)      7,266        (999)     (1,349)     (2,348)
    Investment securities .....................      1,116        (503)        613        (313)         12        (301)
    Investment in reverse mortgages ...........     (6,244)     (6,872)    (13,116)     (2,792)      5,729       2,937
    Other .....................................        276        (426)       (150)       (538)       (877)     (1,415)
                                                  --------    --------    --------    --------    --------    --------
Favorable (unfavorable) .......................     17,849     (23,253)     (5,404)        548      (7,183)     (6,635)
                                                  --------    --------    --------    --------    --------    --------

Interest expense:
    Deposits:
      Money market and interest-bearing demand          71        (186)       (115)         80        (560)       (480)
      Savings .................................         69      (1,356)     (1,287)         42      (4,545)     (4,503)
      Retail time deposits ....................       (227)     (2,255)     (2,482)       (250)     (4,680)     (4,930)
      Jumbo certificates of deposit - nonretail        249        (206)         43        (262)       (425)       (687)
      Brokered certificates of deposit ........         (5)         (5)        (10)     (4,463)        319      (4,144)
    FHLB of Pittsburgh advances ...............      8,377      (8,195)        182       2,643      (4,275)     (1,632)
    Trust Preferred borrowings ................         --        (636)       (636)         --        (766)       (766)
    Other borrowed funds ......................        172      (2,081)     (1,909)        876      (3,089)     (2,213)
    Cost of funding discontinued operations ...      1,259         224       1,483       3,429       3,372       6,801
    Cost of funding businesses held-for-sale ..      1,299       1,299       2,598       1,041      (1,650)       (609)
                                                  --------    --------    --------    --------    --------    --------
Unfavorable (favorable) .......................     11,264     (13,397)     (2,133)      3,136     (16,299)    (13,163)
                                                  --------    --------    --------    --------    --------    --------
Net change favorable (unfavorable) ............   $  6,585    $ (9,856)   $ (3,271)   $ (2,588)   $  9,116    $  6,528
                                                  ========    ========    ========    ========    ========    ========

(1) Includes commercial mortgage loans.

The following table provides information regarding the average balances of, and  yields/rates on interest-earning assets and interest-bearing liabilities during the periods indicated:
                                                                          Year Ended December 31,
                                      -------------------------------------------------------------------------------------------
                                                    2003                           2002                           2001
                                      ------------------------------ ----------------------------- ------------------------------
                                       Average               Yield/   Average              Yield/   Average             Yield/
                                       Balance    Interest   Rate(1)  Balance    Interest  Rate(1)  Balance   Interest  Rate(1)
                                       -------    --------   -------  -------    --------  -------  -------   --------  -------
                                                                          (Dollars in Thousands)
Assets
Interest-earning assets:
  Loans (2) (3):
    Real estate loans (4) ..........  $  780,406  $ 45,611    5.84%  $  652,391  $ 44,573   6.83%  $  637,679 $ 49,528   7.77%
    Commercial loans ...............     250,577    12,501    5.37      196,343    11,693   6.44      151,200   11,104   7.99
    Consumer loans .................     187,111    13,506    7.22      190,212    15,538   8.17      181,535   16,679   9.19
                                      ----------  --------           ----------  --------          ---------- --------
     Total loans ...................   1,218,094    71,618    5.97    1,038,946    71,804   7.02      970,414   77,311   8.08
  Mortgage-backed securities (5) ...     480,389    14,874    3.10      142,250     7,608   5.35      159,242    9,956   6.25
  Loans held-for-sale (3) ..........       5,767       383    6.64        3,013       214   7.10        1,923      215  11.18
  Investment securities (5) ........      41,666     1,503    3.61       14,292       890   6.23       19,297    1,191   6.17
  Investment in reverse mortgages ..         659       (24)  (3.64)      26,328    13,092  49.73       34,375   10,155  29.54
  Other interest-earning assets ....      52,681       945    1.79       40,590     1,095   2.70       54,434    2,510   4.61
                                      ----------  --------           ----------  --------          ---------- --------
     Total interest-earning assets..   1,799,256    89,299    5.03    1,265,419    94,703   7.57    1,239,685  101,338   8.27
                                                  --------                       --------                     --------
Allowance for loan losses...........     (22,139)                       (21,358)                      (21,470)
Cash and due from banks.............     137,239                        121,022                        78,085
Loans, operating leases and other
  assets of discontinued operations.      25,375                         79,479                       159,989
Assets of businesses held-for-sale..          --                        371,830                       311,806
Other noninterest-earning assets ...      34,703                         51,020                        42,440
                                      ----------                     ----------                    ----------
     Total assets...................  $1,974,434                     $1,867,412                    $1,810,535
                                      ==========                     ==========                    ==========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Money market and interest-
      bearing demand................  $  108,096  $    315    0.29%  $   90,585  $    430   0.47%  $   82,678 $    910   1.10%
    Savings.........................     312,892     1,627    0.52      305,418     2,914   0.95      303,687    7,417   2.44
    Retail time deposits............     253,474     5,785    2.28      260,858     8,267   3.17      265,969   13,197   4.96
    Jumbo certificates of deposit
      - nonretail...................      30,105       462    1.53       16,674       419   2.51       23,449    1,106   4.72
    Brokered certificates of
      deposit.......................          --        --      --          137        10   7.30       61,632    4,154   6.74
                                      ----------  --------           ----------  --------          ---------- --------
     Total interest-bearing
       deposits.....................     704,567     8,189    1.16      673,672    12,040   1.79      737,415   26,784   3.63
  FHLB of Pittsburgh advances.......     678,680    20,905    3.04      448,103    20,723   4.56      396,542   22,355   5.56
  Trust preferred borrowings........      50,000     1,963    3.87       50,000     2,599   5.13       50,000    3,365   6.64
  Other borrowed funds..............     122,459     1,231    1.01      115,740     3,140   2.71       97,266    5,353   5.50
  Cost of funding discontinued
    operations......................          --      (987)                  --    (2,470)                 --   (9,271)
  Cost of funding businesses
    held-for-sale...................          --        --                   --    (2,598)                 --   (1,989)
                                      ----------  --------           ----------  --------          ---------- --------
     Total interest-bearing
       liabilities..................   1,555,706    31,301    2.01    1,287,515    33,434   2.60    1,281,223   46,597   3.64
                                                  --------                       --------                     --------
Noninterest-bearing demand deposits.     187,190                        159,741                       136,229
Liabilities of businesses
  held-for-sale.....................          --                        271,864                       269,402
Other noninterest-bearing
  liabilities.......................      31,233                         16,181                        18,293
Minority interest...................          --                          7,597                         4,979
Stockholders' equity................     200,305                        124,514                       100,409
                                      ----------                     ----------                    ----------
     Total liabilities and
       stockholders' equity.........  $1,974,434                     $1,867,412                    $1,810,535
                                      ==========                     ==========                    ==========
Excess (deficit) of interest-earning
  assets over interest-bearing
  liabilities........................ $  243,550                     $  (22,096)                   $  (41,538)
                                      ==========                     ==========                    ==========
Net interest and dividend income.....             $ 57,998                       $ 61,269                       $ 54,741
                                                  ========                       ========                       ========
Interest rate spread.................                         3.02%                         4.97%                        4.64%
                                                              ====                          ====                         ====
Interest rate margin.................                         3.29%                         4.93%                        4.51%
                                                              ====                          ====                         ====

(1)  Weighted average yields have been computed on a tax-equivalent basis.
(2)  Nonperforming loans are included in average balance computations.
(3)  Balances are reflected net of unearned income.
(4)  Includes commercial mortgage loans.
(5)  Includes securities available-for-sale.

     Provision for Loan Losses. The Corporation records a provision for loan losses in order to maintain the allowance for loan losses at a level which management considers its best estimate of known and probable inherent losses. Management's evaluation is based upon a continuing review of the portfolio and requires significant management judgment (see the Allowance for Loan Losses section of Management's Discussion and Analysis). For the year ended December 31, 2003, the Corporation recorded a provision for loan losses from continuing operations of $2.6 million compared to $2.2 million in 2002 and $1.9 million in 2001. These increases reflect, among other things, the Company's strong loan growth, particularly in commercial loans, partially offset by an overall improvement in the credit quality of the Corporation's loan portfolio.

     Noninterest Income. Noninterest income of $26.2 million in 2003, decreased $97.9 million, or 79% from 2002. This decrease was almost entirely due to the sale of the reverse mortgage portfolio in 2002. In 2002, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, resulting in a pretax gain of $101.5 million. Partially offsetting this decrease was credit/debit card and ATM income, which grew $1.3 million during 2003 due to the continued expansion of WSFS' ATM network and card usage. At December 31, 2003, WSFS' CashConnect division (ATM unit) derived income from 4,716 ATMs compared to 4,251 at December 31, 2002. Of these, WSFS owned and operated 222 ATMs in 2003 and 189 ATMs in 2002. In addition, gains on sales of loans increased $1.1 million during 2003. This increase was mainly the result of the continued low interest rate environment. Because of low interest rates, WSFS originated a higher than usual amount of conforming mortgage loans. Some of these loans were sold in the secondary market (primarily to the Federal Home Loan Mortgage Corporation) for gains.

     Noninterest income of $124.1 million in 2002, increased $102.9 million, or 487% from 2001. This increase was largely attributable to the sale of the reverse mortgage portfolio in 2002 resulting in a pretax gain of $101.5 million. Consistent with 2003 results, credit/debit card and ATM income increased $1.7 million largely attributable to the continued expansion of WSFS' ATM servicing division. At December 31, 2002, WSFS' CashConnect division derived income from 4,251 ATMs compared to 2,724 at December 31, 2001.

     Noninterest Expenses. Noninterest expenses of $49.4 million in 2003 decreased $2.2 million, or 4% from 2002. This improvement was mainly due to a decrease in data processing, professional fees and equipment expenses as a result of the successful completion of the Corporation's Technology, Organizational and Process Simplification Plan (TOPS). During the first quarter of 2003, the Corporation completed the previously announced TOPS program; an initiative designed to simplify the organization, better integrate technology solutions and reengineer certain back office processes. Salaries, benefits and other compensation expenses of $26.5 million increased $891,000 from 2002. This increase was a direct result of higher levels of variable compensation that was a direct result of profitable mortgage banking activity, commercial loan growth and ATM business growth experienced in 2003. Included in salaries and benefits in 2003 and 2002 was $663,000 and $823,000, respectively, of expenses related to special management compensation and a special contribution to the Company's 401(k) plan for all Associates. These charges were made possible because of the sale of WF in 2003 and the sale of the reverse mortgage portfolio in 2002. Also, following the sale of WF in 2003 and the reverse mortgage portfolio in 2002, the Company made contributions to the previously established WSFS charitable foundation of $660,000 and $1.0 million, respectively. Finally, during 2003, the CashConnect division completed an extensive analysis of its reserves for business losses. This analysis indicated that a portion of these reserves could be reduced, based on its historical loss experience. These pretax provisions amounted to $(261,000) in 2003 and $407,000 in 2002.

     Noninterest expenses of $51.6 million in 2002 increased $3.9 million, or 8% from 2001. This increase was mainly due to a $2.7 million increase in salaries and benefits. Included in salaries and benefits was $823,000 of expenses related to special management compensation and a special contribution to the Company's 401(k) plan for all Associates, which were related to the reverse mortgage sale. Also related to the reverse mortgage sale in 2002, the Company took a $1.0 million charge for the establishment of a WSFS charitable foundation. Expenses, net of cost savings related to the Corporation's TOPS program, were $1.1 million in 2002 compared to $433,000 in 2001. These net expenses primarily consisted of consulting fees and severance charges, partially offset by personnel cost savings and reduced technology expenses.

     Income Taxes. The Corporation recorded a $34.9 million tax provision for the year ended December 31, 2003 compared to $51.6 million and $8.4 million for the years ended December 31, 2002 and 2001, respectively. The effective tax rates for continuing operations for the years ended December 31, 2003, 2002 and 2001 were 34.1%, 33.6% and 32.5%, respectively. The Corporation expects its effective tax rate for continuing operations to be between 33% and 35% in 2004. The provision for income taxes includes federal, state and local income taxes that are currently payable or deferred because of temporary differences between the financial reporting bases and the tax reporting bases of the assets and liabilities. In 2002, the Internal Revenue Service (IRS) concluded an examination of the Corporation's federal income tax returns for all years through December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the resolution of tax authority examinations and tax return settlements.

     At December 31, 2003, approximately $4.5 million in gross deferred tax assets of the Corporation are related to net operating losses and tax credits attributable to a former subsidiary. Management has assessed a valuation allowance on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code. Approximately $950,000 in gross deferred tax assets of the Corporation at December 31, 2003 are related to state tax net operating losses. Management has established a valuation allowance on a portion of these deferred tax assets due to such net operating losses expiring before being utilized.

     The Corporation analyzes its projection of taxable income on an ongoing basis and makes adjustments to its provision for income taxes accordingly. For additional information regarding the Corporation's tax provision and net operating loss carryforwards, see Note 14 to the Consolidated Financial Statements.

FINANCIAL CONDITION

     Total assets increased $502.1 million, or 29.4%, during 2003 to $2.2 billion. This increase occurred predominantly in mortgage-backed securities and loans. These increases were partially offset by decreases of $37.9 million in net assets of discontinued operations, the effect of maturities and repayments of loans and leases of WCC. Total liabilities increased $509.6 million during the year to $2.0 billion at December 31, 2003. This increase occurred primarily in FHLB advances, which increased $439.8 million.

     Investments. Between December 31, 2002 and December 31, 2003, total investments increased $23.2 million. During that time investments available-for-sale increased $94.8 million, mainly due the purchase of $106.0 million of U.S. Agency notes. Partially offsetting this increase was federal funds sold and securities purchased under agreements to resell which decreased $64.0 million in 2003.

     Mortgage-backed  Securities.   Investments  in  mortgage-backed  securities
increased $382.3 million during 2003 to $530.6 million. During 2003, the Corporation purchased $874.6 million in collateralized mortgage obligations as it redeployed some of its capital into Agency and AAA-rated securities. This increase was partially offset by principal repayments of $356.3 million and sales of $124.3 million.

     Loans, net. Net loans, including loans held-for-sale, increased $107.8 million during 2003. This included increases of $101.8 million in commercial real estate loans, $83.3 million in commercial loans and $39.0 million in residential loans. Partially offsetting these increases were loans of businesses held-for-sale that decreased $117.6 million. This decrease was due to the sale of WF during 2003.

     Retail Deposits. Retail deposits increased $11.0 million during 2003 to $883.1 million. Core deposit relationships (demand deposits, money market and savings accounts) increased $65.8 million during the year. However, retail time deposits (CDs) decreased $54.8 million in 2003. These changes reflect the Corporation's continuing strategy to allow more price-sensitive deposits to run-off in favor of both attracting core deposits and utilizing wholesale funding which can be less costly on an incremental basis. The table below depicts the changes in retail deposits over the last three years:

                                             Year Ended  December 31,
                                    ----------------------------------------
                                      2003          2002           2001
                                      ----          ----           ----
                                                (In Millions)

Beginning balance................   $  872.1      $ 1,125.7      $   961.1
Interest credited................        6.4           16.3           30.6
Deposits sold....................         --         (348.6)            --
Deposit inflows, net.............        4.6           78.7(1)       134.0
                                    --------      ---------       --------
Ending balance...................   $  883.1      $   872.1      $ 1,125.7
                                    ========      =========      =========

(1) Includes $45.1 million in deposit increases at C1FN that were sold in November 2002.

     Borrowings. Total borrowings increased by $565.1 million between December 31, 2002 and December 31, 2003 to fund the aforementioned asset growth. Advances from the FHLB increased $439.8 million and federal funds purchased and securities sold under agreements to repurchase increased $122.5 million. In addition, $2.8 million in sweep repurchases were added during the year.

     Stockholders' Equity. Stockholders' equity increased $5.3 million to $188.0 million at December 31, 2003. This included $63.0 million in net income and $4.9 million in proceeds from the exercise of stock options. This was offset in part by the acquisition of 1,601,600 shares of treasury stock for $58.4 million and dividends of $1.6 million paid to stockholders. In addition, other comprehensive income decreased by $2.7 million.

ASSET/LIABILITY MANAGEMENT

     The  primary   asset/liability   management  goal  of  the  Corporation  is
maximizing its net interest income opportunities within the constraints of managing interest rate risk, while ensuring adequate liquidity and funding and maintaining a strong capital base.

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

     The repricing and maturities of the Corporation's interest-rate sensitive assets and interest-rate sensitive liabilities at December 31, 2003 are set forth in the following table:

                                                         Less than      One to         Over
                                                         One Year     Five Years    Five Years        Total
                                                         ---------    ----------    ----------        -----
                                                                       (Dollars in Thousands)
Interest-rate sensitive assets (1):
   Real estate loans (2) ...........................   $   330,681   $   322,584   $   194,017    $   847,282
   Commercial loans ................................       225,835        27,763        38,372        291,970
   Consumer loans ..................................        64,178        56,983        64,972        186,133
   Mortgage-backed securities ......................       169,543       360,020           989        530,552
   Loans held-for-sale .............................         1,465            --            --          1,465
   Investment in reverse mortgages .................            44           180           (31)           193
   Investment securities ...........................        43,741       111,155         5,075        159,971
   Other investments ...............................         1,095            --            --          1,095
                                                       -----------   -----------   -----------    -----------
                                                           836,582       878,685       303,394      2,018,661
                                                       -----------   -----------   -----------    -----------
Interest-rate sensitive liabilities:
   Money market and interest-bearing demand deposits        32,900            --        85,251        118,151
   Savings deposits ................................       106,540            --       210,436        316,976
   Retail time deposits ............................       161,417        66,859         3,541        231,817
   Jumbo certificates of deposit-nonretail .........        39,122         1,448            --         40,570
   FHLB advances (1) ...............................       460,000       230,000       138,296        828,296
   Trust preferred borrowings and interest rate cap         50,000            --            --         50,000
   Other borrowed funds ............................       162,164            --        25,598        187,762
                                                       -----------   -----------   -----------    -----------
                                                         1,012,143       298,307       463,122      1,773,572
                                                       -----------   -----------   -----------    -----------
(Deficiency) excess of interest-rate sensitive
   assets over interest-rate sensitive liabilities
   ("interest-rate sensitive gap") .................   $  (175,561)   $   580,378   $  (159,728)   $   245,089
                                                       ===========    ===========   ===========    ===========

Interest-rate sensitive assets/interest-rate
  sensitive liabilities ............................        82.65%
Interest-rate sensitive gap as a percent of
  total assets .....................................       (7.95)%

(1) Interest-sensitive assets of discontinued operations are excluded as well as the interest-sensitive funding of discontinued operations of $15 million in FHLB advances as of December 31, 2003.
(2)  Includes commercial mortgage, construction, and residential mortgage loans.

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

     To provide a more accurate one-year gap position of the Corporation, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of WSFS' deposit accounts, that 35% of money market and 25% of interest-bearing demand deposits are sensitive to interest rate changes and that 22% to 44% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one-year category with the remainder in the over five-year category.

     Deposit rates other than time deposit rates are variable, and changes in deposit rates are generally subject to local market conditions and management's discretion and are not indexed to any particular rate.

     In 1998, the Corporation purchased a ten-year interest rate cap in order to limit its exposure on $50 million of variable rate trust preferred securities issued in 1998. This derivative instrument caps the three-month LIBOR rate (the base rate of the Trust Preferred borrowings) at 6.00%. The Trust Preferred borrowings are classified in the less than one-year category reflecting the ability to adjust upward for the balance of the term of the interest rate cap. If the three-month LIBOR rate equals or exceeds 6.00%, the Trust Preferred borrowing takes on a fixed characteristic and therefore is classified in the period corresponding to the cap's maturity.

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

     Capitalizing on the robust housing and interest rate markets, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash, $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. Since this was the sale of a financial asset, results are shown in continuing operations in the accompanying Financial Statements, in accordance with accounting principles generally accepted in the United States of America. Included in the net gain on sale of reverse mortgages in 2002 are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. On December 31, 2003, the Company entered into a settlement agreement in which the Company agreed to pay a final settlement of $2.5 million for all amounts, current and future, due to that participant under the pre-existing agreement. This amount had been previously reserved. The remaining investment in reverse mortgages of $193,000 at December 31, 2003 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale.

     The Corporation accounted for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission (SEC) entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets included significant risk associated with estimations, and as a result, along with the sale of reverse mortgages in 2002, income varied significantly from reporting period to reporting period. For the year ended December 31, 2003, the Corporation earned ($24,000) in interest income on reverse mortgages as compared to $13.1 million in 2002 and $10.2 million in 2001. The yield on the portfolio was (3.64%) in 2003, compared to 49.73% in 2002 and 29.54% in 2001. The negative yield in 2003 was a result of the quasi-market-value based accounting on the participation in the remaining reverse mortgages that were not part of the previously mentioned sale.

     In addition, on January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. Under this Standard, goodwill can no longer be amortized but instead must be tested for impairment and its value adjusted accordingly. Negative goodwill is required to be taken into earnings immediately upon adoption. The Corporation had $1.2 million in negative goodwill associated with the 1994 purchase of Providential Home Income Plan, Inc. As a result of adopting this standard, the Corporation recognized income of $703,000 in the first quarter of 2002 as a cumulative effect of a change in accounting principle, net of $469,000 in income tax.

DISCONTINUED OPERATIONS

     In 2000, the Corporation approved plans to discontinue the operations of WCC. WCC, which had 483 lease contracts and 542 loan contracts at December 31, 2003, no longer accepts new applications but will continue to service existing loans and leases until their maturity. Management estimates that substantially all loan and lease contracts will mature by the end of 2004.

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

     As a result, at December 31, 2000, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

     During 2002 and 2001, because of the heavy incenting of new car purchases by manufacturers and other factors, both used car prices and WSFS' exposure to residual values on its outstanding leases continued to deteriorate. As a result, management recorded additional pretax provisions for residual losses of $2.0 million and $3.1 million in 2002 and 2001, respectively. Extensive analysis of remaining leases as of December 31, 2003 indicated that no additional reserves were needed for the expected losses in the business during the remaining wind-down period.

     At December 31, 2003, there were $3.0 million in indirect loans and $6.6 million in indirect leases, net, still outstanding. At December 31, 2003, WSFS had exposure to $7.5 million in remaining used car residuals, for which it estimates a loss of $1.3 million. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the financial statements, the loss on the wind-down of discontinued operations, net of tax, was zero in 2003. Based on the scheduled maturities of leases, management estimates by December 31, 2004 its residual exposure will be negligible. At December 31, 2002, WSFS had exposure to $42.3 million in remaining used car residuals for which it estimated a loss of $8.9 million.

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

     In November 2002, the Corporation completed the sale of C1FN and related interests in its Everbank Division. Everbank was started with C1FN in 1999 as a joint initiative in Internet and branchless banking. Consistent with the manner in which the segment was managed and operated, information in this report labeled "C1FN" generally represents the pro forma combined results of C1FN and WSFS' Everbank Division (the C1FN/Everbank segment). The sale included total assets of $342.8 million and deposits of $340.1 million. WSFS recorded an after tax gain of $187,000 on the sale.

     Under a provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. WSFS' portion of these escrow amounts totaled approximately $786,000. These amounts were not recognized by WSFS in 2002 as their receipt was not assured beyond a reasonable doubt. During 2003, WSFS received the entire amount held in escrow. As a result, the Company recorded the $786,000 ($517,000 after taxes) as a gain on the sale of businesses held-for-sale. Indemnifications are more fully discussed in Note 16 to the Financial Statements.

     Also in November 2002, WSFS signed a definitive agreement for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc. This sale was completed in January 2003. In 2003, WSFS recognized an after-tax gain on the sale of $41.3 million or $5.01 per diluted share. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale.

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

     The gains on the sale of UAB, C1FN and WF are presented separately on the statement of operations, net of tax. The average balance sheet is presented with total assets and liabilities of businesses held-for-sale displayed separately.

     The completion of these divestiture transactions was consistent with the Company's strategic direction to focus resources and capital on WSFS' core community bank network in and around Delaware.

MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing and funding activities. To that end, management actively monitors and manages its interest rate risk exposure. One measure required to be performed by the Office of Thrift Supervision
(OTS)-regulated institutions is the test specified by OTS Thrift Bulletin No. 13A, "Management of Interest Rate Risk, Investment Securities and Derivatives Activities." This test measures the impact on the net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of the estimated cash flows from assets and liabilities as a percentage of the net present value of assets. The following table is the estimated impact of immediate changes in interest rates on the Company's net interest margin and net portfolio value at the specified levels at December 31, 2003 and 2002, calculated in compliance with Thrift Bulletin No. 13A:

                                                     December 31,
                        --------------------------------------------------------------------
                                      2003                                2002
                        -------------------------------      -------------------------------
Change in Interest      % Change in                          % Change in
       Rate             Net Interest      Net Portfolio      Net Interest      Net Portfolio
  (Basis Points)         Margin (1)          Value (2)        Margin (1)          Value (2)
  --------------         ----------       -------------      ------------      -------------

       +300                  -7%              8.41%               9%               12.86%
       +200                  -4%              8.74%               6%               12.77%
       +100                  -2%              8.99%               3%               12.62%
          0                   0%              9.21%               0%               12.32%
       -100                  -2%              9.08%               -5%              11.60%
       -200 (3)              -9%              9.04%              -12%              10.67%
       -300 (3)             -21%              9.75%              -21%              10.79%

(1) The percentage difference between net interest margin in a stable interest rate environment and net interest margin as projected under the various rate environment changes.
(2) The net portfolio value of the Company in a stable interest rate environment and the net portfolio value as projected under the various rate environment changes.
(3) Sensitivity indicated by a decrease of 200 and 300 basis points may not be particularly meaningful at December 31, 2003 and 2002 given the historically low absolute level of interest rates at these dates.

     The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while maximizing the yield/cost spread on the Company's asset/liability structure. The Company relies primarily on its asset/liability structure to control interest rate risk.

     The Company also engages in other business activities that are sensitive to changes in interest rates. For example, mortgage banking revenues and expenses can fluctuate with changing interest rates. These fluctuations are difficult to model and estimate.

NONPERFORMING ASSETS

     Nonperforming assets, which include nonaccruing loans, nonperforming real estate investments and assets acquired through foreclosure, can negatively affect the Corporation's results of operations. Nonaccruing loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and the value of the collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal and interest. Past due loans are defined as loans contractually past due 90 days or more as to principal or interest payments but which remain in accrual status because they are considered well secured and in the process of collection.

     The following table sets forth the Corporation's non-performing assets and past due loans at the dates indicated:

                                                                          December 31,
                                                      --------------------------------------------------
                                                       2003       2002       2001       2000       1999
                                                       ----       ----       ----       ----       ----
                                                                    (Dollars in Thousands)
Nonaccruing loans:
     Commercial ...................................   $1,549     $2,242     $1,330     $2,766     $2,630
     Consumer .....................................      240        516        306        383        251
     Commercial mortgages .........................      941        326      1,928      2,272      1,808
     Residential mortgages ........................    2,513      3,246      3,618      2,704      2,617
     Construction .................................       --        199        351        210         --
                                                      ------     ------     ------     ------     ------
Total nonaccruing loans ...........................    5,243      6,529      7,533      8,335      7,306
Nonperforming investments in real estate...........       --         --         --         --         --
Assets acquired through foreclosure ...............      301        904        432        630        853
                                                      ------     ------     ------     ------     ------
Total nonperforming assets ........................   $5,544     $7,433     $7,965     $8,965     $8,159
                                                      ======     ======     ======     ======     ======

Past due loans:
     Residential mortgages ........................   $  915     $  346     $   88     $  449     $  333
     Commercial and commercial mortgages...........      129         95        767        790        504
     Consumer .....................................      148         88        244        199        197
                                                      ------     ------     ------     ------     ------
Total past due loans ..............................   $1,192     $  529     $1,099     $1,438     $1,034
                                                      ======     ======     ======     ======     ======

Ratio of nonaccruing loans to total
     loans (1).....................................     0.40%     0.60%       0.72%      0.87%      0.85%
Ratio of allowance for loan losses to gross
     loans(1)......................................     1.69%     1.95%       2.05%      2.22%      2.58%
Ratio of nonperforming assets to total assets......     0.25%     0.44%       0.42%      0.52%      0.47%
Ratio of loan loss allowance to nonaccruing
     loans (2).....................................   421.91%   324.49%     277.77%    248.81%    294.16%
Ratio of loan loss and foreclosed asset
     allowance to total nonperforming assets (2)...   399.01%   285.03%     265.48%    234.01%    266.52%

(1) Total loans exclude loans held-for-sale.
(2) The applicable allowance represents general valuation allowances only.

     Non-performing assets decreased by $1.9 million for the 12 months ended December 31, 2003. The decline was a direct result of $7.3 million of new non-performing assets being offset by $7.0 million of collections, $945,000 of loans transferred to accrual and $1.3 million of charge-offs/write-downs. Non-accruing loans declined in all loan categories, except commercial mortgages, which increased $615,000 due to the addition of various commercial mortgage loans. Foreclosed assets declined by $603,000 primarily as a result of the sale of one commercial property with a carrying balance of $513,000.

     An analysis of the change in the balance of nonperforming assets during the last three years is presented below:

                                                                         Year Ended December 31,
                                                               -----------------------------------------
                                                                 2003             2002           2001
                                                                 ----             ----           ----
                                                                             (In Thousands)

Beginning balance.......................................       $  7,433         $  7,965       $  8,965
      Additions.........................................          7,299            8,442          7,386
      Collections  .....................................         (6,992)          (4,854)        (5,596)
      Transfers to accrual/restructured status..........           (945)          (1,762)        (1,542)
      Charge-offs/write-downs...........................         (1,251)          (2,358)        (1,248)
                                                               --------        ---------       --------
 Ending balance.........................................       $  5,544         $  7,433       $  7,965
                                                               ========         ========-      ========

     The ratio of nonaccruing loans to total loans decreased from 0.60% in 2002 to 0.40% in 2003. The decrease was due to a reduction in nonaccruing loans, as well as an increase in total loans for the year. The ratio of nonperforming assets to total assets decreased from 0.44% in 2002 to 0.25% in 2003. The decrease was due to the reduction in nonaccruing loans and a reduction in assets acquired through foreclosure.

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

     The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. See the discussion of historical loss adjustment factors below.

     Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for six years which management believes approximates the average business cycle. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions. The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, analyzed in connection with the adjustment factors, include an evaluation of the following:

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

     The table below represents a summary of changes in the allowance for loan losses during the periods indicated:

                                                                              Year Ended December 31,
                                                               --------------------------------------------------------
                                                                 2003       2002       2001       2000        1999
                                                                 ----       ----       ----       ----        ----
                                                                                        (Dollars in Thousands)

Beginning balance ..........................................   $ 21,452   $ 21,597    $ 21,423   $ 22,223   $ 22,732
Provision for loan losses ..................................      2,550      2,243       1,865        864      1,004
Provision for loan losses - business held-for-sale..........         --        211         347         30         --
Sale of businesses held-for-sale ...........................         --       (269)         --         --         --
Balance at acquisition of credit card portfolio ............         --         --          --        175         --

Charge-offs:
    Residential real estate ................................        329        725         106        133        172
    Commercial real estate (1) .............................         --        333         195        376        692
    Commercial .............................................        827        895       1,000        998        437
    Consumer ...............................................        860      1,551       1,031      1,002        720
                                                               --------   --------    --------   --------   --------
Total charge-offs ..........................................      2,016      3,504       2,332      2,509      2,021
                                                               --------   --------    --------   --------   --------

Recoveries:
    Residential real estate ................................         --         76           1          6         --
    Commercial real estate (1) .............................        202        181          61        252        271
    Commercial .............................................         79        483         100         70        116
    Consumer ...............................................        119        434         132        312        121
                                                               --------   --------    --------   --------   --------
Total recoveries ...........................................        400      1,174         294        640        508
                                                               --------   --------    --------   --------   --------

Net charge-offs ............................................      1,616      2,330       2,038      1,869      1,513
                                                               --------   --------    --------   --------   --------
Ending balance .............................................   $ 22,386   $ 21,452    $ 21,597   $ 21,423   $ 22,223
                                                               ========   ========    ========   ========   ========

Net charge-offs to average gross loans outstanding,
    net of unearned income..................................       0.13%      0.22%       0.20%      0.20%      0.19%
                                                               ========   ========    ========   ========   ========

(1)  Includes commercial mortgage and construction loans.

     For the year ended December 31, 2003, the Corporation provided $2.6 million for loan losses, which was greater than the amounts provided in 2002 and 2001. This increase reflects, among other things, the Company's strong loan growth, particularly in commercial loans, partially offset by an overall improvement in credit quality of the Corporation's loan portfolio.

     The allowance for losses is allocated by major portfolio type. As these portfolios have seasoned, they have become a source of historical data in projecting loss exposure; however, such allocations may not be indicative of where future losses will occur. The allocation of the allowance for loan losses by portfolio type at the end of each of the last five fiscal years, and the percentage of loan outstandings in each category to total gross outstandings at such dates follow:

                                                                             December 31,
                          ---------------------------------------------------------------------------------------------
                                            2003            2002                2001            2000            1999
                                            ----            ----                ----            ----            ----
                           Amount   Percent   Amount   Percent  Amount(1)  Percent   Amount   Percent   Amount   Percent
                           ------   -------   ------   -------  ---------  -------   ------   -------   ------   -------
                                                                             (Dollars in Thousands)

Residential real estate   $ 2,736    34.6%   $ 3,620    38.2%   $ 4,039     38.2%   $ 1,754    43.2%   $ 1,389    42.7%
Commercial real estate      8,338    29.3      7,208    26.2      6,927     24.3      3,187    22.9      8,240    25.9
Commercial ............     8,368    22.0      7,375    19.1      6,963     18.7     13,985    15.7      9,983    13.4
Consumer ..............     2,944    14.1      3,249    16.5      3,668     18.8      2,497    18.2      2,611    18.0
                          -------   -----    -------   -----    -------    -----    -------   -----    -------   -----
Total .................   $22,386   100.0%   $21,452   100.0%   $21,597    100.0%   $21,423   100.0%   $22,223   100.0%
                          =======   =====    =======   =====    =======    =====    =======   =====    =======   =====

(1) The implementation of SAB 102 in 2001 led to a change in the allocation methodologies for anticipated loan losses.

LIQUIDITY

     In accordance with Thrift Bulletin 77, the OTS requires institutions such as WSFS to maintain adequate liquidity to assure safe and sound operation. WSFS' liquidity ratio of cash and qualified assets to net withdrawable deposits and borrowings due within one year was 6.1% at December 31, 2003, compared to 13.3% at December 31, 2002. The December 31, 2002 liquidity was unusually high due to the sale of the reverse mortgage portfolio, from which cash proceeds totaled $128 million. The decrease in liquidity is due primarily to the extension of maturities in the investment securities portfolio and the increase in FHLB borrowings maturing in less than one year. The Corporation's primary funding sources are operating earnings, deposits, repayments of loans and investment securities, sales of loans and other borrowings. The Corporation also has substantial unused borrowing capacity at the FHLB of Pittsburgh and unpledged securities that could be used as collateral for repurchase agreements or that could be sold. Management believes that these sources are sufficient to maintain the required and prudent levels of liquidity. At December 31, 2003 and 2002, WSFS had outstanding advances from the FHLB of $843.3 million and $403.5 million, respectively. At December 31, 2003, WSFS had the capacity to borrow up to $957 million.

     During 2003, operating activities used $28.3 million in cash and cash equivalents, investing activities used $597.6 million, while financing activities provided $522.1 million. The cash from financing activities resulted primarily from additional FHLB borrowings and repurchase agreements. The cash used in investing activities went primarily to increased volumes of mortgage-backed securities and loans.

     During 2002, investing activities provided $41.9 million in cash and cash equivalents, while operating and financing activities used $46.9 million and $7.2 million, respectively. The cash provided by investing activities resulted primarily from the sales of businesses held-for-sale, as well as the sale of loans, investment securities, mortgage-backed securities and reverse mortgages. This cash was used primarily to repay borrowings and invest in investment and mortgage-backed securities.

     The Corporation has not used and has no intention of using any significant off-balance-sheet financing arrangement for liquidity management purposes. The Corporation's financial instruments with off-balance-sheet risk are limited to obligations to fund loans to customers pursuant to existing commitments and an interest rate cap which limits the interest rate exposure on $50 million of trust-preferred floating rate debt. In addition, WSFS has not had and has no intention to have any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources. Finally, WSFS has not traded in, and does not intend to trade in commodity contracts.

     In January 2004, the Corporation purchased $50 million (cash surrender value) of Bank-Owned Life Insurance (BOLI) which insures the lives of certain senior Associates of the Company, for the Company and provides tax-free income to the Company over the life of the insurance contract. The Corporation intends to use the proceeds to help defray the rapidly increasing costs of Associate benefits. The Corporation paid a single premium of $50 million to purchase the BOLI through the liquidation of mortgage-backed securities. Proceeds are returned to the Corporation as life insurance death benefits, but substantial amounts may not be returned for periods of 20 years or more depending on the mortality of the insured Associates. The Corporation may terminate the insurance contracts early, but that event would result in payments of taxes and penalties on accumulated earnings.

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

     At December 31, 2003, WSFS is classified as well-capitalized and is in compliance with all regulatory capital requirements. For additional information concerning WSFS' regulatory capital compliance see Note 12 to the Financial Statements.

     As part of its capital management strategy, the Corporation from time to time purchases its own shares of common stock to be included as treasury shares. Since 1996, the Board of Directors has approved several stock repurchase programs to acquire common stock outstanding. As part of these programs, the Corporation acquired approximately 1.6 million shares in 2003 and 490,000 shares in 2002. At December 31, 2003, the Corporation held 7.8 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in 2004 in amounts depending on stock price and alternative uses of capital.

OFF BALANCE SHEET ARRANGEMENTS

     The Corporation has no off balance sheet arrangements that currently have, or are reasonably likely to have a material future effect on the Corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. See
Note 16 to the Financial Statements for additional information.

CONTRACTUAL OBLIGATIONS

     At December 31, 2003, the Corporation had contractual obligations relating to operating leases, long-term debt, data processing and credit obligations. These obligations are summarized below. See Notes 9, 11, and 16 to the Financial Statements for further discussion.

                                            Less than                             More than
                                Total        1 year     1-3 Years    3-5 Years    5 Years
                              ----------   ----------   ----------   ----------   ----------
                                                            (Amounts in Thousands)
Operating lease obligations   $   11,451   $    1,873   $    3,176   $    1,937   $    4,465
Long-term debt obligations       843,296      475,000      180,000       50,000      138,296
Data processing contracts .       16,093        3,340        5,572        4,372        2,809
Credit obligations ........      271,604      271,604           --           --           --
                              ----------   ----------   ----------   ----------   ----------
Total .....................   $1,142,444   $  751,817   $  188,748   $   56,309   $  145,570
                              ==========   ==========   ==========   ==========   ==========


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

RECENT LEGISLATION

     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The SEC promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act.

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

CRITICAL ACCOUNTING POLICIES

     The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these Financial Statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, investment in reverse mortgages, the reserve for discontinued operations, contingencies (including indemnifications), and deferred taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the bases for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The   following  are  critical   accounting   policies  that  involve  more
significant judgments and estimates:

     Allowance for Loan Losses

     The Corporation maintains allowances for credit losses and charges losses to these allowances when realized. The determination of the allowance for loan losses requires significant judgment reflecting management's best estimate of probable loan losses related to specifically identified loans, as well as those in the remaining loan portfolio. Management's evaluation is based upon a continuing review of these portfolios, with consideration given to evaluations resulting from examinations performed by regulatory authorities.

     Investment in Reverse Mortgages

     The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the SEC entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool, including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets include significant risk associated with estimations and income recognition can vary significantly from reporting period to reporting period.

     Reserve for Discontinued Operations

     The Corporation discontinued the operations of WCC in 2000. In accordance with APB 30, which was the authoritative literature in 2000, accounting for discontinued operations of a business segment required that the Company forecast operating results over the wind-down period and accrue any expected net losses. As a result, the Corporation has established a reserve to absorb expected future net losses of WCC. Due to the uncertainty of a number of factors, including residual values, interest rates, credit quality and operating costs, this reserve is re-evaluated quarterly with adjustments, if necessary, recorded as income/losses on wind-down of discontinued operations.

     Contingencies (Including Indemnifications)

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

     The Bank, as successor to originators of reverse mortgages, is from time to time involved in arbitration or litigation with the various parties including borrowers or with the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances regarding how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage obligations.

     Deferred Taxes

     The Corporation accounts for income taxes in accordance with SFAS 109, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management has assessed the Company's valuation allowances on deferred income taxes resulting from, among other things, limitations imposed by Internal Revenue Code and uncertainties, including the timing of settlement and realization of these differences.

RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities and subsequently revised it in December 2003. This Interpretation clarifies the application of Accounting Research Bulletin No. 51 and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities which interest is obtained after that date. The application of this Interpretation did not have an impact on the Corporation's earnings, financial condition, or equity.

     In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments in Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. With some exceptions, this Statement is effective for contracts entered into or modified after September 30, 2003. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

     In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

FORWARD-LOOKING STATEMENTS

     Within this annual report and financial statements, management has included certain "forward-looking statements" concerning the future operations of the Corporation. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements" contained in its financial statements. Management has used "forward-looking statements" to describe the future plans and strategies including expectations of the Corporation's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware, mid-Atlantic region and the country as a whole, loan delinquency rates, operating risk, and uncertainty of estimates in general, and changes in federal and state regulation, among other factors. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Actual results may differ materially from management expectations. WSFS Financial Corporation does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MARKET FOR  REGISTRANT'S  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     WSFS Financial Corporation's Common Stock is traded on The Nasdaq Stock MarketSM under the symbol WSFS. At December 31, 2003, the Corporation had 1,574 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

     The closing market price of the common stock at December 31, 2003 was $44.85.


                             Stock Price Range
                          -----------------------
                           Low              High            Dividends
                           ---              ----            ---------

2003         4th          $41.61           $46.98           $ 0.05
             3rd           38.00            45.41             0.05
             2nd           31.25            39.19             0.05
             1st           30.85            33.40             0.05
                                                            ------
                                                            $ 0.20
                                                            ======

2002         4th          $26.05           $34.12           $ 0.05
             3rd           20.65            32.00             0.05
             2nd           18.10            25.19             0.05
             1st           16.95            18.90             0.04
                                                            ------
                                                            $ 0.19
                                                            ======

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WSFS Financial Corporation

     We have audited the accompanying consolidated statement of condition of WSFS Financial Corporation and subsidiaries (the Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSFS Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 6 to the Financial Statements, the Company adopted Statement 142, "Goodwill and Other Intangible Assets," in 2002.





/s/ KPMG LLP

February 27, 2004
Philadelphia, Pennsylvania

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

     Management assessed the Corporation's internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets, as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring
Organizations of the Treadway Commission. Based on this assessment, management believes, as of December 31, 2003 the Corporation maintained effective internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets.

     Management is also responsible for compliance with the federal laws and regulations concerning dividend restrictions and loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

     The Corporation assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2003.



/s/ Marvin N. Schoenhals                           /s/ Mark A. Turner
Marvin N. Schoenhals                               Mark A. Turner
Chairman and President                             Chief Operating Officer
                                                   and Chief Financial Officer

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                          Year Ended December 31,
                                                                              ----------------------------------------------
                                                                                 2003              2002              2001
                                                                              ----------        ----------        ----------
                                                                              (Dollars in Thousands, Except Per Share Data)

Interest income:
Interest and fees on loans ................................................   $  72,001         $  72,018         $  77,526
Interest on mortgage-backed securities ....................................      14,874             7,608             9,956
Interest and dividends on investment securities ...........................       1,503               890             1,191
Interest on investments in reverse mortgages ..............................         (24)           13,092            10,155
Other interest income .....................................................         945             1,095             2,510
                                                                              ---------         ---------         ---------
                                                                                 89,299            94,703           101,338
                                                                              ---------         ---------         ---------
Interest expense:
Interest on deposits ......................................................       8,189            12,040            25,554
Interest on Federal Home Loan Bank advances ...............................      19,918            18,166            15,923
Interest on federal funds purchased and securities sold under
  agreements to repurchase ................................................         927               542             1,572
Interest on trust preferred borrowings ....................................       1,963             2,599             3,365
Interest on other borrowings ..............................................         304                87               183
                                                                              ---------         ---------         ---------
                                                                                 31,301            33,434            46,597
                                                                              ---------         ---------         ---------
Net interest income .......................................................      57,998            61,269            54,741
Provision for loan losses .................................................       2,550             2,243             1,865
                                                                              ---------         ---------         ---------
Net interest income after provision for loan losses .......................      55,448            59,026            52,876
                                                                              ---------         ---------         ---------

Noninterest income:
Loan servicing fee income .................................................       2,850             3,025             3,149
Deposit service charges ...................................................       9,119             8,568             8,626
Credit/debit card and ATM income ..........................................       9,749             8,489             6,754
Securities gains ..........................................................         515                23                 4
Gain on sale of reverse mortgages .........................................          --           101,518                --
Gain on sale of loans .....................................................       1,517               443               420
Other income ..............................................................       2,416             1,994             2,172
                                                                              ---------         ---------         ---------
                                                                                 26,166           124,060            21,125
                                                                              ---------         ---------         ---------
Noninterest expenses:
Salaries, benefits and other compensation .................................      26,544            25,653            22,987
Equipment expense .........................................................       3,777             4,185             3,594
Data processing and operations expense ....................................       2,812             3,815             3,648
Occupancy expense .........................................................       4,040             3,794             4,307
Marketing expense .........................................................       1,602             1,427             1,391
Professional fees .........................................................       2,673             3,621             1,901
Other operating expenses ..................................................       7,969             9,122             9,861
                                                                              ---------         ---------         ---------
                                                                                 49,417            51,617            47,689
                                                                              ---------         ---------         ---------
Income from continuing operations before taxes and cumulative effect of
  change in accounting principle ..........................................      32,197           131,469            26,312
Income tax provision ......................................................      10,964            44,154             8,550
                                                                              ---------         ---------         ---------
Income from continuing operations before cumulative effect of change in
  accounting principle ....................................................      21,233            87,315            17,762
Cumulative effect of change in accounting principle, net of taxes .........          --               703                --
                                                                              ---------         ---------         ---------
Income from continuing operations .........................................      21,233            88,018            17,762
Loss on wind-down of discontinued operations, net of taxes ................          --            (2,766)           (2,026)
Income on discontinued operations of businesses held-for-sale, net of taxes          --            14,965             1,347
Gain on sale of businesses held-for-sale, net of taxes ....................      41,789               924                --
                                                                              ---------         ---------         ---------
Net income ................................................................   $  63,022         $ 101,141         $  17,083
                                                                              =========         =========         =========

                                                                                             Year Ended December 31,
                                                                                 ----------------------------------------------
                                                                                     2003            2002              2001
                                                                                  ----------      ----------        ----------
                                                                                 (Dollars in Thousands, Except Per Share Data)
Earnings per share:
  Basic:
     Income from continuing operations before cumulative effect of change in
        accounting principle ...............................................     $ 2.73             $ 9.61             $ 1.85
     Cumulative effect of change in accounting principle,  net of taxes ....         --               0.08                 --
                                                                                 ------             ------             ------
     Income from continuing operations .....................................       2.73               9.69               1.85
     Loss on wind-down of discontinued operations, net of taxes ............         --              (0.30)             (0.21)
     Income on businesses held-for-sale ....................................         --               1.64               0.14
     Gain on sale of businesses held-for-sale ..............................       5.38               0.10                 --
                                                                                 ------             ------             ------
         Net income ........................................................     $ 8.11             $11.13             $ 1.78
                                                                                 ======             ======             ======

  Diluted:
     Income from continuing operations before cumulative effect of change in
       accounting principle ................................................     $ 2.58             $ 9.27             $ 1.84
     Cumulative effect of change in accounting principle,  net of taxes ....         --               0.07                 --
                                                                                 ------             ------             ------
     Income from continuing operations .....................................       2.58               9.34               1.84
     Loss on wind-down of discontinued operations, net of taxes ............         --              (0.30)             (0.21)
     Income on businesses held-for-sale ....................................         --               1.59               0.14
     Gain on sale of businesses held-for-sale ..............................       5.07               0.10                 --
                                                                                 ------             ------             ------
         Net income ........................................................     $ 7.65             $10.73             $ 1.77
                                                                                 ======             ======             ======



The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CONDITION

                                                                                                  December 31,
                                                                                          ----------------------------
                                                                                              2003            2002
                                                                                          ------------    ------------
                                                                                                (In Thousands)
Assets

Cash and due from banks .............................................................   $   160,420    $   162,258
Federal funds sold and securities purchased under agreements to resell ..............            --         64,045
Interest-bearing deposits in other banks ............................................         1,095          7,476
Investment securities held-to-maturity (market value: 2003-$11,231, 2002-$11,797) ...        10,410         10,724
Investment securities available-for-sale ............................................       105,885         11,053
Mortgage-backed securities held-to-maturity (market value: 2003-$1,816, 2002-$40,481)         1,814         39,157
Mortgage-backed securities available-for-sale .......................................       517,211         98,081
Mortgage-backed securities trading ..................................................        11,527         11,000
Investment in reverse mortgages, net ................................................           193          1,131
Loans held-for-sale .................................................................         1,458          3,516
Loans, net of allowance for loan losses of $22,386 at December 31, 2003 and
  $21,452 at December 31, 2002 ......................................................     1,303,419      1,075,870
Loans of businesses held-for-sale ...................................................            --        117,646
Stock in Federal Home Loan Bank of Pittsburgh, at cost ..............................        43,676         21,979
Assets acquired through foreclosure .................................................           301            904
Premises and equipment ..............................................................        13,345         13,838
Accrued interest receivable and other assets ........................................        26,849         15,116
Other assets of businesses held-for-sale ............................................            --          3,810
Loans, operating leases and other assets of discontinued operations .................         9,474         47,396
                                                                                        -----------    -----------
Total assets ........................................................................   $ 2,207,077    $ 1,705,000
                                                                                        ===========    ===========

Liabilities and Stockholders' Equity

Liabilities:

Deposits:
  Noninterest-bearing demand ........................................................   $   215,819    $   182,957
  Money market and interest-bearing demand ..........................................       118,151        109,259
  Savings ...........................................................................       316,976        292,917
  Time ..............................................................................       192,037        236,793
  Jumbo certificates of deposit - retail ............................................        40,076         50,146
                                                                                        -----------    -----------
       Total retail deposits ........................................................       883,059        872,072
  Jumbo certificates of deposit - nonretail .........................................        40,274         26,324
                                                                                        -----------    -----------
        Total deposits ..............................................................       923,333        898,396

Federal funds purchased and securities sold under agreements to repurchase ..........       148,381         25,925
Federal Home Loan Bank advances .....................................................       843,296        403,500
Trust preferred borrowings ..........................................................        50,000         50,000
Other borrowed funds ................................................................        39,381         36,581
Accrued expenses and other liabilities ..............................................        14,694         37,219
Other liabilities of businesses held-for-sale .......................................            --         57,862
                                                                                        -----------    -----------
Total liabilities ...................................................................     2,019,085      1,509,483
                                                                                        -----------    -----------

Commitments and contingencies (see Note 16)

Minority Interest ...................................................................            --         12,845

Stockholders' Equity:

Serial preferred stock $.01 par value, 7,500,000 shares authorized;
  none issued and outstanding .......................................................            --             --
Common stock $.01 par value, 20,000,000 shares authorized; issued 15,080,162
  at December 31, 2003 and 14,859,721 at December 31, 2002 ..........................           151            149
Capital in excess of par value ......................................................        64,738         59,789
Accumulated other comprehensive (loss) income .......................................        (1,748)           904
Retained earnings ...................................................................       268,797        207,358
Treasury stock at cost, 7,758,869 shares at December 31, 2003 and 6,162,269
  shares at December 31, 2002 .......................................................      (143,946)       (85,528)
                                                                                        -----------    -----------
Total stockholders' equity ..........................................................       187,992        182,672
                                                                                        -----------    -----------
Total liabilities, minority interest and stockholders' equity .......................   $ 2,207,077    $ 1,705,000
                                                                                        ===========    ===========

The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          Accumulated
                                                             Capital         Other                                   Total
                                                 Common     in Excess    Comprehensive    Retained    Treasury    Stockholders'
                                                 Stock     of Par Value  (Loss) Income    Earnings     Stock         Equity
(In Thousands)

Balance, January 1, 2001 ....................   $   148     $   58,985    $     197      $  92,409    $ (54,593)   $   97,146
Comprehensive income:
   Net income ...............................        --             --           --         17,083           --        17,083
   Other comprehensive income (1) ...........        --             --        2,949             --           --         2,949
                                                                                                                   ----------
Total comprehensive income ..................                                                                          20,032
                                                                                                                   ----------
Cash dividend, $0.16 per share ..............        --             --           --         (1,542)          --        (1,542)
Exercise of common stock options ............        --             88           --             --           --            88
Treasury stock at cost, 1,047,400
  shares (2) ................................        --              6           --             --      (15,727)      (15,721)
                                                -------     ----------    ---------      ---------    ---------    ----------
Balance, December 31, 2001 ..................   $   148     $   59,079    $   3,146      $ 107,950    $ (70,320)   $  100,003
                                                =======     ==========    =========      =========    =========    ==========

Comprehensive income:
   Net income ...............................        --             --           --        101,141           --       101,141
   Other comprehensive loss (1) .............        --             --       (2,242)            --           --        (2,242)
                                                                                                                   ----------
Total comprehensive income ..................                                                                          98,899
                                                                                                                   ----------
Cash dividend, $0.19 per share ..............        --             --           --         (1,733)          --        (1,733)
Exercise of common stock options ............         1            517           --             --           --           518
Treasury stock at cost, 485,100 shares (3) ..        --             26           --             --      (15,208)      (15,182)
Tax benefit from exercises of common
  stock options..............................        --            167           --             --           --           167
                                                -------     ----------    ---------      ---------    ---------    ----------
Balance, December 31, 2002 ..................   $   149     $   59,789    $     904      $ 207,358    $ (85,528)   $  182,672
                                                =======     ==========    =========      =========    =========    ==========

Comprehensive income:
   Net income ...............................        --             --           --         63,022           --        63,022
   Other comprehensive loss (1) .............        --             --       (2,652)            --           --        (2,652)
                                                                                                                   ----------
Total comprehensive income ..................                                                                          60,370
                                                                                                                   ------ ---
Cash dividend, $0.20 per share ..............        --             --           --         (1,583)          --        (1,583)
Exercise of common stock options ............         2          3,054           --             --           --         3,056
Treasury stock at cost, 1,596,600 shares(4)..        --             93           --             --      (58,418)      (58,325)
Tax benefit from exercises of common
  stock options..............................        --          1,802           --             --           --         1,802
                                                -------     ----------    ---------      ---------    ---------    ----------
Balance, December 31, 2003 ..................   $   151     $   64,738    $  (1,748)     $ 268,797    $(143,946)   $  187,992
                                                =======     ==========    =========      =========    =========    ==========

(1)  Other Comprehensive Income:                                      2003         2002        2001
                                                                      ----         ----       -----
     Net unrealized holding (losses) gains on securities
         available-for-sale arising during the period
         net of taxes (2003 - $(1.5) million,
         2002 - $(1.5) million, 2001 - $1.7 million).........      $ (2,374)   $ (2,511)   $   2,743

     Net unrealized holding gains (losses) arising during
         the period on derivatives used for cash flow hedge,
         net of taxes (2003 - $22,000, 2002 - $(415,000),
         2001 - $31,000).....................................            41        (771)         257

     Reclassification for (gains) losses included in
         income,  net of taxes (2003 - $(196,000),
         2002 - $637,000, 2001 - $(31,000))..................          (319)       1,040          (51)
                                                                   --------    ---------    ---------

     Total other comprehensive (loss) income.................      $ (2,652)   $  (2,242)     $  2,949
                                                                   =========   ==========     ========

(2)  Net of reissuance of 5,000 shares.
(3)  Net of reissuance of 5,000 shares.
(4)  Net of reissuance of 5,000 shares.

The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              Year Ended December 31,
                                                                   ------------------------------------------
                                                                      2003           2002           2001
                                                                      ----           ----           ----
                                                                              (In Thousands)
Operating activities:

Net income .....................................................   $    63,022    $   101,141    $    17,083
Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
     Provision for loan losses .................................         2,550          2,243          2,212
     Depreciation, accretion and amortization ..................        11,562          8,891          4,983
     (Increase) decrease in accrued interest receivable
       and other assets ........................................       (10,060)         5,363         (3,022)
     Origination of loans held-for-sale ........................       (73,679)    (1,946,047)      (624,481)
     Proceeds from sales of loans held-for-sale ................        68,338      1,857,789        567,106
     Gain on sale of loans held-for-sale .......................          (751)          (443)          (420)
     Gain on sale of investments ...............................          (515)           (23)            (4)
     Gain on sale of reverse mortgage ..........................            --       (101,518)            --
     Gain on businesses held-for-sale ..........................       (65,689)        (1,516)            --
     Gain on sale of assets acquired through foreclosure .......           (99)           (73)          (100)
     (Decrease) increase in accrued interest payable
       and other liabilities ...................................       (22,526)        26,792         (5,568)
     Decrease (increase) in capitalized interest, net ..........          (502)       (16,184)       (10,003)
     Minority interest in net income ...........................            --         16,731           (189)
                                                                   -----------    -----------    -----------
Net cash used for operating activities .........................       (28,349)       (46,854)       (52,403)
                                                                   -----------    -----------    -----------


Investing activities:

     Net decrease (increase) of interest-bearing deposits
       in other banks ..........................................         6,381       (176,987)       (21,042)
     Maturities of investment securities .......................           500        182,467         90,349
     Sales of investment securities available-for-sale .........        21,292          1,788            644
     Sales of mortgage-backed securities available-for-sale ....       109,502        128,316          4,095
     Sales of mortgage-backed securities held-to-maturity ......        14,772             --             --
     Purchases of investment securities available-for-sale .....      (116,088)      (241,110)       (75,246)
     Repayments of mortgage-backed securities held-to-maturity .        22,809         30,747         37,116
     Repayments of mortgage-backed securities available-for-sale       333,460        253,860        220,076
     Purchases of mortgage-backed securities available-for-sale       (874,560)      (261,658)      (280,969)
     Purchases of mortgage-backed securities trading ...........            --         (1,000)            --
     Repayments on reverse mortgages ...........................         1,789         23,641         17,304
     Disbursements for reverse mortgages .......................          (877)        (5,536)        (7,413)
     Sale of reverse mortgages .................................            --        127,580             --
     Sale of loans .............................................        47,174          5,986             --
     Purchase of loans .........................................       (14,370)       (32,077)       (24,512)
     Gain on sale of loans .....................................          (766)            --             --
     Sale of businesses held-for-sale ..........................       129,283         14,332             --
     Net (increase) decrease in loans ..........................      (254,676)        71,767        (72,146)
     Net increase in loans of businesses held-for-sale .........            --        (83,397)            --
     Net (increase) decrease in stock of Federal Home Loan Bank
       of Pittsburgh ...........................................       (21,697)         6,771           (250)
     Receipts from investments in real estate ..................            --             --            270
     Sales of assets acquired through foreclosure, net .........         1,322          1,116            766
     Premises and equipment, net ...............................        (2,800)        (4,750)        (1,992)
                                                                   -----------    -----------    -----------

Net cash (used for) provided by investing activities ...........      (597,550)        41,856       (112,950)
                                                                   -----------    -----------    -----------

                                                        (Continued on next page)

                                                                                   Year Ended December 31,
                                                                        -------------------------------------------
                                                                            2003           2002           2001
                                                                            ----           ----           ----
                                                                                      (In Thousands)

Financing activities:

     Net increase in demand and savings deposits ....................   $    68,612    $    10,733    $   147,319
     Net (decrease) increase in time deposits .......................       (40,876)        93,768       (115,715)
     Receipts from FHLB borrowings ..................................     5,240,359        825,356        370,000
     Repayments of FHLB borrowings ..................................    (4,800,562)      (941,856)      (201,000)
     Receipts from reverse repurchase agreements ....................       835,601        257,063             --
     Repayments of reverse repurchase agreements ....................      (763,145)      (276,138)       (24,300)
     Net decrease in federal funds purchased ........................        50,000             --             --
     Increase of other borrowing of businesses held-for-sale ........            --         50,000             --
     Net decrease in obligations under capital lease ................            --           (199)          (125)
     Dividends paid on common stock .................................        (1,583)        (1,733)        (1,542)
     Issuance of common stock and exercise of employee stock options          4,951            711             94
     Purchase of treasury stock, net of reissuance ..................       (58,418)       (15,208)       (15,727)
     Minority interest ..............................................       (12,845)        (9,687)           114
                                                                        -----------    -----------    -----------
     Net cash provided by (used for) financing activities ...........       522,094         (7,190)       159,118
                                                                        -----------    -----------    -----------
     Decrease in cash and cash equivalents from continuing operations      (103,805)       (12,188)        (6,235)
     Change in net assets from discontinued operations ..............        37,922         67,899         85,478
     Cash and cash equivalents at beginning of period ...............       226,303        170,592         91,349
                                                                        -----------    -----------    -----------
     Cash and cash equivalents at end of period .....................   $   160,420    $   226,303    $   170,592
                                                                        ===========    ===========    ===========

Supplemental Disclosure of Cash Flow Information:

     Cash paid for interest during the year .........................   $    31,617    $    39,119    $    62,977
     Cash paid for income taxes, net ................................        63,071         21,701          8,874
     Loans transferred to assets acquired through foreclosure .......           620          1,262            648
     Net change in other comprehensive income .......................        (2,652)        (2,242)         2,949
     Transfer of loans held-for-sale to loans .......................         8,150             --             --
     Loans, net of allowance, of businesses held-for-sale ...........            --        117,646             --
     Other assets transferred to businesses held-for-sale ...........            --          3,810             --
     Other liabilities transferred to businesses held-for-sale ......            --          7,862             --




The accompanying notes are an integral part of these Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

     WSFS Financial Corporation (Company or Corporation) is a thrift holding company organized under the laws of the State of Delaware. The Corporation's principal wholly-owned subsidiary, Wilmington Savings Fund Society, FSB (the Bank or WSFS), is a federal savings bank organized under the laws of the United States which at December 31, 2003 serves customers from its main office and 23 retail banking offices located in northern Delaware and southeastern Pennsylvania.

     In  preparing  the  Financial  Statements,  management  is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses, investment in reverse mortgages, the reserve for discontinued operations, contingencies (including indemnifications) and deferred tax assets.

     Basis of Presentation

     The consolidated Financial Statements include the accounts of the parent company, Montchanin Capital Management, Inc. (Montchanin), WSFS and its wholly-owned subsidiaries, WSFS Investment Group, Inc., WSFS Reit, Inc. and WSFS Credit Corporation (WCC), as well as not wholly-owned, but majority controlled and consolidated subsidiaries, Wilmington Finance, Inc. (WF) and CustomerOne Financial Network, Inc. (C1FN). C1FN was sold in November 2002 and WF was sold in January 2003. These subsidiaries were classified as businesses held-for-sale and the statement of operations was retroactively restated for all periods presented. WF was classified as a business held-for-sale on the statement of condition at December 31, 2002. See Note 3 of the Financial Statements for further discussion of Businesses Held-for-Sale . As discussed in Note 2 of the Financial Statements, the results of WCC, the Corporation's wholly-owned indirect auto financing and leasing subsidiary, are also presented as discontinued operations.

     WSFS Capital Trust I is an unconsolidated affiliate of the Company and was formed in 1998 to sell Trust Preferred Securities. The Trust invested all of the proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Debentures of the Corporation. The Corporation used the proceeds from the Junior Subordinated Debentures for general corporate purposes, including the redemption of higher rate debt. WSFS Investment Group, Inc. markets various third-party insurance and securities products to Bank customers through WSFS' retail banking system. WSFS Reit, Inc. is a real estate investment trust formed in 2002 to hold qualifying real estate assets and may be used in the future as a vehicle to raise capital. Montchanin Capital Management, Inc. was formed in 2003 to provide asset management products and services to customers in the Bank's primary market area.

     Certain reclassifications have been made to the prior years' Financial Statements to conform them to the current year's presentation. All significant intercompany transactions are eliminated in consolidation.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds are purchased and sold for periods ranging up to 90 days.

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

     Investment in Reverse Mortgages

     The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting the recorded value of reverse mortgage assets include significant risk associated with estimations and income recognition can vary significantly from reporting period to reporting period.

     Loans

     Loans are stated net of deferred fees and costs and unearned discounts. Loan interest income is accrued using various methods that approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans using a level yield method over the period to maturity.

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

     The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. See discussion of historical loss adjustment factors below.

     Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for six years which management believes approximates an average business cycle. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions. The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, evaluated in connection with the adjustment factors, include an evaluation of the following:

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

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements and additions are capitalized. Depreciation expense is computed on the straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the life of the related lease if less than the estimated useful life. In general, computer equipment, furniture and equipment and building renovations are depreciated over three, five and ten years, respectively. Accelerated methods are used in depreciating certain assets for income tax purposes.

     Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

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

     Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                   2003         2002         2001
                                                                                   ----         ----         ----
                                                                               (In Thousands, Except Per Share Data)
  Numerator:
     Income from continuing operations before cumulative effect
       of change in accounting principle, net of tax benefit ...............    $  21,233    $  87,315    $  17,762
     Cumulative effect of change in accounting principle, net of tax benefit           --          703           --
                                                                                ---------    ---------    ---------
     Income from continuing operations .....................................       21,233       88,018       17,762
     Loss on wind-down of discontinued operations, net of tax ..............           --       (2,766)      (2,026)
     Income from discontinued operations of businesses held-for-sale,
         net of taxes ......................................................           --       14,965        1,347
     Gain on sale of businesses held-for-sale, net of tax ..................       41,789          924           --
                                                                                ---------    ---------    ---------
     Net income ............................................................    $  63,022    $ 101,141    $  17,083
                                                                                =========    =========    =========

  Denominator:
    Denominator for basic earnings per share -  weighted average shares ....        7,774        9,086        9,579
    Effect of dilutive employee stock options ..............................          464          336           97
                                                                                ---------    ---------    ---------
    Denominator for diluted earnings per share - adjusted weighted average
      shares and assumed exercise ..........................................        8,238        9,422        9,676
                                                                                =========    =========    =========

Earnings per share:
   Basic:
    Income from continuing operations before cumulative effect
      of change in accounting principle, net of tax benefit ................    $    2.73    $    9.61    $    1.85
    Cumulative effect of change in accounting principle, net of tax benefit            --         0.08           --
                                                                                ---------    ---------    ---------
    Income from continuing operations ......................................         2.73         9.69         1.85
    Loss on wind-down of discontinued operations, net of tax ...............           --        (0.30)       (0.21)
    Income from discontinued operations of businesses held-for-sale,
        net of taxes .......................................................           --         1.64         0.14
    Gain on sale of businesses held-for-sale, net of tax ...................         5.38         0.10          --
                                                                                ---------    ---------    ---------
    Net income .............................................................    $    8.11    $   11.13    $    1.78
                                                                                =========    =========    =========

   Diluted:
    Income from continuing operations before cumulative effect
      of change in accounting principle, net of tax benefit ................    $    2.58    $    9.27    $    1.84
    Cumulative effect of change in accounting principle, net of tax benefit            --         0.07           --
                                                                                ---------    ---------    ---------
    Income from continuing operations ......................................         2.58         9.34         1.84
    Loss on wind-down of discontinued operations, net of tax ...............           --        (0.30)       (0.21)
    Income from discontinued operations of businesses held-for-sale,
        net of taxes .......................................................           --         1.59         0.14
    Gain on sale of businesses held-for-sale, net of tax ...................         5.07         0.10           --
                                                                                ---------    ---------    ---------
    Net income .............................................................    $    7.65    $   10.73    $    1.77
                                                                                =========    =========    =========

    Outstanding common stock equivalents having no dilutive effect,
      in thousands .........................................................            4            4          146

Stock Options

     At December 31, 2003, the Corporation had two stock-based employee compensation plans that are described more fully in Note 15 to the Financial Statements. The Corporation accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had the company applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                         2003         2002          2001
                                                                                         ----         ----          ----
                                                                                      (In Thousands, Except Per Share Data)

  Income from continuing operations, as reported .................................   $   21,233    $   88,018    $   17,762
       Less: Total stock-based employee compensation expense determined
       under fair value based methods for all awards, net of related tax effects .         (729)         (739)         (783)
                                                                                     ----------    ----------    ----------
  Pro forma income from continuing operations ....................................   $   20,504    $   87,279    $   16,979
                                                                                     ==========    ==========    ==========

Earnings per share:
  Basic:
    Income from continuing operations ............................................   $     2.73    $     9.69    $     1.85
    Less: Total stock-based employee compensation expense determined
       under fair value based methods for all awards, net of related tax effects .        (0.09)        (0.08)        (0.08)
                                                                                     ----------    ----------    ----------
    Pro forma income from continuing operations ..................................   $     2.64    $     9.61    $     1.77
                                                                                     ==========    ==========    ==========

  Diluted:
    Income from continuing operations ............................................   $     2.58    $     9.34    $     1.84
    Less: Total stock-based employee compensation expense determined
       under fair value based methods for all awards, net of related tax effects .        (0.09)        (0.08)        (0.09)
                                                                                     ----------    ----------    ----------
    Pro forma income from continuing operations ..................................   $     2.49    $     9.26    $     1.75
                                                                                     ==========    ==========    ==========

2.   Discontinued Operations of a Business Segment
--------------------------------------------------------------------------------

     In 2000, the Board of Directors approved management's plans to discontinue the operations of WCC. WCC, which had 483 lease contracts and 542 loan contracts at December 31, 2003, no longer accepts new applications but will continue to service existing loans and leases until their maturities. Management estimates that substantially all loan and lease contracts will mature by the end of 2004.

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

     In 2000, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

     During 2002 and 2001, because of the heavy incenting of new car purchases by manufacturers and other factors, both used car prices and WSFS' exposure to residual values on its outstanding leases continued to deteriorate. As a result, management recorded additional provisions for residual losses of $2.0 million in 2002 and $3.1 million in 2001. Extensive analyses of remaining leases as of December 31, 2003, indicated that no additional reserves were needed for the expected losses in the business during its remaining wind-down period. At December 31, 2003, there were $3.0 million in indirect loans and $6.6 million in indirect leases, net, still outstanding. At December 31, 2003, WSFS had exposure to $7.5 million in remaining used car residuals, for which it estimates a loss of $1.3 million. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the financial statements, the loss on the wind-down of discontinued operations, net of tax, was zero in 2003. Based on the scheduled maturities of leases, management estimates by December 31, 2004 its residual exposure will be negligible. At December 31, 2002, WSFS had exposure to $42.3 million in remaining used car residuals, for which it estimated a loss of $8.9 million.

     Due to the uncertainty of a number of factors, including residual values, interest rates, operating costs and credit quality, the reserve for discontinued operations will be reevaluated quarterly with adjustments, if necessary, recorded as income/losses on wind-down of discontinued operations.

     The following table depicts loans, operating leases and other assets of discontinued operations at December 31, 2003 and 2002:


                                                            At December 31,
                                                       -----------------------
                                                        2003            2002
                                                        ----            ----
                                                            (In Thousands)

 Vehicles under operating leases, net.............     $ 6,542        $ 44,693
 Net loans........................................       2,359           7,285
 Other non-cash assets                                     573           2,367
 Less:
     Reserve for losses of discontinued
     operations...................................          --           6,949
                                                       -------        --------
 Loans, operating leases and other assets of
   discontinued operatins.........................     $ 9,474        $ 47,396
                                                       =======        ========

     The following table depicts the net loss from discontinued operations for the years ended December 31, 2003, 2002 and 2001:

                                                             Year Ended December 31,
                                                          -----------------------------
                                                           2003        2002       2001
                                                           ----        ----       ----
                                                                  (In Thousands)

Interest income .......................................   $   422    $   974    $ 1,870
Allocated interest expense (1) ........................       987      2,470      9,271
                                                          -------    -------    -------

Net interest expense ..................................      (565)    (1,496)    (7,401)

Loan and lease servicing fee income ...................       292        379        301
Rental income on operating leases, net ................      (529)     2,229      7,730
Other income ..........................................         2          7         14
                                                          -------    -------    -------
  Net revenues ........................................      (800)     1,119        644

Noninterest expenses ..................................       557      1,234      2,066
                                                          -------    -------    -------


Loss before taxes .....................................    (1,357)      (115)    (1,422)
Charges against the reserve for discontinued operations     1,357        115      1,422
Income tax provision ..................................        --         --         --
                                                          -------    -------    -------

Income from discontinued operations ...................   $    --    $    --    $    --
Loss on wind-down of discontinued operations ..........        --     (2,766)    (2,026)
                                                          -------    -------    -------
  Total ...............................................   $    --    $(2,766)   $(2,026)
                                                          =======    =======    =======

(1) The allocated interest expense for 2003 and 2002 is based on a direct matched-maturity funding of the net non-cash assets of discontinued operations. The average funding rate for 2003 and 2002 was 3.51% and 2.87%, respectively, on average net assets of $28.1 million and $86.0 million, respectively. Allocated interest expense for 2001 was 5.65% and was based on the Company's annual average wholesale borrowing rate, which approximated a marginal funding cost of this business segment.


3.   BUSINESSES HELD-FOR-SALE
--------------------------------------------------------------------------------

     In September 2002, WSFS sold its United Asian Bank Division (UAB). The sale resulted in an after tax gain of $737,000, and included $8.6 million in deposits and $15.8 million in loans in addition to branch fixed assets and the lease obligations.

     In November 2002, the Corporation completed the sale of C1FN and related interests in its Everbank Division. Everbank was started with C1FN in 1999 as a joint initiative in Internet and branchless banking. Consistent with the manner in which the segment was managed and operated, information in this report labeled "C1FN" generally represents the profoma combined results of C1FN and WSFS' Everbank Division (the C1FN/Everbank segment). The sale included total assets of $342.8 million and deposits of $340.1 million. WSFS recorded an after-tax gain of $187,000 on this sale.

     Under a provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. WSFS' portion of these escrow amounts totaled approximately $786,000. These amounts were not recognized by WSFS in 2002, as their receipt was not assured beyond a reasonable doubt. During 2003, WSFS received the entire amount held in escrow. As a result, the Company recorded the $786,000 ($517,000 after taxes) as a gain on the sale of businesses held-for-sale. Indemnifications are more fully discussed in Note 16 to the Financial Statements.

     Also in November 2002, WSFS signed a definitive agreement for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc. (WF). The sale was completed in January 2003 and WSFS recognized an after-tax gain on the sale of $41.3 million or $5.01 per diluted share. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale. Under a provision of the agreement between the sellers and buyers, certain sale consideration was withheld in a separate escrow account pending the resolution of certain events. During 2003, WSFS received the entire amount held in escrow. As a result, the Company recorded $325,000 ($208,000 after taxes) as a gain on sale of businesses held-for-sale and is included in the total recorded gain on sale of $41.3 million.

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the major classes of assets and liabilities of WF are presented separately on the statement of condition as of December 31, 2002. The income (losses) from the operation of these three businesses (UAB, C1FN/Everbank and WF) have been presented as income/losses of businesses held-for-sale, and presented separately for all periods presented.

     The gains realized on the sale of UAB, C1FN, and WF are presented separately on the statement of operations, net of tax. The average balance sheet is presented with total assets and liabilities of businesses held-for-sale displayed separately.

     The following tables present the net income from businesses held-for-sale for the years ended December 31, 2002 and 2001. No activity was recorded during 2003 other than the above referenced gains on sales of WF and C1FN.

                                                For the Year Ended December 31, 2002
                                            -------------------------------------------

                                               WF(1)     C1FN         UAB        Total
                                               -----     ----         ---        -----
                                                          (In Thousands)
Net interest income .....................   $  6,835   $  3,738    $    863    $ 11,436
Provision for loan losses ...............         --        154          57         211
                                            --------   --------    --------    --------
Net interest income after provision .....      6,835      3,584         806      11,225
Noninterest income ......................     74,163      5,797          51      80,011
                                            --------   --------    --------    --------
Total revenues ..........................     80,998      9,381         857      91,236
Noninterest expenses ....................     40,113     10,842       1,059      52,014
                                            --------   --------    --------    --------

Income before taxes and minority interest     40,885     (1,461)       (202)     39,222
Minority interest .......................     20,111     (3,380)         --      16,731
                                            --------   --------    --------    --------
Income before taxes .....................     20,774      1,919        (202)     22,491
Provision for income taxes ..............      7,997       (391)        (80)      7,526
                                            --------   --------    --------    --------

Income from businesses held-for-sale ....   $ 12,777   $  2,310    $   (122)   $ 14,965
                                            ========   ========    ========    ========

Gain on sale of businesses held-for-sale         N/A   $    187    $    737    $    924
                                            ========   ========    ========    ========

(1) Includes $2.6 million in interest expense allocated to fund the average net assets of $97.0 million of businesses held-for-sale. The rate of 2.68% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

                                               For the Year Ended December 31, 2001
                                            -------------------------------------------
                                               WF(1)     C1FN         UAB        Total
                                               -----     ----         ---        -----
                                                           (In Thousands)
Net interest income .....................   $  1,773   $  5,016    $    760    $  7,549
Provision for loan losses ...............         --        329          18         347
                                            --------   --------    --------    --------
Net interest income after provision .....      1,773      4,687         742       7,202
Noninterest income ......................     19,671      3,224         111      23,006
                                            --------   --------    --------    --------
Total revenues ..........................     21,444      7,911         853      30,208
Noninterest expenses ....................     16,252     10,669       1,218      28,139
                                            --------   --------    --------    --------

Income before taxes and minority interest      5,192     (2,758)       (365)      2,069
Minority interest .......................      2,119     (2,308)         --        (189)
                                            --------   --------    --------    --------
Income before taxes .....................      3,073       (450)       (365)      2,258
Provision for income taxes ..............      1,245       (188)       (146)        911
                                            --------   --------    --------    --------


Income from businesses held-for-sale ....   $  1,828   $   (262)   $   (219)   $  1,347
                                            ========   ========    ========    ========

(1) Includes $2.0 million in interest expense allocated to fund the average net assets of $37.4 million of businesses held-for-sale. The rate of 5.32% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

4.   INVESTMENT SECURITIES
--------------------------------------------------------------------------------

                                                        Gross         Gross
                                         Amortized    Unrealized    Unrealized     Fair
                                           Cost         Gains         Losses       Value
                                         ----------   ----------    ----------     ------
                                                         (In Thousands)
Available-for-sale securities:

     December 31, 2003:
       U.S. Government and agencies ...   $105,761     $    256     $    132     $105,885
                                          ========     ========     ========     ========

     December 31, 2002:
       U.S. Government and agencies ...   $ 10,880     $    173     $     --     $ 11,053
                                          ========     ========     ========     ========


Held-to-maturity:

    December 31, 2003:
       Corporate bonds ................   $    310     $     26     $     --     $    336
       State and political subdivisions     10,100          806           11       10,895
                                          --------     --------     --------     --------
                                          $ 10,410     $    832     $     11     $ 11,231
                                          ========     ========     ========     ========

     December 31, 2002:
       Corporate bonds ................   $    310     $      8     $      1     $    317
       State and political subdivisions     10,414        1,123           57       11,480
                                          --------     --------     --------     --------
                                          $ 10,724     $  1,131     $     58     $ 11,797
                                          ========     ========     ========     ========

     Securities with book values aggregating $110.3 million at December 31, 2003 were pledged as collateral for WSFS' Treasury Tax and Loan account with the Federal Reserve Bank, securities sold under agreement to repurchase and certain municipal deposits which require collateral. Accrued interest receivable relating to investment securities was $956,000 and $227,000 at December 31, 2003 and 2002, respectively.

     The scheduled maturities of investment securities held-to-maturity and securities available-for-sale at December 31, 2003 were as follows :

                                       Held-to-Maturity     Available-for-Sale
                                      -------------------   --------------------
                                      Amortized     Fair     Amortized    Fair
                                         Cost       Value       Cost      Value
                                      ---------     -----     --------    ------
                                                    (In Thousands)
Within one year ....................   $     --   $     --   $     --   $     --
After one year but within five years      4,636      5,159    105,761    105,885
After five but within ten years ....      1,517      1,794         --         --
After ten years ....................      4,257      4,278         --         --
                                                  --------   --------   --------
                                       $ 10,410   $ 11,231   $105,761   $105,885
                                       ========   ========   ========   ========


     During 2003, proceeds from the sale of investment securities classified as available-for-sale were $21.3 million, with a gain of $200,000 realized on the sales. Municipal bonds totaling $395,000 were called by the issuers. Proceeds from the sale of investments during 2002 and 2001 were $1.8 million and $644,000, respectively. There was a net loss of $15,000 realized on sales in 2002 and no net gain or loss realized on sales in 2001. The cost basis for all investment security sales was based on the specific identification method. There were no sales of investment securities classified as held-to-maturity.

     At December 31, 2003, the Company owned investment securities totaling $26.6 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $143,000 at December 31, 2003. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Only one security amounting to $64,000 has been impaired for 12 months or longer. The Corporation has determined that this security is not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                               Less than 12 months     12 months or longer           Total
                                               --------------------    -------------------    --------------------
                                               Fair      Unrealized    Fair     Unrealized    Fair      Unrealized
                                               Value        Loss       Value       Loss       Value        Loss
                                              -------    ----------  -------    ----------   -------    ----------
                                                                      (Dollars in Thousands)
Held-to-maturity
   State and political subdivisions .......   $    70    $     1     $    64    $    10      $   134    $    11

Available-for-sale
  U.S. Government and agencies ............    26,507        132          --         --       26,507        132
                                              -------    -------     -------    -------      -------    -------

     Total temporarily impaired investments   $26,577    $   133     $    64    $    10      $26,641    $   143
                                              =======    =======     =======    =======      =======    =======



5.   MORTGAGE-BACKED SECURITIES
--------------------------------------------------------------------------------

                                                            Gross        Gross
                                             Amortized    Unrealized   Unrealized     Fair
                                               Cost         Gains        Losses       Value
                                             ---------    -----------  ----------    -------
                                                               (In Thousands)
Available-for-sale securities:

December 31, 2003:
  Collateralized mortgage obligations.....   $390,529     $  2,400     $  2,462     $390,467
  FNMA ...................................     71,597           63        1,315       70,345
  FHLMC ..................................     39,129           --        1,193       37,936
  GNMA ...................................     18,341          122           --       18,463
                                             --------     --------     --------     --------
                                             $519,596     $  2,585     $  4,970     $517,211
                                             ========     ========     ========     ========

  Weighted average yield.................        4.19%

December 31, 2002:
  Collateralized mortgage obligations ...    $ 83,099     $  1,659     $     23     $ 84,735
  FNMA...................................      13,073          273           --       13,346
                                             --------     --------     --------     --------
                                             $ 96,172     $  1,932     $     23     $ 98,081
                                             ========     ========     ========     ========

  Weighted average yield.................        4.69%


Held-to-maturity securities:

December 31, 2003:
  Collateralized mortgage obligations....    $  1,785     $      1     $     --     $  1,786
  FNMA...................................          --           --           --           --
  FHLMC..................................          29            1           --           30
                                             --------     --------     --------     --------
                                             $  1,814     $      2     $     --     $  1,816
                                             ========     ========     ========     ========

  Weighted average yield.................        6.18%

December 31, 2002:
  Collateralized mortgage obligations....    $ 13,881     $    345     $     --     $ 14,226
  FNMA...................................      11,614          387           --       12,001
  FHLMC..................................      13,662          595            3       14,254
                                             ---------    --------     --------     --------
                                             $ 39,157     $  1,327     $      3     $ 40,481
                                             ========     ========     ========     ========

  Weighted average yield.................        5.90%


Trading securities:

December 31, 2003:
  Collateralized mortgage obligations....    $ 11,527     $     --     $     --     $ 11,527
                                             --------     --------     --------     --------
                                             $ 11,527     $     --     $     --     $ 11,527
                                             ========     ========     ========     ========

  Weighted average yield.................        4.14%

December 31, 2002:
  Collateralized mortgage obligations....    $ 11,000     $     --     $     --     $ 11,000
                                             ---------    --------     --------     --------
                                             $ 11,000     $     --     $     --     $ 11,000
                                             ========     ========     ========     ========

  Weighted average yield.................        4.42%

     At December 31, 2003, mortgage-backed securities with book values aggregating $426.2 million were pledged as collateral for retail customer repurchase agreements, municipal deposits and Federal Home Loan Bank advances. Accrued interest receivable relating to mortgage-backed securities was $2.0 million and $715,000 at December 31, 2003 and 2002, respectively. Proceeds from the sale of mortgage-backed securities available-for-sale were $109.5 million in 2003, resulting in a loss of $109,000. Proceeds from the sale of mortgage-backed securities classified as held-to-maturity (HTM) were $14.8 million, resulting in a net gain of $424,000. These HTM securities were sold after the Corporation collected more than 85% of the principal outstanding at the time of acquisition, and therefore these sales are considered maturities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In 2002 proceeds from the sale of mortgage-backed securities classified as available-for-sale were $128.3 million resulting in a gain of $1.7 million. Also in 2002, proceeds from the sale of mortgage-backed securities classified as HTM were $569,000 resulting in a gain of $36,000. This sale was also considered a maturity consistent with SFAS 115. The cost bases of all mortgage-backed securities sales are based on specific identification method.

     The Corporation owns $11.5 million of SASCO RM-1 2002 securities, including accrued interest, classified as "trading." $10.0 million was received as partial consideration for the sale of the reverse mortgage portfolio, while an additional $1.0 million was purchased at par at the time of the securitization. These floating rate notes represent the BBB traunche of the reverse mortgage securitization underwritten by Lehman Brothers and carry a coupon rate of one-month LIBOR plus 300 basis points. For a further discussion of reverse mortgages, see the Investment in Reverse Mortgages discussion in Management's Discussion and Analysis and Note 6 to the Financial Statements.

     At the time of the acquisition of these securities it was the Corporation's intent to sell these securities in the near term. Therefore, based on rules promulgated under SFAS 115, the securities were classified as "trading." An active market for these securities has not developed since the issuance, but it continues to be the intent of the Corporation to sell these securities if and when an active market develops. Since there is no active market for these securities, the Corporation has used the guidance under SFAS 115 to provide a reasonable estimate of fair value. The Corporation utilized matrix pricing and a fundamental analysis of the actual cash flows of the underlying reverse mortgages to estimate a reasonable fair value as of December 31, 2003. The Corporation also obtained a fair value estimate from an independent securities dealer.

     At December 31, 2003, the Company owned mortgage-backed securities totaling $271.9 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $5.0 million at December 31, 2003. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. No security has been impaired for 12 months or longer. The following table lists the unrealized losses aggregated by category:

                                             Less than 12 months    12 months or longer            Total
                                             --------------------   ---------------------   ---------------------
                                              Fair     Unrealized     Fair     Unrealized    Fair      Unrealized
                                              Value       Loss        Value       Loss       Value        Loss
                                             --------   ---------   --------   ----------   --------   ----------
                                                                    (Dollars in Thousands)
Available-for-Sale
   Collateralized mortgage obligations....   $163,561   $  2,462    $     --   $     --     $163,561   $  2,462
   FNMA ..................................     69,204      1,315          --         --       69,204      1,315
   FHLMC .................................     39,129      1,193          --         --       39,129      1,193
                                             --------   --------    --------   --------     --------   --------
     Total temporarily impaired MBS ......   $271,894   $  4,970    $     --   $     --     $271,894   $  4,970
                                             ========   ========    ========   ========     ========   ========

6.   INVESTMENT IN AND ACQUISITION OF REVERSE MORTGAGES
--------------------------------------------------------------------------------

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

     On November 22, 2002, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash and $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of the Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. These mortgage-backed securities were part of a larger issuance of securities backed, in part, by the sold reverse mortgages. Since this was the sale of a financial asset, results are shown in continuing operations in the accompanying Financial Statements, in accordance with accounting principles generally accepted in the United States of America. The Corporation has retained the servicing of these sold reverse mortgages and receives $35 per loan per month, or $244,000 in 2003 and an estimated $183,000 for 2004. No excess servicing rights were assigned. Included in the net gain on sale of reverse mortgages in 2002 are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. On December 31, 2003 the Company entered into a settlement agreement in which the Company agreed to pay a final settlement of $2.5 million for all amounts, current and future, due to that participant under the pre-existing agreement. The Corporation's remaining investment in reverse mortgages of $193,000 at December 31, 2003 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale.

     The Corporation accounted for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets included significant risk associated with estimations, and income varied significantly from reporting period to reporting period. For the year ended December 31, 2003, the Corporation earned $(24,000) in interest income on reverse mortgages compared to $13.1 million in 2002 and $10.2 million in 2001. The yield on the portfolio was (3.64)% in 2003, compared to 49.73% in 2002 and 29.54% in 2001. The negative yield in 2003 was a result of the quasi-market-value based accounting on the participation in the remaining reverse mortgages that were not part of the previously mentioned sale.

     In addition, on January 1, 2002, the Corporation adopted SFAS 142, Goodwill and Other Intangible Assets. Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. It also addresses how intangible assets that are acquired individually or with a group of other assets (i.e. those not acquired in a business combination) should be accounted for in Financial Statements upon their acquisition. Statement 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the Financial Statements. Under this Statement, goodwill can no longer be amortized but instead must be tested for impairment and its value adjusted accordingly. Negative goodwill is required to be taken into earnings immediately upon adoption. The Corporation had $1.2 million in negative goodwill associated with the 1994 purchase of Providential Home Income Plan, Inc. As a result of adopting this Statement, the Corporation recognized income of $703,000 in 2002 as a cumulative effect of a change in accounting principle, net of $469,000 in income tax.

7.  LOANS
--------------------------------------------------------------------------------

                                                           December 31,
                                                       2003           2002
                                                       ----           ----
                                                         (In Thousands)
Real estate mortgage loans:
     Residential (1-4 family) .............       $   456,943      $   420,116
     Other ................................           343,270          229,482
Real estate construction loans ............            64,406           67,251
Commercial loans ..........................           293,807          211,437
Consumer loans ............................           186,133          181,851
                                                  -----------      -----------
                                                    1,344,559        1,110,137
Less:
Loans in process ..........................            19,175           10,959
(Deferred fees) unearned income ...........              (421)           1,856
Allowance for loan losses .................            22,386           21,452
                                                  -----------      -----------
     Net loans ............................       $ 1,303,419      $ 1,075,870
                                                  ===========      ===========


     The Corporation had impaired loans of approximately $5.2 million at December 31, 2003 compared to $6.5 million at December 31, 2002. The average recorded investment in impaired loans was $6.1 million, $7.5 million and $8.1 million during 2003, 2002 and 2001, respectively. The allowance for losses on impaired loans was $516,000 at December 31, 2003, as compared to $749,000 at December 31, 2002. There was no interest income recognized on impaired loans.

     The total amount of loans serviced for others was $244.7 million, $234.1 million and $262.2 million at December 31, 2003, 2002 and 2001, respectively.

     Accrued interest receivable on loans outstanding was $4.8 million at December 31, 2003 and $5.0 million at December 31, 2002 and 2001.

     Nonaccruing loans aggregated $5.2 million, $6.5 million and $7.5 million at December 31, 2003, 2002 and 2001, respectively. If interest on all such loans had been recorded in accordance with contractual terms, net interest income would have increased by $218,000 in 2003, $599,000 in 2002 and $939,000 in 2001.

     A summary of changes in the allowance for loan losses follows:

                                                                          Year Ended December 31,
                                                                 -----------------------------------------
                                                                     2003        2002         2001
                                                                     ----        ----         ----
                                                                             (In Thousands)
Beginning balance ............................................   $ 21,452     $ 21,597     $ 21,423
     Provision for loan losses ...............................      2,550        2,243        1,865
     Provision for loan losses - businesses held-for-sale.....         --          211          347
     Sale of business held-for-sale ..........................         --         (269)          --
     Loans charged-off .......................................     (2,016)      (3,504)      (2,332)
     Recoveries ..............................................        400        1,174          294
                                                                 --------     --------     --------
Ending balance ...............................................   $ 22,386     $ 21,452     $ 21,597
                                                                 ========     ========     ========

8.   ASSETS ACQUIRED THROUGH FORECLOSURE
--------------------------------------------------------------------------------

                                             December 31,
                                           ---------------
                                           2003       2002
                                           ----       ----
                                            (In Thousands)

Real estate ............................   $301       $904
Less allowance for losses...............     --         --
                                           ----       ----
Ending balance .........................   $301       $904
                                           ====       ====


A summary of changes in the allowance for foreclosed assets follows:

                                                  Year Ended December 31,
                                               ----------------------------
                                                 2003       2002      2001
                                                 ----       ----      ----
                                                       (In Thousands)

Beginning balance........................      $    --    $   253   $   273
Net charge-offs .........................           --        253        20
                                               -------    -------   -------
Ending balance ..........................      $    --    $    --   $   253
                                               =======    =======   =======

9.  PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------


                                      December 31,
                                 ---------------------
                                  2003          2002
                                  ----          ----
                                    (In Thousands)


Land ........................    $ 1,086       $ 1,086
Buildings ...................      8,614         8,465
Leasehold improvements ......      8,106         6,399
Furniture and equipment......     19,683        19,088
Renovations-in-process ......        386           262
                                 -------       -------
                                  37,875        35,300
Less:
Accumulated depreciation.....     24,530        21,462
                                 -------       -------
                                 $13,345       $13,838
                                 =======       =======

     The Corporation occupies certain premises and operates certain equipment under noncancelable leases with terms ranging from 1 to 25 years. These leases are accounted for as operating leases. Accordingly, lease costs are expensed as incurred. Rent expense was $1.8 million in 2003, $2.0 million in 2002, and $2.2 million in 2001. Future minimum payments under these leases at December 31, 2003 are as follows:

                                                        (In Thousands)

2004     ...........................................      $   1,873
2005     ...........................................          1,665
2006     ...........................................          1,511
2007     ...........................................          1,208
2008     ...........................................            729
Thereafter .........................................          4,465
                                                          ---------
         Total future minimum lease payments .......      $  11,451
                                                          =========

10.  DEPOSITS
--------------------------------------------------------------------------------

      The following is a summary of deposits by category, including a summary of the remaining time to maturity for time deposits:

                                                             December 31,
                                                         -------------------
                                                           2003       2002
                                                           ----       ----
                                                           (In Thousands)

Money market and demand:
    Noninterest-bearing demand .......................   $215,819   $182,957
    Money market and interest-bearing demand .........    118,151    109,259
                                                         --------   --------
       Total money market and demand .................    333,970    292,216
                                                         --------   --------

Savings ..............................................    316,976    292,917
                                                         --------   --------

Retail certificates of deposits by maturity:
    Less than one year ...............................    134,114    168,547
    One year to two years ............................     47,582     36,668
    Two years to three years .........................      5,314     26,445
    Three years to four years ........................      2,086      2,721
    Four years to five years .........................      2,195      2,097
    Over five years ..................................        746        315
                                                         --------   --------
       Total retail time certificates ................    192,037    236,793
                                                         --------   --------

Jumbo certificates of deposit-retail, by maturity:
    Less than one year ...............................     30,518     40,441
    One year to two years ............................      8,773      3,879
    Two years to three years .........................        480      5,530
    Three years to four years ........................         --        159
    Four years to five years .........................        163         --
    Over five years ..................................        142        137
                                                         --------   --------
      Total jumbo certificates of deposit-retail .....     40,076     50,146
                                                         --------   --------
Subtotal retail deposits .............................    883,059    872,072
                                                         --------   --------

Jumbo certificates of deposit non-retail, by maturity:
    Less than one year ...............................     39,024     24,734
    One year to two years ............................         --      1,490
    Two years to three years .........................         --         --
    Three years to four years ........................      1,250         --
    Four years to five years .........................         --        100
                                                         --------   --------
       Total jumbo time certificates, non-retail .....     40,274     26,324
                                                         --------   --------

Total deposits .......................................   $923,333   $898,396
                                                         ========   ========

     Time deposits include certificates of deposit in denominations of $100,000 or more, which aggregated $80.3 million and $76.5 million at December 31, 2003 and 2002, respectively. Interest expense, restated for continuing operations, by category follows:

                                                    Year Ended December 31,
                                                -------------------------------
                                                 2003         2002       2001
                                                 ----         ----       ----
                                                        (In Thousands)

Money market and interest-bearing demand.....   $   315     $   430     $   910
Savings .....................................     1,627       2,914       7,417
Retail time deposits ........................     5,785       8,267      13,197
                                                -------     -------     -------
      Total retail interest expense .........     7,727      11,611      21,524
                                                -------     -------     -------

Jumbo certificates of deposit-non-retail.....       462         419       1,106
Brokered certificates of deposit ............        --          10       2,924
                                                -------     -------     -------

      Total interest expense on deposits        $ 8,189     $12,040     $25,554
                                                =======     =======     =======

11.  BORROWED FUNDS
--------------------------------------------------------------------------------

The following is a summary of borrowed funds by type:

                                                                                           Maximum
                                                                                           Amount                      Weighted
                                                                                         Outstanding     Average       Average
                                                                            Weighted      at Month        Amount       Interest
                                                              Balance at    Average         End         Outstanding      Rate
                                                                End of      Interest     During the     During the    During the
                                                                Period        Rate         Period         Period       Period
                                                              ----------    --------     -----------    -----------   ----------
                                                                                   (Dollars in Thousands)
          2003
          ----

FHLB advances............................................     $843,296        2.61%       $843,296      $678,680       3.04%
Trust preferred borrowings...............................       50,000        3.67          50,000        50,000       3.87
Federal funds purchased and securities
  sold under agreements to repurchase ...................      148,381        1.08         158,645        80,152       1.17
Other borrowed funds ....................................       39,381        0.40          48,087        42,307       0.72


          2002
          ----

FHLB advances............................................     $403,500        4.70%       $480,000      $448,103       4.56%
Trust preferred borrowings...............................       50,000        3.97          50,000        50,000       5.13
Federal funds purchased and securities
  sold under agreements to repurchase ...................       25,925        1.34         121,138        79,714       3.37
Other borrowed funds ....................................       36,581        1.00          42,640        36,026       1.27


Federal Home Loan Bank Advances

     Advances from the Federal Home Loan Bank (FHLB) of Pittsburgh with fixed rates ranging from 1.15% to 5.01% at December 31, 2003 are due as follows:

                                                                   Weighted
                                                                   Average
                                                     Amount         Rate
                                                     ------        --------
                                                     (Dollars in Thousands)

       2004..................................      $  475,000        1.87%
       2005..................................         150,000        2.25
       2006..................................          30,000        2.50
       2012 - 2013...........................          43,296        4.27
                                                   ----------
                                                   $  698,296
                                                   ==========

     Four advances are outstanding at December 31, 2003 totaling $145.0 million, with a weighted average rate of 4.96% maturing in 2008 and beyond. They are convertible on a quarterly basis (at the discretion of the FHLB) to a variable rate advance based upon the three-month LIBOR rate, after an initial fixed term. WSFS has the option to prepay these four advances at predetermined times or rates. Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, collateralized mortgage obligations, FHLB stock and an interest-bearing demand deposit account with the FHLB.

         As a member of the FHLB of Pittsburgh, WSFS is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to 5% of its advances (borrowings) from the FHLB of Pittsburgh, plus 0.7% of the unused borrowing capacity. WSFS was in compliance with this requirement with an investment in FHLB of Pittsburgh stock at December 31, 2003, of $43.7 million.

     Trust Preferred Borrowings

     On November 20, 1998, the Corporation issued $50.0 million of Trust Preferred securities, due on December 1, 2028, pursuant to a shelf registration under the Securities Act of 1933. These securities were issued at a floating rate of 250 basis points over three-month LIBOR, repricing quarterly. The maturity date on these securities may be shortened to a date not earlier than December 1, 2003 if certain conditions are met.

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

     At the same time, the Corporation also entered into an agreement to limit the interest rate exposure in the Trust Preferred securities by purchasing an interest rate cap, which provides a ceiling on three-month LIBOR of 6.00% for the first ten years (expires

November 2008). This limits the net interest rate coupon (or cash paid) on the Trust Preferred securities to no more than 8.50% through the first ten years. The cost of this interest rate cap was $2.4 million, which, prior to the adoption of SFAS 133, was to be amortized as a yield adjustment over the ten-year period. On January 1, 2000, the Corporation adopted SFAS No. 133 which changed the accounting treatment of the cap. See Note 19 to the Financial Statements for a further discussion. The effective accounting rate of the Trust Preferred securities including amortization of transactional costs and certain changes in value of the cap was 3.67% and 3.97% at December 31, 2003 and 2002, respectively. The Corporation received payments from the cap of $92,000 in 2001. The Corporation did not receive any payments in 2002 or 2003.

     Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

     During 2003, WSFS purchased federal funds as a short-term funding source. At December 31, 2003, WSFS had purchased $50.0 million in federal funds at a rate of 1.03%. At December 31, 2002, WSFS had no federal funds purchased.

     During 2003,  WSFS sold  securities  under  agreements  to  repurchase as a short-term funding source. At December 31, 2003, securities sold under agreements to repurchase had fixed rates ranging from 1.07% to 1.13%. The underlying securities are U.S. Government agency securities with a book value of $99.7 million at December 31, 2003. Securities sold under agreements to repurchase with the corresponding carrying and market values of the underlying securities are due as follows:

                                                                                   Collateral
                                                                    -----------------------------------------
                                          Borrowing                  Carrying        Market          Accrued
                                           Amount        Rate         Value          Value          Interest
                                          ---------    ---------    ----------     ----------      ----------
                                                               (Dollars in Thousands)
2003
----

Up to 30 days....................         $  98,381       1.11%     $  99,739      $  98,867       $     792
                                          =========                 =========      =========       =========

2002
----

Up to 30 days....................         $  25,925       1.34%     $  28,291      $  28,291       $     151
                                          =========                  =========      =========      =========

     Other Borrowed Funds

     Included in other borrowed funds are collateralized borrowings of $39.4 million and $36.6 million at December 31, 2003 and 2002, respectively, consisting of outstanding retail repurchase agreements, contractual arrangements under which portions of certain securities are sold on an overnight basis to retail customers under agreements to repurchase. Such borrowings were collateralized by mortgaged-backed securities. The average rates on these borrowings were .40% and 1.00% at December 31, 2003 and 2002, respectively.

12.  STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

     Under Office of Thrift Supervision (OTS) capital regulations, savings institutions such as WSFS, must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of risk-weighted assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on WSFS' Financial Statements. At December 31, 2003 and 2002, WSFS was in compliance with regulatory capital requirements and was deemed a "well-capitalized" institution.

     The following table presents WSFS' consolidated capital position as of December 31, 2003 and 2002:

                                                                                                      To Be Well-Capitalized
                                                        Consolidated             For Capital          Under Prompt Corrective
                                                        Bank Capital          Adequacy Purposes          Action Provisions
                                                     -------------------     --------------------     -----------------------
                                                     Amount      Percent     Amount      Percent      Amount         Percent
                                                     ------      -------     ------      -------      ------         -------
                                                                            (Dollars in Thousands)
 As of December 31, 2003:
   Total Capital (to risk-weighted assets)......    $246,967     17.94%      $110,103      8.00%      $ 137,629       10.00%
   Core Capital (to adjusted tangible assets)...     235,019     10.63         88,413      4.00         110,516        5.00
   Tangible Capital (to tangible assets)........     235,019     10.63         33,155      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets).....     235,019     17.08         55,051      4.00          82,577        6.00

 As of December 31, 2002:
   Total Capital (to risk-weighted assets).....    $ 245,470     20.12%      $ 97,583      8.00%      $ 121,978       10.00%
   Core Capital (to adjusted tangible assets)..      235,868     13.74         68,665      4.00          85,831        5.00
   Tangible Capital (to tangible assets).......      235,868     13.74         25,749      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)....      235,868     19.34         48,791      4.00          73,187        6.00

     The Corporation has a simple capital structure with one class of $ 0.01 par common stock outstanding, each share having equal voting rights. In addition, the Corporation has authorized 7,500,000 shares of $0.01 par preferred stock. No preferred stock was outstanding at December 31, 2003 and 2002. The Trust
Preferred securities issued in 1998 qualify as Tier 1 capital. WSFS is prohibited from paying any dividend or making any other capital distribution if, after making the distribution, WSFS would be undercapitalized within the meaning of the OTS Prompt Corrective Action regulations. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common shares. As part of these programs, the Corporation acquired approximately 1,601,600 shares in 2003 and 490,000 shares in 2002. At December 31, 2003, the
Corporation held 7.8 million shares of its common stock in the treasury.

     The Holding Company

     Although the holding company does not have significant assets or engage in significant operations separate from WSFS, the Corporation has agreed to cause WSFS' required regulatory capital level to be maintained by infusing sufficient additional capital as necessary. In November 1998, the Corporation issued $50 million of Trust Preferred securities at a variable interest rate of 250 basis points over the three-month LIBOR rate. At December 31, 2003, the coupon rate on these securities was 3.67% with a scheduled maturity of December 1, 2028. The Corporation purchased an interest rate cap that effectively limits three-month LIBOR to 6.00% until 2008. The effective rate of these securities, including amortization of issuance costs and the cost of the interest rate cap was 3.93% at December 31, 2003. The effective rate will vary, however, due to fluctuations in interest rates. See Note 19 to the Financial Statements for further discussion of the interest rate cap. These securities were issued by WSFS Financial Corporation's unconsolidated affiliate, WSFS Capital Trust I. The proceeds from the issue were invested in Junior Subordinated Debentures issued by WSFS Financial Corporation. These securities are treated as borrowings with the interest included in interest expense on the consolidated statement of operations. See Notes 11 and 19 to the Financial Statements for additional information. The proceeds were used primarily to extinguish higher rate debt and for general corporate purposes.

     Pursuant to federal laws and regulations, WSFS' ability to engage in transactions with affiliated corporations is limited, and WSFS generally may not lend funds to nor guarantee indebtedness of the Corporation.

13.  ASSOCIATE (EMPLOYEE) BENEFIT PLANS
--------------------------------------------------------------------------------

Associate 401(k) Savings Plan

     Certain subsidiaries of the Corporation maintain a qualified plan in which Associates may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts that include professionally managed mutual and money market funds and the Corporation's common stock. Generally, the principal and earnings thereon are tax deferred until withdrawn. The Company matches a portion of the Associates' contributions and periodically makes discretionary contributions based on Company performance into the plan for the benefit of Associates. To that end, in each of December 2002 and January 2003, the Corporation set aside $343,000 of its gain on the sale of reverse mortgages and WF as special contributions to the Associate 401(k) plan. The Corporation's total cash contributions to the plan on behalf of its Associates resulted in a cash expenditure of $1.3 million, $848,000 and $892,000 for 2003, 2002 and 2001, respectively. The plan purchased 56,000, 72,000 and 91,000 shares of common stock of the Corporation during 2003, 2002 and 2001, respectively.

     All Company contributions are made in the form of the Corporation's common stock that Associates may transfer to various other investment vehicles without any significant restrictions.

     Postretirement Benefits

     The Corporation shares certain costs of providing health and life insurance benefits to retired Associates (and their eligible dependents). Substantially all Associates may become eligible for these benefits if they reach normal retirement age while working for the Corporation.

     The Corporation accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires that the costs of these benefits be recognized over an Associate's active working career. Disclosures are in accordance with SFAS No. 132, Employer's Disclosure About Pensions and Other Postretirement Benefits, that standardized the applicable disclosure requirements.

     On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Corporation sponsors a retiree medical program and expects that this legislation will eventually reduce its costs for this program.

     At this point, the Corporation's investigation into its response to the legislation is preliminary, as management awaits guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions as well as the manner in which such savings should be measured. Based on this preliminary analysis, it appears that the Corporation's retiree medical plan will need to be changed in order to qualify for beneficial treatment under the Act.

     Because of the uncertainties related to the Corporation's response to this legislation and the appropriate accounting methodology for this event, the Corporation has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that guidance could require the Corporation to change previously reported information. This deferral election is permitted under FASB Staff Position FAS 106-1.

The following disclosures are in accordance with SFAS No. 132 (as revised in 2003) and were measured at January 1, 2004:

                                                         2003       2002       2001
                                                         ----       ----       ----
                                                           (Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ............   $ 1,815    $ 1,430    $ 1,086
Service Cost .......................................        74         59         37
Interest cost ......................................       119        100         78
Actuarial loss .....................................       169        298        364
Benefits paid ......................................       (94)       (72)      (135)
                                                       -------    -------    -------
      Benefit obligation at end of year ............   $ 2,083    $ 1,815    $ 1,430
                                                       =======    =======    =======

Change in plan assets:
Fair value of plan assets at beginning of year......   $    --    $    --    $    --
Employer contributions .............................        94         72        135
Benefits paid ......................................       (94)       (72)      (135)
                                                       -------    -------    -------
      Fair value of plan assets at end of year......   $    --    $    --    $    --
                                                       =======    =======    =======

Funded status:
Funded status ......................................   $(2,083)   $(1,815)   $(1,430)
Unrecognized transition obligation .................       552        613        675
Unrecognized net loss ..............................       563        407        109
                                                       -------    -------    -------
      Net amount recognized ........................   $  (968)   $  (795)   $  (646)
                                                       =======    =======    =======

Components of net periodic benefit cost:
Service cost .......................................   $    97    $    74    $    60
Interest cost .....................................        122        119        100
Amortization of transition obligation ..............        61         61         61
Net loss recognition ...............................        21         13         --
                                                       -------    -------    -------
      Net periodic benefit cost ....................   $   301    $   267    $   221
                                                       =======    =======    =======

Sensitivity analysis of healthcare cost trends:
Effect of +1% on service cost plus interest cost.....  $     2    $     2    $    --
Effect of -1% on service cost plus interest cost.....       --         (1)        --
Effect of +1% on APBO................................       15          9          5
Effect of -1% on APBO................................       (8)        (3)        (2)


Assumptions used to value the Accumulated
  Postretirement Benefit Obligation (APBO):
       Discount rate.................................     6.00%      6.75%      7.25%
       Health care cost trend rate...................     5.50%      6.00%      6.50%

     The Corporation assumes that the average annual rate of increase for medical benefits will decrease by one-half of 1% per year and stabilizes at an average increase of 5% per annum. The costs incurred for retirees' health care are limited since certain current and all future retirees are restricted to an annual medical premium cap indexed (since 1995) by the lesser of 4% or the actual increase in medical premiums paid by the Corporation. For 2003, this annual premium cap amounted to $1,972 per retiree. The Corporation estimates that it will contribute approximately $114,000 to the plan during fiscal 2004.

14.  TAXES ON INCOME
--------------------------------------------------------------------------------

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. The income tax provision consists of the following:

                                                            Year Ended December 31,
                                                       ---------------------------------
                                                         2003        2002       2001
                                                         ----        ----       ----
                                                                         (In Thousands)
From current operations:
Current income taxes:
     Federal taxes .................................   $ 11,212    $ 34,635    $  5,017
     State and local taxes .........................      1,695       3,543       1,039
  Deferred income taxes:
     Federal taxes .................................     (1,943)      5,976       2,494
     State and local taxes .........................         --          --          --
                                                       --------    --------    --------
           Subtotal ................................     10,964      44,154       8,550
                                                       --------    --------    --------
From discontinued operations:
Current income taxes:
     Federal taxes .................................     26,826       9,247       4,645
     State and local taxes .........................      2,210         778         174
  Deferred income taxes:
     Federal taxes .................................     (4,258)     (2,494)     (6,307)
     State and local taxes .........................       (878)       (547)      1,308
                                                       --------    --------    --------
           Subtotal ................................     23,900       6,984        (180)
                                                       --------    --------    --------

Current taxes from adoption of accounting principle:
     Federal taxes on SFAS 142 adoption ............         --         469          --
                                                       --------    --------    --------
           Subtotal ................................         --         469          --
                                                       --------    --------    --------
           Total ...................................   $ 34,864    $ 51,607    $  8,370
                                                       ========    ========    ========

     Current federal income taxes include taxes on income that cannot be offset by net operating loss carryforwards.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2003 and 2002:

                                                                 2003        2002
                                                               --------    ---------
                                                                  (In Thousands)
Deferred tax liabilities:
     Accelerated depreciation ..............................   $(16,453)   $(21,958)
     Other .................................................        (22)        (18)
     Investments in non-wholly owned subsidiaries ..........         --      (4,866)
     Unrealized gains on available-for-sale securities......         --        (583)
                                                               --------    --------
Total deferred tax liabilities .............................    (16,475)    (27,425)
                                                               --------    --------

Deferred tax assets:
     Bad debt deductions ...................................     18,149      16,591
     Tax credit carryforwards ..............................        150         150
     Net operating loss carryforwards ......................      5,020       5,778
     Loan fees .............................................         68          99
     Discontinued operations ...............................      3,154       4,042
     Reserves and other ....................................      1,469       3,201
     Capital loss carryforwards ............................         --       1,438
     Unrealized losses on available-for-sale securities.....      1,046          --
                                                               --------    --------
Total deferred tax assets ..................................     29,056      31,299
                                                               --------    --------

Valuation allowance ........................................     (2,377)     (2,377)
                                                               --------    --------
Net deferred tax asset .....................................   $ 10,204    $  1,497
                                                               ========    ========

     Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized. Such items consisted primarily of unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS 115 and certain adjustments in non-wholly owned subsidiaries. A decrease in 2002 for deferred tax liabilities of investments in non-wholly owned subsidiaries for which no deferred tax benefit was recognized was $434,000.

     Based on the Corporation's history of prior earnings and its expectations of the future, it is anticipated that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $10.2 million at December 31, 2003. No adjustments to the valuation allowance were made in 2003. Adjustments to the valuation allowance were made in 2002 to reflect the lapsing of uncertainties related to certain tax benefits that were deemed to be realizable as a result of the closure of an IRS examination along with the sale of the reverse mortgage portfolio. Further adjustments to the valuation allowance were made in 2002 concerning previously unrecorded tax benefits related to C1FN that were realizable as a result of the sale of WF. This was offset by adjustments for benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2002. The adjustments to the valuation allowance in 2001 were based on the realization of certain state net operating loss tax benefits relating to the discontinuance of the leasing company.

     At December 31, 2003, approximately $4.5 million in gross deferred tax assets of the Corporation were related to net operating losses and tax credits attributable to a former subsidiary. The Corporation has assessed a valuation allowance of $2.0 million on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.

     Approximately $950,000 in gross deferred tax assets of the Corporation at December 31, 2003 are related to state tax net operating losses. The Company has assessed a valuation allowance of $419,000 on a portion of these deferred tax assets due to such net operating losses expiring before being utilized.

     In 2002, the Internal Revenue Service (IRS) concluded an examination of the Corporation's federal income tax returns for all the years ended December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the favorable resolution of tax authority examinations and tax return settlements.

     Net operating loss carryforwards (NOLs) of $27.7 million remain at December 31, 2003. The expiration dates and amounts of such carryforwards are listed below:

                                          Federal    State
                                          -------    -----
                                           (In Thousands)

2007...................................   $    --   $11,180
2008...................................     4,879        --
2009...................................     6,755        --
2018...................................        --     4,853
                                          -------   -------
                                          $11,634   $16,033
                                          =======   =======

     The Corporation's ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Internal Revenue Code. These restrictions limit a company's future use of NOLs if there is a significant ownership change in a company's stock (an "Ownership Change"). The utilization of approximately $11.6 million of federal net operating loss carryforwards is limited to approximately $1.3 million each year as a result of such Ownership Change in a former subsidiary's stock.

     A reconciliation setting forth the differences between the effective tax rate of the Corporation and the U.S. Federal statutory tax rate is as follows:

                                             Year Ended December 31,
                                             -----------------------
                                             2003     2002     2001
                                             ----     ----     ----

Statutory federal income tax rate ......     35.0%    35.0%    35.0%
State tax net of federal tax benefit ...      1.2      1.5      5.0
Interest income 50% excludable .........     (0.8)    (0.5)    (2.9)
Utilization of loss carryforwards and
  valuation allowance adjustments.......       --     (1.9)    (3.3)
Other ..................................      0.2     (0.3)    (0.9)
                                             ----     ----     ----
Effective tax rate .....................     35.6%    33.8%    32.9%
                                             ====     ====     ====

15.  STOCK OPTION PLANS
--------------------------------------------------------------------------------

     The Corporation has stock options outstanding under two stock option plans (collectively, "Option Plans") for officers, directors and Associates of the Corporation and its subsidiaries. The 1986 Stock Option Plan ("1986 Plan") expired in 1996, on the tenth anniversary of its effective date. No future awards may be granted under the 1986 Plan. The 1997 Stock Option Plan ("1997 Plan") was approved by shareholders to replace the expired 1986 Plan. The 1997 Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. The number of shares reserved for issuance under the 1997 Plan is 1,615,000. At December 31, 2003, there were 440,805 shares available for future grants under the 1997 Plan.

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

     A summary of the status of the Corporation's Option Plans as of December 31, 2003, 2002 and 2001, and changes during the years then ended is presented below:

                                                   2003                          2002                           2001
                                                 ---------                    ----------                      ---------
                                                 Weighted-                     Weighted-                      Weighted-
                                                  Average                       Average                        Average
                                      Shares   Exercise Price     Shares     Exercise Price      Shares     Exercise Price
                                      ------   --------------     ------     --------------      ------     --------------
Stock Options:
Outstanding at beginning of year    1,080,060      $ 16.33       1,001,605       $ 14.42         826,345      $ 13.85
Granted                                91,455        42.52         125,075         30.83         196,500        16.51
Exercised                            (220,441)       13.86         (36,070)        14.35          (9,360)        9.44
Canceled                              (12,810)       14.55         (10,550)        14.28         (11,880)       13.41
                                    ---------                    ---------                     ---------
Outstanding at end of year            938,264        19.49       1,080,060         16.33       1,001,605        14.42

Exercisable at end of year            436,863        15.70         466,194         14.55         312,589        14.52

Weighted-average fair value
 of awards granted                  $    9.19                    $    8.73                     $    5.73

     The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 3.3% in 2003, 2.6% in 2002 and 4.4% in 2001; expected option life of six years for all awards; and expected stock price volatility of 17% in 2003, 26% in 2002 and 24% in 2001. For the purposes of this option pricing model 1% was used as the expected dividend yield.

     The Black-Scholes and other option-pricing models assume that options are freely tradable and immediately vested. Since executives' options are not transferable, have long vesting provisions, and are subject to trading blackout periods imposed by the Company, the value calculated by the Black-Scholes model may significantly overstate the true economic value of the options.

     SFAS No. 123, Accounting for Stock-based Compensation, encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to Associates. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply Accounting Principles Board Opinion 25 and related interpretations in accounting for the Stock Plans and to provide the required pro forma disclosures of SFAS
123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Corporation would have recognized pretax compensation expense of $1.1 million in 2003, $1.2 million in 2002 and $1.3 million in 2001 related to its Option Plans. As a result, pro forma income from continuing operations for the Corporation would have been $20.5 million in 2003, $ 87.3 million in 2002 and $17.0 million in 2001. Pro forma diluted earnings per share from continuing operations would have been $2.49 in 2003, $9.26 in 2002 and $1.75 in 2001.

     The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123 in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

     The  following   table   summarizes  all  stock  options   outstanding  and
exercisable for Option Plans as of December 31, 2003, segmented by range of exercise prices:

                                     Outstanding                           Exercisable
                    --------------------------------------------     ----------------------
                                   Weighted-       Weighted-                      Weighted-
                                    Average         Average                        Average
                                    Exercise       Remaining                       Exercise
                    Number           Price     Contractual Life      Number        Price
                    ------         ---------   ----------------      ------       ---------
Stock Options:

$ 8.87-$13.30       214,720        $ 11.34        6.5 years          115,220       $ 11.37
$13.31-$17.74       504,574          15.99        6.5 years          275,788         15.89
$17.75-$22.17        25,100          18.81        3.7 years           25,100         18.81
$31.04-$35.48       111,415          33.27        9.0 years           20,755         33.40
$35.49-$39.91           410          37.77        9.5 years               --            --
$39.92-$44.35        82,045          43.73       10.0 years               --            --
                    -------                                          -------

Total               938,264         $19.49        7.0 years          436,863        $15.70
                    =======                                          =======

16.  COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

     Lending Operations

     At December 31, 2003, the Corporation had commitments to extend credit of $271.6 million. Consumer lines of credit totaled $60.4 million of which $50.5 million was secured by real estate. Outstanding letters of credit were $7.4 million and outstanding commitments to make or acquire mortgage loans aggregated $23.3 million. Approximately $9.0 million of which were at fixed rates ranging from 4.63% to 7.25%, and approximately $14.3 million were at variable rates ranging from 3.88% to 6.88%. All mortgage commitments are expected to have closing dates within a six-month period.

     Data Processing Operations

     In September 2000, the Company entered into a five-year contract with MCI/WorldCom and Intergraph Corporation to manage network operations. The projected amount (in thousands) of future minimum payments contractually due is as follows:


       2004.......................................     $1,280
       2005.......................................      1,344

     In October 2002, the Company entered into a 7 1/2-year contract with Metavante Corporation for data processing and other related services. The projected amount of future minimum payments contractually due (in thousands) is as follows:

       2004.......................................     $2,060
       2005.......................................      2,096
       2006.......................................      2,132
       2007.......................................      2,168
       2008.......................................      2,204
       2009.......................................      2,240
       2010.......................................        569

     Legal Proceedings

     In the ordinary course of business, the Corporation, the Bank and its subsidiaries are subject to legal actions that involve claims for monetary relief. Based upon information presently available to the Corporation and its counsel, it is the Corporation's opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Corporation's results of operations.

     The Bank, as successor to originators, is from time to time involved in arbitration or litigation with reverse mortgage loan borrowers or with the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances regarding how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage rights and obligations.

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


     The  following   represents  a  summary  of  off-balance   sheet  financial
instruments at year-end:

                                                               December 31,
                                                           -------------------
                                                             2003       2002
                                                             ----       -----
                                                               (In Thousands)
Financial instruments with contract amounts which
   represent potential credit risk:
       Construction loan commitments ....................  $ 40,123   $ 41,412
       Commercial mortgage loan commitments .............    29,691      6,518
       Commercial loan commitments ......................   110,752     42,373
       Commercial standby letters of credit .............     7,338      4,262
       Residential mortgage loan commitments ............    23,299     28,226
       Consumer lines of credit .........................    60,401     66,516

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a thirdparty. The Corporation evaluates each customer's creditworthiness and obtains collateral based on management's credit evaluation of the counterparty.

     During 2003, WSFS entered into certain agreements that provide for the assumption of credit and market risk by WSFS for the benefit of a secured party in a multi-party swap transaction. The agreements guarantee payment upon the occurrence of an event of default by the other party to the transaction. WSFS' obligation in the agreements is in conjunction with its participation in underlying credits. WSFS' exposure under the agreements is defined as the amount payable to a secured party by the other party, under the swap agreements, if the swap agreements were terminated on such date by the secured party due to an event of default by the other party. The terms of the performance guarantees a range from three to eleven years. As of December 31, 2003, WSFS estimates the maximum undiscounted exposure on these agreements is $923,000. The total carrying value of the liabilities associated with these commitments were $3,500 at December 31, 2003. The underlying credits at December 31, 2003 were $19.8 million.

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

     Sale of C1FN/Everbank. In 2002, the C1FN/Everbank segment of WSFS was sold by WSFS and other shareholders of C1FN. In connection with the sale, WSFS provided an indemnification to the buyer for damages, if any, that may result from C1FN shareholders bringing claims against the buyer as a result of the Services Agreement and amendments (collectively, "Services Agreements") between WSFS and C1FN over the life of those arrangements. This indemnification was provided by WSFS purely to facilitate the timely sale of C1FN/Everbank, and is not specifically related to a change in an underlying asset or liability. This indemnification extends for two years from the sale date and is capped at approximately $8.2 million. WSFS is not aware of any claims under this indemnification, and given the facts and circumstances surrounding both the Services Agreements and the sale of C1FN, management of WSFS believes the likelihood of any payments under this separate indemnification is very remote. As a result of these circumstances, and the general nature of the indemnification, no provision for loss has been made in WSFS' financial statements at December 31, 2003 or 2002.

     Sale of Wilmington Finance, Inc. In January 2003, WSFS completed the sale of its majority-owned subsidiary, Wilmington Finance, Inc. (WF). As is customary in the sale of a privately held business, certain indemnifications were provided by WSFS and the other shareholders of WF to the buyer.

     Indemnifications provided by the sellers to cover damages incurred by, and successfully claimed by the buyer, fall into four separate categories. These include: (1) indemnification for sellers' ownership, which indemnification extends indefinitely and is uncapped in amount; (2) indemnification for tax, environmental, and benefit plan related issues, all of which indemnifications extend for their respective statute of limitations and are uncapped in amount;
(3) breaches of sellers' representations and warranties and covenants in the sale agreement (sellers' breaches indemnification), which extends for 18 months from the sale date and are capped at the purchase price (approximately $123 million); and (4) protection to the buyer in the event of successful third-party claims that result from the operation of the business prior to the sale date (third-party claims indemnification). This third-party claims indemnification includes the remaining time limits and dollar limits as follows: (i) from months 13 through 18 the dollar limit is $52 million; and (ii) from months 19 through 30 the dollar limit is $32 million. Buyer must incur $2 million of damages and exhaust any related reserves provided in the closing balance sheet before an initial dollar claim may be made against the sellers for any third-party claims and sellers' breaches indemnifications. Dollar liability is uncapped for the indemnifying party if damages are due to willful misconduct, fraud, or bad faith.

     Generally speaking, WSFS is proportionately liable for its ownership share of WF (which is 65%, after the exercise of its warrant just prior to sale) of the related successful claims under indemnification provisions, except that, in order to facilitate the sale, WSFS agreed to assume a portion of the management shareholders' indemnification obligations. This additional indemnification totals as much as approximately $13 million and was assumed in exchange for a payment of $225,000 from the management shareholders. Because such payment acts like an insurance premium, WSFS has deferred this $225,000 and is accreting it to income over the life of the 30-month arrangement.

     WSFS is not aware of any claims to date made under the WF indemnification provisions that could result in payment. Further, indemnifications provided in the WF sale agreement are general in nature and not specifically related to the changes in an underlying asset or liability. Any potential claims related to indemnification on repurchased loans in the normal course of business have been provided for in the closing balance sheet and are further subject to the $2 million indemnification threshold. Therefore, given these circumstances, any amounts that may be paid under these indemnification provisions are neither probable nor reasonably estimable, or have a probability-weighted net present value of zero. As such, no additional provision for losses or deferral of sale consideration, other than the amount above, are contemplated as of December 31, 2003.

     There  can  be  no   assurances   those   payments,   if  any,   under  all
indemnifications provided by the Corporation will not be material or exceed any reserves that the Company may have established for such contingencies.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     The reported fair values of financial instruments are based on a variety of factors. In certain cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions regarding the amount and timing of estimated future cash flows that are discounted to reflect current market rates and varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

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

     Investments and Mortgage-Backed Securities: Fair value for investment and mortgage-backed securities is based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. The fair value of the Corporation's investment in reverse mortgages is based on the net present value of estimated cash flows, which have been updated to reflect recent external appraisals of the underlying collateral.

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

     Interest   Rate  Cap:  The  fair  value  is  estimated   using  a  standard
sophisticated option model.

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

The book value and estimated fair value of the Corporation's financial instruments are as follows:

                                                                        December 31,
                                                     ------------------------------------------------
                                                              2003                      2002
                                                     ---------------------     ----------------------
                                                        Book        Fair         Book         Fair
                                                        Value       Value        Value        Value
                                                     ----------   --------     --------     ---------
                                                                      (In Thousands)
Financial assets:
     Cash and other investments ..................   $  205,384   $  205,384   $  256,889   $  256,889
     Investment securities .......................      116,295      117,116       21,777       22,850
     Mortgage-backed securities ..................      530,552      530,554      148,238      149,562
     Loans, net ..................................    1,304,877    1,322,748    1,079,386    1,100,478
     Interest rate cap ...........................        1,072        1,072        1,012        1,012
     Short-term forward foreign exchange contracts           --           --           --           --

Financial liabilities:
     Deposits ....................................      923,333      926,292      898,396      901,581
     Borrowed funds ..............................    1,081,058    1,109,272      516,006      533,672

      The estimated fair value of the Corporation's off-balance sheet financial instruments is as follows:

                                                              December 31,
                                                         ----------------------
                                                          2003            2002
                                                          ----            ----
                                                             (In Thousands)
Off-balance sheet instruments:
     Commitments to extend credit.................       $2,038          $1,185
     Standby letters of credit....................           73              43

18.  PARENT COMPANY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

Condensed Statement of Financial Condition
                                                   December 31,
                                             ----------------------
                                                2003          2002
                                                ----          ----
                                                  (In Thousands)
Assets:
     Cash ................................   $     662    $   4,395
     Investment in subsidiaries ..........     233,473      224,270
     Investment in interest rate cap .....       1,072        1,012
     Investment in Capital Trust I .......       1,547        1,547
     Other assets ........................       1,473        1,703
                                             ---------    ---------
Total assets .............................   $ 238,227    $ 232,927
                                             =========    =========
Liabilities:
     Borrowings ..........................   $  50,000    $  50,000
     Interest payable ....................         163          174
     Other liabilities ...................          72           81
                                             ---------    ---------
     Total liabilities ...................      50,235       50,255
                                             ---------    ---------
Stockholders' equity:
     Common stock ........................         151          149
     Capital in excess of par value ......      64,738       59,789
     Comprehensive (loss) income .........      (1,748)         904
     Retained earnings ...................     268,797      207,358
     Treasury stock ......................    (143,946)     (85,528)
                                             ---------    ---------
     Total stockholders' equity ..........     187,992      182,672
                                             ---------    ---------
Total liabilities and stockholders' equity   $ 238,227    $ 232,927
                                             =========    =========

 Condensed Statement of Operations                            Year Ended December 31,
                                                        -----------------------------------
                                                          2003         2002         2001
                                                          ----         ----         -----
                                                                  (In Thousands)
Income:
     Interest income ................................   $     631    $     353    $     362
     Noninterest income .............................         118          144          187
                                                        ---------    ---------    ---------
                                                              749          497          549
                                                        ---------    ---------    ---------
Expenses:
     Interest expense ...............................       2,023        2,667        3,421
     Other operating expenses .......................        (401)        (714)      (1,111)
                                                        ---------    ---------    ---------
                                                            1,622        1,953        2,310
                                                        ---------    ---------    ---------

Loss before equity in undistributed income of WSFS...        (873)      (1,456)      (1,761)
Equity in undistributed income of WSFS ..............      63,895      102,597       18,844
                                                        ---------    ---------    ---------
Net income ..........................................   $  63,022    $ 101,141    $  17,083
                                                        =========    =========    =========

Condensed Statement of Cash Flows

                                                                               Year Ended December 31,
                                                                          ------------------------------------
                                                                            2003         2002         2001
                                                                            ----         ----         ----
                                                                                (In Thousands)
Operating activities:
Net income ............................................................   $  63,022    $ 101,141    $  17,083
Adjustments to reconcile net income to net cash
  (used for) provided by operating activities:
     Equity in undistributed income of WSFS ...........................     (63,895)    (102,597)     (18,844)
     Amortization .....................................................          50          383          (93)
     Decrease (increase) in other assets ..............................         160         (154)          88
     Decrease in other liabilities ....................................         (20)         (17)        (209)
                                                                          ---------    ---------    ---------
Net cash used for operating activities ................................        (683)      (1,244)      (1,975)
                                                                          ---------    ---------    ---------

Investing activities:
     Decrease in investment in WSFS ...................................      52,000       16,000       22,500
                                                                          ---------    ---------    ---------
Net cash provided by investing activities .............................      52,000       16,000       22,500
                                                                          ---------    ---------    ---------

Financing activities:
     Issuance of common stock .........................................       4,951          711           94
     Dividends paid on common stock ...................................      (1,583)      (1,733)      (1,542)
     Treasury stock, net of reissuance ................................     (58,418)     (15,208)     (15,727)
                                                                          ---------    ---------    ---------
Net cash used for financing activities ................................     (55,050)     (16,230)     (17,175)
                                                                          ---------    ---------    ---------

(Decrease) increase in cash ...........................................      (3,733)      (1,474)       3,350
Cash at beginning of period ...........................................       4,395        5,869        2,519
                                                                          ---------    ---------    ---------
Cash at end of period .................................................   $     662    $   4,395    $   5,869
                                                                          =========    =========    =========

19.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING
--------------------------------------------------------------------------------

     The Corporation has an interest-rate cap with a notional amount of $50 million, which limits three-month LIBOR to 6% for the ten years ending December 1, 2008. The cap is being used to hedge the cash flows on $50 million in Trust Preferred floating rate debt. The cap was recorded at the date of purchase in other assets, at a cost of $2.4 million.

     At July 1, 2002, the inception date of the redesignated hedging relationship, the fair value of the interest rate cap was $1.6 million. This amount was allocated to the respective multiple "caplets" on a fair value basis. The change in each "caplet's" respective allocated fair value amount is reclassified out of other comprehensive income and into interest expense when each of the quarterly interest payments is made on the Trust Preferred debt. The redesignation of the cash flow hedge has the effect of providing a more systematic method for amortizing the cost of the cap against earnings. Management is not aware of any events that would result in the reclassification into earnings of gains and losses that are currently reported in accumulated other comprehensive income except for those discussed above. The fair value of the interest rate cap at December 31, 2003 was $1.1 million.

     Everbank entered into short-term forward exchange contracts to provide an effective fair value hedge on the foreign currency denominated deposits from fluctuations that may occur in world currency markets. At December 31, 2001 Everbank had entered into such contracts with notional amounts of $60.4 million. During the years ended December 31, 2002 and 2001, the expense associated with these hedging contracts was almost entirely offset by changes in the fair value of the world currency denominated deposits. There was no material impact on noninterest income. On November 5, 2002, WSFS sold C1FN/Everbank and therefore had no foreign exchange contracts at December 31, 2003.

     While not meeting the definition of a derivative under SFAS 133, related to its sale of reverse mortgages in November 2002, the Corporation received as consideration a series of options to acquire up to 49.9% of the Class "O" certificates issued in connection with mortgage-backed security SASCO RM-1 2002. The aggregate exercise price of the series of options is $1.0 million. Because the net present value of the estimated cash flows coming from WSFS' options on the highly illiquid Class "O" certificates is significantly less than the $1.0 million exercise price, WSFS has valued the option at $0 at December 31, 2003. The option will be evaluated quarterly for any changes in the estimated valuation.

     The following depicts the change in fair market value of the Company's derivatives:

                         Carrying Value              Carrying Value                Carrying Value               Carrying Value
                          at January 1,              at December 31,               at December 31,              at December 31,
                              2001       Activity         2001          Activity        2002         Activity        2003
                         --------------  --------    ---------------    --------   ---------------   --------   ---------------
                                                                           (In Thousands)
Interest rate cap:
  Intrinsic Value
       Dedsignated cap     $   193       $   396          $   589(1)    $  (589)       $    --       $    --       $    --
  Time Value
       Dedsignated cap       1,804           141(2)         1,945        (1,945)            --            --            --
  Redesignated cap              --            --               --         1,012          1,012            60         1,072
                           -------       -------          -------       -------        -------       -------       -------
                           $ 1,997       $   537          $ 2,534       $(1,522)       $ 1,012       $    60       $ 1,072
                           =======       =======          =======       =======        =======       =======       =======

Foreign Exchange
 Contracts
   Time Value              $ 1,385       $(1,780)(3)      $  (395)      $   395            N/A           N/A           N/A
                           ========      =======          =======       =======         ======       =======       =======

(1)  Included in other comprehensive income, net of taxes.
(2)  Included  in  interest   expense  on  the  hedged  item  (Trust   Preferred
     borrowings).
(3) Included in noninterest income and offset by corresponding changes in foreign currency denominated deposits.

20.  SEGMENT INFORMATION

     Under the definition of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Corporation has two operating segments:
WSFS and Cash Connect, the ATM division of WSFS. WSFS provides financial products through its retail banking offices to commercial and retail customers. Cash Connect provides turnkey ATM services through strategic partnerships with several of the largest networks, manufacturers and service providers in the ATM industry.

     Reportable segments are business units that are managed separately and offer different services to distinct customer bases. The Corporation evaluates performance based on pretax ordinary income relative to resources used, and allocates resources based on these results. Segment information for the years ended December 31, 2003, 2002 and 2001 are shown below.

For the year ended December 31, 2003 (in thousands):

                                                    WSFS      CashConnect      Total
                                                 ----------   -----------   ----------

External customer revenues:
    Interest income ...........................  $   89,299   $        --   $   89,299
    Noninterest income ........................      18,386         7,780       26,166
                                                 ----------   -----------   ----------
Total external customer revenues ..............     107,685         7,780      115,465
                                                 ----------   -----------   ----------

Inter-segment revenues:
    Interest income ...........................       1,110            --        1,110
    Noninterest income ........................         662           747        1,409
                                                 ----------   -----------   ----------
Total inter-segment revenues ..................       1,772           747        2,519
                                                 ----------   -----------   ----------

Total revenue .................................     109,457         8,527      117,984
                                                 ----------   -----------   ----------

External customer expenses:
    Interest expense ..........................      31,301            --       31,301
    Noninterest expenses ......................      45,930         2,786       48,716
    Other depreciation and amortization .......       2,931           320        3,251
                                                 ----------   -----------   ----------
Total external customer expenses ..............      80,162         3,106       83,268
                                                 ----------   -----------   ----------

Inter-segment expense:
    Interest expense ..........................          --         1,110        1,110
    Noninterest expenses ......................         747           662        1,409
                                                 ----------   -----------   ----------
Total inter-segment expenses ..................         747         1,772        2,519
                                                 ----------   -----------   ----------

Total expenses ................................      80,909         4,878       85,787
                                                 ----------   -----------   ----------

Income before taxes and extraordinary item.....  $   28,548   $     3,649       32,197

Provision for income taxes ....................                                 10,964
Gain on sale of businesses held-for-sale ......                                 41,789
                                                                            ----------
Consolidated net income .......................                             $   63,022
                                                                            ==========

Segment assets.................................  $2,089,871   $   117,206   $2,207,077

Capital expenditures...........................  $    2,496   $       301   $    2,797

For the year ended December 31, 2002 (in thousands):

                                                                             WSFS        CashConnect     Total
                                                                          ----------     -----------    --------

External customer revenues:
    Interest income ...................................................   $   94,703      $     --      $   94,703
    Noninterest income ................................................      117,518         6,542         124,060
                                                                          ----------      --------      ----------
Total external customer revenues ......................................      212,221         6,542         218,763
                                                                          ----------      --------      ----------

Inter-segment revenues:
    Interest income ...................................................        1,200            --           1,200
    Non interest income ...............................................          644           726           1,370
                                                                          ----------      --------      ----------
Total inter-segment revenues ..........................................        1,844           726           2,570
                                                                          ----------      --------      ----------

Total revenue .........................................................      214,065         7,268         221,333
                                                                          ----------      --------      ----------

External customer expenses:
    Interest expense ..................................................       33,434            --          33,434
    Noninterest expenses ..............................................       47,450         2,823          50,273
    Other depreciation and amortization ...............................        3,049           538           3,587
                                                                          ----------      --------      ----------
Total external customer expenses ......................................       83,933         3,361          87,294
                                                                          ----------      --------      ----------

Inter-segment expense:
    Interest expense ..................................................           --         1,200           1,200
    Noninterest expenses ..............................................          726           644           1,370
                                                                          ----------      --------      ----------
Total inter-segment expenses ..........................................          726         1,844           2,570
                                                                          ----------      --------      ----------

Total expenses ........................................................       84,659         5,205          89,864
                                                                          ----------      --------      ----------

Income before taxes and extraordinary item.............................   $  129,406      $  2,063         131,469

Provision for income taxes ............................................                                     44,154
Cumulative effect of change in accounting principle....................                                        703
Loss on wind-down of discontinued operation............................                                     (2,766)
Income on discontinued operations of businesses held-for-sale..........                                     14,965
Gain on sale of businesses held-for-sale ..............................                                        924
                                                                                                        ----------
Consolidated net income ...............................................                                 $  101,141
                                                                                                        ==========

Segment assets.........................................................   $1,606,974      $ 98,026      $1,705,000

Capital expenditures...................................................   $    3,373      $    164      $    3,537


For the year ended December 31, 2001 (in thousands):

                                                                   WSFS         CashConnect      Total
                                                                -----------     -----------    -----------

External customer revenues:
    Interest income .........................................   $   101,338    $        --     $   101,338
    Noninterest income ......................................        16,200          4,925          21,125
                                                                -----------    -----------     -----------
Total external customer revenues ............................       117,538          4,925         122,463
                                                                -----------    -----------     -----------

Inter-segment revenues:
    Interest income .........................................         1,325             --           1,325
    Non interest income .....................................           485            692           1,177
                                                                -----------    -----------     -----------
Total inter-segment revenues ................................         1,810            692           2,502
                                                                -----------    -----------     -----------

Total revenue ...............................................       119,348          5,617         124,965
                                                                -----------    -----------     -----------

External customer expenses:
    Interest expense ........................................        46,597             --          46,597
    Noninterest expenses ....................................        43,520          2,795          46,315
    Other depreciation and amortization .....................         2,624            615           3,239
                                                                -----------    -----------     -----------
Total external customer expenses ............................        92,741          3,410          96,151
                                                                -----------    -----------     -----------

Inter-segment expense:
    Interest expense ........................................            --          1,325           1,325
    Noninterest expenses ....................................           692            485           1,177
                                                                -----------    -----------     -----------
Total inter-segment expenses ................................           692          1,810           2,502
                                                                -----------    -----------     -----------

Total expenses ..............................................        93,433          5,220          98,653
                                                                -----------    -----------     -----------

Income before taxes and extraordinary item ..................   $    25,915    $       397          26,312

Provision for income taxes ..................................                                        8,550
Loss on wind-down of discontinued operations ................                                       (2,026)
Income on discontinued operations of businesses held-for-sale                                        1,347
                                                                                               -----------
Consolidated net income .....................................                                  $    17,083
                                                                                               ===========

Segment assets ..............................................   $ 1,866,383    $    47,537     $ 1,913,920

Capital expenditures ........................................   $     1,277    $       257     $     1,534


21.  Subsequent Event
--------------------------------------------------------------------------------

     Effective January 2004, the Corporation, through its subsidiary, Montchanin Capital Management, Inc., acquired a 60% interest in Cypress Capital Management LLC (Cypress), a Delaware-based investment advisory firm serving a national clientele of primarily high net worth individuals with assets under management of approximately $350 million at acquisition. Balance sheet presentations, operating results and accounting for minority interests will be included in WSFS' Financial Statements beginning in January 2004. Under the terms of the purchase agreement, the Corporation acquired its interest in Cypress for approximately $1.2 million in cash and will purchase the remaining interest over the next three years at a price based on the trailing financial performance of Cypress.

QUARTERLY FINANCIAL SUMMARY  (Unaudited)
--------------------------------------------------------------------------------

                                                                       Three Months Ended
                               -----------------------------------------------------------------------------------------------
                                12/31/03     9/30/03     6/30/03    3/31/03     12/31/02      9/30/02      6/30/02     3/31/02
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
                                                            (In Thousands, Except Per Share Data)
Interest income ............   $  23,745   $  21,177   $  22,470   $  21,907   $  20,051    $  22,303    $  24,913   $  27,436
Interest expense ...........       7,964       7,778       7,867       7,692       8,053        8,239        8,662       8,480
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net interest income ........      15,781      13,399      14,603      14,215      11,998       14,064       16,251      18,956
Provision for loan losses ..         525         525         725         775         525          507          504         707
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net interest income after
   provision for loan losses      15,256      12,874      13,878      13,440      11,473       13,557       15,747      18,249

Noninterest income .........       6,514       6,542       7,300       5,810     107,355        5,953        5,728       5,024
Noninterest expenses .......      12,562      11,526      12,359      12,970      14,878       12,401       12,312      12,026
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income from continuing
  operations before
  minority interest, taxes
  and accounting change ....       9,208       7,890       8,819       6,280     103,950        7,109        9,163      11,247
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income tax provision .......       3,020       2,562       3,183       2,199      34,545        2,093        3,356       4,160
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------

Income from continuing
  operations before
  accounting change ........       6,188       5,328       5,636       4,081      69,405        5,016        5,807       7,087
Change in accounting
   principles, net .........          --          --          --          --          --           --           --         703
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income from continuing
   operations ..............       6,188       5,328       5,636       4,081      69,405        5,016        5,807       7,790
Income from businesses
   held-for-sale, net of tax          --          --          --          --       6,923        4,292        2,114       1,636
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Loss on wind-down of
   discontinued operations .          --          --          --          --      (2,203)        (563)          --          --
Gain on sale of businesses
   held-for-sale ...........         400          --         208      41,181         187          737           --          --
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net income .................   $   6,588   $   5,328   $   5,844   $  45,262   $  74,312    $   9,482    $   7,921   $   9,426
                               =========   =========   =========   =========   =========    =========    =========   =========

Earnings per share:
  Basic:
Income from continuing
   operations before
   accounting change .......   $    0.84   $    0.70   $    0.73   $    0.49   $    7.69    $    0.55    $    0.64   $    0.77
Change in accounting
  principles, net ..........          --          --          --          --          --           --           --        0.08
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income from continuing
  operations ...............        0.84        0.70        0.73        0.49        7.69         0.55         0.64        0.85
Income from businesses
  held-for-sale, net of tax           --          --          --          --        0.77         0.47         0.23        0.18
Loss on wind-down of
    discontinued operations           --          --          --          --       (0.25)       (0.06)          --          --
Gain on sale of businesses
    held-for-sale ..........        0.05          --        0.02        4.92        0.02         0.08           --          --
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net income.................    $    0.89   $    0.70   $    0.75   $    5.41   $    8.23    $    1.04    $    0.87   $    1.03
                               =========   =========   =========   =========   =========    =========    =========   =========
Diluted:

Income from continuing
   operations before
   accounting change ......... $    0.79   $    0.66   $    0.69   $    0.46    $   7.34    $    0.53    $    0.62   $    0.76
Change in accounting
  principles, net ............        --          --          --          --          --           --           --        0.08
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income from continuing
  operations .................      0.79        0.66        0.69        0.46        7.34         0.53         0.62        0.84
 Income  from businesses
   held-for-sale, net of tax..        --          --          --          --        0.73         0.45         0.22        0.18
Loss on wind-down of
   discontinued operations ...        --          --          --          --       (0.23)       (0.06)          --          --
Gain on sale of businesses
   held-for-sale .............      0.05          --        0.02        4.68        0.02         0.08           --          --
                               ---------   ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net income ................... $    0.84   $    0.66   $    0.71   $    5.14    $   7.86    $    1.00    $   0.84    $    1.02
                               =========   =========   =========   =========   =========    =========    =========   =========

Corporate Information

  Annual Meeting                                               Stockholders or others seeking information
  The annual meeting of stockholders                           regarding the Company may call or write:
  will be held   Thursday, April 22, 2004                      WSFS Financial Corporation
  at the Hotel du Pont in Wilmington, Delaware.                Investor Relations
                                                               838 Market Street
                                                               Wilmington, Delaware 19801
                                                               302-571-7184
  Transfer Agent
  American Stock Transfer & Trust Company
  6201 15th Avenue                                             Website
  Brooklyn, NY 11219                                           www.wsfsbank.com

  Independent Auditors                                         Operating Subsidiaries
  KPMG LLP                                                     WSFS Credit Corporation
  1601 Market Street                                           30 Blue Hen Drive
  Philadelphia, PA 19013-7212                                  Newark, DE 19713
                                                               302-283-4500
                                                               Mark A. Turner, President
  Stock Listing
  The Nasdaq Stock Market
  Symbol: WSFS                                                 WSFS Investment Group, Inc.
                                                               7450 Lancaster Pike
                                                               Hockessin, DE 19707
  Market Makers                                                302-235-7610
                                                               Paul G. Toub, President
  Boenning Scattergood, Inc.
  BrokerageAmerica, LLC                                        WSFS Reit, Inc.
  Citigroup Global Markets, Inc.                               227 East Main Street
  Crown Financial Group, Inc.                                  Elkton, MD 21921
  F.J. Morrissey & Co., Inc.                                   410-398-7041
  FIG Partners, LLC                                            Marvin N. Schoenhals, President
  Ferris Baker Watts, Inc.
  Friedman Billings Ramsey & Co.                               Montchanin Capital Management, Inc.
  Goldman Sachs & Company                                      838 Market Street
  Keefe, Bruyette & Woods, Inc.                                Wilmington, DE 19801
  Knight Equity Markets, L.P.                                  302-571-7183
  Merrill Lynch, Pierce, Fenner & Smith, Inc.                  Charles A. Burton, President
  Moors & Cabot, Inc.
  Morgan Stanley & Co., Inc.
  Prudential Equity Group, Inc.
  Ryan Beck & Co., LLC
  Sandler O'Neill & Partners, L.P.
  Schwab Capital Markets L.P.
  Susquehanna Capital Group
