Form 10-K, Exhibit 13
period 2004-12-31
WSFS FINANCIAL CORP
filed 2005-03-16
CIK 828944

Letter from the Office of the Chief Executive Officer

To Our Stockholders, Customers, Neighbors, Associates and Friends:

2004 was an exceptional year of strong performance and continued results for WSFS Financial Corporation. We are very pleased to report strong earnings and extraordinary momentum.

Serving the needs of commercial and small business customers and leveraging the strength of our retail franchise to gather core deposits is our strategic focus. The results of our 2004 performance is evidence of a strategy that is working, powered by the force of WSFS Associates who are empowered to be responsive decision-makers, providing innovative solutions to our customers.

WSFS recorded net income from continuing operations of $25.8 million, or $3.39 per share in 2004. This represented growth rates of 21% and 31%, respectively, over 2003. Our return on equity, based on net income from continuing operations, was 13.54% and our return on assets was 1.10%. Reported net income was $25.9 million or $3.41 per share.

Empowered, Responsive Decision-Makers
WSFS Associates are known in our marketplace for being empowered to make decisions. Our business customers value working with bankers who under- stand their need for responsiveness and flexibility. A major component of our strategy and key to our overall success is having Associates who have the attitude and desire to create the ultimate customer experience by consistently delivering stellar service.

Aggressively Expand Our Market Share
As a result of continued strong growth in commercial and commercial real estate loans, we reported an increase of $222 million, or 33% over 2003, to $903 million in total. In September 2004, WSFS ranked 2nd in commercial loan market share* in Delaware. The increase in loan volume is the result of experienced and empowered relationship managers who are committed to delivering extraordinary levels of service to their customers. In addition, we successfully introduced new lockbox services and newly enhanced checking products designed specifically for the needs of municipalities and non-profit organizations.

* According to a market share study conducted November 2004 by the Capital Performance Group based on the outstanding commercial loans of 14 competitive banks.

Our retail banking business had exceptionally strong growth as core deposit relationships (demand deposits, money market and savings accounts) increased by $108 million, or 17% over 2003 year-end. This growth was fueled by opening three new banking offices in Kent and Sussex counties in Delaware, and by launching an aggressive deposit-gathering program to capture retail market share. Residential real estate loans and consumer loans (primarily home equity loans) grew by $8 million, or 1% from year-end 2003.

Our Private Banking services continued to grow with strong momentum, increasing deposits by $40 million over 2003. Overall Private Banking relationships grew in 2004, fueled by newly developed loan and deposit products. Special initiatives targeting professionals and privately held business owners also contributed to our growth.

The Power Of WSFS Associates
WSFS Associates are truly the driving force behind our successful business strategy. Our Associates are true professionals who share a common vision of exceptional customer service.

The WSFS Brand Promise is to deliver extraordinary service by exceeding our customers' expectations each time we connect with them. In 2003, we introduced a company-wide training initiative focused on delivering extraordinary customer service. Under this curriculum, all WSFS Associates undergo continuous training that is specifically designed to deliver on our brand promise. Creating the ultimate customer experience is the essence of the WSFS Brand.

All of this is part of a comprehensive approach to nurturing a productive, customer-centric workplace that begins with Associate commitment to the organization. WSFS utilizes a highly reputable, national research organization to measure this level of commitment. Our 2005 Associate Survey indicates that WSFS Associates scored above the 84th percentile nationally. We are on target to reach our goal of being world-class by 2006. We strongly believe that Associate commitment translates into customer profitability and increased Associate retention.

Our Associate Bonus is now linked to delivering stellar service. We survey our customers regularly to find out how we are doing at delivering on our brand promise. In 2004, our customer survey results placed us in the 86th percentile nationally for delivering service to our retail, small business and commercial banking customers.

Making Our Value Statements A Reality
We strongly believe that two important values, the customer first and integrity in all we do, must underpin how we do business. We believe that these value statements become reality when every WSFS Associate lives up to the expectations expressed in them. We hold ourselves accountable to conduct ourselves according to the highest ethical standards -- not only because it is absolutely the right thing, but also because we believe that it is good business to do so.

WSFS Foundation
The WSFS Charitable Foundation was established to provide charitable contributions to 501(c)3 tax-exempt organizations. The Foundation provides grants to organizations engaged in activities that are designed to improve the economic and social well-being of the local community. WSFS Foundation's primary giving focuses on fundamental and structural issues that strive to correct education achievement gaps.

In 2004, the Foundation participated in the funding of a Christina School District initiative, New Directions in Christina, designed to improve student achievement in the Christina School District and to shape the agenda for school reform throughout the state. Christina is Delaware's largest school system.

TEAM WSFS
Our corporate volunteerism program, TEAM WSFS, gives Associates the opportunity to participate as part of a team or individually in programs such as March of Dimes, Adopt-a-Family, Meals on Wheels, Habitat for Humanity and many others. We are proud of our Associates for their constant commitment to the communities we serve.

Expanding Our Footprint
We unveiled our first prototype banking office in 2003 with great success. 2004 was another year of successful expansion for WSFS. We continued to build our strong footprint in Delaware by opening three new banking offices. In June, we celebrated the opening of our Rehoboth Beach banking office and in November, we opened offices in Camden and Middletown with great fanfare. All three are off to a strong start.

As we continue to add to our retail network, we are experiencing an exceptional response from new and existing customers to the prototype design. All of our new banking offices are delivering strong results and are being embraced by our customers.

In addition, early in the year we opened a Loan Production Office in Dover, Delaware, and added new relationship managers in Kent and Sussex counties.

CashConnect
Our ATM division, CashConnect, provides the largest off-premise ATM network in Delaware, expanding our retail reach and enhancing customer convenience. In addition, CashConnect is one of the top vault cash providers in the country, servicing 5,600 ATMs nationwide. CashConnect has strategic working alliances with some of the most highly recognized armored carrier and transaction networks across the nation that service funding locations throughout the United States.

CashConnect also provides cutting-edge technology through enhanced-function ATMs. In 2004, CashConnect provided the ATM technology in the newly designed University of Delaware banking office, the WSFS e-zone. The WSFS e-zone was especially designed to meet the needs of University of Delaware students to provide additional access hours, greater convenience, increased security and faster transactions.

Montchanin Capital Management
Montchanin Capital Management, an investment management firm, was created to serve the needs of high net-worth individuals and small- to medium-sized institutions in the Delaware area. Establishing Montchanin Capital Management was a key element in our strategy to provide comprehensive financial services to our growing Private Banking clients, business owners and foundations.

As part of this strategy, in January 2004, Montchanin Capital Management acquired a majority interest in Cypress Capital Management, a Wilmington-based investment advisory firm serving high net-worth individuals and institutions. Cypress was founded in 1984 and now has more than $450 million in assets under management. Cypress constructs balanced portfolios of larger dividend-paying stocks combined with fixed income positions.

As We Look To 2005 - Our Strategy Is Clear
We have a remarkable year of high- performance growth behind us. WSFS is well positioned for meeting our goals as we continue to execute our strategy. We intend to aggressively grow our commercial banking business by expanding our reach and leveraging the strength of our retail franchise. We will also deepen and grow our existing relationships.

In 2005, we will continue to build on our strong momentum with more expansion of our retail network. We plan to add two more banking offices in November 2005. We will remain centered on Delaware and its contiguous markets. Our state is rich with opportunity and enjoys a strong and diverse economy. We will also focus on enhancing our existing banking offices with renovations to further strengthen our retail franchise.

The coming year will also see us continue to concentrate on the power of our Associates. We will nurture a customer-centric workplace and strive to build on our already knowledgeable and skilled family of professionals. We recognize that our Associates are the driving force behind our successful business strategy.

Commercial Banking, Private Banking and Treasury Management will continue to be a major focus for us in 2005. We will be investing more energy and infrastructure in a key growth market, Southern Delaware. Private Banking will continue to be an important component of our strategy, working with the individuals who own and manage privately held businesses.

In the coming year, we will launch an aggressive small business initiative that will include new product development and is designed to aggressively build deposits and market share. Small business is an important element of our strategy and provides tremendous long-term market share growth potential.

Our future is bright and our focus is steady and clear. By building on the hard work and accomplishments of 2004, we intend to stay true to our business strategy and enjoy many more years of future success.

Marvin N. Schoenhals
Chairman and President

Karl L. Johnston
Chief Operating Officer, Chief Lending Officer

Mark A. Turner
Chief Operating Officer


A Special Honor For One Of Our Directors
Dale E. Wolf, WSFS Board of Director since 1993, was honored with the Delaware State Chamber Josiah Marvel Cup in January, 2005 for his outstanding contributions to the state of Delaware. The Josiah Marvel Cup, named for a former chamber president, has been given annually since 1951 to recognize an outstanding contribution to the state, community and society.

                                                      WSFS FINANCIAL CORPORATION

        Management's Discussion and Analysis of Financial Condition and
                             Results of Operations

OVERVIEW

WSFS Financial Corporation (Company or Corporation) is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of the Corporation's assets are held by its subsidiary, Wilmington Savings Fund Society, FSB (Bank or WSFS). Founded in 1832, WSFS is one of the oldest financial institutions in the country. As a federal savings bank that was formerly chartered as a state mutual savings bank, WSFS enjoys broader investment powers than most other financial institutions. WSFS has served the residents of the Delaware Valley for 173 years. WSFS is the largest thrift institution headquartered in Delaware and the fifth largest financial institution in the state on the basis of total deposits traditionally garnered in-market. The Corporation's primary market area is the mid-Atlantic region of the United States that is characterized by a diversified manufacturing and service economy. The long-term strategy of the Corporation is to improve its status as a high-performing financial services company by focusing on its core community banking business.

WSFS provides residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services. Lending activities are funded primarily with retail deposits and borrowings. The Federal Deposit Insurance Corporation (FDIC) insures deposits to their legal maximum. WSFS serves customers primarily from its main office and 24 retail banking offices located in Delaware and southeastern Pennsylvania.

The Corporation has two consolidated subsidiaries, WSFS and Montchanin Capital Management, Inc. (Montchanin). The Corporation also has one unconsolidated affiliate, WSFS Capital Trust I. The Corporation has no unconsolidated subsidiaries or off balance sheet entities. Fully-owned and continuing consolidated subsidiaries of WSFS include WSFS Investment Group, Inc., which markets various third-party insurance products and securities through WSFS' retail banking system; and WSFS Reit, Inc., which holds qualifying real estate assets and may be used in the future to raise capital.

In 2000, the Board of Directors approved management's plans to discontinue the operations of WSFS Credit Corporation (WCC). At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to 52 lease contracts and 223 loan contracts at December 31, 2004. WCC no longer accepts new applications but continues to service existing loans and leases until their maturity. See the Discontinued Operations section of Management's Discussion and Analysis and Note 2 to the Financial Statements for a detailed discussion.

In addition to the wholly owned subsidiaries, in the past, WSFS had consolidated two non-wholly owned subsidiaries, CustomerOne Financial Network, Inc. (C1FN) and Wilmington Finance, Inc. (WF). C1FN, then a 21% owned subsidiary engaged in Internet and branchless banking, was sold in November 2002. WF, a majority owned subsidiary engaged in sub-prime residential mortgage banking, was sold in January 2003. Both subsidiaries are therefore classified as businesses held-for-sale in the Financial Statements. See the Businesses Held-for-Sale section of this Management's Discussion and Analysis, and Note 3 to the Financial Statements for a further discussion.

Montchanin has one consolidated non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress). Cypress a 60% owned subsidiary is a Wilmington based investment advisory firm serving high net-worth individuals and institutions.

FORWARD-LOOKING STATEMENTS

Within this annual report and financial statements, management has included certain "forward-looking statements" concerning the future operations of the Corporation. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements" contained in its financial statements. Management has used "forward-looking statements" to describe the future plans and strategies including expectations of the Corporation's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware, the mid-Atlantic region and the country as a whole, asset quality, loan growth, loan delinquency rates, operating risk, uncertainty of estimates in general, and changes in federal and state regulations, among other factors. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Actual results may differ materially from management expectations. WSFS Financial Corporation does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

RESULTS OF OPERATIONS

The Corporation recorded net income of $25.9 million for the year ended December 31, 2004, compared to $63.0 million and $101.1 million in 2003 and 2002, respectively. Income from continuing operations was $25.8 million, $21.2 million and $88.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net income for the year ended December 31, 2003 included an

WSFS FINANCIAL CORPORATION

after tax gain of $41.3 million from the sale of WF and an after tax gain of $517,000 from the sale of C1FN/Everbank. See the Businesses Held-for-Sale section of this Management's Discussion and Analysis and Note 3 to the Financial Statements for a further discussion. Net income for the year ended December 31, 2002 included a significant gain on sale of WSFS' reverse mortgage portfolio.

Net Interest Income. Net interest income increased $8.9 million, or 15%, to $66.9 million in 2004 compared to $58.0 million in 2003. Total interest income increased $14.8 million between 2003 and 2004, primarily due to growth in loans which contributed $6.1 million in interest income. In addition, the yield on mortgage-backed securities increased 88 basis points between 2003 and 2004, contributing $5.5 million in interest income. Total interest expense, excluding the expense to fund discontinued operations, increased $5.9 million from 2003 to 2004 primarily due to an increase in deposits and borrowings used to fund the loan growth. The average rate paid on Federal Home Loan Bank (FHLB) advances declined 34 basis points, as higher costing advances matured during the year and were replaced at lower rates. This partially offset the increase in volumes of deposits and other borrowings.

Between 2002 and 2003, interest income decreased $5.4 million, while interest expense decreased $2.1 million, resulting in a decrease in net interest income of $3.3 million. The decrease in interest income was primarily due to the sale of substantially the entire reverse mortgage portfolio in November 2002. The portfolio had contributed $13.1 million in interest income in 2002. For further discussion of reverse mortgages, see the Investment in Reverse Mortgages discussion included in this Management's Discussion and Analysis and Note 6 to the Financial Statements. In addition, the yield on total loans and mortgage-backed securities decreased 105 basis points and 225 basis points, respectively, between 2002 and 2003. This decline in yield was offset by increases in average loan balances of $179.1 million and average mortgage-backed securities balances of $338.1 million. Despite increases in the amount of deposits and borrowings, total interest expense, excluding the expense to fund discontinued operations and business held-for-sale, decreased $2.1 million from 2002 to 2003 primarily due to the decrease in the average cost of deposits of 63 basis points from 1.79% to 1.16%. The decline in interest expense was affected by the decline in interest rates in 2003, as longer-term borrowing and deposits matured and were replaced at lower rates.

The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest-earning assets and interest-bearing liabilities and changes in the rates for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rates (change in rate multiplied by prior year volume); and (iii) net change (the sum of the change in volume and the change in rate). Changes due to the combination of rate and volume changes (changes in volume multiplied by changes in rate) are allocated proportionately between changes in rate and changes in volume.

Year Ended December 31,                                     2004 vs. 2003                        2003 vs. 2002
------------------------------------------------------------------------------------    -----------------------------------
                                                     Volume       Rate        Net        Volume        Rate          Net
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Interest income:
    Commercial real estate loans                     $  6,170    $   (362)   $  5,808     $ 3,991     $ (2,423)    $  1,568
    Residential real estate loans                        (209)     (2,886)     (3,095)      3,929       (4,459)        (530)
    Commercial loans (1)                                4,714        (745)      3,969       3,128       (2,320)         808
    Consumer loans                                      1,169      (1,510)       (341)       (250)      (1,782)      (2,032)
    Loans held-for-sale                                  (232)         (9)       (241)        184          (15)         169
    Mortgage-backed securities                            999       4,453       5,452      11,613       (4,347)       7,266
    Investment securities                               1,999        (403)      1,596       1,116         (503)         613
    Investment in reverse mortgages                         1       1,870       1,871      (6,244)      (6,872)     (13,116)
    Other                                                 (97)       (111)       (208)        276         (426)        (150)
---------------------------------------------------------------------------------------------------------------------------
Favorable (unfavorable)                                14,514         297      14,811      17,743      (23,147)      (5,404)
---------------------------------------------------------------------------------------------------------------------------

Interest expense:
    Deposits:
      Money market and interest-bearing demand            130         413         543          71         (186)        (115)
      Savings                                              --        (370)       (370)         69       (1,356)      (1,287)
      Retail time deposits                               (341)       (442)       (783)       (227)      (2,255)      (2,482)
      Jumbo certificates of deposit - nonretail           281          25         306         249         (206)          43
      Brokered certificates of deposit                    755         755       1,510          (5)          (5)         (10)
      FHLB of Pittsburgh advances                       5,145      (2,459)      2,686       8,377       (8,195)         182
    Trust preferred borrowings                              -         221         221           -         (636)        (636)
    Other borrowed funds                                  693         313       1,006         172       (2,081)      (1,909)
    Cost of funding discontinued operations               435         391         826       1,259          224        1,483
    Cost of funding businesses held-for-sale                -           -           -       1,299        1,299        2,598
---------------------------------------------------------------------------------------------------------------------------
Unfavorable (favorable)                                 7,098      (1,153)      5,945      11,264      (13,397)      (2,133)
---------------------------------------------------------------------------------------------------------------------------
Net change as reported                               $  7,416    $  1,450    $  8,866    $  6,479     $ (9,750)    $ (3,271)
===========================================================================================================================

(1) The tax-equivalent income adjustment is related to commercial loans.

                                                      WSFS FINANCIAL CORPORATION

The following table provides information regarding the average balances of, and yields/rates on interest-earning assets and interest-bearing liabilities during the periods indicated:

Year Ended December 31,                                  2004                          2003                             2002
------------------------------------------------------------------------  ----------------------------    --------------------------
                                            Average              Yield/   Average              Yield/     Average            Yield/
                                            Balance   Interest   Rate(1)  Balance   Interest   Rate(1)    Balance   Interest Rate(1)
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Assets
Interest-earning assets:
  Loans (2) (3):
    Commercial real estate loans         $   438,395  $ 24,761    5.56%  $  329,923  $18,953     5.67%  $  263,151  $ 17,385   6.52%
    Residential real estate loans            446,910    23,563    5.27      450,483   26,658     5.92      389,240    27,188   6.98
    Commercial loans                         340,611    16,470    5.08      250,577   12,501     5.37      196,343    11,693   6.44
    Consumer loans                           204,122    13,165    6.45      187,111   13,506     7.22      190,212    15,538   8.17
                                          ----------  --------           ----------  -------            ----------  --------
       Total loans                         1,430,038    77,959    5.53    1,218,094   71,618     5.97    1,038,946    71,804   7.02
  Mortgage-backed securities (4)             510,965    20,326    3.98      480,389   14,874     3.10      142,250     7,608   5.35
  Loans held-for-sale (3)                      2,188       142    6.49        5,767      383     6.64        3,013       214   7.10
  Investment securities (4)                  110,524     3,099    2.80       41,666    1,503     3.61       14,292       890   6.23
  Investment in reverse mortgages                 43     1,847       -          659      (24)   (3.64)      26,328    13,092  49.73
  Other interest-earning assets               47,010       737    1.57       52,681      945     1.79       40,590     1,095   2.70
                                          ----------  --------           ----------  -------            ----------  --------
       Total interest-earning assets       2,100,768   104,110    5.01    1,799,256   89,299     5.03    1,265,419    94,703   7.57
                                                      --------                       -------                        --------
Allowance for loan losses                    (23,357)                       (22,139)                       (21,358)
Cash and due from banks                       52,332                         48,070                         55,264
Cash in non-owned ATMs                       116,953                         89,169                         65,758
Bank-owned life insurance                     48,400                              -                              -
Loans, operating leases and other
  assets of discontinued operations            4,660                         25,375                         79,479
Assets of businesses held-for-sale                 -                              -                        371,830
Other noninterest-earning assets              45,338                         34,703                         51,020
                                          ----------                     ----------                     ----------
       Total assets                       $2,345,094                     $1,974,434                     $1,867,412
                                          ==========                     ==========                     ==========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Money market and
      interest-bearing demand             $  144,181       858    0.60%  $  108,096      315     0.29%  $   90,585       430   0.47%
    Savings                                  312,981     1,257    0.40      312,892    1,627     0.52      305,418     2,914   0.95
    Retail time deposits                     238,024     5,002    2.10      253,474    5,785     2.28      260,858     8,267   3.17
                                          ----------  --------           ----------  -------            ----------  --------
       Total interest-bearing retail
         deposits                            695,186     7,117    1.02      674,462    7,727     1.15      656,861    11,611   1.77
    Jumbo certificates of deposit -
      nonretail                               47,555       768    1.61       30,105      462     1.53       16,674       419   2.51
    Brokered certificates of deposit          84,194     1,510    1.79            -        -        -          137        10   7.30
                                          ----------  --------           ----------  -------            ----------  --------
       Total interest-bearing deposits       826,935     9,395    1.14      704,567    8,189     1.16      673,672    12,040   1.79
  FHLB of Pittsburgh advances                859,742    23,591    2.70      678,680   20,905     3.04      448,103    20,723   4.56
  Trust preferred borrowings                  51,162     2,184    4.20       50,000    1,963     3.87       50,000     2,599   5.13
  Other borrowed funds                       181,334     2,237    1.23      122,459    1,231     1.01      115,740     3,140   2.71
  Cost of funding discontinued
    operations                                     -      (161)                   -     (987)                    -    (2,470)
  Cost of funding businesses held-
    for-sale                                       -         -                    -        -                     -    (2,598)
                                          ----------  --------           ----------  -------            ----------  --------
       Total interest-bearing
         liabilities                       1,919,173    37,246    1.94    1,555,706   31,301     2.01    1,287,515    33,434   2.60
                                                      --------                       -------                        --------
Noninterest-bearing demand deposits          220,446                        187,190                        159,741
Liabilities of businesses held-for-sale            -                              -                        271,864
Other noninterest-bearing liabilities         15,040                         31,233                         16,181
Minority interest                                200                              -                          7,597
Stockholders' equity                         190,235                        200,305                        124,514
                                          ----------                     ----------                     ----------
       Total liabilities and
         stockholders' equity             $2,345,094                     $1,974,434                     $1,867,412
                                          ==========                     ==========                     ==========
Excess (deficit) of interest-
  earning assets over
  interest-bearing liabilities            $  181,595                     $  243,550                     $  (22,096)
                                          ==========                     ==========                     ==========
Net interest and dividend income                      $ 66,864                       $57,998                        $ 61,269
                                                      ========                       =======                        ========
Interest rate spread                                              3.07%                          3.02%                         4.97%
                                                                  ====                           ====                          ====
Interest rate margin                                              3.24%                          3.29%                         4.93%
                                                                  ====                           ====                          ====


     (1)  Weighted average yields have been computed on a tax-equivalent basis.
     (2)  Nonperforming loans are included in average balance computations.
     (3)  Balances are reflected net of unearned income.
     (4)  Includes securities available-for-sale. .

WSFS FINANCIAL CORPORATION

Provision for Loan Losses. The Corporation records a provision for loan losses in order to maintain the allowance for loan losses at a level which management considers its best estimate of known and probable inherent losses. Management's evaluation is based upon a continuing review of the portfolio and requires significant management judgment (see the Allowance for Loan Losses section of Management's Discussion and Analysis). For the year ended December 31, 2004, the Corporation recorded a provision for loan losses from continuing operations of $3.2 million compared to $2.6 million in 2003 and $2.2 million in 2002. These increases reflect, among other things, the Company's strong loan growth, particularly in commercial loans, partially offset by an overall improvement in the credit quality statistics of the Corporation's loan portfolio.

Noninterest Income. Noninterest income of $32.0 million in 2004, increased $5.8 million, or 22% from 2003. This increase was primarily due to card and ATM fee income, which grew $2.4 million during 2004 resulting from the continued expansion of WSFS' ATM network and customer card usage. At December 31, 2004, the CashConnect segment, WSFS' ATM unit, derived income from 5,584 ATMs compared to 4,716 at December 31, 2003. Of these, WSFS owned and operated 246 ATMs in 2004 compared to 222 in 2003. The increase was also due to fee income of $2.3 million from Montchanin. Additionally, WSFS received fee income of $2.2 million from the January 2004 investment in Bank-Owned Life Insurance (BOLI). Income from this long-term illiquid investment is shown as noninterest income in accordance with U.S. generally accepted accounting principles. These increases were partially offset by lower loan fee income of $668,000 and lower gains on the sales of loans and securities of $1.3 million. These decreases resulted primarily from generally higher interest rates and reduced refinancing activity during 2004 as compared to 2003. ATM fee income growth trends from the Company's Cash Connect segment may be negatively impacted in future periods as a result of ATM industry consolidation and increased competition.

Noninterest income of $26.2 million in 2003, decreased $97.9 million, or 79% from 2002. This decrease was almost entirely due to the sale of the reverse mortgage portfolio in 2002. In 2002, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, resulting in a pretax gain of $101.5 million. Partially offsetting this decrease was credit/debit card and ATM income, which grew $1.3 million during 2003 due to the continued expansion of WSFS' ATM network and card usage. At December 31, 2003, WSFS' CashConnect segment derived income from 4,716 ATMs compared to 4,251 at December 31, 2002. Of these, WSFS owned and operated 222 ATMs in 2003 and 189 ATMs in 2002. In addition, gains on sales of loans increased $1.1 million during 2003. This increase was mainly the result of the continued low interest rate environment. Because of low interest rates, WSFS originated a higher than usual amount of conforming mortgage loans. Some of these loans were sold in the secondary market (primarily to the Federal Home Loan Mortgage Corporation) for gains.

Noninterest Expenses. Noninterest expenses of $55.7 million in 2004, increased $6.3 million, or 13% from 2003. Included in the 2004 results were $2.0 million in operating expenses related to Montchanin. Included in the 2003 results were $1.3 million of expenses recorded in connection with the sale of WF and $303,000 of expenses related to the Corporation's Technology, Organizational and Process Simplification Plan (TOPS). During the first quarter of 2003, the Corporation completed the previously announced TOPS program; an initiative designed to simplify the organization, better integrate technology solutions and reengineer certain back office processes. Excluding the above-mentioned items, operating expenses increased $5.9 million, or 12% from 2003. Included in this increase were a $3.3 million increase in salaries, benefits, and other compensation and a $541,000 increase in occupancy expense. These increases were primarily due to normal salary increases and the Company's continued branch expansion efforts during 2004. Marketing expenses increased $700,000 from 2003, mainly due to the promotion of a new free checking product line designed to attract a greater share of market deposits over time. Also during 2004, the Company incurred $469,000 of expenses associated with the initial compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404). Finally, during 2004 and 2003, the CashConnect segment performed an extensive analysis of its reserve for business losses. Based on its evaluation of probable losses using historical loss experience, the Company recorded a reduction to this reserve of $4,000 in 2004 and $261,000 in 2003. Other operating expenses, especially salaries, occupancy and marketing expenses, will continue to increase as a result of growth in retail banking offices, deposits, commercial loans, other initiatives and their associated costs.

Noninterest expenses of $49.4 million in 2003 decreased $2.2 million, or 4% from 2002. This improvement was mainly due to a decrease in data processing, professional fees and equipment expenses as a result of the successful completion of the Corporation's TOPS program. Salaries, benefits and other compensation expenses of $26.5 million increased $891,000 from 2002. This increase was a direct result of higher levels of variable compensation that was a direct result of profitable mortgage banking activity, commercial loan growth and ATM business growth experienced in 2003. Included in salaries and benefits in 2003 and 2002 was $663,000 and $823,000, respectively, of expenses related to special management compensation and a special contribution to the Company's 401(k) plan for all Associates. These charges were made possible because of the sale of WF in 2003 and the sale of the reverse mortgage portfolio in 2002. Also, following the sale of WF in 2003 and the reverse mortgage portfolio in 2002, the Company made contributions to the previously established WSFS charitable foundation of $660,000 and $1.0 million, respectively. Finally, during 2003 and 2002, the CashConnect segment performed an extensive analysis of its reserves for business losses. Based on its evaluation of probable losses using historical loss experience, the Company recorded a reduction to this reserve of $261,000 in 2003 and an increase to the reserve of $407,000 in 2002.

Income Taxes. The Corporation recorded a $14.1 million tax provision for the year ended December 31, 2004 compared to $34.9 million and $51.6 million for the years ended December 31, 2003 and 2002, respectively. The effective tax rates for continuing

                                                      WSFS FINANCIAL CORPORATION

operations for the years ended December 31, 2004, 2003 and 2002 were 35.1%, 34.1% and 33.6%, respectively. The provision for income taxes includes federal, state and local income taxes that are currently payable or deferred because of temporary differences between the financial reporting bases and the tax reporting bases of the assets and liabilities. The increase in the effective tax rate from 2003 to 2004 is principally the result of a change in New Jersey tax law that was enacted in June 2004. This law change, which eliminated the utilization of a portion of the Company's net operating losses, resulted in additional New Jersey state taxes payable. In 2002, the Internal Revenue Service
(IRS) concluded an examination of the Corporation's federal income tax returns for all years through December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the resolution of tax authority examinations and tax return settlements.

At December 31, 2004, approximately $3.8 million in gross deferred tax assets of the Corporation are related to net operating losses and tax credits attributable to a former subsidiary. Management has assessed a valuation allowance on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code. Approximately $865,000 in gross deferred tax assets of the Corporation at December 31, 2004 are related to state tax net operating losses. Management has established a valuation allowance on the majority of these deferred tax assets due to such net operating losses expiring before being utilized.

The Corporation has an ongoing program that analyzes its projection of taxable income and makes adjustments to its provision for income taxes accordingly. For additional information regarding the Corporation's tax provision and net operating loss carryforwards, see Note 14 to the Consolidated Financial Statements.

FINANCIAL CONDITION

Total assets increased $295.9 million, or 13.4%, during 2004 to $2.5 billion. This increase was predominantly due to growth in loans and the purchase of BOLI. These increases were partially offset by decreases of $19.7 million in investments and $6.4 million in mortgage-backed securities. In addition, loans, operating leases and assets of discontinued operations decreased $8.4 million, the effect of maturities and repayments of loans and leases at WCC. Total liabilities increased $287.4 million during the year to $2.3 billion at December 31, 2004. This increase was primarily the result of an increase in deposits of $311.6 million.

Investments. Between December 31, 2003 and December 31, 2004, total investments decreased $19.7 million. During that time, investments categorized as available-for-sale decreased $16.5 million, mainly due to sales of U.S. Agency notes.

Mortgage-backed Securities. Investments in mortgage-backed securities decreased $6.4 million during 2004 to $524.1 million. During 2004, the Corporation purchased $200.7 million in mortgage-backed securities. This increase was offset by principal repayments of $152.8 million and sales of $51.6 million.

Loans, net. Net loans, including loans held-for-sale, increased $230.6 million during 2004. This included increases of $146.2 million in commercial real estate loans, $76.1 million in commercial loans and $24.7 million in consumer loans. These increases reflect the Company's continued emphasis on commercial and commercial real estate loan growth. Partially offsetting these increases were residential loans, which decreased $16.4 million.

Retail Deposits. Retail deposits increased $169.1 million during 2004 to $1.1 billion. Core deposit relationships (demand deposits, money market and savings accounts) increased $108.3 million during the year. In addition, retail time deposits (CDs) increased $60.8 million in 2004. The table below depicts the changes in retail deposits over the last three years:

Year Ended December 31,                     2004           2003        2002
--------------------------------------------------------------------------------
(In Millions)

Beginning balance                         $  883.1     $   872.1    $1,125.7
Interest credited                              6.6           6.4        16.3
Deposits sold                                   --             -      (348.6)
Deposit inflows, net                         162.5           4.6        78.7 (1)
--------------------------------------------------------------------------------
Ending balance                            $1,052.2     $   883.1    $  872.1
================================================================================

(1) Includes $45.1 million in deposit increases at C1FN that were sold in November 2002.


Borrowings and Brokered Certificates of Deposit. Total borrowings decreased by $26.9 million between December 31, 2003 and December 31, 2004. Advances from the FHLB decreased $6.2 million and federal funds purchased and securities sold under agreements to repurchase decreased $16.3 million. In addition, sweep repurchases decreased $5.9 million during the year. As a strategy to diversify wholesale borrowings, brokered deposits increased $137.9 million.

Stockholders' Equity. Stockholders' equity increased $8.3 million to $196.3 million at December 31, 2004. This included $25.9 million in net income and $3.4 million in proceeds from the exercise of stock options. This was offset in part by the acquisition of 373,900 shares of treasury stock for $17.9 million, dividends of $1.6 million paid to stockholders and a reduction of other comprehensive income by $1.6 million.

WSFS FINANCIAL CORPORATION

ASSET/LIABILITY MANAGEMENT

The primary asset/liability management goal of the Corporation is maximizing its net interest income opportunities within the constraints of managing interest rate risk, while ensuring adequate liquidity and funding and maintaining a strong capital base.

In general, interest rate risk is mitigated by closely matching the maturities or repricing periods of interest-sensitive assets and liabilities to ensure a favorable interest rate spread regardless of the future direction of interest rates. Management regularly reviews the Corporation's interest-rate sensitivity, and uses a variety of strategies as needed to adjust that sensitivity within acceptable tolerance ranges established by management and the Board of Directors. Changing the relative proportions of fixed-rate and adjustable-rate assets and liabilities is one of the primary strategies utilized by the Corporation to accomplish this objective.

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

The repricing and maturities of the Corporation's interest-rate sensitive assets and interest-rate sensitive liabilities at December 31, 2004 are set forth in the following table:

                                                          Less than        One to        Over
                                                           One Year      Five Years   Five Years        Total
-----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Interest-rate sensitive assets (1):
   Real estate loans (2)                                 $   472,188    $   347,166   $   157,312    $   976,666
   Commercial loans                                          313,403         16,352        38,998        368,753
   Consumer loans                                             85,142         53,993        71,823        210,958
   Mortgage-backed securities                                182,831        295,139        46,174        524,144
   Loans held-for-sale                                         3,249              -             -          3,249
   Investment securities                                      50,512         88,787         2,023        141,322
   Other investments                                             531              -             -            531
-----------------------------------------------------------------------------------------------------------------
                                                           1,107,856        801,437       316,330      2,225,623
-----------------------------------------------------------------------------------------------------------------
Interest-rate sensitive liabilities:
   Money market and interest-bearing demand deposits          56,246              -       167,375        223,621
   Savings deposits                                           82,436              -       206,605        289,041
   Retail time deposits                                      133,888        157,057         1,983        292,928
   Jumbo certificates of deposit-nonretail                    43,246          1,657             -         44,903
   Brokered certificates of deposit                          137,877              -             -        137,877
   FHLB advances (1)                                         479,000        255,000       103,063        837,063
   Trust preferred borrowings and interest rate cap           51,547              -             -         51,547
   Other borrowed funds                                      143,809              -        21,737        165,546
-----------------------------------------------------------------------------------------------------------------
                                                           1,128,049        413,714       500,763      2,042,526
-----------------------------------------------------------------------------------------------------------------
(Deficiency) excess of interest-rate sensitive
   assets over interest-rate sensitive liabilities
   ("interest-rate sensitive gap")                       $   (20,193)   $   387,723   $  (184,433)   $   183,097
=================================================================================================================


One-year  interest-rate  sensitive  assets/
   interest-rate  sensitive  liabilities                       98.21%
One-year interest-rate sensitive gap as a
   percent of total assets                                     (0.81)%

(1)  Interest-sensitive assets of discontinued operations are excluded.
(2)  Includes commercial mortgage, construction, and residential mortgage loans.

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

                                                      WSFS FINANCIAL CORPORATION

To provide a more accurate one-year gap position of the Corporation, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of WSFS' deposit accounts, that 35% of money market and 13% of interest-bearing demand deposits are sensitive to interest rate changes and that 22% to 36% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one-year category with the remainder in the over five-year category.

Deposit rates other than time deposit rates are variable, and changes in deposit rates are generally subject to local market conditions and management's discretion and are not indexed to any particular rate.

In 1998, the Corporation purchased a ten-year interest rate cap in order to limit its exposure on $50 million of variable rate Trust Preferred Securities issued in 1998. This derivative instrument caps the three-month London InterBank Offered Rate (LIBOR), the base rate of the trust preferred borrowings, at 6.00%. The trust preferred borrowings are classified in the less than one-year category reflecting the ability to adjust upward for the balance of the term of the interest rate cap. If the three- month LIBOR rate equals or exceeds 6.00%, the trust preferred borrowing takes on a fixed characteristic and therefore is classified in the period corresponding to the cap's maturity.

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

In 1993, the Corporation acquired a pool of reverse mortgages from the FDIC and another lender. In 1994, the Corporation purchased Providential Home Income Plan, Inc., a California-based reverse mortgage lender, for approximately $24.4 million. Providential's assets at acquisition primarily consisted of cash and its investment in reverse mortgages. Providential's results were included in the Corporation's consolidated statement of operations since the acquisition date.

On January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Statement 142
addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board (APB) Opinion 17, Intangible Assets. Under this standard, goodwill can no longer be amortized but instead must be tested for impairment and its value adjusted accordingly. Negative goodwill is required to be taken into earnings immediately upon adoption. The Corporation had $1.2 million in negative goodwill associated with the 1994 purchase of Providential Home Income Plan, Inc. As a result of adopting this standard, the Corporation recognized income of $703,000 in the first quarter of 2002 as a cumulative effect of a change in accounting principle, net of $469,000 in income tax.

Capitalizing on the robust housing and interest rate markets, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash, $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" Certificates issued in connection with mortgage-backed security SASCO RM-1 2002. Since this was the sale of a financial asset, results are shown in continuing operations in the accompanying Financial Statements, in accordance with U.S. generally accepted accounting principles. Included in the net gain on sale of reverse mortgages in 2002 are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. On December 31, 2003, the Company entered into a settlement agreement in which the Company agreed to pay a final settlement of $2.5 million for all amounts, current and future, due to that participant under the pre-existing agreement. This amount had been previously reserved. The remaining investment in reverse mortgages of $(109,000) at December 31, 2004 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale. The Corporation is currently estimating a short-term annual appreciation rate of -8.0% and a long-term annual appreciation rate of 0.5%. If the long-term appreciation rate was increased to 1.5%, the resulting impact on income would be $100,000. Conversely, if the long-term appreciation rate was decreased to -0.5%, the resulting impact on income would be $(100,000).

As noted above, the Corporation received $128 million in cash, $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of the Class "O" Certificates issued in connection with mortgage-backed security SASCO RM-1 2002. The securitizer retained 100% of the Class "O" Certificates from the securitization. The Class "O" Certificates have no priority over other classes of Certificates under the Trust. No distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates (in up to five separate increments) for an aggregate purchase price of $1 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates do not meet the definition of a derivative under SFAS 133, Accounting for Derivative and Hedging Activities.

WSFS FINANCIAL CORPORATION

The Corporation accounted for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission (SEC) entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. Prior to the sale of substantially all of the portfolio in 2002, in computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages. The effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. After the sale of substantially all of the portfolio in 2002, the future cash flows on the remaining reverse mortgages were discounted at the market rate for similar collateral. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets included significant volatility associated with estimations, and as a result, along with the sale of reverse mortgages in 2002, income varied significantly from reporting period to reporting period. For the year ended December 31, 2004, the Corporation earned $1.8 million in interest income on reverse mortgages as compared to $(24,000) in 2003 and $13.1 million in 2002. The yield on the portfolio was 4,329% in 2004, compared to (3.64)% in 2003 and 49.73% in 2002. The negative yield in 2003 was a result of the quasi-market-value based accounting on the participation in the remaining reverse mortgages that were not part of the previously mentioned sale. As noted above, the projected cash flows are influenced by assumptions about life expectancy and the changes in future collateral values. Projection in the changes in future collateral values is the most significant factor impacting the volatility of future cash flows.

DISCONTINUED OPERATIONS

In December 2000, the Corporation approved plans to discontinue the operations of WCC. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to 52 lease contracts and 223 loan contracts at December 31, 2004. WCC no longer accepts new applications but will continue to service existing loans and leases until their maturity.

In accordance with APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and Related Interpretations, which was the authoritative literature in 2000, accounting for discontinued operations of a business segment at that time required that the Company forecast operating results over the wind-down period and accrue any expected net losses. The historic results of WCC's operations, the accrual of expected losses to be incurred over the wind-down period, and the future reported results of WCC are required to be treated as Discontinued Operations of a Business Segment, and shown in a summary form separately from the Company's results of continuing operations in reported results of the Corporation. Prior periods are restated, as required by U.S. generally accepted accounting principles.

As a result, at December 31, 2000, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

During 2002 and 2001, because of the heavy incenting of new car purchases by manufacturers and other factors, both used car prices and WSFS' exposure to residual values on its outstanding leases continued to deteriorate. As a result, management recorded additional pretax provisions for residual losses of $2.0 million and $3.1 million in 2002 and 2001, respectively. Extensive analysis of remaining leases as of December 31, 2004 indicated that no additional reserves were needed for the expected losses in the business during the remaining wind-down period.

At December 31, 2004, there were $749,000 in indirect loans and $516,000 in indirect leases, net, still outstanding. At December 31, 2004, WSFS had exposure to $625,000 in remaining used car residuals, for which it estimates a loss of $99,000. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the financial statements, the loss on the wind-down of discontinued operations, net of tax, was zero in 2004. Based on the scheduled maturities of remaining leases, management estimates the Company's residual exposure is negligible. At December 31, 2003, WSFS had exposure to $7.5 million in remaining used car residuals for which it estimated a loss of $1.3 million.

BUSINESSES HELD-FOR-SALE

In September 2002, WSFS sold its United Asian Bank Division (UAB). The sale resulted in an after tax gain of $737,000, and included $8.6 million in deposits and $15.8 million in loans in addition to branch fixed assets and branch lease obligations.

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

                                                      WSFS FINANCIAL CORPORATION

Under a provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. WSFS' portion of these escrow amounts totaled approximately $786,000. These amounts were not recognized by WSFS in 2002 as their receipt was not assured beyond a reasonable doubt. During 2003, WSFS received the entire amount held in escrow. As a result, the Company recorded the $786,000 ($517,000 after taxes) as a gain on the sale of businesses held-for-sale. All indemnifications provided by WSFS in the sale of C1FN/Everbank expired in 2004 with no claims being made.

Also in November 2002, WSFS signed a definitive agreement for the sale of WSFS' majority-owned subsidiary, WF. This sale was completed in January 2003. In 2003, WSFS recognized an after tax gain on the sale of $41.3 million or $5.01 per diluted share. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale. Indemnifications which were provided by WSFS in the sale of WF are more fully discussed in Note 16 to the Financial Statements.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the major classes of assets and liabilities of WF are presented separately on the statement of condition as of December 31, 2002. The income (losses) from the operation of these three businesses (UAB, C1FN/Everbank and WF) have been presented as income (losses) of businesses held-for-sale, and presented separately for the applicable period of 2002.

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

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing and funding activities. To that end, management actively monitors and manages its interest rate risk exposure. One measure required to be performed by the Office of Thrift Supervision (OTS)-regulated institutions is the test specified by OTS Thrift Bulletin No. 13A, "Management of Interest Rate Risk, Investment Securities and Derivatives Activities." This test measures the impact on the net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of the estimated cash flows from assets and liabilities as a percentage of the net present value of assets. The following table is the estimated impact of immediate changes in interest rates on the Company's net interest margin and net portfolio value at the specified levels at December 31, 2004 and 2003, calculated in compliance with Thrift Bulletin No. 13A:

December 31,                    2004                            2003
--------------------------------------------------   ---------------------------
 Change in Interest   % Change in                    % Change in
        Rate          Net Interest   Net Portfolio   Net Interest  Net Portfolio
   (Basis Points)      Margin (1)       Value (2)     Margin (1)      Value (2)
-------------------------------------------------------------------------------
        +300               3%           9.26%           -7%           8.41%
        +200               2%           9.35%           -4%           8.74%
        +100               1%           9.42%           -2%           8.99%
           0               0%           9.47%            0%           9.21%
        -100              -3%           9.30%           -2%           9.08%
        -200 (3)          -9%           9.10%           -9%           9.04%
        -300 (3)         -17%           9.07%          -21%           9.72%

(1) The percentage difference between net interest margin in a stable interest rate environment and net interest margin as projected under the various rate environment changes.
(2) The net portfolio value of the Company in a stable interest rate environment and the net portfolio value as projected under the various rate environment changes.
(3) Sensitivity indicated by a decrease of 200 and 300 basis points may not be particularly meaningful at December 31, 2004 and 2003 given the historically low absolute level of interest rates at these dates.

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

WSFS FINANCIAL CORPORATION

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

The following table sets forth the Corporation's nonperforming assets and past due loans at the dates indicated:

December 31,                                   2004     2003     2002     2001     2000
----------------------------------------------------------------------------------------
(Dollars in Thousands)
Nonaccruing loans:
     Commercial                              $1,595   $1,549   $2,242   $1,330   $2,766
     Consumer                                   291      240      516      306      383
     Commercial mortgages                       909      941      326    1,928    2,272
     Residential mortgages                    1,601    2,513    3,246    3,618    2,704
     Construction                                 -        -      199      351      210
----------------------------------------------------------------------------------------
Total nonaccruing loans                       4,396    5,243    6,529    7,533    8,335
Assets acquired through foreclosure             217      301      904      432      630
----------------------------------------------------------------------------------------
Total nonperforming assets                   $4,613   $5,544   $7,433   $7,965   $8,965
========================================================================================

Past due loans:
     Residential mortgages                   $  703   $  915   $  346   $   88   $  449
     Commercial and commercial mortgages          -      129       95      767      790
     Consumer                                   104      148       88      244      199
----------------------------------------------------------------------------------------
Total past due loans                         $  807   $1,192   $  529   $1,099   $1,438
========================================================================================

Ratio of nonaccruing loans to total
     loans (1)                                 0.28%     0.40%     0.60%     0.72%     0.87%
Ratio of allowance for loan losses
     to gross loans (1)                        1.56%     1.69%     1.95%     2.05%     2.22%
Ratio of nonperforming assets to
  total assets                                 0.18%     0.25%     0.44%     0.42%     0.52%
Ratio of loan loss allowance to
     nonaccruing loans (2)                   524.05%   421.91%   324.49%   277.77%   248.81%

(1)  Total loans exclude loans held-for-sale.
(2)  The applicable allowance represents general valuation allowances only.


Nonperforming assets decreased by $931,000 for the year ended December 31, 2004. The decline was a result of $6.6 million of new nonperforming assets being offset by $4.7 million of collections, $1.7 million of loans transferred to accrual and $1.1 million of charge-offs/write-downs. Nonaccruing loans declined in all loan categories, except consumer and commercial loans, which increased $51,000 and $46,000, respectively. Foreclosed assets declined by $84,000 primarily as a result of the sale of various residential properties.

An analysis of the change in the balance of nonperforming assets during the last three years is presented below:

Year Ended December 31,                    2004          2003         2002
--------------------------------------------------------------------------------
(In Thousands)

Beginning balance                       $  5,544      $  7,433    $  7,965
      Additions                            6,554         7,299       8,442
      Collections                         (4,668)       (6,992)     (4,854)
      Transfers to accrual                (1,717)         (945)     (1,762)
      Charge-offs/write-downs             (1,100)       (1,251)     (2,358)
--------------------------------------------------------------------------------
 Ending balance                         $  4,613      $  5,544    $  7,433
================================================================================

                                                      WSFS FINANCIAL CORPORATION

The ratio of nonaccruing loans to total loans decreased from 0.40% in 2003 to 0.28% in 2004. The decrease was due to a reduction in nonaccruing loans, as well as an increase in total loans for the year. The ratio of nonperforming assets to total assets decreased from 0.25% in 2003 to 0.18% in 2004. The decrease was due to the reduction in nonaccruing loans as well as an increase in total assets.

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

The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of each loan. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. See the discussion of historical loss adjustment factors below.

Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for six years which management believes approximates the average business cycle. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions (listed below). The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, analyzed in connection with the adjustment factors, include an evaluation of the following:

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

WSFS' loan officers and risk managers meet at least quarterly to discuss and review these conditions and risks associated with individual problem loans. By assessing the probable estimated losses inherent in the loan portfolio management is able to adjust specific and inherent loss estimates based upon the availability of its most recent information. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for such losses. The Company also gives consideration to the results of these regulatory agency examinations.

        The table below represents a summary of changes in the allowance for loan losses during the periods indicated:


Year Ended December 31,                                               2004        2003       2002       2001        2000
--------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Beginning balance                                                   $22,386     $21,452    $21,597    $21,423     $22,223
Provision for loan losses - continuing operations                     3,217       2,550      2,243      1,865         864
Provision for loan losses - businesses held-for-sale                      -           -        211        347          30
Sale of businesses held-for-sale                                          -           -       (269)         -           -
Reclass from allowance for ORE losses                                     -           -          -          -         175

Charge-offs:
    Residential real estate                                             222         329        725        106         133
    Commercial real estate (1)                                          148           -        333        195         376
    Commercial                                                          656         827        895      1,000         998
    Consumer (2)                                                        817         860      1,551      1,031       1,002
--------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                     1,843       2,016      3,504      2,332       2,509
--------------------------------------------------------------------------------------------------------------------------

Recoveries:
    Residential real estate                                              32           -         76          1           6
    Commercial real estate (1)                                            -         202        181         61         252
    Commercial                                                          335          79        483        100          70
    Consumer (2)                                                         95         119        434        132         312
--------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                        462         400      1,174        294         640
--------------------------------------------------------------------------------------------------------------------------

Net charge-offs                                                       1,381       1,616      2,330      2,038       1,869
--------------------------------------------------------------------------------------------------------------------------
Ending balance                                                      $24,222     $22,386    $21,452    $21,597     $21,423
==========================================================================================================================

Net charge-offs to average gross loans outstanding,
    net of unearned income                                             0.10%       0.13%      0.22%      0.20%       0.20%
==========================================================================================================================

(1)  Includes commercial mortgage and construction loans.
(2)  2002 and prior years include amounts for businesses held-for-sale.

For the year ended December 31, 2004, the Corporation provided $3.2 million for loan losses, which was greater than the amounts provided in 2003 and 2002. This increase reflects, among other things, the Corporation's strong loan growth, particularly in commercial and commercial real estate loans, partially offset by an overall improvement in credit quality of the Corporation's loan portfolio.

The allowance for losses is allocated by major portfolio type. As these portfolios have seasoned, they have become a source of historical data in projecting loss exposure; however, such allocations are not indicative of where future losses may occur. The allocation of the allowance for loan and lease losses by portfolio type at the end of each of the last five fiscal years, and the percentage of outstanding in each category to total gross outstandings at such dates follows:


December 31,                                2004              2003             2002                2001               2000
-------------------------------------------------------------------------------------------------------------------------------
                                       Amount Percent    Amount Percent    Amount Percent   Amount(1)  Percent   Amount Percent
-----------------------------------------------------    --------------    --------------   ------------------   --------------
(Dollars in Thousands)

Residential real estate               $ 1,468   28.1%   $ 2,736   34.6%   $ 3,620  38.2%   $ 4,039      38.2%   $ 1,754   43.2%
Commercial real estate                  9,211   34.6      8,338   29.3      7,208  26.2      6,927      24.3      3,187   22.9
Commercial                             10,456   23.7      8,368   22.0      7,375  19.1      6,963      18.7     13,985   15.7
Consumer                                3,087   13.6      2,944   14.1      3,249  16.5      3,668      18.8      2,497   18.2
-------------------------------------------------------------------------------------------------------------------------------
Total                                 $24,222  100.0%   $22,386  100.0%   $21,452 100.0%   $21,597     100.0%   $21,423  100.0%
===============================================================================================================================

(1) The implementation of SAB 102 in 2001 led to a change in the allocation methodologies for anticipated loan losses.


LIQUIDITY

         The Company manages its liquidity risk and funding needs through its treasury function and through its Asset/Liability Committee. The Company has a policy that separately addresses liquidity, and management monitors the Company's adherence to policy limits. One measure of the Company's liquidity is the ratio of cash and qualified assets to net withdrawable deposits

                                                      WSFS FINANCIAL CORPORATION

and borrowings due within one year which was 10.5% at December 31, 2004, compared with 6.1% at December 31, 2003. Both of these ratios were well in excess of the policy minimum. Also, liquidity risk management is a primary area of examination by the OTS. The Company complies with guidance promulgated under Thrift Bulletin 77 that requires thrift institutions to maintain adequate liquidity to assure safe and sound operations.

As a financial institution, the Company has ready access to several sources to fund growth and meet its liquidity needs. Among these are: net income, deposit programs, loan repayments, borrowing from the FHLB, repurchase agreements and the brokered CD market. The branch expansion that the Company is currently undertaking is intended to enter the Company into new, but contiguous markets, attract new customers and provide funding for its business loan growth. In addition, the Corporation has a large portfolio of high-quality, liquid investments, primarily short-duration. AAA-rated, mortgage-backed securities and Agency notes that are positioned to provide a near-continuous source of cash flow to meet current cash needs, or can be sold to meet larger discrete needs for cash. Management believes these sources are sufficient to maintain the required and prudent levels of liquidity.

During the year ended December 31, 2004, net loan growth resulted in the use of $228.0 million in cash. The loan growth was primarily the result of the successful implementation of specific strategies designed to increase corporate and small business lending. Management expects this trend to continue. While the Company's loan-to-deposit ratio has been well above 100% for many years, management has significant experience managing its funding needs through borrowings, primarily through the Federal Home Loan Bank of Pittsburgh.

Additionally, during the year ended December 31, 2004, $25.5 million in cash was provided by operating activities, while $102.4 million in cash was provided through the net increase in demand and savings deposits and $202.9 million through the net increase in time deposits. For the period, cash and cash equivalents increased $32.1 million to $192.5 million.

There were several structural changes to the Company in 2002 and 2003, the direct and indirect impact of which were to affect cash flows in ways that did not continue in 2004. Specifically, in 2002 and in early 2003, the Company generated excess capital from a variety of sources, including, but not limited to: the sale of substantially all of the Company's reverse mortgage portfolio; the sale of its branchless banking segment; the sale of certain Pennsylvania branches; and the sale of its mortgage banking subsidiary. As a result, in 2003, the Company increased its borrowings and repurchase agreements in order to fund increased volumes of mortgage-backed security purchases. Additionally, in 2002 and 2003, the Company repurchased $73.8 million of its common stock which was well in excess of historical levels. Such discretionary strategies were undertaken to optimize the significant capital generated from the asset and business sales mentioned above. The Company carefully monitors these capital management activities so that they align with other corporate goals including: maintaining its status as a "well-capitalized" financial institution as defined by the standards of its federal banking regulator, the OTS; supporting asset growth; and funding other capital investments. While management expects investment purchases and share repurchases to be a continuing part of its capital management strategy, the increased levels of investment purchases and share repurchases in 2002 and 2003 were not continued in 2004.

The Corporation has not used and has no intention of using any significant off balance sheet financing arrangement for liquidity management purposes. The
Corporation's financial instruments with off balance sheet risk are limited to obligations to fund loans to customers pursuant to existing commitments, obligations of letters of credit and an interest rate cap which limits the interest rate exposure on $50 million of trust preferred floating rate debt. In addition, WSFS has not had and has no intention to have any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources. Finally, WSFS has not traded in, and does not intend to trade in commodity contracts.

In January 2004, the Corporation purchased $50 million (cash surrender value) of BOLI which insures the lives of certain senior Associates of the Company for the benefit of the Company and provides nontaxable income to the Company over the life of the insurance contract. The Corporation paid a single premium of $50 million to purchase the BOLI through the liquidation of mortgage-backed securities. Proceeds are returned to the Corporation as life insurance death benefits, but substantial amounts may not be returned for periods of 20 years or more depending on the mortality of the insured Associates. The Corporation may terminate the insurance contracts early, but that event would result in payments of taxes and penalties on accumulated earnings.

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

The Federal Deposit Insurance Corporation Improvement Act (FDICIA), as well as other requirements, established five capital tiers: well-capitalized, adequately-capitalized, under-capitalized, significantly under-capitalized and critically under- capitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as

WSFS FINANCIAL CORPORATION

well-capitalized   are  subject  to  various   restrictions   regarding  capital
distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

At December 31, 2004, WSFS is classified as well-capitalized, the highest regulatory defined level, and is in compliance with all regulatory capital requirements. For additional information concerning WSFS' regulatory capital compliance see Note 12 to the Financial Statements.

Since 1996, the Board of Directors has approved several stock repurchase programs to acquire common stock outstanding. As part of these programs, the Corporation acquired approximately 373,900 shares in 2004 and 1.6 million shares in 2003. At December 31, 2004, the Corporation held 8.1 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in 2005 in amounts depending on stock price and alternative uses of capital.

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

CONTRACTUAL OBLIGATIONS

At December 31, 2004, the Corporation had contractual obligations relating to operating leases, long-term debt, data processing and credit obligations. These obligations are summarized below. See Notes 9, 11, and 16 to the Financial Statements for further discussion.

                                            Less than                              More than
                                Total        1 Year      1-3 Years    3-5 Years     5 Years
--------------------------------------------------------------------------------------------
(Amounts in Thousands)
Operating lease obligations   $   13,004   $    2,162   $    3,634   $    1,932   $    5,276
Long-term debt obligations       837,063      479,000      170,000       85,000      103,063
Data processing contracts         16,093        3,629        6,065        5,830          569
Credit obligations               386,711      386,711            -            -            -
--------------------------------------------------------------------------------------------
Total                         $1,252,871   $  871,502   $  179,699   $   92,762   $  108,908
============================================================================================

IMPACT OF INFLATION AND CHANGING PRICES

The Corporation's Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Corporation's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Corporation are monetary. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same extent as the price of goods and services.

RECENT LEGISLATION

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The SEC promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act.

The  passage of the Act and the  regulations  implemented  by the SEC  subjected publicly-traded companies to additional and more comprehensive reporting regulations and disclosure. These new regulations, which are intended to curtail corporate fraud, require the chief executive officer and chief financial officer of the Company to personally certify certain SEC filings as well as the Company's Financial Statements and to certify as to (i) the existence of disclosure controls and procedures within the Company are designed to ensure that information required to be disclosed by the Company in its SEC filings is processed, summarized and reported accurately and (ii) the effectiveness of the Company's internal control over financial reporting.

The Act and regulations promulgated thereunder by the SEC also impose additional measures to be taken by the Company's officers, directors and outside auditors and impose accelerated reporting requirements by officers and directors of the Company in connection with certain changes in their equity holdings of the Company. Implementation of and compliance with the Act and corresponding regulations has and will likely increase the Company's operating expenses.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these Financial Statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, investment in reverse mortgages, the reserve for discontinued operations, contingencies (including indemnifications), and

                                                      WSFS FINANCIAL CORPORATION

deferred taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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

The Bank, as successor to originators of reverse mortgages, is from time to time involved in disputes, arbitration or litigation with the various parties including borrowers or with the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances regarding how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage obligations.

Deferred Taxes

The Corporation accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management has assessed the Company's valuation allowances on deferred income taxes resulting from, among other things, limitations imposed by Internal Revenue Code and uncertainties, including the timing of settlement and realization of these differences.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board (FASB) issued FIN 46(R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation). The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Previously, entities were generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. Application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities commonly referred to as special purpose entities for periods ending after December 31, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. As a result of the adoption of FIN 46(R), the Corporation deconsolidated WSFS Capital Trust I in the first quarter of 2004. As a result, trust preferred borrowings increased $1.5 million.

In December 2003, the American Institute of Certified Public Accountants Accounting Standards Executive Committee (AcSEC) issued Statement of Position
(SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 is

WSFS FINANCIAL CORPORATION

effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations. SOP 03-3 does not apply to loans originated by the entity. The Corporation will adopt this statement for any pools of loans purchased after December 31, 2004.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment - An Amendment of Statements No. 123 and 95 that addresses the accounting for equity-based compensation arrangements, including employee stock options. Upon implementation of the changes proposed in this statement, entities would no longer be able to account for equity-based compensation using the intrinsic value method under Opinion No. 25. Entities would be required to measure the cost of employee services received in exchange for awards of equity instruments at the grant date of the award using a fair value based method. The comment period for this proposed statement ended on June 30, 2004. In October 2004, FASB announced that for public entities, this proposed statement would apply prospectively for reporting periods beginning after June 15, 2005 as if all equity-based compensation awards granted, modified or settled after December 15, 1994 had been accounted for using a fair value based method of accounting. While the Corporation has estimated the impact on its existing stock options outstanding, the Corporation is currently evaluating the potential impact of the proposed statement on future stock option grants. See Note 1 to the Financial Statements for the Company's disclosure of the retrospective impact of fair value accounting for stock options.

In September 2004, the Emerging Issues Task Force (EITF) issued FASB Staff Position (FSP) EITF Issue No. 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issued No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF Issue No. 03-1. The Board has directed the FASB staff to delay the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue No. 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The delay of the effective date for paragraphs 10-20 of EITF Issue No. 03-1 will be superseded concurrent with the final issuance of proposed FSP EITF Issue No. 03-1-a, Implication Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The disclosure guidance in paragraphs 21 and 22 of EITF Issue No. 03-1 remains effective. The Corporation will evaluate any potential impact of this revised proposed statement when it is available.

Market for Registrant's Common Equity and
Related Stockholder Matters

WSFS Financial Corporation's Common Stock is traded on The Nasdaq Stock MarketSM under the symbol WSFS. At December 31, 2004, the Corporation had 1,408 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

The closing market price of the common stock at December 31, 2004 was $60.00.


                                    Stock Price Range
                                    -----------------
                                    Low         High       Dividends
           ---------------------------------------------------------

           2004         4th        $49.90      $62.75       $ 0.06
                        3rd         47.80       53.75         0.06
                        2nd         45.03       51.12         0.06
                        1st         43.81       52.31         0.05
                                                            ------
                                                            $ 0.23
                                                            ======

           2003         4th        $41.61      $46.98       $ 0.05
                        3rd         38.00       45.41         0.05
                        2nd         31.25       39.19         0.05
                        1st         30.85       33.40         0.05
                                                            ------
                                                            $ 0.20
                                                            ======

                                                      WSFS FINANCIAL CORPORATION

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

Management assessed the Corporation's internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets, as of December 31, 2004. This assessment was based on criteria for effective internal control over financial reporting established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring
Organizations of the Treadway Commission. Based on this assessment, management believes, as of December 31, 2004 the Corporation maintained effective internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets.

Management is also responsible for compliance with the federal laws and regulations concerning dividend restrictions and loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

The Corporation assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2004.



Management's Report on Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934. The Corporation's internal control over financial reporting is designed to provide reasonable assurance to the Corporation's management and board of directors regarding the preparation and fair presentation of published financial statements.

Management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on this assessment, management has concluded that, as of December 31, 2004, the Corporation's internal control over financial reporting is effective based on those criteria.

Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, has been audited by KPMG LLP, the independent registered public accounting firm who also audited the Corporation's consolidated financial statements. KPMG's attestation report on management's assessment of the Corporation's internal control over financial reporting appears elsewhere in this report.

/s/ Marvin N. Schoenhals                       /s/ Stephen A. Fowle
-----------------------------------            ---------------------------------
Marvin N. Schoenhals                           Stephen A. Fowle
Chairman and President                         Executive Vice President
                                               and Chief Financial Officer

WSFS FINANCIAL CORPORATION

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that WSFS Financial Corporation (the Corporation) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audit.

 We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

 Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

 In our opinion, management's assessment that the Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in COSO. Also, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in COSO.

 We also have audited,  in accordance  with the standards of the Public  Company
 Accounting Oversight Board (United States), the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 9, 2005 expressed an unqualified opinion on those consolidated financial statements and referred to the adoption of Statement 142, "Goodwill and Other Intangible Assets," in 2002.


/s/ KPMG LLP

March 9, 2005
Philadelphia, Pennsylvania

                                                      WSFS FINANCIAL CORPORATION

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited the accompanying consolidated statement of condition of WSFS Financial Corporation and subsidiaries (the Corporation) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSFS Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have  audited,  in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States), the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 6 to the Financial Statements, the Corporation adopted Statement 142, "Goodwill and Other Intangible Assets," in 2002.



/s/ KPMG LLP

March 9, 2005
Philadelphia, Pennsylvania

WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS


Year Ended December 31,                                                           2004            2003           2002
-------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)
Interest income:
Interest and fees on loans                                                      $  78,101       $  72,001      $  72,018
Interest on mortgage-backed securities                                             20,326          14,874          7,608
Interest and dividends on investment securities                                     3,099           1,503            890
Interest on investments in reverse mortgages                                        1,847             (24)        13,092
Other interest income                                                                 737             945          1,095
-------------------------------------------------------------------------------------------------------------------------
                                                                                  104,110          89,299         94,703
-------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest on deposits                                                                9,395           8,189         12,040
Interest on Federal Home Loan Bank advances                                        23,430          19,918         18,166
Interest on federal funds purchased and securities sold under
  agreements to repurchase                                                          2,064             927            542
Interest on trust preferred borrowings                                              2,184           1,963          2,599
Interest on other borrowings                                                          173             304             87
-------------------------------------------------------------------------------------------------------------------------
                                                                                   37,246          31,301         33,434
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                66,864          57,998         61,269
Provision for loan losses                                                           3,217           2,550          2,243
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                63,647          55,448         59,026
-------------------------------------------------------------------------------------------------------------------------

Noninterest income:
Credit/debit card and ATM income                                                   12,137           9,749          8,489
Deposit service charges                                                             9,389           9,119          8,568
Investment advisory income                                                          2,262               -              -
Bank-owned life insurance income                                                    2,190               -              -
Loan fee income                                                                     2,182           2,850          3,025
Gain on sale of loans                                                                 439           1,517            443
Securities gains                                                                      249             515             23
Gain on sale of reverse mortgages                                                       -               -        101,518
Other income                                                                        3,102           2,416          1,994
-------------------------------------------------------------------------------------------------------------------------
                                                                                   31,950          26,166        124,060
-------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
Salaries, benefits and other compensation                                          30,723          26,544         25,653
Occupancy expense                                                                   4,666           4,040          3,794
Equipment expense                                                                   3,696           3,777          4,185
Data processing and operations expense                                              3,246           2,812          3,815
Professional fees                                                                   2,496           2,673          3,621
Marketing expense                                                                   2,329           1,602          1,427
Other operating expenses                                                            8,543           7,969          9,122
-------------------------------------------------------------------------------------------------------------------------
                                                                                   55,699          49,417         51,617
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest,
   taxes and cumulative effect of change in accounting principle                   39,898          32,197        131,469
Less minority interest                                                                190               -              -
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes and cumulative effect of
  change in accounting principle                                                   39,708          32,197        131,469
Income tax provision                                                               13,951          10,964         44,154
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before cumulative effect of change in
  accounting principle                                                             25,757          21,233         87,315
Cumulative effect of change in accounting principle, net of taxes                       -               -            703
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                  25,757          21,233         88,018
Income (loss) on wind-down of discontinued operations, net of taxes                   143               -         (2,766)
Income on discontinued operations of businesses held-for-sale,
  net of taxes                                                                          -               -         14,965
Gain on sale of businesses held-for-sale, net of taxes                                  -          41,789            924
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  25,900     $    63,022     $  101,141
=========================================================================================================================
                                                                                                  (Continued on next page)

                                                      WSFS FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (continued)


Year Ended December 31,                                                            2004      2003      2002
--------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)
Earnings per share:
  Basic:
     Income from continuing operations before cumulative effect of change in
        accounting principle                                                   $  $3.60     $2.73     $ 9.61
     Cumulative effect of change in accounting principle,  net of taxes               -         -       0.08
--------------------------------------------------------------------------------------------------------------
     Income from continuing operations                                             3.60      2.73       9.69
     Income (loss) on wind-down of discontinued operations, net of taxes           0.02         -      (0.30)
     Income on discontinued operations of businesses held-for-sale,
         net of taxes                                                                 -         -       1.64
     Gain on sale of businesses held-for-sale, net of taxes                           -      5.38       0.10
--------------------------------------------------------------------------------------------------------------
         Net income                                                               $3.62     $8.11     $11.13
==============================================================================================================
  Diluted:
     Income from continuing operations before cumulative effect of change in
       accounting principle                                                       $3.39     $2.58     $ 9.27
     Cumulative effect of change in accounting principle,  net of taxes               -         -       0.07
--------------------------------------------------------------------------------------------------------------
     Income from continuing operations                                             3.39      2.58       9.34
     Income (loss) on wind-down of discontinued operations, net of taxes           0.02         -      (0.30)
     Income on discontinued operations of businesses held-for-sale,
       net of taxes                                                                   -         -      1. 59
     Gain on sale of businesses held-for-sale, net of taxes                           -      5.07       0.10
--------------------------------------------------------------------------------------------------------------
         Net income                                                               $3.41     $7.65     $10.73
==============================================================================================================


The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

December 31,                                                                                      2004              2003
------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
  Assets

  Cash and due from banks                                                                       $   61,328         $   46,709
  Cash in non-owned ATMs                                                                           131,150            113,711
  Interest-bearing deposits in other banks                                                             531              1,095
  Investment securities held-to-maturity (market value: 2004-$8,286; 2003-$11,231)                   7,767             10,410
  Investment securities available-for-sale                                                          89,609            106,078
  Mortgage-backed securities held-to-maturity (market value: 2004-$4; 2003-$1,816)                       4              1,814
  Mortgage-backed securities available-for-sale                                                    512,189            517,211
  Mortgage-backed securities trading                                                                11,951             11,527
  Loans held-for-sale                                                                                3,229              1,458
  Loans, net of allowance for loan losses of $24,222 at December 31, 2004 and
    $22,386 at December 31, 2003                                                                 1,532,238          1,303,419
  Bank-owned life insurance                                                                         52,190                  -
  Stock in Federal Home Loan Bank of Pittsburgh, at cost                                            43,946             43,676
  Assets acquired through foreclosure                                                                  217                301
  Premises and equipment                                                                            22,835             13,345
  Accrued interest receivable and other assets                                                      32,684             26,849
  Loans, operating leases and other assets of discontinued operations                                1,088              9,474
------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                  $2,502,956         $2,207,077
==============================================================================================================================

  Liabilities and Stockholders' Equity

  Liabilities:

  Deposits:
    Noninterest-bearing demand                                                                  $  246,592        $   215,819
    Money market and interest-bearing demand                                                       223,621            118,151
    Savings                                                                                        289,041            316,976
    Time                                                                                           221,414            192,037
    Jumbo certificates of deposit - retail                                                          71,514             40,076
------------------------------------------------------------------------------------------------------------------------------
            Total retail deposits                                                                1,052,182            883,059
Jumbo certificates of deposit - nonretail                                                           44,903             40,274
Brokered certificates of deposit                                                                   137,877                  -
------------------------------------------------------------------------------------------------------------------------------
             Total deposits                                                                      1,234,962            923,333

  Federal funds purchased and securities sold under agreements to repurchase                       132,105            148,381
  Federal Home Loan Bank advances                                                                  837,063            843,296
  Trust preferred borrowings                                                                        51,547             50,000
  Other borrowed funds                                                                              33,441             39,381
  Accrued interest payable and other liabilities                                                    17,296             14,648
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                              2,306,414          2,019,039
==============================================================================================================================

  Commitments and contingencies (see Note 16)

  Minority Interest                                                                                    239                 46

  Stockholders' Equity:

  Serial preferred stock $.01 par value, 7,500,000 shares authorized;
    none issued and outstanding                                                                          -                  -
  Common stock $.01 par value, 20,000,000 shares authorized; issued 15,213,647
    at December 31, 2004 and 15,080,162 at December 31, 2003                                           152                151
  Capital in excess of par value                                                                    68,327             64,738
  Accumulated other comprehensive loss                                                              (3,385)            (1,748)
  Retained earnings                                                                                293,054            268,797
  Treasury stock at cost, 8,127,269 shares at December 31, 2004 and 7,758,869
    shares at December 31, 2003                                                                   (161,845)          (143,946)
------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                       196,303            187,992
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority interest and stockholders' equity                                 $2,502,956         $2,207,077
==============================================================================================================================

  The accompanying notes are an integral part of these Financial Statements.

                                                      WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS' EQUITY

                                                                              Accumulated
                                                                   Capital          Other                               Total
                                                      Common  in Excess of  Comprehensive   Retained  Treasury  Stockholders'
                                                       Stock     Par Value  (Loss) Income   Earnings     Stock         Equity
-----------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Balance, December 31, 2001                              $148      $59,079      $ 3,146      $107,950  $ (70,320)     $100,003
Comprehensive income:
     Net income                                            -            -            -       101,141          -       101,141
     Other comprehensive loss (1)                          -            -       (2,242)            -          -        (2,242)
                                                                                                                    ---------
Total comprehensive income                                                                                             98,899
                                                                                                                    ---------
Cash dividend, $0.19 per share                             -            -            -        (1,733)         -        (1,733)
Exercise of common stock options                           1          517            -             -          -           518
Treasury stock at cost, 485,100 shares (2)                 -           26            -             -    (15,208)      (15,182)
Tax benefit from exercises of common
  stock options                                            -          167            -             -          -           167
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                              $149      $59,789      $   904      $207,358  $ (85,528)     $182,672
=============================================================================================================================

Comprehensive income:
     Net income                                            -            -            -        63,022          -        63,022
     Other comprehensive loss (1)                          -            -       (2,652)            -          -        (2,652)
                                                                                                                    ---------
Total comprehensive income                                                                                             60,370
                                                                                                                    ---------
Cash dividend, $0.20 per share                             -            -            -        (1,583)         -        (1,583)
Exercise of common stock options                           2        3,054            -             -          -         3,056
Treasury stock at cost,
  1,596,600 shares (3)                                     -           93            -             -    (58,418)      (58,325)
Tax benefit from exercises of
  common stock options                                     -        1,802            -             -          -         1,802
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                              $151      $64,738      $(1,748)     $268,797  $(143,946)     $187,992
=============================================================================================================================

Comprehensive income:
     Net income                                            -            -            -        25,900          -        25,900
     Other comprehensive loss (1)                          -            -       (1,637)            -          -        (1,637)
                                                                                                                    ---------
Total comprehensive income                                                                                             24,263
                                                                                                                    ---------
Cash dividend, $0.23 per share                             -            -            -        (1,643)         -        (1,643)
Exercise of common stock options                           1        2,044            -             -          -         2,045
Treasury stock at cost, 368,400 shares (4)                 -          173            -             -    (17,899)      (17,726)
Tax benefit from exercises of common
  stock options                                            -        1,372            -             -          -         1,372
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004                              $152     $ 68,327      $(3,385)     $293,054  $(161,845)    $ 196,303
=============================================================================================================================


(1)  Other Comprehensive Income:                                                                2004         2003        2002
-----------------------------------------------------------------------------------------------------------------------------
     Net unrealized holding losses on securities
         available-for-sale arising during the period
         net of taxes (2004 - $(661), 2003 - $(1,455),
         2002 - $(1,539))                                                                   $ (1,078) $  (2,374)    $  (2,511)

     Net unrealized holding  (losses) gains arising during the
         period on derivatives used for cash flow hedge, net of
         taxes (2004 - $(218), 2003 - $22, 2002 - $(415))                                       (405)        41          (771)

     Reclassification for (gains) losses included in income,
         net of taxes (2004 - $(94), 2003 - $(196), 2002 - $637)                                (154)      (319)        1,040
-----------------------------------------------------------------------------------------------------------------------------
     Total other comprehensive (loss) income                                                $ (1,637) $  (2,652)    $  (2,242)
=============================================================================================================================

(2)      Net of reissuance of 5,000 shares.
(3)      Net of reissuance of 5,000 shares.
(4)      Net of reissuance of 5,500 shares.

The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,                                                               2004           2003           2002
--------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Operating activities:
Net income                                                                      $    25,900    $    63,022    $   101,141
Adjustments to reconcile net income to net cash provided by
 (used for)  operating activities:
     Provision for loan losses                                                        3,217          2,550          2,243
     Depreciation, accretion and amortization                                         6,022         11,562          8,891
     (Increase) decrease in accrued interest receivable and other assets             (2,831)       (10,060)         5,363
     Origination of loans held-for-sale                                             (42,647)       (73,679)    (1,946,047)
     Proceeds from sales of loans held-for-sale                                      38,223         68,338      1,857,789
     Gain on sale of loans held-for-sale                                               (205)          (751)          (443)
     Gain on sale of loans                                                             (234)          (766)             -
     Gain on sale of investments                                                       (249)          (515)           (23)
     Minority interest in net income                                                    190              -         16,731
     Increase (decrease) in accrued interest payable and other liabilities            2,648        (22,526)        26,792
     Gain on sale of reverse mortgage                                                     -              -       (101,518)
     Gain on businesses held-for-sale                                                     -        (65,689)        (1,516)
     Gain on sale of assets acquired through foreclosure                                (60)           (99)           (73)
     Increase in value of bank-owned life insurance                                  (2,190)             -              -
     Increase in capitalized interest, net                                           (2,271)          (502)       (16,184)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                                 25,513        (29,115)       (46,854)
--------------------------------------------------------------------------------------------------------------------------


Investing activities:

     Net decrease (increase) of interest-bearing deposits in other banks                564          6,381       (176,987)
     Maturities of investment securities                                              2,675            500        182,467
     Sales of investment securities available-for-sale                               25,057         21,292          1,788
     Purchases of investment securities available-for-sale                           (9,930)      (116,088)      (241,110)
     Sales of mortgage-backed securities available-for-sale                          51,634        109,502        128,316
     Sales of mortgage-backed securities held-to-maturity                                 -         14,772              -
     Repayments of mortgage-backed securities held-to-maturity                        1,813         22,809         30,747
     Repayments of mortgage-backed securities available-for-sale                    150,988        333,460        253,860
     Purchases of mortgage-backed securities available-for-sale                    (200,696)      (874,560)      (261,658)
     Purchases of mortgage-backed securities trading                                      -              -         (1,000)
     Repayments on reverse mortgages                                                  2,619          1,789         23,641
     Disbursements for reverse mortgages                                               (470)          (877)        (5,536)
     Sale of reverse mortgages                                                            -              -        127,580
     Purchase of Cypress Capital Management, LLC                                     (1,122)             -              -
     Sale of loans                                                                   13,435         47,174          5,986
     Purchase of loans                                                              (14,767)       (14,370)       (32,077)
     Purchase of bank-owned life insurance                                          (50,000)             -              -
     Sale of businesses held-for-sale                                                     -        129,283         14,332
     Net (increase) decrease in loans                                              (228,001)      (254,676)        71,767
     Net increase in loans of businesses held-for-sale                                    -              -        (83,397)
     Net (increase) decrease in stock of Federal Home Loan Bank of Pittsburgh          (270)       (21,697)         6,771
     Sales of assets acquired through foreclosure, net                                  532          1,322          1,116
     Purchase of land                                                                (2,860)             -              -
     Purchase of office building                                                     (3,507)             -              -
     Purchase of premises and equipment, net                                         (6,378)        (2,800)        (4,750)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by investing activities                               (268,684)      (596,784)        41,856
--------------------------------------------------------------------------------------------------------------------------
                                                                                                  (Continued on next page)

                                                      WSFS FINANCIAL CORPORATION


Year Ended December 31,                                                                 2004         2003         2002
--------------------------------------------------------------------------------------------------------------------------
(In Thousands)
 Financing activities:
       Net increase in demand and savings deposits                                   $ 102,368    $  68,612    $  10,733
       Net increase (decrease) in time deposits                                        202,933      (40,876)      93,768
       Net increase in federal funds purchased                                               -       50,000            -
       Net (decrease) increase in securities sold under agreements to repurchase       (16,276)      72,456      (19,075)
       Net (decrease) increase in FHLB advances                                         (6,233)     439,797     (116,500)
       Increase of other borrowing of businesses held-for-sale                               -            -       50,000
       Net decrease in obligations under capital lease                                       -            -         (199)
       Dividends paid on common stock                                                   (1,643)      (1,583)      (1,733)
       Issuance of common stock and exercise of common stock options                     3,590        4,951          711
       Purchase of treasury stock, net of reissuance                                   (17,899)     (58,418)     (15,208)
       Increase (decrease) in minority interest                                              3      (12,845)      (9,687)
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used for) financing activities                            266,843      522,094       (7,190)
--------------------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents from continuing operations      23,672     (103,805)     (12,188)
       Change in net assets from discontinued operations                                 8,386       37,922       67,899
       Cash and cash equivalents at beginning of period                                160,420      226,303      170,592
--------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of period                                    $ 192,478    $ 160,420    $ 226,303
==========================================================================================================================

  Supplemental Disclosure of Cash Flow Information:

       Cash paid for interest during the year                                        $  36,137    $  31,617    $  39,119
       Cash paid for income taxes, net                                                  10,199       63,071       21,701
       Loans transferred to assets acquired through foreclosure                            388          620        1,262
       Net change in other comprehensive income                                          1,637       (2,652)      (2,242)
       Transfer of loans held-for-sale to loans                                          2,858        8,150            -
       Deconsolidation of WSFS Capital Trust I                                           1,547            -            -
       Loans, net of allowance, of businesses held-for-sale                                  -            -      117,646
       Other assets transferred to businesses held-for-sale                                  -            -        3,810
       Other liabilities transferred to businesses held-for-sale                             -            -        7,862


  The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

WSFS Financial Corporation (Company or Corporation) is a thrift holding company organized under the laws of the State of Delaware. The Corporation's principal wholly-owned subsidiary, Wilmington Savings Fund Society, FSB (the Bank or
WSFS), is a federal savings bank organized under the laws of the United States which, at December 31, 2004, serves customers from its main office, 24 retail banking offices, loan production offices and operations centers located in Delaware and southeastern Pennsylvania.

In preparing the Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses, investment in reverse mortgages, contingencies (including indemnifications) and deferred tax assets.

Basis of Presentation

The consolidated Financial Statements include the accounts of the parent company, Montchanin Capital Management, Inc. (Montchanin) and its non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress), WSFS and its wholly-owned subsidiaries, WSFS Investment Group, Inc., WSFS Reit, Inc. and WSFS Credit Corporation (WCC), as well as not wholly-owned, but majority controlled and consolidated subsidiaries, Wilmington Finance, Inc. (WF) and CustomerOne Financial Network, Inc. (C1FN). C1FN was sold in November 2002 and WF was sold in January 2003. These subsidiaries were classified as businesses held-for-sale and the statement of operations was retroactively restated for all periods presented. See Note 3 of the Financial Statements for further discussion of Businesses Held-for-Sale. As discussed in Note 2 of the Financial Statements, the results of WCC, the Corporation's wholly-owned indirect auto financing and leasing subsidiary, are also presented as discontinued operations.

WSFS Capital Trust I is an unconsolidated affiliate of the Company and was formed in 1998 to sell Trust Preferred Securities. The Trust invested all of the proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Debentures of the Corporation. The Corporation used the proceeds from the Junior Subordinated Debentures for general corporate purposes, including the redemption of higher rate debt. WSFS Investment Group, Inc. markets various third-party insurance and securities products to Bank customers through WSFS' retail banking system. WSFS Reit, Inc. is a real estate investment trust formed in 2002 to hold qualifying real estate assets and may be used in the future as a vehicle to raise capital. Montchanin was formed in 2003 to provide asset management products and services to customers in the Bank's primary market area. In January 2004, Montchanin acquired a 60% interest in Cypress. Cypress is a Wilmington based investment advisory firm servicing high net-worth individuals and institutions.

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

                                                      WSFS FINANCIAL CORPORATION

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Management has the discretion, in certain circumstances, in determining impairment. The specific identification method is used to determine realized gains and losses on sales of investment and mortgage-backed securities. All sales are made without recourse.

Investment in Reverse Mortgages

The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting the recorded value of reverse mortgage assets include significant volatility associated with estimations and income recognition can vary significantly from reporting period to reporting period.

Loans

Loans are stated net of deferred fees and costs and unearned discounts. Loan interest income is accrued using various methods that approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans using a level yield method over the period to maturity.

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. Impaired loans include loans within the Corporation's commercial, commercial mortgage and commercial construction portfolios. The Company's policy for recognition of interest income on impaired loans is the same as for nonaccrual loans discussed below.

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

The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of each loan. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. See discussion of historical loss adjustment factors below.

WSFS FINANCIAL CORPORATION

Pooled loans are loans that are usually smaller, not-individually-graded and homogeneous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for six years which management believes approximates an average business cycle. The average loss allowance per homogeneous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions (listed below). The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, evaluated in connection with the adjustment factors, include an evaluation of the following:

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

WSFS' loan officers and risk managers meet at least quarterly to discuss and review these conditions, and also risks associated with individual problem loans. By assessing the probable estimated losses inherent in the loan portfolio management is able to adjust specific and inherent loss estimates based upon the availability of more recent information. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. The Company also gives consideration to the results of these regulatory agency examinations.

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

                                                      WSFS FINANCIAL CORPORATION

Income Taxes

The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement basis and tax basis of assets and liabilities.

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                          2004         2003          2002
----------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
Numerator:
     Income from continuing operations before cumulative effect
       of change in accounting principle                                                  $25,757      $21,233      $ 87,315
     Cumulative effect of change in accounting principle, net of taxes                         --           --           703
----------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations                                                     25,757       21,233        88,018
     Income (loss) on wind-down of discontinued operations, net of taxes                      143           --        (2,766)
     Income on discontinued operations of businesses held-for-sale,
         net of taxes                                                                          --           --        14,965
     Gain on sale of businesses held-for-sale, net of taxes                                    --       41,789           924
----------------------------------------------------------------------------------------------------------------------------
     Net income                                                                           $25,900      $63,022      $101,141
============================================================================================================================

  Denominator:
    Denominator for basic earnings per share -  weighted average shares                     7,158        7,774         9,086
    Effect of dilutive employee stock options                                                 435          464           336
----------------------------------------------------------------------------------------------------------------------------
    Denominator for diluted earnings per share -adjusted weighted average
      shares and assumed exercise                                                           7,593        8,238         9,422
============================================================================================================================

Earnings per share:
    Basic:
     Income from continuing operations before cumulative effect
       of change in accounting principle                                                    $3.60        $2.73        $ 9.61
     Cumulative effect of change in accounting principle, net of taxes                         --           --          0.08
----------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations                                                       3.60         2.73          9.69
     Income (loss) on wind-down of discontinued operations, net of taxes                     0.02           --         (0.30)
     Income on discontinued operations of businesses held-for-sale,
         net of taxes                                                                          --           --          1.64
     Gain on sale of businesses held-for-sale, net of taxes                                    --         5.38          0.10
----------------------------------------------------------------------------------------------------------------------------
     Net income                                                                             $3.62        $8.11        $11.13
============================================================================================================================

    Diluted:
     Income from continuing operations before cumulative effect
       of change in accounting principle                                                    $3.39        $2.58        $ 9.27
     Cumulative effect of change in accounting principle, net of taxes                         --           --          0.07
----------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations                                                       3.39         2.58          9.34
     Income (loss) on wind-down of discontinued operations, net of taxes                     0.02           --         (0.30)
     Income on discontinued operations of businesses held-for-sale,
         net of taxes                                                                          --           --          1.59
     Gain on sale of businesses held-for-sale, net of taxes                                    --         5.07          0.10
----------------------------------------------------------------------------------------------------------------------------
     Net income                                                                             $3.41        $7.65        $10.73
============================================================================================================================

     Outstanding common stock equivalents having no dilutive effect, in thousands               4            4             4


WSFS FINANCIAL CORPORATION

Stock Options

At December 31, 2004, the Corporation had two stock-based employee compensation plans that are described more fully in Note 15 to the Financial Statements. The Corporation accounts for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had the Company applied the fair value recognition provision of the Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Effective July 1, 2005 the Corporation will implement SFAS 123 (revised 2004), Share-Based-Payment An Amendment of Statements No. 123 and 95. Because this implementation will occur in the second half of 2005, the impact to the Corporation's Consolidated Statement of Operations on existing options is expected to be approximately $300,000.

                                                                                                  2004       2003          2002
---------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
Income from continuing operations, as reported                                                  $25,757    $21,233    $   88,018
Less:  Total stock-based employee compensation expense determined
           under fair value based methods for all awards, net of related tax effects               (590)      (708)         (720)
---------------------------------------------------------------------------------------------------------------------------------
Pro forma income from continuing operations                                                     $25,167    $20,525    $   87,298
=================================================================================================================================

Earnings per share:
   Basic:
      Income from continuing operations                                                         $  3.60    $  2.73    $     9.69
      Less: Total stock-based employee compensation expense determined
         under fair value based methods for all awards, net of related tax effects .              (0.08)     (0.09)        (0.08)
---------------------------------------------------------------------------------------------------------------------------------
      Pro forma income from continuing operations                                               $  3.52    $  2.64    $     9.61
=================================================================================================================================

   Diluted:
      Income from continuing operations                                                         $  3.39    $  2.58    $     9.34
      Less: Total stock-based employee compensation expense determined
         under fair value based methods for all awards, net of related tax effects .              (0.08)     (0.09)        (0.08)
---------------------------------------------------------------------------------------------------------------------------------
      Pro forma income from continuing operations                                               $  3.31    $  2.49    $     9.26
=================================================================================================================================

2.       DISCONTINUED OPERATIONS OF A BUSINESS SEGMENT
--------------------------------------------------------------------------------

In December 2000, the Board of Directors approved management's plans to discontinue the operations of WCC. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to 52 lease contracts and 223 loan contracts at December 31, 2004. WCC no longer accepts new applications but will continue to service existing loans and leases until their maturities.

In accordance with APB 30, Reporting the Results of Operations-Reporting the Effects of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and Related Interpretations, which was the authoritative literature in 2000, accounting for discontinued operations of a business segment at that time required that the Company forecast operating results over the wind-down period and accrue any expected net losses. The historic results of WCC's operations, the accrual of expected losses to be incurred over the wind-down period, and the future reported results of WCC are required to be treated as Discontinued Operations of a Business Segment, and shown in summary form separately from the Company's results of continuing operations in reported results of the Corporation.

In 2000, a $6.2 million pretax reserve was established to absorb expected future losses, primarily related to residual value losses on leases. Consequently, the Corporation recognized an after tax charge of $2.2 million, net of $4.0 million in tax benefits related to net operating loss carryforwards, for the expected loss over the projected wind-down period.

                                                      WSFS FINANCIAL CORPORATION

During 2002 and 2001, because of the heavy incenting of new car purchases by manufacturers and other factors, both used car prices and WSFS' exposure to residual values on its outstanding leases continued to deteriorate. As a result, management recorded additional provisions for residual losses of $2.0 million in 2002 and $3.1 million in 2001. At December 31, 2004 the Corporation reviewed the remaining used car residual values and determined that its exposure was significantly reduced. As a result, as of December 31, 2004, the Corporation reduced its reserve for discontinued operations by $143,000, net of taxes. At December 31, 2004, there were $749,000 in indirect loans and $516,000 in indirect leases, net, still outstanding. At December 31, 2004, WSFS had exposure to $625,000 in remaining used car residuals, for which it estimates a loss of $99,000. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the Financial Statements, the loss on the wind-down of discontinued operations, net of tax, was zero in 2004 and 2003. Based on the remaining maturities of leases, management has determined that its residual exposure is negligible.

The following table depicts loans, operating leases and other assets of discontinued operations at December 31, 2004 and 2003:


At December 31,                                                                             2004       2003
--------------------------------------------------------------------------------------------------------------
(In Thousands)
Vehicles under operating leases, net                                                     $   516      $ 6,542
Loans, net                                                                                   639        2,359
Other non-cash assets                                                                        (67)         573
--------------------------------------------------------------------------------------------------------------
  Loans, operating leases and other assets of
  discontinued operations, net                                                           $ 1,088      $ 9,474
==============================================================================================================


The following table depicts the net income (loss) from discontinued operations for the years ended December 31, 2004, 2003 and 2002:

Year Ended December 31,                                                           2004       2003       2002
--------------------------------------------------------------------------------------------------------------
(In Thousands)
Interest income                                                                $   140    $   422    $   974
Allocated interest expense (1)                                                     161        987      2,470
--------------------------------------------------------------------------------------------------------------
Net interest expense                                                               (21)      (565)    (1,496)

Loan and lease servicing fee income                                                237        292        379
Rental income on operating leases, net                                             377       (529)     2,229
Other income                                                                        (2)         2          7
--------------------------------------------------------------------------------------------------------------
  Net revenues                                                                     591       (800)     1,119

Noninterest expenses                                                               352        557      1,234
--------------------------------------------------------------------------------------------------------------

Income (loss) before taxes                                                         239     (1,357)      (115)
Credit (charge) to the reserve for discontinued operations                        (239)     1,357        115
Income tax provision                                                                --         --         --
--------------------------------------------------------------------------------------------------------------

Income from discontinued operations                                            $    --    $    --    $    --
Income (loss) on wind-down of discontinued operations, net of taxes                143         --     (2,766)
--------------------------------------------------------------------------------------------------------------
  Total                                                                        $   143    $    --    $(2,766)
==============================================================================================================

(1) The allocated interest expense for 2004, 2003 and 2002 is based on a direct matched-maturity funding of the net non-cash assets of discontinued operations. The average funding rate for 2004, 2003 and 2002 was 3.40%, 3.51% and 2.87%, respectively, on average net assets of $4.7 million, $28.1 million and $86.0 million, respectively.

WSFS FINANCIAL CORPORATION

3.   BUSINESSES HELD-FOR-SALE
--------------------------------------------------------------------------------

In September 2002, WSFS sold its United Asian Bank Division (UAB). The sale resulted in an after tax gain of $737,000, and included $8.6 million in deposits and $15.8 million in loans in addition to branch fixed assets and the lease obligations.

In November 2002, the Corporation completed the sale of C1FN and related interests in its Everbank Division. Everbank was started with C1FN in 1999 as a joint initiative in Internet and branchless banking. Consistent with the manner in which the segment was managed and operated, information in this report labeled "C1FN" generally represents the pro forma combined results of C1FN and WSFS' Everbank Division (the C1FN/Everbank segment). The sale included total assets of $342.8 million and deposits of $340.1 million. WSFS recorded an after tax gain at the time of $187,000 on this sale.

Under a provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. WSFS' portion of these escrow amounts totaled approximately $786,000. These amounts were not recognized by WSFS in 2002, as their receipt was not assured beyond a reasonable doubt. During 2003, WSFS received the entire amount held in escrow. As a result, the Company recorded the $786,000 ($517,000 after taxes) as a gain on the sale of businesses held-for-sale. All indemnifications provided by WSFS in the sale of C1FN/Everbank expired in 2004 with no claims being made.

Also in November 2002, WSFS signed a definitive agreement for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc. (WF). The sale was completed in January 2003 and WSFS recognized an after tax gain on the sale of $41.3 million or $5.01 per diluted share. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale. Under a provision of the agreement between the sellers and buyers, certain sale consideration was withheld in a separate escrow account pending the resolution of certain events. During 2003, WSFS received the entire amount held in escrow. As a result in 2003, the Company recorded $325,000 ($208,000 after taxes) as a gain on sale of businesses held-for-sale which is included in the total recorded gain on sale of $41.3 million.

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

                                                      WSFS FINANCIAL CORPORATION

The following tables present the net income from businesses held-for-sale for the year ended December 31, 2002. No activity was recorded during 2003 or 2004 other than the above referenced gains on sales of WF and C1FN.


For the Year Ended December 31, 2002            WF(1)      C1FN       UAB        Total
---------------------------------------------------------------------------------------
(In Thousands)
Net interest income                         $  6,835   $  3,738    $    863    $ 11,436
Provision for loan losses                         --        154          57         211
---------------------------------------------------------------------------------------
Net interest income after provision            6,835      3,584         806      11,225
Noninterest income                            74,163      5,797          51      80,011
---------------------------------------------------------------------------------------
Total revenues                                80,998      9,381         857      91,236
Noninterest expenses                          40,113     10,842       1,059      52,014
---------------------------------------------------------------------------------------

Income before taxes and minority interest     40,885     (1,461)       (202)     39,222
Minority interest                             20,111     (3,380)         --      16,731
---------------------------------------------------------------------------------------
Income before taxes                           20,774      1,919        (202)     22,491
Provision for income taxes                     7,997       (391)        (80)      7,526
---------------------------------------------------------------------------------------

Income from businesses held-for-sale        $ 12,777   $  2,310    $   (122)   $ 14,965
---------------------------------------------------------------------------------------
Gain on sale of businesses held-for-sale         N/A   $    187    $    737    $    924
=======================================================================================

(1) Includes $2.6 million in interest expense allocated to fund the average net assets of $97.0 million of businesses held-for-sale. The rate of 2.68% is based on the weighted average rate on other borrowed funds which approximates the marginal funding rate for this niche business.

4.  INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The following tables detail the amortized cost and the estimated fair value of the Corporation's investment securities:


                                                            Gross       Gross
                                          Amortized    Unrealized  Unrealized       Fair
                                               Cost         Gains      Losses      Value
-----------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale securities:
    December 31, 2004:
       Reverse mortgages (1)              $    (109)   $      --   $      --   $    (109)
       U.S. Government and agencies          90,730           --       1,012      89,718
-----------------------------------------------------------------------------------------
                                          $  90,621    $      --   $   1,012   $  89,609
=========================================================================================

    December 31, 2003:
       Reverse mortgages (1)              $     193    $      --   $      --   $     193
       U.S. Government and agencies         105,761          256         132     105,885
-----------------------------------------------------------------------------------------
                                          $ 105,954    $     256   $     132   $ 106,078
=========================================================================================

Held-to-maturity:

    December 31, 2004:
       Corporate bonds                    $     310    $      13   $      --   $     323
       State and political subdivisions       7,457          507           1       7,963
-----------------------------------------------------------------------------------------
                                          $   7,767    $     520   $       1   $   8,286
=========================================================================================

    December 31, 2003:
       Corporate bonds                    $     310    $      26   $      --   $     336
       State and political subdivisions      10,100          806          11      10,895
-----------------------------------------------------------------------------------------
                                          $  10,410    $     832   $      11   $  11,231
=========================================================================================

(1) See Note 6 of the Financial Statements for a further discussion of Reverse Mortgages.

WSFS FINANCIAL CORPORATION

Securities with book values aggregating $95.5 million at December 31, 2004 were specifically pledged as collateral for WSFS' Treasury Tax and Loan account with the Federal Reserve Bank, securities sold under agreement to repurchase and certain municipal deposits which require collateral. Accrued interest receivable relating to investment securities was $728,000 and $956,000 at December 31, 2004 and 2003, respectively.

The  scheduled   maturities  of  investment   securities   held-to-maturity  and
securities available-for-sale at December 31, 2004 were as follows:


                                      Held-to-Maturity      Available-for-Sale
                                      ----------------      ------------------
                                    Amortized       Fair    Amortized    Fair
                                         Cost      Value         Cost    Value
--------------------------------------------------------------------------------
(In Thousands)

Within one year (1)                    $ 2,555   $ 2,630     $ 3,889   $ 3,863
After one year but within five years     2,099     2,303      86,732    85,746
After five but within ten years          1,452     1,677          --        --
After ten years                          1,661     1,676          --        --
--------------------------------------------------------------------------------
                                       $ 7,767   $ 8,286     $90,621   $89,609
================================================================================

(1) Reverse mortgages do not have contractual maturities. The Corporation has included reverse mortgages in maturities within one year.


During 2004, proceeds from the sale of investment securities classified as available-for-sale were $25.0 million, with a gain of $1,000 realized on the sales. Municipal bonds totaling $2.7 million were called by the issuers. Proceeds from the sale of investments during 2003 and 2002 were $21.2 million and $1.8 million, respectively. There was a net gain of $200,000 realized on sales in 2003 and $15,000 net loss realized in 2002. The cost basis for all investment security sales was based on the specific identification method. There were no sales of investment securities classified as held-to-maturity.

At December 31, 2004, the Company owned investment securities totaling $90.0 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $1.0 million at December 31, 2004. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Only one security amounting to $2.0 million has been impaired for 12 months or longer. The Corporation has determined that this security is not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                              Less than 12 months    12 months or longer        Total
-------------------------------------------------------------------------------------------------------------
                                                Fair   Unrealized     Fair   Unrealized     Fair   Unrealized
                                               Value         Loss    Value         Loss    Value         Loss
-------------------------------------------------------------------------------------------------------------
(In Thousands)
Held-to-maturity
  State and political subdivisions            $   236   $     1   $    --     $    --    $   236     $     1

Available-for-sale
  U.S. Government and agencies                 87,740       975     1,978          37     89,718       1,012
-------------------------------------------------------------------------------------------------------------
     Total temporarily impaired investments   $87,976   $   976   $ 1,978     $    37    $89,954     $ 1,013
=============================================================================================================

                                                      WSFS FINANCIAL CORPORATION

5.  MORTGAGE-BACKED SECURITIES
--------------------------------------------------------------------------------

The following tables detail the amortized cost and the estimated fair value of the Corporation's mortgage-backed securities:

                                                           Gross      Gross
                                           Amortized  Unrealized Unrealized       Fair
                                                Cost       Gains     Losses      Value
---------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale securities:
December 31, 2004:
    Collateralized mortgage obligations     $402,513    $  1,319   $  2,601   $401,231
    FNMA                                      59,774          --      1,124     58,650
    FHLMC                                     34,731          --        943     33,788
    GNMA                                      18,408         165         53     18,520
---------------------------------------------------------------------------------------
                                            $515,426    $  1,484   $  4,721   $512,189
=======================================================================================
      Weighted average yield                    4.27%

December 31, 2003:
    Collateralized mortgage obligations     $390,529    $  2,400   $  2,462   $390,467
    FNMA                                      71,597          63      1,315     70,345
    FHLMC                                     39,129          --      1,193     37,936
    GNMA                                      18,341         122         --     18,463
---------------------------------------------------------------------------------------
                                            $519,596    $  2,585   $  4,970   $517,211
=======================================================================================
    Weighted average yield                      4.19%

Held-to-maturity securities:

December 31, 2004:
    FHLMC                                   $      4    $     --   $     --   $      4
---------------------------------------------------------------------------------------
                                            $      4    $     --   $     --   $      4
=======================================================================================
    Weighted average yield                      6.06%

December 31, 2003:
    Collateralized mortgage obligations     $  1,785    $      1   $     --   $  1,786
    FNMA                                          --          --         --         --
    FHLMC                                         29           1         --         30
---------------------------------------------------------------------------------------
                                            $  1,814    $      2   $     --   $  1,816
=======================================================================================
    Weighted average yield                      6.18%

Trading securities:

December 31, 2004:
    Collateralized mortgage obligations     $ 11,951    $     --   $     --   $ 11,951
---------------------------------------------------------------------------------------
                                            $ 11,951    $     --   $     --   $ 11,951
=======================================================================================
    Weighted average yield                      5.32%

December 31, 2003:
    Collateralized mortgage obligations     $ 11,527    $     --   $     --   $ 11,527
---------------------------------------------------------------------------------------
                                            $ 11,527    $     --   $     --   $ 11,527
=======================================================================================
    Weighted average yield                      4.14%

WSFS FINANCIAL CORPORATION

At December 31, 2004, mortgage-backed securities with book values aggregating $367.6 million were pledged as collateral for retail customer repurchase agreements, municipal deposits and Federal Home Loan Bank advances. Accrued interest receivable relating to mortgage-backed securities was $1.9 million and $2.0 million at December 31, 2004 and 2003, respectively. Proceeds from the sale of mortgage-backed securities available-for-sale were $51.4 million in 2004, resulting in a gain of $248,000. In 2003, proceeds from the sale of mortgage-backed securities classified as available-for-sale were $109.5 million resulting in a loss of $109,000. Also in 2003, proceeds from the sale of mortgage-backed securities classified as held-to-maturity (HTM) were $14.8 million resulting in a gain of $424,000. This sale was considered an effective maturity consistent with guidance promulgated under SFAS 115. The cost basis of all mortgage-backed securities sales are based on specific identification method.

The Corporation owns $11.95 million of SASCO RM-1 2002 securities, including accrued interest, classified as "trading." $10.0 million was received as partial consideration for the sale of the reverse mortgage portfolio, while an additional $1.0 million was purchased at par at the time of the securitization. These floating rate notes represent the BBB traunche of the reverse mortgage securitization underwritten by Lehman Brothers and carry a coupon rate of one-month London InterBank Offered Rate (LIBOR) plus 300 basis points. For a further discussion of reverse mortgages, see the Reverse Mortgages discussion in Management's Discussion and Analysis and Note 6 to the Financial Statements.

At the time of the acquisition of these SASCO RM-1 2002 securities it was the Corporation's intent to sell these securities in the near term. Therefore, based on rules promulgated under SFAS 115, the securities were classified as "trading." An active market for these securities has not developed since the issuance, but it continues to be the intent of the Corporation to sell these securities if and when an active market develops. Since there is no active market for these securities, the Corporation has used the guidance under SFAS 115 to provide a reasonable estimate of fair value. The Corporation utilized matrix pricing and a fundamental analysis of the actual cash flows of the underlying reverse mortgages to estimate a reasonable fair value as of December 31, 2004. The Corporation also obtained a fair value estimate from an independent securities dealer.

At December 31, 2004, the Company owned mortgage-backed securities totaling $331.5 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $4.7 million at December 31, 2004. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Some of these securities have been impaired for twelve months or longer. The Corporation has determined that these securities are not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                        Less than 12 months  12 months or longer          Total
                                        -------------------  -------------------    -----------------
                                          Fair Unrealized       Fair Unrealized       Fair Unrealized
                                         Value       Loss      Value       Loss      Value       Loss
------------------------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale
   CMO                                $211,894   $  1,836   $ 22,781   $    765   $234,675   $  2,601
   FNMA                                 19,472        186     39,179        938     58,651      1,124
   FHLMC                                    --         --     33,788        943     33,788        943
   GNMA                                  4,346         53         --         --      4,346         53
------------------------------------------------------------------------------------------------------
     Total temporarily impaired MBS   $235,712   $  2,075   $ 95,748   $  2,646   $331,460   $  4,721
======================================================================================================

6.  REVERSE MORTGAGES AND RELATED ASSETS
--------------------------------------------------------------------------------

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

In 1993, the Corporation acquired a pool of reverse mortgages from the Federal Deposit Insurance Corporation (FDIC) and another lender. In 1994, the Corporation purchased Providential Home Income Plan, Inc., a California-based reverse mortgage lender, for approximately $24.4 million. Providential's assets at acquisition primarily consisted of cash and its investment in reverse mortgages.

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

                                                      WSFS FINANCIAL CORPORATION

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

The Corporation accounted for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. Prior to the sale of substantially all of the portfolio in 2002, in computing the effective yield, the Corporation projected the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral values of the residence. At each reporting date, a new economic forecast was made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool was recomputed, and income was adjusted retroactively and prospectively to reflect the revised rate of return. After the sale of substantially all of the portfolio in 2002, the future cash flows on the remaining reverse mortgages were discounted at the market rate for similar collateral. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets included significant risk associated with estimations, and income varied significantly from reporting period to reporting period. For the year ended December 31, 2004, the Corporation earned $1.8 million in interest income on reverse mortgages compared to $(24,000) in 2003 and $13.1 million in 2002. The yield on the portfolio was 4,329% in 2004, compared to (3.64)% in 2003 and 49.73% in 2002. The negative yield in 2003 was a result of the quasi-market-value based accounting on the participation in the remaining reverse mortgages that were not part of the previously mentioned sale.

On November 22, 2002, substantially all of WSFS' $33 million reverse mortgage portfolio was sold, effective October 1, 2002, for a pretax gain of $101.5 million. The Corporation received $128 million in cash, $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of the Class "O" Certificates issued in connection with mortgage-backed security SASCO RM-1 2002. These mortgage-backed securities were part of a larger issuance of securities backed, in part, by the sold reverse mortgages. Since this was the sale of a financial asset, results are shown in continuing operations in the accompanying Financial Statements, in accordance with U.S. generally accepted accounting principles. The Corporation has retained the servicing of these sold reverse mortgages and receives $35 per loan per month, or $195,000 in 2004 and $244,000 for 2003. Since servicing fees approximate the cost to service these loans, no excess servicing rights were recorded as they were deemed immaterial. Included in the net gain on sale of reverse mortgages in 2002 are amounts for transaction costs and other estimates of costs of future obligations, including an estimated future payment due to a participant in the value received for certain of the sold reverse mortgages, under a pre-existing agreement. On December 31, 2003, the Company entered into a settlement agreement in which the Company agreed to pay a final settlement of $2.5 million for all amounts, current and future, due to that participant under the pre-existing agreement. The Corporation's remaining investment in reverse mortgages of $(109,000) at December 31, 2004 represents a participation in reverse mortgages with a third party and was not part of the previously mentioned sale. This amount is included in investment securities available-for-sale on the statement of condition. As noted above, the projected cash flows are influenced by assumptions about life expectancy and the changes in future collateral values. Projection in the changes in future collateral values is the most significant factor impacting the volatility of future cash flows. The balance of the investment in reverse mortgages was $193,000 at December 31, 2003.

As noted above, the Corporation received $128 million in cash, $10 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of the Class "O" Certificates issued in connection with mortgage-backed security SASCO RM-1 2002. The securitizer retained 100% of the Class "O" Certificates from the securitization. The Class "O" Certificates have no priority over other classes of Certificates under the Trust. No distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates (in up to five separate increments) for an aggregate purchase price of $1 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates do not meet the definition of a derivative under SFAS 133, Accounting for Derivative and Hedging Activities.

Since these Certificates are unseasoned long-term interests in only the second-ever securitization of reverse mortgages in the United States, there is no active market for the securities, nor are there other comparable securities that can be used as a basis for valuation. Therefore, in order to value the option under SFAS 115, the Company calculated the net present value of the expected cash flows for these Certificates and compared the estimate to the option price of $1 million. For the years ended 2004 and 2003, the expected cash flows were determined using relevant assumptions (including but not limited to, housing values, home price appreciation, mortality, mobility and interest rates) that the Company considered appropriate based on its analysis and its experience of owning reverse

WSFS FINANCIAL CORPORATION

mortgages. The rate used to discount the expected cash flows was the Bank of America High Yield Nonrated Index, as it is believed to be the most appropriate available independently published index that would most closely match the rate of return required on the long-term uncertain cash flows of a Class "O" Certificate interest. Applying this method resulted in expected values of $784,156 and $448,579 at December 31, 2004 and December 31, 2003, respectively, for outright ownership of 49.9% of the Class "O" Certificates. Both values were significantly less than the option exercise price of $1 million, therefore a zero valuation was recorded at each reporting date. As the securitization matures, expected cash flows and the discount rate are regularly evaluated and the valuation adjusted, if appropriate.

7.  LOANS
--------------------------------------------------------------------------------

The following tables detail the Corporation's loan portfolio:

December 31,                                        2004           2003
--------------------------------------------------------------------------------
(In Thousands)
Real estate mortgage loans:
     Residential (1-4 family)                  $   439,774   $   456,943
     Other                                         433,947       343,270
Real estate construction loans                     137,395        64,406
Commercial loans                                   370,660       293,807
Consumer loans                                     210,959       186,133
--------------------------------------------------------------------------------
                                                 1,592,735     1,344,559
Less:
     Loans in process                               36,359        19,175
     Deferred fees                                     (84)         (421)
     Allowance for loan losses                      24,222        22,386
--------------------------------------------------------------------------------
        Net loans                               $1,532,238    $1,303,419
================================================================================


The Corporation had impaired loans of approximately $4.4 million at December 31, 2004 compared to $5.2 million at December 31, 2003. The average recorded balance of impaired loans was $4.8 million and $6.1 million during 2004 and 2003, respectively. The allowance for losses on impaired loans was $750,000 at December 31, 2004, as compared to $516,000 at December 31, 2003. There was no interest income recognized on impaired loans.

The total amount of loans serviced for others were $245.5 million, $244.7 million and $234.1 million at December 31, 2004, 2003 and 2002, respectively. The corporation received fees from the servicing of loans of $800,000, $831,000 and $705,000 during 2004, 2003 and 2002, respectively. These fees approximated the Corporation's costs associated with the servicing of loans and as a result no mortgage servicing asset or liability was recorded at December 31, 2004 and 2003.

Accrued interest receivable on loans outstanding was $5.7 million and $4.8 million at December 31, 2004 and 2003, respectively.

Nonaccruing loans aggregated $4.4 million, $5.2 million and $6.5 million at December 31, 2004, 2003 and 2002, respectively. If interest on all such loans had been recorded in accordance with contractual terms, net interest income would have increased by $150,000 in 2004, $218,000 in 2003 and $599,000 in 2002.

A summary of changes in the allowance for loan losses follows:

Year Ended December 31,                                        2004        2003        2002
--------------------------------------------------------------------------------------------
(In Thousands)
Beginning balance                                           $ 22,386    $ 21,452    $ 21,597
     Provision for loan losses                                 3,217       2,550       2,243
     Provision for loan losses - businesses held-for-sale         --          --         211
     Sale of business held-for-sale                               --          --        (269)
     Loans charged-off                                        (1,843)     (2,016)     (3,504)
     Recoveries                                                  462         400       1,174
--------------------------------------------------------------------------------------------
Ending balance                                              $ 24,222    $ 22,386    $ 21,452
============================================================================================

                                                      WSFS FINANCIAL CORPORATION

8.  ASSETS ACQUIRED THROUGH FORECLOSURE
--------------------------------------------------------------------------------

     Assets acquired through foreclosure are summarized as follows:

December 31,                                                     2004    2003
--------------------------------------------------------------------------------
(In Thousands)
Real estate                                                      $217    $301
Less allowance for losses                                          --      --
--------------------------------------------------------------------------------
Ending balance                                                   $217    $301
================================================================================

9.  PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Land, office buildings, leasehold improvements, furniture and equipment and renovations-in-process, at cost, are summarized by major classifications:


December 31,                                                     2004      2003
--------------------------------------------------------------------------------
(In Thousands)
Land                                                           $ 3,946   $ 1,086
Buildings                                                       12,224     8,614
Leasehold improvements                                          11,878     8,106
Furniture and equipment                                         22,082    19,683
Renovations-in-process                                              --       386
--------------------------------------------------------------------------------
                                                                50,130    37,875
Less:
Accumulated depreciation                                        27,295    24,530
--------------------------------------------------------------------------------
                                                               $22,835   $13,345
================================================================================

The Corporation occupies certain premises and operates certain equipment under noncancelable leases with terms ranging from 1 to 25 years. These leases are accounted for as operating leases. Accordingly, lease costs are expensed as incurred. Rent expense was $2.3 million in 2004, $1.8 million in 2003, and $2.0 million in 2002. Future minimum payments under these leases at December 31, 2004 are as follows:



(In Thousands)
2005                                                                     $ 2,162
2006                                                                       2,036
2007                                                                       1,598
2008                                                                       1,177
2009                                                                         755
Thereafter                                                                 5,276
--------------------------------------------------------------------------------
       Total future minimum lease payments                               $13,004
================================================================================

WSFS FINANCIAL CORPORATION

10.  DEPOSITS
--------------------------------------------------------------------------------

The following is a summary of deposits by category, including a summary of the remaining time to maturity for time deposits:

December 31,                                                  2004         2003
--------------------------------------------------------------------------------
(In Thousands)
Money market and demand:
    Noninterest-bearing demand                           $  246,592   $  215,819
    Money market and interest-bearing demand                223,621      118,151
--------------------------------------------------------------------------------
       Total money market and demand                        470,213      333,970
--------------------------------------------------------------------------------

Savings                                                     289,041      316,976
--------------------------------------------------------------------------------

Retail certificates of deposits by maturity:
    Less than one year                                      109,664      134,114
    One year to two years                                    97,569       47,582
    Two years to three years                                  9,517        5,314
    Three years to four years                                 2,573        2,086
    Over four years                                           2,091        2,941
--------------------------------------------------------------------------------
       Total retail time certificates                       221,414      192,037
--------------------------------------------------------------------------------

Jumbo certificates of deposit-retail, by maturity:
    Less than one year                                       23,118       30,518
    One year to two years                                    47,532        8,773
    Two years to three years                                    301          480
    Three years to four years                                   415           --
    Over four years                                             148          305
--------------------------------------------------------------------------------
      Total jumbo certificates of deposit-retail             71,514       40,076
--------------------------------------------------------------------------------
Subtotal retail deposits                                  1,052,182      883,059
--------------------------------------------------------------------------------

Jumbo certificates of deposit non-retail, by maturity:
    Less than one year                                       43,246       39,024
    One year to two years                                        --           --
    Two years to three years                                  1,250           --
    Three years to four years                                    --        1,250
    Over four years                                             407           --
--------------------------------------------------------------------------------
       Total jumbo time certificates, non-retail             44,903       40,274
--------------------------------------------------------------------------------

Brokered certificates of deposit less than one year         137,877           --
--------------------------------------------------------------------------------

Total deposits                                           $1,234,962   $  923,333
================================================================================

                                                      WSFS FINANCIAL CORPORATION

Interest expense, restated for continuing operations, by category follows:


Year Ended December 31,                          2004         2003         2002
--------------------------------------------------------------------------------
(In Thousands)
Money market and interest-bearing demand      $   858      $   315      $   430
Savings                                         1,257        1,627        2,914
Retail time deposits                            5,002        5,785        8,267
--------------------------------------------------------------------------------
      Total retail interest expense             7,117        7,727       11,611
--------------------------------------------------------------------------------

Jumbo certificates of deposit-non-retail          768          462          419
Brokered certificates of deposit                1,510           --           10
--------------------------------------------------------------------------------
      Total interest expense on deposits      $ 9,395      $ 8,189      $12,040
================================================================================

11.  BORROWED FUNDS
--------------------------------------------------------------------------------

The following is a summary of borrowed funds by type:

                                                                          Maximum
                                                                           Amount                     Weighted
                                                                      Outstanding         Average      Average
                                                          Weighted       at Month          Amount     Interest
                                               Balance at  Average            End     Outstanding         Rate
                                                 End of   Interest     During the      During the   During the
                                                 Period       Rate         Period          Period       Period
---------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
2004
----
FHLB advances                                  $837,063      2.90%       $915,181      $859,742       2.70%
Trust preferred borrowings                       51,547      4.90          51,547        51,162       4.20
Federal funds purchased and securities
  sold under agreements to repurchase           132,105      2.33         158,195       145,321       1.42
Other borrowed funds                             33,441      0.65          39,317        36,013       0.48

2003
----
FHLB advances                                  $843,296      2.61%       $843,296      $678,680       3.04%
Trust preferred borrowings                       50,000      3.67          50,000        50,000       3.87
Federal funds purchased and securities
  sold under agreements to repurchase           148,381      1.08         158,645        80,152       1.17
Other borrowed funds                             39,381      0.40          48,087        42,307       0.72

Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank (FHLB) of Pittsburgh with rates ranging from 1.77% to 5.45% at December 31, 2004 are due as follows:

                                                                      Weighted
                                                                       Average
                                                              Amount      Rate
--------------------------------------------------------------------------------
(Dollars in Thousands)
2005                                                        $479,000      2.08%
2006                                                         100,000      2.24
2007                                                          70,000      2.67
2008                                                          50,000      5.43
2009 - 2013                                                  138,063      4.58
--------------------------------------------------------------------
                                                            $837,063
====================================================================

WSFS FINANCIAL CORPORATION

Four advances are outstanding at December 31, 2004 totaling $145.0 million, with a weighted average rate of 4.96% maturing in 2008 and beyond. They are convertible on a quarterly basis (at the discretion of the FHLB) to a variable rate advance based upon the three-month LIBOR rate, after an initial fixed term. WSFS has the option to prepay these four advances at predetermined times or rates. Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, qualifying fixed-income securities, FHLB stock and an interest-bearing demand deposit account with the FHLB.

As a member of the FHLB of Pittsburgh, WSFS is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to 5% of its advances (borrowings) from the FHLB of Pittsburgh, plus 0.7% of the unused borrowing capacity. WSFS was in compliance with this requirement with a stock investment in FHLB of Pittsburgh of $43.9 million at December 31, 2004.

Trust Preferred Borrowings

On November 20, 1998, the Corporation's unconsolidated affiliate, WSFS Capital Trust I, issued $51.5 million of Trust Preferred Securities, due on December 1, 2028, pursuant to a shelf registration under the Securities Act of 1933. These securities were issued at a floating rate of 250 basis points over the three-month LIBOR, repricing quarterly.

WSFS Capital Trust I, a Delaware statutory trust, invested the proceeds in junior subordinated debentures issued by the Corporation. The net proceeds from the sale of Trust Preferred Securities were used primarily as replacement financing for the early retirement of other Corporation debt. The Corporation benefits from reduced long-term financing costs and the flexibility of additional Bank regulatory capital.

At the same time, the Corporation also entered into an agreement to limit the interest rate exposure in the Trust Preferred Securities by purchasing an interest rate cap, which provides a ceiling on three-month LIBOR of 6.00% for the first ten years (expires December 2008). This limits the net interest rate coupon (or cash paid) on the Trust Preferred Securities to no more than 8.50% through the first ten years. The cost of this interest rate cap was $2.4 million, which, prior to the adoption of SFAS 133, was to be amortized as a yield adjustment over the ten-year period. On January 1, 2000, the Corporation adopted SFAS 133 which changed the accounting treatment of the cap. See Note 20 to the Financial Statements for a further discussion. The effective accounting rate of the Trust Preferred Securities including amortization of transactional costs was 4.90% and 3.67% at December 31, 2004 and 2003, respectively. The Corporation did not receive any payments from the cap in 2002, 2003 or 2004.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

During 2004, WSFS purchased federal funds as a short-term funding source. At December 31, 2004, WSFS had purchased $50.0 million in federal funds at a rate of 2.31%. At December 31, 2003, WSFS had $50.0 million federal funds purchased.

During 2004, WSFS sold securities under agreements to repurchase as a short-term funding source. At December 31, 2004, securities sold under agreements to repurchase had fixed rates ranging from 2.20% to 2.38%. The underlying securities are U.S. Government agency securities with a book value of $84.7 million at December 31, 2004. Securities sold under agreements to repurchase with the corresponding carrying and market values of the underlying securities are due as follows:

                                                             Collateral
                           Borrowing               Carrying    Market    Accrued
                             Amount     Rate        Value      Value    Interest
--------------------------------------------------------------------------------
(Dollars in Thousands)
2004 Up to 30 days       $  82,105     2.34%    $  84,716    $83,769   $   583
==================================              ================================

2003 Up to 30 days       $  98,381     1.11%    $  99,739    $98,867   $   792
==================================              ================================

Other Borrowed Funds

Included in other borrowed funds are collateralized borrowings of $33.4 million and $39.4 million at December 31, 2004 and 2003, respectively, consisting of outstanding retail repurchase agreements, contractual arrangements under which portions of certain securities are sold overnight to retail customers under agreements to repurchase. Such borrowings were collateralized by mortgaged-backed securities. The average rates on these borrowings were 0.65% and 0.40% at December 31, 2004 and 2003, respectively.

                                                      WSFS FINANCIAL CORPORATION

12.  STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Under Office of Thrift Supervision (OTS) capital regulations, savings institutions such as WSFS, must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of risk-weighted assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on WSFS' Financial Statements. At December 31, 2004 and 2003, WSFS was in compliance with regulatory capital requirements and was deemed a "well-capitalized" institution.

The following table presents WSFS' consolidated capital position as of December 31, 2004 and 2003:

                                                                                                     To Be Well-Capitalized
                                                       Consolidated             For Capital          Under Prompt Corrective
                                                       Bank Capital           Adequacy Purposes         Action Provisions
----------------------------------------------------------------------        -----------------      ------------------------
                                                     Amount    Percent        Amount    Percent         Amount     Percent
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
 As of December 31, 2004:
   Total Capital (to risk-weighted assets)        $ 257,933     15.34%     $ 134,552      8.00%      $ 168,190       10.00%
   Core Capital (to adjusted tangible assets)       242,289      9.69        100,049      4.00         125,061        5.00
   Tangible Capital (to tangible assets)            242,289      9.69         37,518      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)         242,289     14.41         67,276      4.00         100,914        6.00

 As of December 31, 2003:
   Total Capital (to risk-weighted assets)        $ 246,967     17.94%     $ 110,103      8.00%      $ 137,629       10.00%
   Core Capital (to adjusted tangible assets)       235,019     10.63         88,413      4.00         110,516        5.00
   Tangible Capital (to tangible assets)..          235,019     10.63         33,155      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)         235,019     17.08         55,051      4.00          82,577        6.00

The Corporation has a simple capital structure with one class of $ 0.01 par common stock outstanding, each share having equal voting rights. In addition, the Corporation has authorized 7,500,000 shares of $0.01 par preferred stock. No preferred stock was outstanding at December 31, 2004 and 2003. The Trust
Preferred Securities issued in 1998 qualify as Tier 1 capital. WSFS is prohibited from paying any dividend or making any other capital distribution if, after making the distribution, WSFS would be undercapitalized within the meaning of the OTS Prompt Corrective Action regulations. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common shares. As part of these programs, the Corporation acquired approximately
373,900  shares in 2004 and 1,601,600  shares in 2003. At December 31, 2004, the
Corporation held 8.1 million shares of its common stock in the treasury.

The Holding Company

Although the holding company does not have significant assets or engage in significant operations separate from WSFS, the Corporation has agreed to cause WSFS' required regulatory capital level to be maintained by infusing sufficient additional capital as necessary. In November 1998, WSFS Financial Corporation's unconsolidated affiliate, WSFS Capital Trust I, issued $51.5 million of Trust Preferred securities at a variable interest rate of 250 basis points over the three-month LIBOR rate. At December 31, 2004, the coupon rate on these securities was 4.90% with a scheduled maturity of December 1, 2028. The Corporation purchased an interest rate cap that effectively limits three-month LIBOR to 6.00% until 2008. The effective rate of these securities, including amortization of issuance costs and the cost of the interest rate cap was 5.92% at December 31, 2004. The effective rate will vary, however, due to fluctuations in interest rates. See Note 20 to the Financial Statements for further discussion of the interest rate cap. The proceeds from the issue were invested in Junior Subordinated Debentures issued by WSFS Financial Corporation. These securities are treated as borrowings with the interest included in interest expense on the consolidated statement of operations. See Notes 11 and 20 to the Financial Statements for additional information. The proceeds were used primarily to extinguish higher rate debt and for general corporate purposes.

Pursuant  to  federal  laws  and   regulations,   WSFS'  ability  to  engage  in
transactions with affiliated corporations is limited, and WSFS generally may not lend funds to nor guarantee indebtedness of the Corporation.

WSFS FINANCIAL CORPORATION

13.  ASSOCIATE (EMPLOYEE) BENEFIT PLANS
--------------------------------------------------------------------------------

Associate 401(k) Savings Plan

Certain subsidiaries of the Corporation maintain a qualified plan in which Associates may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts that include professionally managed mutual and money market funds and the Corporation's common stock. Generally, the principal and earnings thereon are tax deferred until withdrawn. The Company matches a portion of the Associates' contributions and periodically makes discretionary contributions based on Company performance into the plan for the benefit of Associates. To that end, in each of December 2002 and January 2003, the Corporation set aside $343,000 of its gain on the sale of reverse mortgages and WF as special contributions to the Associate 401(k) plan. The Corporation's total cash contributions to the plan on behalf of its Associates resulted in a cash expenditure of $1.6 million, $1.3 million and $848,000 for 2004, 2003 and 2002, respectively. The plan purchased 46,000, 56,000 and 72,000 shares of common stock of the Corporation during 2004, 2003 and 2002, respectively.

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

The Corporation accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires that the costs of these benefits be recognized over an Associate's active working career. Disclosures are in accordance with SFAS No. 132
(Revised), Employer's Disclosure About Pensions and Other Postretirement Benefits, that standardized the applicable disclosure requirements.

In December 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act expanded Medicare to include, for the first time, coverage for prescription drugs.

In May 2004, the FASB issued accounting guidance applicable to the Act in the form of FASB Staff Position (FSP) 106-2. The guidance states, in part, that it applies only to a health care plan for which the employer has concluded that prescription drug benefits available under the plan to some or all participants for some or all future years are "actuarially equivalent" to Medicare Part D and thus qualify for subsidy under the Act. The Company, using an analysis performed by an independent actuary, has determined that it is very unlikely that its retiree medical plan would qualify as actuarially equivalent to the Medicare Part D benefit now or in the future. The Company concluded, therefore, that it would be very unlikely to be eligible for the federal subsidy provided by the Act. As a result, the benefits provided by the Company's retiree medical plan would most likely not be affected by the Act in a significant fashion and therefore the Act would have no impact on the Company's financial position and results of operations.

                                                      WSFS FINANCIAL CORPORATION

The following disclosures are in accordance with SFAS No. 132 (as revised in 2003) and were measured at January 1, 2005:

                                                                     2004        2003        2002
---------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                            $ 2,083     $ 1,815     $ 1,430
Service cost                                                            97          74          59
Interest cost                                                          122         119         100
Actuarial (gain)/loss                                                  (81)        169         298
Benefits paid                                                         (135)        (94)        (72)
---------------------------------------------------------------------------------------------------
      Benefit obligation at end of year                            $ 2,086     $ 2,083     $ 1,815
===================================================================================================

Change in plan assets:
Fair value of plan assets at beginning of year                     $    --     $    --     $    --
Employer contributions                                                 135          94          72
Benefits paid                                                         (135)        (94)        (72)
---------------------------------------------------------------------------------------------------
      Fair value of plan assets at end of year                     $    --     $    --     $    --
===================================================================================================

Funded status:
Funded status                                                      $(2,086)    $(2,083)    $(1,815)
Unrecognized transition obligation                                     491         552         613
Unrecognized net loss                                                  461         563         407
---------------------------------------------------------------------------------------------------
      Net amount recognized                                        $(1,134)    $  (968)    $  (795)
===================================================================================================

Components of net periodic benefit cost:
Service cost                                                       $   106     $    97     $    74
Interest cost                                                          122         122         119
Amortization of transition obligation                                   61          61          61
Net loss recognition                                                    15          21          13
---------------------------------------------------------------------------------------------------
      Net periodic benefit cost                                    $   304     $   301     $   267
===================================================================================================

Assumptions used to determine net periodic benefit cost:
       Discount rate                                                  6.00%       6.75%       7.25%
       Health care cost trend rate                                    5.50%       6.00%       6.50%

Sensitivity analysis of health care cost trends:
Effect of +1% on service cost plus interest cost                   $     3     $     2     $     2
Effect of -1% on service cost plus interest cost                        (1)         --          (1)
Effect of +1% on APBO                                                   18          15           9
Effect of -1% on APBO                                                  (10)         (8)         (3)

Assumptions used to value the Accumulated Postretirement Benefit
  Obligation (APBO):
       Discount rate                                                  6.00%       6.00%       6.75%
       Health care cost trend rate                                    5.50%       5.50%       6.00%
       Ultimate trend rate                                            5.00%       5.50%       6.00%
       Year of ultimate trend rate                                    2006        2005        2005

The Corporation assumes that the average annual rate of increase for medical benefits will decrease by one-half of 1% per year and stabilizes at an average increase of 5% per annum. The costs incurred for retirees' health care are limited since certain current and all future retirees are restricted to an annual medical premium cap indexed (since 1995) by the lesser of 4% or the actual increase in medical premiums paid by the Corporation. For 2004, this annual premium cap amounted to $2,051 per retiree. The Corporation estimates that it will contribute approximately $117,000 to the plan during fiscal 2005.

Supplemental Pension Plan

The Corporation provided a nonqualified plan that gives credit for 25 years of service based on the qualified plan formula. This plan is currently being provided to two retired executives of the Corporation. The plan is no longer being provided to Associates of the Corporation.

WSFS FINANCIAL CORPORATION

The following disclosures are in accordance with SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits, (as revised in
2003) and were measured at January 1, 2005:

                                                            2004      2003      2002
-------------------------------------------------------------------------------------
(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                    $ 784     $ 767     $ 761
Service cost                                                  --        --        --
Interest cost                                                 45        49        52
Actuarial loss                                                15        52        37
Benefits paid                                                (84)      (84)      (83)
-------------------------------------------------------------------------------------
      Benefit obligation at end of year                    $ 760     $ 784     $ 767
=====================================================================================

Change in plan assets:
Fair value of plan assets at beginning of year             $  --     $  --     $  --
Employer contributions                                        84        84        84
Benefits paid                                                (84)      (84)      (84)
-------------------------------------------------------------------------------------
      Fair value of plan assets at end of year             $  --     $  --     $  --
=====================================================================================

Funded status:
Funded status                                              $(760)    $(784)    $(767)
Unrecognized transition obligation                            --        --        --
Unrecognized net loss                                        330       338       307
-------------------------------------------------------------------------------------
      Net amount recognized                                $(430)    $(446)    $(460)
=====================================================================================

Components of net periodic benefit cost:
Service cost                                               $  --     $  --     $  --
Interest cost                                                 43        45        49
Amortization of transition obligation                         --        --        --
Net loss recognition                                          25        24        20
-------------------------------------------------------------------------------------
      Net periodic benefit cost                            $  68     $  69     $  69
=====================================================================================

Assumptions used to determine net periodic benefit cost:
       Discount rate                                        6.00%     6.75%     7.25%

Assumptions used to value the Supplemental Pension Plan
  Obligation:
       Discount rate                                        6.00%     6.00%     6.75%

The Corporation estimates that it will contribute approximately $84,000 to the plan during fiscal 2005.

The Corporation has two additional plans. They are a Director's Plan with a corresponding liability of $265,000 and a Window Plan with a corresponding liability of $623,000.

                                                      WSFS FINANCIAL CORPORATION

14.  TAXES ON INCOME
--------------------------------------------------------------------------------

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. The income tax provision consists of the following:


Year Ended December 31,                                          2004        2003        2002
-----------------------------------------------------------------------------------------------
(In Thousands)
From continuing operations:
Current income taxes:
     Federal taxes                                           $ 12,175    $ 11,212    $ 34,635
     State and local taxes                                      1,993       1,695       3,543
  Deferred income taxes:
     Federal taxes                                                (22)     (1,943)      5,976
     State and local taxes                                       (195)         --          --
-----------------------------------------------------------------------------------------------
           Subtotal                                            13,951      10,964      44,154
-----------------------------------------------------------------------------------------------

From discontinued operations and businesses held-for-sale:
Current income taxes:
     Federal taxes                                                112      26,826       9,247
     State and local taxes                                         65       2,210         778
  Deferred income taxes:
     Federal taxes                                                 --      (4,258)     (2,494)
     State and local taxes                                         --        (878)       (547)
-----------------------------------------------------------------------------------------------
           Subtotal                                               177      23,900       6,984
-----------------------------------------------------------------------------------------------

Current taxes from adoption of accounting principle:
     Federal taxes on SFAS 142 adoption                            --          --         469
-----------------------------------------------------------------------------------------------
           Subtotal                                                --          --         469
-----------------------------------------------------------------------------------------------
           Total                                             $ 14,128    $ 34,864    $ 51,607
===============================================================================================

Current federal income taxes include taxes on income that cannot be offset by net operating loss carryforwards.


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2004 and 2003 (certain reclassifications have been made to the prior year's amounts to conform them to the current year's presentation):

                                                              2004        2003
--------------------------------------------------------------------------------
(In Thousands)
Deferred tax liabilities:
     Accelerated depreciation                             $ (1,256)   $ (3,142)
     Other                                                    (321)        (22)
     Prepaid expenses                                         (990)         --
--------------------------------------------------------------------------------
Total deferred tax liabilities                              (2,567)     (3,164)
--------------------------------------------------------------------------------

Deferred tax assets:
     Bad debt deductions                                     8,462       8,022
     Tax credit carryforwards                                  150         150
     Net operating loss carryforwards                        4,484       5,020
     Loan fees                                                  12          68
     Reserves and other                                      1,646       1,439
     Unrealized losses on available-for-sale securities      2,019       1,046
--------------------------------------------------------------------------------
Total deferred tax assets                                   16,773      15,745
--------------------------------------------------------------------------------

Valuation allowance                                         (2,812)     (2,377)
--------------------------------------------------------------------------------
Net deferred tax asset                                    $ 11,394    $ 10,204
================================================================================

WSFS FINANCIAL CORPORATION

Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized. Such items consisted primarily of unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and certain adjustments in non-wholly owned subsidiaries.

Based on the Corporation's history of prior earnings and its expectations of the future, it is anticipated that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $11.4 million at December 31, 2004. An adjustment to the valuation allowance was made in 2004 to reflect benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2004, along with further unrealized benefits related to the discontinuance of the leasing company. No adjustments to the valuation allowance were made in 2003. Adjustments to the valuation allowance were made in 2002 to reflect the lapsing of uncertainties related to certain tax benefits that were deemed to be realizable as a result of the closure of an IRS examination along with the sale of the reverse mortgage portfolio. Further adjustments to the valuation allowance were made in 2002 concerning previously unrecorded tax benefits related to C1FN that were realizable as a result of the sale of WF. This was offset by adjustments for benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2002.

At December 31, 2004, approximately $3.8 million in gross deferred tax assets of the Corporation were related to net operating losses and tax credits attributable to a former subsidiary. The Corporation has assessed a valuation allowance of $1.96 million on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.

Approximately $865,000 in gross deferred tax assets of the Corporation at December 31, 2004 are related to state tax net operating losses. The Company has assessed a valuation allowance of $852,000 on a portion of these deferred tax assets due to such net operating losses expiring before being utilized.

In 2002, the Internal Revenue Service (IRS) concluded an examination of the Corporation's federal income tax returns for the year ended December 31, 2000. The income tax provision for the year ended December 31, 2002 was reduced by $894,000 primarily as a result of the favorable resolution of tax authority examinations and tax return settlements.

Net operating loss carryforwards (NOLs) of $25.0 million remain at December 31, 2004. The expiration dates and amounts of such carryforwards are listed below:

                                                         Federal        State
--------------------------------------------------------------------------------
(In Thousands)
2007                                                   $       -      $10,323
2008                                                       3,585            -
2009                                                       6,755            -
2017                                                           -           36
2018                                                           -        4,263
--------------------------------------------------------------------------------
                                                         $10,340      $14,622
================================================================================

The Corporation's ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Internal Revenue Code. These restrictions limit a company's future use of NOLs if there is a significant ownership change in a company's stock (an "Ownership Change"). The utilization of approximately $10.3 million of federal net operating loss carryforwards is limited to approximately $1.3 million each year as a result of such Ownership Change in a former subsidiary's stock.

A reconciliation setting forth the differences between the effective tax rate of the Corporation and the U.S. Federal statutory tax rate is as follows:

Year Ended December 31,                      2004       2003       2002
--------------------------------------------------------------------------------
Statutory federal income tax rate            35.0%      35.0%      35.0%
State tax net of federal tax benefit          3.0        1.2        1.5
Interest income 50% excludable               (1.9)      (0.8)      (0.5)
Bank-owned life insurance income             (1.9)        --         --
Utilization of loss carryforwards and
       valuation allowance adjustments        1.1         --       (1.9)
Other                                          --        0.2       (0.3)
--------------------------------------------------------------------------------
Effective tax rate                           35.3%      35.6%      33.8%
================================================================================

                                                      WSFS FINANCIAL CORPORATION

15.  STOCK OPTION PLANS
--------------------------------------------------------------------------------

The Corporation has stock options outstanding under two stock option plans (collectively, "Option Plans") for officers, directors and Associates of the Corporation and its subsidiaries. The 1986 Stock Option Plan ("1986 Plan") expired in 1996, on the tenth anniversary of its effective date. No future awards may be granted under the 1986 Plan. The 1997 Stock Option Plan ("1997 Plan") was approved by shareholders to replace the expired 1986 Plan. The 1997 Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. The number of shares reserved for issuance under the 1997 Plan is 1,615,000. At December 31, 2004, there were 373,860 shares available for future grants under the 1997 Plan.

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

A summary of the status of the Corporation's Option Plans as of December 31, 2004, 2003 and 2002, and changes during the years then ended is presented below:

                                                2004                       2003                         2002
                                       -----------------------    ----------------------      -----------------------
                                                   Weighted-                 Weighted-                   Weighted-
                                                    Average                   Average                     Average
                                       Shares   Exercise Price    Shares  Exercise Price      Shares  Exercise Price
---------------------------------------------------------------------------------------------------------------------
Stock Options:
Outstanding at beginning of year      938,264    $   19.49     1,080,060    $    16.33     1,001,605    $   14.42
Granted                                87,495        55.10        91,455         42.52       125,075        30.83
Exercised                            (131,849)       15.51      (220,441)        13.86       (36,070)       14.35
Canceled                              (20,550)       26.92       (12,810)        14.55       (10,550)       14.28
                                     --------                  ---------                   ---------
Outstanding at end of year            873,360        23.48       938,264         19.49     1,080,060        16.33

Exercisable at end of year            499,496        16.90       436,863         15.70        66,194        14.55

Weighted-average fair value
 of awards granted                   $  13.90                  $    9.19                   $    8.73


The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 3.7% in 2004, 3.3% in 2003 and 2.6% in 2002; expected option life of six years for all awards; and expected stock price volatility of 19% in 2004, 17% in 2003 and 26% in 2002. For the purposes of this option-pricing model 1% was used as the expected dividend yield.

The Black-Scholes and other option-pricing models assume that options are freely tradable and immediately vested. Since executives' options are not transferable, have long vesting provisions, and are subject to trading blackout periods imposed by the Company, the value calculated by the Black-Scholes model may significantly overstate the true economic value of the options.

SFAS No. 123 (revised 2004), Share-Based Payment - An Amendment of Statements No. 123 and 95, encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to Associates. The Company, as permitted in 2004, had elected not to adopt the fair value accounting provisions of SFAS 123(R), and has instead continued to apply Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, and Related Interpretations, and related interpretations in accounting for the Stock Plans and to provide the required pro forma disclosures of SFAS 123(R). Had the grant-date fair-value provisions of SFAS 123(R) been adopted, the Corporation would have recognized pretax compensation expense of $907,000 in 2004, $1.1 million in 2003 and $1.1 million in 2002 related to its Option Plans. As a result, pro forma income from continuing operations for the Corporation would have been $25.2 million in 2004, $20.5 million in 2003 and $87.3 million in 2002. Pro forma diluted earnings per share from continuing operations would have been $3.31 in 2004, $2.49 in 2003 and $9.26 in 2002.

WSFS FINANCIAL CORPORATION

The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123(R) in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

The following table summarizes all stock options outstanding and exercisable for Option Plans as of December 31, 2004, segmented by range of exercise prices:

                              Outstanding                            Exercisable
                 ---------------------------------------------   ----------------------------
                               Weighted-          Weighted-                       Weighted-
                                Average            Average                         Average
                               Exercise           Remaining                       Exercise
                   Number        Price        Contractual Life     Number           Price
---------------------------------------------------------------------------------------------
Stock Options:
$  6.16-$12.31     153,739     $ 10.96               5.6 years      109,659       $ 10.95
$12.32-$18.47      448,125       15.80               5.6 years      327,005         15.63
$18.48-$24.63        8,996       18.81               2.7 years        8,996         18.81
$30.80-$36.95      101,920       33.33               8.0 years       38,195         33.36
$36.96-$43.11          410       37.77               8.5 years           82         37.77
$43.12-$49.27       82,205       43.79               9.0 years       15,559         43.71
$49.28-$55.43        6,470       50.60               9.5 years            -             -
$55.44-$61.59       71,495       58.78              10.0 years            -             -
                   -------                                         --------
Total              873,360      $23.48               6.5 years      499,496        $16.90
==========================                                         ========


16.  COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

Lending Operations

At December 31, 2004, the Corporation had commitments to extend credit of $386.7 million. Consumer lines of credit totaled $57.2 million of which $45.7 million was secured by real estate. Outstanding letters of credit were $13.3 million and outstanding commitments to make or acquire mortgage loans aggregated $19.9 million. Approximately $9.2 million of which were at fixed rates ranging from 4.13% to 6.88%, and approximately $10.7 million were at variable rates ranging from 3.25% to 6.25%. Mortgage commitments generally have closing dates within a six-month period.

Data Processing Operations

The Company has entered into contracts to manage network operations, data processing and other related services. The projected amounts of future minimum payments contractually due (in thousands) are as follows:

                       2005                  $3,629
                       2006                   3,083
                       2007                   2,982
                       2008                   2,891
                       2009                   2,939
                       2010                     569

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

                                                      WSFS FINANCIAL CORPORATION

Financial Instruments With Off Balance Sheet Risk

The Corporation is a party to financial instruments with off balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. To varying degrees, these financial instruments involve elements of credit risk that are not recognized in the Consolidated Statement of Condition.

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

The following represents a summary of off balance sheet financial instruments at year-end:


December 31,                                               2004          2003
--------------------------------------------------------------------------------
(In Thousands)
Financial  instruments  with contract  amounts which
   represent potential credit risk:
       Construction loan commitments                   $  68,905     $  40,123
       Commercial mortgage loan commitments               85,204        29,691
       Commercial loan commitments                       142,081       110,752
       Commercial standby letters of credit               13,348         7,338
       Residential mortgage loan commitments              19,923        23,299
       Consumer lines of credit                           57,250        60,401

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The Corporation evaluates each customer's creditworthiness and obtains collateral based on management's credit evaluation of the counterparty.

Indemnifications

Secondary Market Loan Sales. The Company generally does not sell loans with recourse except to the extent arising from standard loan sale contract provisions covering violations of representations and warranties and, under certain circumstances first payment default by the borrower. These are customary repurchase provisions in the secondary market for conforming mortgage loan sales. The Company typically sells fixed-rate, conforming first mortgage loans to Freddie Mac as part of its ongoing asset/liability management program. Loans held-for-sale are carried at the lower of cost or market of the aggregate or in some cases individual loans. Gains and losses on sales of loans are recognized at the time of the sale.

As is customary in such sales, WSFS provides indemnifications to the buyers under certain circumstances. These indemnifications may include the repurchase of loans by WSFS. Repurchases and losses are rare, and no provision is made for losses at the time of sale. During 2004, the Company made one repurchase but did not incur any loss on the repurchase.

Swap Guarantees. The Company entered into an agreement with an unaffiliated financial institution whereby that financial institution entered into interest rate derivative contracts (interest rate swap transactions) with customers referred to them by the Company. By the terms of the agreement, that financial institution has recourse to the Company for any exposure created under each swap transaction in the event the customer defaults on the swap agreement and the agreement is in a paying position to the third-party financial institution. This is a customary arrangement that allows smaller financial institutions such as WSFS to provide access to interest rate swap transactions for its customers without WSFS creating the swap itself.

At December 31, 2004 there were twelve variable-rate to fixed-rate swap transactions between the third-party financial institution and customers of WSFS with an initial notional amount aggregating approximately $40.1 million, and with maturities ranging from two to ten years. The aggregate market value of these swaps to the customers was a liability of $607,000 as of December 31, 2004.

Sale of Wilmington Finance, Inc. In January 2003, WSFS completed the sale of its majority-owned subsidiary, Wilmington Finance, Inc. (WF). As is customary in the sale of a privately held business, certain indemnifications were provided by WSFS and the other shareholders of WF to the buyer.

WSFS FINANCIAL CORPORATION

Remaining indemnifications provided by the sellers, fall into three separate categories. These include: (1) indemnification for sellers' ownership, which indemnification extends indefinitely and is uncapped in amount; (2) indemnification for tax, environmental, and benefit plan related issues, all of which indemnifications extend for their respective statute of limitations and are uncapped in amount; and (3) protection to the buyer in the event of successful third-party claims that result from the operation of the business prior to the sale date (third-party claims indemnification). The remaining third-party claims indemnification includes a dollar limit of $32 million from months 25 through 30 from the sale date. The buyer must exhaust any related reserves provided in the closing balance sheet and then incur $2 million of damages before an initial dollar claim may be made against the sellers for any third-party claims indemnification. Dollar liability is uncapped for the indemnifying party if damages are due to willful misconduct, fraud or bad faith.

Generally, WSFS is proportionately liable for its ownership share of WF (which was 65%) of the related successful claims under indemnification provisions, except that, for a fee, in order to facilitate the sale, WSFS agreed to assume a portion of the management shareholders' indemnification obligations.

WSFS is not aware of any claims to date or any potential future claims made under the WF indemnification provisions that could result in payment. As a result, no provision for loss has been made in WSFS' financial statements at December 31, 2004.

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

                                                      WSFS FINANCIAL CORPORATION

Borrowed Funds: Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Off Balance Sheet Instruments: The fair value of off balance sheet instruments, including commitments to extend credit and standby letters of credit, is estimated using the fees currently charged to enter into similar agreements with comparable remaining terms and reflects the present creditworthiness of the counterparties.

The book value and estimated fair value of the Corporation's financial instruments are as follows:

December 31,                                                          2004                        2003
-----------------------------------------------------------------------------------  -------------------------
                                                                 Book         Fair         Book         Fair
                                                                Value        Value        Value        Value
--------------------------------------------------------------------------------------------------------------
(In Thousands)
Financial assets:
     Cash and other investments                            $  193,009   $  193,009   $  161,515   $  161,515
     Investment securities                                     97,376       97,895      116,488      117,309
     Mortgage-backed securities                               524,144      524,144      530,552      530,554
     Loans, net                                             1,535,467    1,542,006    1,304,877    1,322,748
     Bank-owned life insurance                                 52,190       52,190           --           --
     Stock in Federal Home Loan Bank of Pittsburgh             43,946       43,946       43,676       43,676
     Accrued interest receivable                                8,656        8,656        7,948        7,948
     Interest rate cap                                            322          322        1,072        1,072

Financial liabilities:
     Deposits                                               1,234,962    1,237,779      923,333      926,292
     Borrowed funds                                         1,054,156    1,060,555    1,081,058    1,109,272
     Accrued interest payable                                   3,863        3,863        2,972        2,972

The estimated fair value of the Corporation's off-balance sheet financial instruments is as follows:

December 31,                                           2004             2003
--------------------------------------------------------------------------------
(In Thousands)
Off-balance sheet instruments:
     Commitments to extend credit                     $3,171           $2,038
     Standby letters of credit                           133               73


18.  RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Corporation routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than the normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $7.9 million and $8.2 million at December 31, 2004 and 2003, respectively. During 2004, new loans and credit line advances to such related parties amounted to $5.5 million and repayments amounted to $5.8 million.

The Corporation engages a law firm that is affiliated with a director of the Corporation for general legal services. Total fees for such services amounted to $27,000 during 2004.

A director of the Corporation is also a director of a loan customer of the Bank. At December 31, 2004 the principal balance outstanding of that loan was $2.7 million.

The Chairman of the Corporation is also the Chairman of the FHLB of Pittsburgh. At December 31, 2004, the Bank had borrowed funds outstanding from the FHLB of Pittsburgh of $837.1 million.

WSFS FINANCIAL CORPORATION

19.  PARENT COMPANY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

Condensed Statement of Financial Condition

December 31,                                           2004               2003
--------------------------------------------------------------------------------
(In Thousands)
Assets:
     Cash                                          $   1,574          $     662
     Investment in subsidiaries                      240,892            233,473
     Investment in interest rate cap                     322              1,072
     Investment in Capital Trust I                     1,547              1,547
     Other assets                                      2,240              1,473
--------------------------------------------------------------------------------
Total assets                                       $ 246,575          $ 238,227
================================================================================

Liabilities:
     Borrowings                                    $  50,000          $  50,000
     Interest payable                                    217                163
     Other liabilities                                    55                 72
--------------------------------------------------------------------------------
     Total liabilities                                50,272             50,235
================================================================================

Stockholders' equity:
     Common stock                                        152                151
     Capital in excess of par value                   68,327             64,738
     Comprehensive loss                               (3,385)            (1,748)
     Retained earnings                               293,054            268,797
     Treasury stock                                 (161,845)          (143,946)
--------------------------------------------------------------------------------
     Total stockholders' equity                      196,303            187,992
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $ 246,575          $ 238,227
================================================================================

Condensed Statement of Operations


Year Ended December 31,                                           2004         2003         2002
-------------------------------------------------------------------------------------------------
(In Thousands)
Income:
     Interest income                                         $     101    $     631    $     353
     Noninterest income                                            139          118          144
-------------------------------------------------------------------------------------------------
                                                                   240          749          497
-------------------------------------------------------------------------------------------------
Expenses:
     Interest expense                                            2,246        2,023        2,667
     Other operating expenses                                     (681)        (401)        (714)
-------------------------------------------------------------------------------------------------
                                                                 1,565        1,622        1,953
-------------------------------------------------------------------------------------------------

Loss before equity in undistributed income of subsidiaries      (1,325)        (873)      (1,456)
Equity in undistributed income of subsidiaries                  27,225       63,895      102,597
-------------------------------------------------------------------------------------------------
Net income                                                   $  25,900    $  63,022    $ 101,141
=================================================================================================

                                                      WSFS FINANCIAL CORPORATION

Condensed Statement of Cash Flows

Year Ended December 31,                                     2004         2003         2002
---------------------------------------------------------------------------------------------
(In Thousands)
Operating activities:
Net income                                              $  25,900    $  63,022    $ 101,141
Adjustments to reconcile net income to net cash
used for operating activities:
     Equity in undistributed income of subsidiaries       (27,225)     (63,895)    (102,597)
     Amortization                                             175           50          383
     (Increase) decrease in other assets                     (600)         160         (154)
     Increase (decrease) in other liabilities                  37          (20)         (17)
---------------------------------------------------------------------------------------------
Net cash used for operating activities                     (1,713)        (683)     _(1,244)
---------------------------------------------------------------------------------------------

Investing activities:
     Decrease in investment in subsidiaries                18,577       52,000       16,000
---------------------------------------------------------------------------------------------
Net cash provided by investing activities                  18,577       52,000       16,000
---------------------------------------------------------------------------------------------

Financing activities:
     Issuance of common stock                               3,590        4,951          711
     Dividends paid on common stock                        (1,643)      (1,583)      (1,733)
     Treasury stock, net of reissuance                    (17,899)     (58,418)     (15,208)
---------------------------------------------------------------------------------------------
Net cash used for financing activities                    (15,952)     (55,050)     (16,230)
---------------------------------------------------------------------------------------------

Increase (decrease) in cash                                   912       (3,733)      (1,474)
Cash at beginning of period                                   662        4,395        5,869
---------------------------------------------------------------------------------------------
Cash at end of period                                    $  1,574    $     662    $   4,395
=============================================================================================

WSFS FINANCIAL CORPORATION

20.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING
--------------------------------------------------------------------------------

The Corporation has an interest-rate cap with a notional amount of $50 million, which limits three-month LIBOR to 6% for the ten years ending December 1, 2008. The cap is being used to hedge the cash flows on $50 million in trust preferred floating rate debt. The cap was recorded at the date of purchase in other assets, at a cost of $2.4 million. On July 1, 2002, the inception date of the redesignated hedging relationship, using guidance from the Financial Accounting Standards Board (FASB) for implementation of Statement 133, Accounting for Derivative and Hedging Activities, the fair value of the interest rate cap was $1.6 million. This amount was allocated to the respective multiple "caplets" on a fair value basis. The change in each caplet's respective allocated fair value amount is reclassified out of other comprehensive income and into interest expense when each of the quarterly interest payments is made on the trust preferred debt. The redesignation of the cash flow hedge has the effect of providing a more systematic method for amortizing the cost of the cap against earnings. The fair value of the cap is estimated using a standard option model. The fair value of the interest rate cap at December 31, 2004 was $322,000.

Everbank had entered into short-term forward exchange contracts to provide an effective fair value hedge on the foreign currency denominated deposits from fluctuations that may occur in world currency markets. At December 31, 2001 Everbank had entered into such contracts with notional amounts of $60.4 million. During the years ended December 31, 2002 and 2001, the expense associated with these hedging contracts was almost entirely offset by changes in the fair value of the world currency denominated deposits. There was no material impact on noninterest income. On November 5, 2002, WSFS sold C1FN/Everbank and therefore had no foreign exchange contracts at December 31, 2004.

The following depicts the change in fair market value of the Company's derivatives from January 1, 2002 to December 31, 2004:

                        Carrying Value            Carrying Value           Carrying Value          Carrying Value
                          at Jan. 1,               at Dec. 31,             at Dec. 31,               at Dec. 31,
                                2002     Activity      2002     Activity       2003    Activity        2004
-------------------------------------------------------------------------------------------------------------------
(In Thousands)
Interest rate cap:
  Intrinsic Value
       Dedesignated cap      $   589(1)  $   (589)   $    --    $    --    $     --   $      --     $    --
  Time Value
       Dedesignated cap        1,945       (1,945)        --         --          --          --          --
       Redesignated cap           --        1,012      1,012         60       1,072        (750)        322
-------------------------------------------------------------------------------------------------------------------
                             $ 2,534     $ (1,522)   $ 1,012    $    60    $  1,072   $    (750)    $   322
===================================================================================================================

Foreign Exchange Contracts
   Time Value                $  (395)   $   395        N/A         N/A        N/A         N/A         N/A
===================================================================================================================

(1)  Included in other comprehensive income, net of taxes.

                                                      WSFS FINANCIAL CORPORATION

21. SEGMENT INFORMATION
--------------------------------------------------------------------------------

Under the definition of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Corporation has two operating segments:
WSFS and CashConnect, the ATM division of WSFS. WSFS provides financial products through its main office, 24 retail banking offices, loan production offices and operations centers to commercial and retail customers. Retail and Commercial Banking, Commercial Real Estate Lending, Private Banking and other banking business units are operating departments of WSFS. These departments share the same regulator, market, many of the same customers, share common resources (corporate and department-level) and provide similar products and services through the general infrastructure of the Company. Because of these and other reasons, these departments are not considered discrete segments and further are appropriately aggregated within the WSFS segment of the Company in accordance with SFAS No. 131. CashConnect provides turnkey ATM services through strategic partnerships with several of the largest networks, manufacturers and service providers in the ATM industry.

An operating segment is a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Corporation evaluates performance based on pretax ordinary income relative to resources used, and allocates resources based on these results. Segment information for the years ended December 31, 2004, 2003 and 2002 are shown below.

For the year ended December 31, 2004 (in thousands):

                                                                   WSFS    CashConnect      Total
------------------------------------------------------------------------------------------------------
External customer revenues:
    Interest income                                            $  104,110   $       --   $  104,110
    Noninterest income                                             21,874       10,076       31,950
------------------------------------------------------------------------------------------------------
Total external customer revenues                                  125,984       10,076      136,060
------------------------------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                                 1,771           --        1,771
    Noninterest income                                                717          742        1,459
------------------------------------------------------------------------------------------------------
Total inter-segment revenues                                        2,488          742        3,230
------------------------------------------------------------------------------------------------------

Total revenue                                                     128,472       10,818      139,290
======================================================================================================

External customer expenses:
    Interest expense                                               37,246           --       37,246
    Noninterest expenses                                           52,183        3,516       55,699
    Provision for loan loss                                         3,217           --        3,217
------------------------------------------------------------------------------------------------------
Total external customer expenses                                   92,646        3,516       96,162
------------------------------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                                   --        1,771        1,771
    Noninterest expenses                                              742          717        1,459
------------------------------------------------------------------------------------------------------
Total inter-segment expenses                                          742        2,488        3,230
------------------------------------------------------------------------------------------------------

Total expenses                                                     93,388        6,004       99,392
------------------------------------------------------------------------------------------------------

Income before taxes and extraordinary items                    $   35,084   $    4,814       39,898

Provision for income taxes                                                                   13,951
Minority interest                                                                               190
Income on wind-down of discontinued operations, net of taxes                                    143
------------------------------------------------------------------------------------------------------
Consolidated net income                                                                  $   25,900
======================================================================================================
Cash and cash equivalents                                      $   61,328   $  131,150   $  192,478
Other segment assets                                            2,302,895        7,583    2,310,478
------------------------------------------------------------------------------------------------------

Total segment assets                                           $2,364,223   $  138,733   $2,502,956
======================================================================================================

Capital expenditures                                           $    5,886   $      522   $    6,408


WSFS FINANCIAL CORPORATION


For the year ended December 31, 2003               WSFS      CashConnect   Total
-----------------------------------------------------------------------------------
(in thousands):
External customer revenues:
    Interest income                           $   89,299   $       --   $   89,299
    Noninterest income                            18,386        7,780       26,166
----------------------------------------------------------------------------------
Total external customer revenues                 107,685        7,780      115,465
----------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                1,110           --        1,110
    Noninterest income                               662          747        1,409
----------------------------------------------------------------------------------
Total inter-segment revenues                       1,772          747        2,519
----------------------------------------------------------------------------------
Total revenue                                    109,457        8,527      117,984
----------------------------------------------------------------------------------

External customer expenses:
    Interest expense                              31,301           --       31,301
    Noninterest expenses                          46,311        3,106       49,417
    Provision for loan loss                        2,550           --        2,550
----------------------------------------------------------------------------------
Total external customer expenses                  80,162        3,106       83,268
----------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                  --        1,110        1,110
    Noninterest expenses                             747          662        1,409
----------------------------------------------------------------------------------
Total inter-segment expenses                         747        1,772        2,519
----------------------------------------------------------------------------------

Total expenses                                    80,909        4,878       85,787
----------------------------------------------------------------------------------

Income before taxes and extraordinary items   $   28,548   $    3,649       32,197

Provision for income taxes                                                  10,964
Gain on sale of businesses held-for-sale                                    41,789
----------------------------------------------------------------------------------
Consolidated net income                                                 $   63,022
==================================================================================

Cash and cash equivalents                     $   46,709   $  113,711   $  160,420
Other segment assets                           2,043,162        3,495    2,046,657
----------------------------------------------------------------------------------
Total segment assets                          $2,089,871   $  117,206   $2,207,077
==================================================================================

Capital expenditures                          $    2,496   $      301   $    2,797


                                                      WSFS FINANCIAL CORPORATION


For the year ended December 31, 2002                                 WSFS         CashConnect    Total
----------------------------------------------------------------------------------------------------------
(in thousands):
External customer revenues:
    Interest income                                             $    94,703    $        --   $    94,703
    Noninterest income                                              117,518          6,542       124,060
----------------------------------------------------------------------------------------------------------
Total external customer revenues                                    212,221          6,542       218,763
----------------------------------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                                   1,200             --         1,200
    Noninterest income                                                  644            726         1,370
----------------------------------------------------------------------------------------------------------
Total inter-segment revenues                                          1,844            726         2,570
----------------------------------------------------------------------------------------------------------

Total revenue                                                       214,065          7,268       221,333
----------------------------------------------------------------------------------------------------------

External customer expenses:
    Interest expense                                                 33,434             --        33,434
    Noninterest expenses                                             48,256          3,361        51,617
    Provision for loan loss                                           2,243             --         2,243
----------------------------------------------------------------------------------------------------------
Total external customer expenses                                     83,933          3,361        87,294
----------------------------------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                                     --          1,200         1,200
    Noninterest expenses                                                726            644         1,370
----------------------------------------------------------------------------------------------------------
Total inter-segment expenses                                            726          1,844         2,570
----------------------------------------------------------------------------------------------------------

Total expenses                                                       84,659          5,205        89,864
----------------------------------------------------------------------------------------------------------

Income before taxes and extraordinary items                     $   129,406    $     2,063       131,469

Provision for income taxes                                                                        44,154
Cumulative effect of change in accounting principle                                                  703
Loss on wind-down of discontinued operations                                                      (2,766)
Income on discontinued operations of businesses held-for-sale                                     14,965
Gain on sale of business held-for-sale                                                               924
----------------------------------------------------------------------------------------------------------
Consolidated net income                                                                      $   101,141
==========================================================================================================

Cash and cash equivalents                                           128,909         97,394       226,303
Other segment assets                                              1,478,065            632     1,478,697
----------------------------------------------------------------------------------------------------------
Total segment assets                                            $ 1,606,974    $    98,026   $ 1,705,000
==========================================================================================================

Capital expenditures                                            $     3,373    $       164   $     3,537

22. SUBSEQUENT EVENT
--------------------------------------------------------------------------------

On March 8, 2005, the Corporation announced that it had called for redemption its approximately $50 million of Floating Rate WSFS Capital Trust I Preferred Securities (WSFS Capital Trust I Securities). The redemption date will be on or about April 6, 2005. In connection with this redemption, the Corporation will recognize a debt extinguishment charge in the second quarter of 2005 from the write-down of the unamortized debt issuance costs of the called securities. The Corporation estimates that the write-down charge, net of taxes will total approximately $728,000 or $.10 per diluted share.

On the redemption date of the WSFS Capital Trust I Securities, the Corporation expects to complete the issuance of up to approximately $65 million aggregate principal amount of Pooled Floating Rate Capital Securities. The securities to be issued will have a 30-year maturity and will be redeemable by the Corporation after five years. The securities will pay a floating interest rate based on three-month LIBOR, repricing quarterly. The proceeds will be used to fund the redemption of the WSFS Capital Trust I Preferred Securities and for general corporate purposes. The Corporation estimates that the borrowing cost on $50.0 million of securities will be reduced by approximately 73 basis points.

WSFS FINANCIAL CORPORATION

QUARTERLY FINANCIAL SUMMARY  (Unaudited)
--------------------------------------------------------------------------------

Three Months Ended              12/31/04     9/30/04     6/30/04    3/31/04     12/31/03    9/30/03    6/30/03    3/31/03
--------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
Interest income                  $29,065     $26,601     $24,282    $24,162      $23,745    $21,177    $22,470    $21,907
Interest expense                  10,809       9,481       8,674      8,282        7,964      7,778      7,867      7,692
--------------------------------------------------------------------------------------------------------------------------
Net interest income               18,256      17,120      15,608     15,880       15,781     13,399     14,603     14,215
Provision for loan losses            847         996         687        687          525        525        725        775
--------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses      17,409      16,124      14,921     15,193       15,256     12,874     13,878     13,440
Noninterest income                 8,012       8,160       8,220      7,558        6,514      6,542      7,300      5,810
Noninterest expenses              15,105      14,167      13,189     13,238       12,562     11,526     12,359     12,970
--------------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before
  minority interest and taxes     10,316      10,117       9,952      9,513        9,208      7,890      8,819      6,280
Less minority interest                32          66          47         45            -          -          -          -
--------------------------------------------------------------------------------------------------------------------------
Income from continuing
   operations before taxes.       10,284      10,051       9,905      9,468        9,208      7,890      8,819      6,280
Income tax provision               3,528       3,499       3,638      3,286        3,020      2,562      3,183      2,199
--------------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations                       6,756       6,552       6,267      6,182        6,188      5,328      5,636      4,081
Income on wind-down of
   discontinued operations,
   net of taxes                      143           -           -          -            -          -          -          -
Gain on sale of businesses
   held-for-sale, net of taxes         -           -           -          -          400          -        208     41,181
--------------------------------------------------------------------------------------------------------------------------
Net income                      $  6,899    $  6,552    $  6,267   $  6,182     $  6,588   $  5,328   $  5,844  $  45,262
==========================================================================================================================

Earnings per share:
Basic:
   Income from continuing
       operations               $   0.96    $   0.93    $   0.87   $   0.84     $   0.84   $   0.70   $   0.73  $    0.49
   Income on wind-down of
       discontinued operations,
      net of taxes                  0.02           -           -          -            -          -          -          -
   Gain on sale of businesses
       held-for-sale, net of taxes     -           -           -          -         0.05          -       0.02       4.92
--------------------------------------------------------------------------------------------------------------------------
Net income                      $   0.98   $    0.93   $    0.87   $   0.84   $     0.89 $     0.70   $   0.75  $    5.41
==========================================================================================================================

Diluted:
   Income from continuing
      operations               $    0.90   $    0.88   $    0.82  $    0.79   $     0.79  $    0.66   $   0.69  $    0.46
   Income from on wind-down
      of discontinued operations,
     net of taxes.                  0.02           -           -          -            -          -          -          -
   Gain on sale of businesses
      held-for-sale, net of taxes      -           -           -          -         0.05          -       0.02       4.68
--------------------------------------------------------------------------------------------------------------------------
Net income                     $    0.92   $    0.88   $    0.82  $    0.79   $     0.84 $     0.66   $   0.71  $    5.14
==========================================================================================================================

66