Form 10-K, Exhibit 13
period 2005-12-31
WSFS FINANCIAL CORP
filed 2006-03-16
CIK 828944

WSFS FINANCIAL CORPORATION

        Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
OVERVIEW

WSFS Financial Corporation (Company or Corporation) is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of the Corporation's assets are held by its subsidiary, Wilmington Savings Fund Society, FSB (Bank or WSFS). Founded in 1832, WSFS is one of the oldest financial institutions in the country. As a federal savings bank that was formerly chartered as a state mutual savings bank, WSFS enjoys broader investment powers than most other financial institutions. WSFS has served the residents of the Delaware Valley for 174 years. WSFS is the largest thrift institution headquartered in Delaware and the fourth largest financial institution in the state on the basis of total deposits traditionally garnered in-market. The Corporation's primary market area is the mid-Atlantic region of the United States that is characterized by a diversified manufacturing and service economy. The long-term strategy of the Corporation is to improve its status as a high-performing financial services company by focusing on its core community banking business.

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

The Corporation has two consolidated subsidiaries, WSFS and Montchanin Capital Management, Inc. (Montchanin). The Corporation also has one unconsolidated affiliate, WSFS Capital Trust III. Fully-owned and continuing consolidated subsidiaries of WSFS include WSFS Investment Group, Inc., which markets various third-party insurance products and securities through WSFS' retail banking system, and WSFS Reit, Inc., which holds qualifying real estate assets and may be used in the future to raise capital.

Montchanin has one consolidated non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress). Cypress, an 80% owned subsidiary, is a Wilmington-based investment advisory firm serving high net-worth individuals and institutions. Cypress had more than $473 million in assets under management at December 31, 2005.

WSFS Credit Corporation (WCC), a consolidated subsidiary of the Bank, which was engaged primarily in indirect auto financing and vehicle leasing, discontinued operations in 2000. WCC no longer accepts new applications but continues to service existing loans until their maturities. More information is provided in the Discontinued Operations section of Management's Discussion and Analysis and
Note 2 to the Financial Statements.

Wilmington Finance, Inc. (WF), a majority owned subsidiary of WSFS, which was engaged in sub-prime residential mortgage banking, was sold in January 2003. This subsidiary was therefore classified as a business held-for-sale in the Financial Statements. More information is provided in the Business Held-For-Sale section of this Management's Discussion and Analysis, and Note 3 to the Financial Statements.

During the third quarter of 2005, the Company finalized agreements related to the move of its corporate headquarters to support growth in its core banking activities. Related to this move, the Company sold the land on which the WSFS Bank Center is to be built. As part of this agreement, the property developer has agreed to purchase the Company's current headquarters, which is expected to result in approximately a $3.0 million gain at the time of the move, expected to be early 2007.

FORWARD-LOOKING STATEMENTS

Within this annual report and financial statements, management has included certain "forward-looking statements" concerning the future operations of the Corporation. Statements contained in this annual report which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements." Management has used "forward-looking statements" to describe future plans and strategies and expectations of the Corporation's future financial results. Management's ability to predict results or the effect or success of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware, the mid-Atlantic region and the country as a whole, asset quality, loan growth, loan delinquency rates, operating risk, uncertainty of estimates in general, and changes in federal and state regulations, among other factors. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Actual results may differ materially from management expectations. WSFS Financial Corporation does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                                      WSFS FINANCIAL CORPORATION

RESULTS OF OPERATIONS

WSFS Financial Corporation recorded net income of $27.9 million for the year ended December 31, 2005, compared to $25.9 million and $63.0 million in 2004 and 2003, respectively. Excluding gains recorded for businesses sold, reported income was $27.9 million, $25.8 million and $21.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Net income for the year ended December 31, 2003 included an after tax gain of $41.3 million from the sale of WF. The sale of this business is discussed in more detail in the Business Held-For-Sale section of this Management's Discussion and Analysis and Note 3 to the Financial Statements.

Net Interest Income Net interest income increased $6.8 million, or 10%, to $73.6 million in 2005 compared to $66.9 million in 2004. Total interest income earned on assets increased $31.9 million, due to the combination of higher amounts of earning assets and higher rates. During the year, the yield on loans increased 85 basis points while the yield on mortgage-backed securities increased 48 basis points. Interest expense increased $25.1 million due to higher amounts of interest-bearing deposits and borrowings to fund the increase in earning assets as well as higher rates. The higher rates on both earning assets and interest-bearing liabilities were the result of higher prevailing rates during 2005.

Net interest income was negatively impacted in 2005 when the Company refinanced $51.5 million of Floating Rate Capital Trust I Preferred Securities, which carried an interest rate of 250 basis points over the three-month London InterBank Offered Rate (LIBOR) and issued $67.0 million aggregate principal amount of Pooled Floating Rate Capital Securities, at LIBOR plus 177 basis points. In conjunction with the refinancing, the Company incurred a $1.1 million (pretax) non-cash charge from the write down of unamortized debt issuance costs.

Net interest income increased $8.9 million, or 15%, to $66.9 million in 2004 compared to $58.0 million in 2003. Total interest income increased $14.8 million between 2003 and 2004, primarily due to growth in loans and the increased yield on mortgage-backed securities. Total interest expense, excluding the expense to fund discontinued operations, increased $5.9 million from 2003 to 2004 primarily due to an increase in deposits and borrowings used to fund the loan growth. The average rate paid on Federal Home Loan Bank (FHLB) advances declined 34 basis points, as higher costing advances matured during the year and were replaced at lower rates. This partially offset the increase in volumes of deposits and other borrowings.

The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest-earning assets and interest-bearing liabilities and changes in the rates for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on the changes that are attributable to:
(i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rates (change in rate multiplied by prior year volume on each category); and (iii) net change (the sum of the change in volume and the change in rate). Changes due to the combination of rate and volume changes (changes in volume multiplied by changes in rate) are allocated proportionately between changes in rate and changes in volume.

Year Ended December 31,                                       2005 vs. 2004                        2004 vs. 2003
-----------------------------------------------------------------------------------   ---------------------------------
                                                    Volume       Rate         Net       Volume        Rate      Net
-----------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Interest income:
    Commercial real estate loans                  $   8,307    $ 6,493    $ 14,800    $  6,170    $   (362)   $  5,808
    Residential real estate loans                     (564)       (454)     (1,018)       (209)     (2,886)     (3,095)
    Commercial loans (1)                             5,813       6,078      11,891       4,714        (745)      3,969
    Consumer loans                                   1,234         652       1,886       1,169      (1,510)       (341)
    Loans held-for-sale                                (10)        (11)        (21)       (232)         (9)       (241)
    Mortgage-backed securities                       2,744       2,617       5,361         999       4,453       5,452
    Investment securities                             (914)       (774)     (1,688)      2,953         514       3,467
    Other                                               17         684         701         (97)       (111)       (208)
-----------------------------------------------------------------------------------------------------------------------
Favorable (unfavorable)                             16,627      15,285      31,912      15,467        (656)     14,811
-----------------------------------------------------------------------------------------------------------------------

Interest expense:
    Deposits:
      Interest-bearing demand                           69          35         104          20         (23)         (3)
      Money market                                   2,117       1,055       3,172         157         389         546
      Savings                                         (180)        661         481        --          (370)       (370)
      Retail time deposits                           1,141       1,955       3,096        (341)       (442)       (783)
      Jumbo certificates of deposit - nonretail        (69)        675         606         281          25         306
      Brokered certificates of deposit               2,852       1,984       4,836         755         755       1,510
    FHLB of Pittsburgh advances                        782       6,300       7,082       5,145      (2,459)      2,686
    Trust preferred borrowings                         596       2,512       3,108        --           221         221
    Other borrowed funds                              (213)      2,715       2,502         693         313       1,006
    Cost of funding discontinued operations             74          73         147         435         391         826
-----------------------------------------------------------------------------------------------------------------------
Unfavorable (favorable)                              7,169      17,965      25,134       7,145      (1,200)      5,945
-----------------------------------------------------------------------------------------------------------------------
Net change as reported                            $  9,458    $ (2,680)   $  6,778    $  8,322    $    544     $ 8,866
=======================================================================================================================

(1)  The tax-equivalent income adjustment is related to commercial loans.

The following table provides information regarding the average balances of, and yields/rates on interest-earning assets and interest-bearing liabilities during the periods indicated:

Year Ended December 31,                                 2005                          2004                          2003
-------------------------------------------------------------------------   ------------------------------------------------------
                                             Average             Yield/     Average            Yield/     Average           Yield/
                                             Balance   Interest  Rate (1)   Balance  Interest  Rate(1)    Balance  Interest Rate(1)
-------------------------------------------------------------------------   ------------------------------------------------------
                                                                   (Dollars in Thousands)
Assets
Interest-earning assets:
  Loans (2) (3):
    Commercial real estate loans .......  $  573,566   $ 39,561    6.90% $  438,395  $ 24,761   5.56%  $  329,923  $18,953  5.67%
    Residential real estate loans.......     436,373     22,545    5.17     446,910    23,563   5.27      450,483   26,658  5.92
    Commercial loans ...................     439,375     28,361    6.62     340,611    16,470   5.08      250,577   12,501  5.37
    Consumer loans......................     222,679     15,051    6.76     204,122    13,165   6.45      187,111   13,506  7.22
                                          ----------   --------          ----------  --------          ----------  -------
       Total loans......................   1,671,993    105,518    6.38   1,430,038    77,959   5.53    1,218,094   71,618  5.97
  Mortgage-backed securities (4)........     575,580     25,687    4.46     510,965    20,326   3.98      480,389   14,874  3.10
  Loans held-for-sale (3)...............       2,032        121    5.95       2,188       142   6.49        5,767      383  6.64
  Investment securities (4).............      88,094      3,258    3.70     110,567     4,946   4.47       42,325    1,479  3.49
  Other interest-earning assets.........      48,077      1,438    2.99      47,010       737   1.57       52,681      945  1.79
                                          ----------   --------          ----------  --------          ----------  -------
       Total interest-earning assets....   2,385,776    136,022    5.75   2,100,768   104,110   5.01    1,799,256   89,299  5.03
                                                       --------                      --------                      -------
Allowance for loan losses...............     (24,909)                       (23,357)                      (22,139)
Cash and due from banks.................      53,434                         52,332                        48,070
Cash in non-owned ATMs..................     133,235                        116,953                        89,169
Bank-owned life insurance...............      53,137                         48,400                             -
Loans, operating leases and other
  assets of discontinued operations ....         531                          4,660                        25,375
Other noninterest-earning assets .......      55,000                         45,338                        34,703
                                          ----------                     ----------                    ----------
       Total assets.....................  $2,656,204                     $2,345,094                    $1,974,434
                                          ==========                     ==========                    ==========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Interest-bearing demand.............  $  111,585        297    0.27% $   83,566       193   0.23%  $   74,926      196   0.26%
    Money market........................     177,911      3,837    2.16      60,615       665   1.10       33,170      119   0.36
    Savings.............................     272,673      1,738    0.64     312,981     1,257   0.40      312,892    1,627   0.52
    Retail time deposits................     286,371      8,098    2.83     238,024     5,002   2.10      253,474    5,785   2.28
                                          ----------   --------          ----------  --------          ----------  -------
       Total interest-bearing
         retail deposits................     848,540     13,970    1.65     695,186     7,117   1.02      674,462    7,727   1.15
    Jumbo certificates of
      deposit - nonretail...............      43,554      1,374    3.15      47,555       768   1.61      30,105       462   1.53
    Brokered certificates of deposit....     189,593      6,346    3.35      84,194     1,510   1.79           -         -      -
                                          ----------   --------          ----------  --------          ----------  -------

       Total interest-bearing deposits..   1,081,687     21,690    2.01      826,935    9,395   1.14     704,567     8,189   1.16
  FHLB of Pittsburgh advances...........     887,822     30,673    3.41      859,742   23,591   2.70     678,680    20,905   3.04
  Trust preferred borrowings............      62,986      5,292    8.29       51,162    2,184   4.20      50,000     1,963   3.87
  Other borrowed funds..................     165,406      4,739    2.87      181,334    2,237   1.23     122,459     1,231   1.01
  Cost of funding discontinued
    operations..........................           -        (14)                   -     (161)                 -      (987)
                                          ----------   --------          ----------  --------          ----------  -------
       Total interest-bearing
         liabilities....................   2,197,901     62,380    2.84    1,919,173   37,246   1.94    1,555,706   31,301   2.01
                                                       --------                      --------                      -------
Noninterest-bearing demand deposits.....     250,321                         220,446                      187,190
Other noninterest-bearing liabilities...      19,274                          15,040                       31,233
Minority interest.......................         209                             200                            -
Stockholders' equity....................     188,499                         190,235                      200,305
                                          ----------                      ----------                   ----------
       Total liabilities and
         stockholders' equity...........  $2,656,204                      $2,345,094                   $1,974,434
                                          ==========                      ==========                   ==========
Excess (deficit) of interest-
  earning assets over
  interest-bearing liabilities..........  $  187,875                      $  181,595                   $  243,550
                                          ==========                      ==========                   ==========
Net interest and dividend income........               $ 73,642                       $66,864                      $57,998
                                                       ========                       =======                      =======
Interest rate spread....................                           2.91%                        3.07%                        3.02%
                                                                   ====                         ====                         ====
Interest rate margin....................                           3.13%                        3.24%                        3.29%
                                                                   ====                         ====                         ====

(1)  Weighted average yields have been computed on a tax-equivalent basis.
(2)  Nonperforming loans are included in average balance computations.
(3)  Balances are reflected net of unearned income.
(4)  Includes securities available-for-sale. .

WSFS FINANCIAL CORPORATION

Provision for Loan Losses. The Corporation maintains an allowance for loan losses at an appropriate level based on management's assessment of the "estimable" and "probable" losses in the loan portfolio, pursuant to accounting literature which is discussed further in the Nonperforming Assets section of Management's Discussion and Analysis. Management's evaluation is based upon a review of the portfolio and requires significant judgement. For the year ended December 31, 2005, the Corporation recorded a provision for loan losses from continuing operations of $2.6 million compared to $3.2 million in 2004 and $2.6 million in 2003. In 2005, the decrease reflects an improvement in the credit quality of the loan portfolio.

Noninterest Income. Noninterest income increased $2.7 million to $34.7 million in 2005, or 8%, from $32.0 million in 2004. The increase was mainly the result of an increase of $2.9 million in card and ATM income as a result of underlying growth in volumes combined with increased prime-based bailment fees. As of December 31, 2005, the CashConnect segment, WSFS' ATM unit, recognized income from servicing 7,425 ATMs compared to 5,584 at December 31, 2004. Of these, WSFS owned and operated 271 ATMs in 2005. Additionally, deposit service charges increased $702,000 due primarily to an increase in total retail deposits driven by the promotion of a new free checking product line. The increases were partially offset by $605,000 of losses recognized on the sale of lower yielding agency investments.

Noninterest income increased $5.8 million to $32.0 million in 2004, or 22% from 2003. This increase was primarily due to card and ATM fee income which grew $2.4 million during 2004 as a result of continued expansion of WSFS' ATM network and customer card usage. At December 31, 2004, WSFS' CashConnect segment, WSFS's ATM unit, recognized income from servicing 5,584 ATMs compared to 4,716 at December 31, 2003. Of these, WSFS owned and operated 246 ATMs in 2004 compared to 222 in 2003. The increase was also due to fee income of $2.3 million from Montchanin. Additionally, WSFS received fee income of $2.2 million from the January 2004 investment in Bank-Owned Life Insurance (BOLI). Income from this long-term illiquid investment is shown as noninterest income in accordance with U.S. generally accepted accounting principles. These increases were partially offset by lower loan fee income of $668,000 and lower gains on the sales of loans and securities of $1.3 million. These decreases resulted primarily from generally higher interest rates and reduced refinancing activity during 2004 as compared to 2003.

Noninterest Expenses. Noninterest expenses for the year ended 2005 were $62.9 million for an increase of $7.2 million over the $55.7 million in 2004. This increase is primarily a result of the Company's growth in the commercial and retail banking areas and is mainly in salaries, benefits and other compensation, occupancy expense, marketing expenses and other operating expenses. The increase in marketing expenses also stem from expenses related to the promotion of a new free checking product line, and a campaign to increase market share for commercial banking. Consistent with accounting rules under Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, a $397,000 loss contingency for standby letters of credit was recorded during 2005 and is included in other operating expenses. The Corporation established this reserve based on management's assessment of the "estimable" and "probable" losses in the standby letters of credit portfolio. More information is provided on the Corporation's standby letters of credit is provided in Note 16 to the Financial Statements. As a result of the continued growth, and the formation of the Wealth Management Services division, the Company anticipates that expenses will continue to grow.

Noninterest expenses of $55.7 million in 2004 increased $6.3 million, or 13% from 2003. Included in the 2004 results were $2.0 million in operating expenses related to Montchanin. Included in the 2003 results were $1.3 million of expenses recorded in connection with the sale of WF and $303,000 of expenses related to the Corporation's Technology, Organizational and Process Simplification Plan (TOPS). During the first quarter of 2003, the Corporation completed the previously announced TOPS program; an initiative designed to simplify the organization, better integrate technology solutions and reengineer certain back office processes. Excluding the above-mentioned items, operating expenses increased $5.9 million, or 12% from 2003. Included in this increase were a $3.3 million increase in salaries, benefits and other compensation and a $541,000 increase in occupancy expense. These increases were primarily due to normal salary increases and the Company's continued branch expansion efforts during 2004. Marketing expenses increased $700,000 from 2003, mainly due to the promotion of a new free checking product line designed to attract a greater share of market deposits over time. Also during 2004, the Company incurred $469,000 of expenses associated with the initial compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404). Finally, during 2004 and 2003, the CashConnect segment performed an extensive analysis of its reserve for business losses. Based on its evaluation of probable losses using historical loss experience, the Company recorded a reduction to this reserve of $4,000 in 2004 and $261,000 in 2003.

Income Taxes. The Corporation recorded a $14.8 million tax provision for the year ended December 31, 2005 compared to $14.1 million and $34.9 million for the years ended December 31, 2004 and 2003, respectively. The effective tax rates for continuing operations for the years ended December 31, 2005, 2004 and 2003 were 34.8%, 35.1% and 34.1%, respectively. The provision for income taxes includes federal, state and local income taxes that are currently payable or deferred because of temporary differences between the financial reporting bases and the tax reporting bases of the assets and liabilities. The increase in the effective tax rate from 2003 to 2004 is principally the result of a change in New Jersey tax law that was enacted in June 2004. This law change, which eliminated the utilization of a portion of the Company's net operating losses in 2004, resulted in additional New Jersey state taxes payable.

                                                      WSFS FINANCIAL CORPORATION

At December 31, 2005, approximately $3.3 million in gross deferred tax assets of the Corporation are related to net operating losses and tax credits attributable to a former subsidiary. Management has assessed a valuation allowance of $1.96 million on these deferred tax assets due to limitations imposed by the Internal Revenue Code. Approximately $744,000 in gross deferred tax assets of the Corporation at December 31, 2005 are related to state tax net operating losses. Management has established a valuation allowance on all of these deferred tax assets due to such net operating losses expiring before being utilized.


The Corporation has an ongoing program that analyzes its projection of taxable income and makes adjustments to its provision for income taxes accordingly. For additional information regarding the Corporation's tax provision and net operating loss carryforwards, see Note 14 to the Consolidated Financial Statements.

FINANCIAL CONDITION

Total assets increased $343.8 million, or 14%, during 2005 to $2.8 billion. This increase was predominantly due to growth in net loans, which grew $239.8 million, or 16% during 2005. Total liabilities increased $358.2 million during the year to $2.7 billion at December 31, 2005. This increase was primarily the result of an increase in deposits of $211.3 million, or 17% during 2005. In addition, the increase was due to increased advances from the FHLB of $171.7 million.

Cash in non-owned ATMs. Between December 31, 2004 and December 31, 2005, the CashConnect segments', WSFS' ATM unit, cash in non-owned ATMs increased $43.4 million, or 33%. This increase was the result of an increase in the number of ATMs serviced by CashConnect from 5,584 at December 31, 2004 to 7,425 at December 31, 2005. Of these, 271 ATMs were WSFS owned and operated during 2005.

Mortgage-backed Securities. Investments in mortgage-backed securities increased $96.2 million during 2005 to $620.3 million. During 2005, the Corporation purchased $220.8 million in mortgage-backed securities. This increase was offset by principal repayments of $112.4 million. The weighted average duration of the mortgage-backed securities was 3.1 years at December 31, 2005.

Loans, net. Net loans, including loans held-for-sale, increased $239.8 million, or 16% during 2005. This included increases of $140.2 million, or 38% in commercial loans, $51.9 million, or 10% in commercial real estate loans, $33.9 million, or 16% in consumer loans and $17.8 million, or 4% in residential mortgage loans.

Retail Deposits. Retail deposits increased $141.7 million, or 13% during 2005 to $1.2 billion. Core deposit relationships (demand deposits, money market and savings accounts) increased $122.6 million, or 16% during the year. In addition, retail time deposits (CDs) increased $19.1 million, or 7% in 2005. The table below depicts the changes in retail deposits over the last three years:

Year Ended December 31,              2005             2004             2003
--------------------------------------------------------------------------------
(In Millions)
Beginning balance                  $1,052.2         $  883.1         $872.1
Interest credited                      11.4              6.6            6.4
Deposit inflows, net                  130.3            162.5            4.6
--------------------------------------------------------------------------------
Ending balance                     $1,193.9         $1,052.2         $883.1
================================================================================

Borrowings and Brokered Certificates of Deposit. Total borrowings increased by $140.9 million, or 13% between December 31, 2004 and December 31, 2005. Advances from the FHLB increased $171.7 million, or 21% and Trust Preferred borrowings increased $15.5 million, or 30%. Brokered deposits also increased $73.9 million, or 54% during the year. These increases were primarily used to fund the 16% growth in loans during 2005.

Stockholders' Equity. Stockholders' equity decreased $14.3 million to $182.0 million at December 31, 2005. This decrease was mainly due to the acquisition of 719,500 shares of the Corporation's common stock for $40.2 million ($55.94 per share average). At December 31, 2005, the Corporation held 8.8 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in 2006 in amounts depending on stock price and alternative uses of capital. In addition, other comprehensive loss increased $6.6 million due to a decline in the fair value of securities available-for-sale. Finally, the Corporation declared cash dividends totaling $1.8 million. These decreases were partially offset by net income of $27.9 million and in increase of $6.1 million in proceeds from the exercise of stock options.

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

WSFS FINANCIAL CORPORATION

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

The repricing and maturities of the Corporation's interest-rate sensitive assets and interest-rate sensitive liabilities at December 31, 2005 are set forth in the following table:

                                                                 Less than          One to                Over
                                                                 One Year       Five Years          Five Years           Total
------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Interest-rate sensitive assets :
   Real estate loans (1)..............................          $  638,064     $   328,379            $ 79,740      $1,046,183
   Commercial loans...................................             426,238          58,842              23,850         508,930
   Consumer loans.....................................             113,998          55,067              75,755         244,820
   Mortgage-backed securities.........................             215,334         154,368             250,621         620,323
   Loans held-for-sale................................                 438               -                   -             438
   Investment securities..............................              48,718          38,194              16,870         103,782
   Other investments..................................                 173               -                    -            173
------------------------------------------------------------------------------------------------------------------------------
                                                                 1,442,963         634,850             446,836       2,524,649
------------------------------------------------------------------------------------------------------------------------------
Interest-rate sensitive liabilities:
   Money market and interest-bearing demand deposits..              91,032               -             259,744         350,776
   Savings deposits...................................              70,621               -             181,054         251,675
   Retail time deposits...............................             224,950          85,814               1,301         312,065
   Jumbo certificates of deposit......................              36,935           3,632                   -          40,567
   Brokered certificates of deposit...................             211,738               -                   -         211,738
   FHLB advances .....................................             661,000         274,900              72,821       1,008,721
   Trust preferred borrowings.........................              67,011               -                   -          67,011
   Other borrowed funds...............................              95,794               1              23,481         119,276
------------------------------------------------------------------------------------------------------------------------------
                                                                 1,459,081         364,347             538,401       2,361,829
------------------------------------------------------------------------------------------------------------------------------
   (Deficiency) excess  of interest-rate sensitive....
   assets over interest-rate sensitive liabilities....
   ("interest-rate sensitive gap")....................          $  (16,118)    $   270,503            $(91,565)     $  162,820
==============================================================================================================================

One-year interest-rate sensitive
  assets/interest-rate sensitive liabilities                         98.90%
One-year interest-rate sensitive gap as a
  percent of total assets                                            (0.57)%


(1)  Includes commercial mortgage, construction, and residential mortgage loans.

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

To provide a more accurate one-year gap position of the Corporation, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of the Bank's deposit accounts, that 35% of money market and 13% of interest-bearing demand deposits are sensitive to interest rate changes and that 22% to 36% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one-year category with the remainder in the over five-year category.

Deposit rates other than time deposit rates are variable, and changes in deposit rates are generally subject to local market conditions and management's discretion and are not indexed to any particular rate.

                                                      WSFS FINANCIAL CORPORATION

In 1998, the Corporation purchased a ten-year interest rate cap in order to limit its exposure on $51.5 million of variable Trust Preferred Securities issued in 1998. On April 6, 2005, the Corporation completed the issuance of $67.0 million of aggregate principal amount of Pooled Floating Rate Securities. The proceeds from this issuance were used to fund the redemption of $51.5 million of Floating Rate Capital Trust I Preferred Securities. This derivative instrument caps the three-month LIBOR, the base rate of the trust preferred borrowings, at 6.00%. The Trust Preferred borrowings are classified in the less than one-year category reflecting the ability to adjust upward for the balance of the term of the interest rate cap. If the three-month LIBOR rate equals or exceeds 6.00%, the Trust Preferred borrowing takes on a fixed characteristic and therefore would be classified in the period corresponding to the cap's maturity.

REVERSE MORTGAGES

The Corporation holds an investment in reverse mortgages of $785,000 at December 31, 2005 representing a participation in reverse mortgages with a third party.

Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Reverse mortgages are nonrecourse obligations, which means that the loan repayments are generally limited to the net sale proceeds of the borrower's residence.

The Corporation accounts for its investment in reverse mortgages by estimating the value of the future cash flows on the reverse mortgages at a rate deemed appropriate for these mortgages, based on the market rate for similar collateral. Actual cash flows from the maturity of these mortgage loans can result in significant volatility in the recorded value of reverse mortgage assets. As a result, income varies significantly from reporting period to reporting period. For the year ended December 31, 2005, the Corporation earned $678,000 in interest income on reverse mortgages as compared to $1.8 million in 2004 and $(24,000) in 2003.

The projected cash flows depend on assumptions about life expectancy and the changes in future collateral values. Projecting the changes in future collateral values is the most significant factor impacting the volatility of future cash flows. The Corporation is currently estimating a short-term annual appreciation rate of -8.0% in the first year, and a long-term annual appreciation rate of 0.5% in future years. If the long-term appreciation rate was increased to 1.5%, the resulting impact on income would have been $150,000. Conversely, if the long-term appreciation rate was decreased to -0.5%, the resulting impact on income would have been $(130,000).

The Corporation also holds $12.0 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" Certificates issued in connection with securities consisting of a portfolio of reverse mortgages previously held by the Corporation. At the time of the securitization, the securitizer retained 100% of the Class "O" Certificates from the securitization. These Class "O" Certificates have no priority over other classes of Certificates under the Trust and no distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates in up to five separate increments for an aggregate purchase price of $1.0 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates does not meet the definition of a derivative under SFAS 133, Accounting for Derivative and Hedging Activities.

DISCONTINUED OPERATIONS

In December 2000, the Corporation approved plans to discontinue the operations of WCC. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to zero lease contracts and 31 loan contracts at December 31, 2005. WCC no longer accepts new applications, but will continue to service existing loans until their maturity.

An extensive analysis as of December 31, 2005 indicated that no additional reserves were needed for the expected losses in the business during the remaining wind-down period.

At December 31, 2005, there were $74,000 in indirect loans and zero in indirect leases, net, still outstanding. At December 31, 2005, WSFS had exposure to $19,000 in remaining used car residuals, for which it estimates a loss of $8,000. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the financial statements, the loss on the wind-down of discontinued operations, net of tax, was zero in 2005.

WSFS FINANCIAL CORPORATION

BUSINESS HELD-FOR-SALE

In November 2002, WSFS signed a definitive agreement for the sale of WSFS' majority-owned subsidiary, WF. This sale was completed in January 2003. In 2003, WSFS recognized an after tax gain on the sale of $41.3 million or $5.01 per diluted share. The sale included $148.2 million in assets, of which $117.6 million were residential mortgage loans held-for-sale. The gain on the sale of WF is presented separately on the statement of operations, net of tax.

The completion of this divestiture transaction was consistent with the Company's strategic direction to focus resources and capital on WSFS' core community bank network in and around Delaware.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing and funding activities. To that end, management actively monitors and manages its interest rate risk exposure. One measure required to be performed by the Office of Thrift Supervision (OTS)-regulated institutions is the test specified by OTS Thrift Bulletin No. 13A, "Management of Interest Rate Risk, Investment Securities and Derivatives Activities." This test measures the impact on the net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of the estimated cash flows from assets and liabilities as a percentage of the net present value of assets. The following table is the estimated impact of immediate changes in interest rates on the Company's net interest margin and net portfolio value at the specified levels at December 31, 2005 and 2004, calculated in compliance with Thrift Bulletin No. 13A:

December 31,            2005                                  2004
------------------------------------------------    ----------------------------
Change in Interest  % Change in                     % Change in
       Rate         Net Interest   Net Portfolio    Net Interest   Net Portfolio
  (Basis Points)     Margin (1)      Value (2)      Margin (1)       Value (2)
--------------------------------------------------------------------------------
       +300              0%             7.33%            3%             9.26%
       +200              0%             7.86%            2%             9.35%
       +100              0%             8.31%            1%             9.42%
          0              0%             8.72%            0%             9.47%
       -100             -2%             8.83%           -3%             9.30%
       -200 (3)         -7%             8.62%           -9%             9.10%
       -300 (3)        -11%             8.32%          -17%             9.07%


(1) The percentage difference between net interest margin in a stable interest rate environment and net interest margin as projected under the various rate environment changes.
(2) The net portfolio value of the Company in a stable interest rate environment and the net portfolio value as projected under the various rate environment changes.
(3) Sensitivity indicated by a decrease of 200 and 300 basis points may not be particularly meaningful at December 31, 2005 and 2004 given the historically low absolute level of interest rates at these dates.

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

                                                      WSFS FINANCIAL CORPORATION

The following table sets forth the Corporation's nonperforming assets and past due loans at the dates indicated:


December 31,                                      2005      2004      2003      2002      2001
----------------------------------------------------------------------------------------------
(Dollars in Thousands)
Nonaccruing loans:
     Commercial                                 $  925    $1,595    $1,549    $2,242    $1,330
     Consumer                                      155       291       240       516       306
     Commercial mortgages                          727       909       941       326     1,928
     Residential mortgages                       1,567     1,601     2,513     3,246     3,618
     Construction                                   36         -         -       199       351
----------------------------------------------------------------------------------------------
Total nonaccruing loans                          3,410     4,396     5,243     6,529     7,533
Assets acquired through foreclosure                 59       217       301       904       432
----------------------------------------------------------------------------------------------
Total nonperforming assets                      $3,469    $4,613    $5,544    $7,433    $7,965
==============================================================================================

Past due loans:
     Residential mortgages                      $  327    $  703    $  915    $  346    $   88
     Commercial and commercial mortgages             -         -       129        95       767
     Consumer                                       59       104       148        88       244
----------------------------------------------------------------------------------------------
Total past due loans                            $  386    $  807    $1,192    $  529    $1,099
==============================================================================================

Ratio of nonaccruing loans to total
     loans (1)                                    0.19%     0.28%     0.40%     0.60%     0.72%
Ratio of allowance for loan losses to gross
     loans (1)                                    1.41%     1.56%     1.69%     1.95%     2.05%
Ratio of nonperforming assets to total assets     0.12%     0.18%     0.25%     0.44%     0.42%
Ratio of loan loss allowance to nonaccruing
  loans (2)                                     709.47%   524.05%   421.91%   324.49%   277.77%


(1)  Total loans exclude loans held-for-sale.
(2)  The applicable allowance represents general valuation allowances only.

The ratio of nonaccruing loans to total loans improved from 0.28% in 2004 to 0.19% in 2005. In addition, the ratio of nonperforming assets to total assets improved from 0.18% in 2004 to 0.12% in 2005. These improvements were the result of continued strong levels of asset quality.

The following table provides an analysis of the change in the balance of nonperforming assets during the last three years:




Year Ended December 31,                    2005            2004           2003
--------------------------------------------------------------------------------
(In Thousands)
Beginning balance                       $ 4,613         $ 5,544        $ 7,433
      Additions                           5,062           6,554          7,299
      Collections                        (4,467)         (4,668)        (6,992)
      Transfers to accrual                 (398)         (1,717)          (945)
      Charge-offs/write-downs            (1,341)         (1,100)        (1,251)
--------------------------------------------------------------------------------
 Ending balance                         $ 3,469         $ 4,613        $ 5,544
================================================================================

Allowance for Loan Losses. The Corporation maintains allowances for credit losses and charges losses to these allowances when such losses are realized. The determination of the allowance for loan losses requires significant judgement reflecting management's best estimate of probable loan losses related to specifically identified loans as well as probable loan losses in the remaining loan portfolio. Management's evaluation is based upon a review of these portfolios.

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

WSFS FINANCIAL CORPORATION

The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of each loan. As a result, changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgement, affect the collectability of the portfolio as of the evaluation date. See the discussion of historical loss adjustment factors below.

Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for ten years. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are assigned a reserve for losses based upon this historical loss information and historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions including those listed below.

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

The table below represents a summary of changes in the allowance for loan losses during the periods indicated:

Year Ended December 31,                                     2005        2004        2003        2002         2001
-----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Beginning balance                                       $ 24,222    $ 22,386    $ 21,452    $ 21,597     $ 21,423
Provision for loan losses - continuing operations          2,582       3,217       2,550       2,243        1,865
Provision for loan losses - businesses held-for-sale           -           -           -         211          347
Sale of businesses held-for-sale                               -           -           -        (269)           -

Charge-offs:
    Residential real estate                                   90         222         329         725          106
    Commercial real estate (1)                               104         148           -         333          195
    Commercial                                             1,048         656         827         895        1,000
    Consumer (2)                                             631         817         860       1,551        1,031
-----------------------------------------------------------------------------------------------------------------
Total charge-offs                                          1,873       1,843       2,016       3,504        2,332
-----------------------------------------------------------------------------------------------------------------

Recoveries:
    Residential real estate                                   59          32           -          76            1
    Commercial real estate (1)                                42           -         202         181           61
    Commercial                                               209         335          79         483          100
    Consumer (2)                                             140          95         119         434          132
-----------------------------------------------------------------------------------------------------------------
Total recoveries                                             450         462         400       1,174          294
-----------------------------------------------------------------------------------------------------------------

Net charge-offs                                            1,423       1,381       1,616       2,330        2,038
-----------------------------------------------------------------------------------------------------------------
Ending balance                                          $ 25,381    $ 24,222    $ 22,386    $ 21,452     $ 21,597
=================================================================================================================

Net charge-offs to average gross loans outstanding,
    net of unearned income                                  0.09%       0.10%       0.13%       0.22%        0.20%
=================================================================================================================

(1)  Includes  commercial  mortgage and  construction  loans.
(2)  2002 and prior years include amounts for businesses held-for-sale.

                                                      WSFS FINANCIAL CORPORATION

For the year ended December 31, 2005, the Corporation provided $2.6 million for loan losses. The decrease in 2005 reflects improved credit quality of the Corporation's loan portfolio despite strong loan growth.

The allowance for losses is allocated by major portfolio type. As these portfolios have developed, they have become a source of historical data in projecting delinquencies and loss exposure; however, such allocations are not indicative of where future losses may occur. The allocation of the allowance for loan and lease losses by portfolio type at the end of each of the last five fiscal years, and the percentage of outstanding in each category to total gross loans outstanding, at such dates follow:

December 31,                               2005               2004              2003              2002              2001
------------------------------------------------------ ------------------ ----------------- ----------------- -----------------
                                       Amount  Percent   Amount   Percent   Amount  Percent   Amount  Percent    Amount Percent
------------------------------------------------------ ------------------ ----------------- ----------------- -----------------
(Dollars in Thousands)
Residential real estate              $  1,632    25.4% $  1,468    28.1%  $  2,736   34.6% $   3,620    38.2%   $ 4,039    38.2%
Commercial real estate                 10,978    32.7     9,211    34.6      8,338   29.3      7,208    26.2      6,927    24.3
Commercial                              9,471    28.3    10,456    23.7      8,368   22.0      7,375    19.1      6,963    18.7
Consumer                                3,300    13.6     3,087    13.6      2,944   14.1      3,249    16.5      3,668    18.8
-------------------------------------------------------------------------------------------------------------------------------
Total                                 $25,381   100.0%  $24,222   100.0%   $22,386  100.0%   $21,452   100.0%   $21,597   100.0%
===============================================================================================================================

LIQUIDITY

The Company manages its liquidity risk and funding needs through its treasury function and its Asset/Liability Committee. Historically, the Company has had success in growing its loan portfolio. For example, during the year ended December 31, 2005, net loan growth resulted in the use of $228.8 million in cash. The loan growth was primarily the result of the continued success increasing corporate and small business lending. Management expects this trend to continue. While the Company's loan-to-deposit ratio has been well above 100% for many years, management has significant experience managing its funding needs through borrowings and deposit growth.

As a financial institution, the Company has ready access to several sources of funding. Among these are:

o   Deposit growth
o   The brokered CD market
o   Borrowing from the FHLB
o   Other borrowings such as repurchase  agreements
o   Cashflow from securities and loan repayments
o   And net income of the Company

The Company's current branch expansion and renovation program is focused on expanding the Company's retail footprint in Delaware and attracting new customers to provide additional deposit growth. Retail deposit growth was strong, equaling $141.7 million or 13% between December 31, 2004 and December 31, 2005.

The Corporation's portfolio of high-quality, liquid investments, primarily short-duration AAA-rated, mortgage-backed securities and Agency notes also provide a near-continuous source of cash flow to meet current cash needs. If needed, portions of this portfolio could also be sold to provide cash to fund loan growth. During the year ended December 31 2005, $39.3 million in cash was also provided by operating activities.

The Company has a policy that separately addresses liquidity, and management monitors the Company's adherence to policy limits. One measure of the Company's liquidity is the ratio of cash and qualified assets to net withdrawable deposits and borrowings due within one year, which was 7.4% at December 31, 2005, compared with 10.5% at December 31, 2004. The ratio at both dates were well in excess of the policy minimum. Also, liquidity risk management is a primary area of examination by the OTS.

The Corporation has not used and has no intention of using any significant off balance sheet financing arrangement for liquidity management purposes. The
Corporation's financial instruments with off balance sheet risk are limited to obligations to fund loans to customers pursuant to existing commitments, obligations of letters of credit and an interest rate cap which limits the interest rate exposure on $50.0 million of trust preferred floating rate debt. In addition, WSFS has not had and has no intention to have any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources.


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

WSFS FINANCIAL CORPORATION

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

At December 31, 2005, WSFS is classified as well-capitalized, the highest regulatory defined level, and is in compliance with all regulatory capital requirements. Additional information concerning WSFS' regulatory capital compliance is included in Note 12 to the Financial Statements.

Since 1996, the Board of Directors has approved several stock repurchase programs to acquire common stock outstanding. As part of these programs, the Corporation acquired approximately 719,500 shares in 2005 and 373,900 shares in 2004. At December 31, 2005, the Corporation held 8.8 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in 2006 in amounts depending on stock price and alternative uses of capital. At December 31, 2005, the Corporation had 650,000 shares remaining under its current share repurchase authorization.

OFF BALANCE SHEET ARRANGEMENTS

The Corporation has no off balance sheet arrangements that currently have, or are reasonably likely to have a material future effect on the Corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. Additional information concerning the Corporation's off balance sheet arrangements is included in Note 16 to the Financial Statements.

CONTRACTUAL OBLIGATIONS

At December 31, 2005, the Corporation had contractual obligations relating to operating leases, long-term debt, data processing and credit obligations. These obligations are summarized below. Additional information concerning the Corporation's contractual obligations is included in Notes 9, 11, and 16 to the Financial Statements.

                                                 Less than                                 More than
                                      Total         1 Year     1-3 Years     3-5 Years       5 Years
----------------------------------------------------------------------------------------------------
                                                         (Amount in Thousands)
Operating lease obligations      $   37,288     $    2,253      $  5,550       $ 5,524       $23,961
Long-term debt obligations        1,008,721        661,000       209,900        65,000        72,821
Data processing contracts            12,587          3,364         6,147         3,076             -
Credit obligations                  503,398        503,398                           -
----------------------------------------------------------------------------------------------------
Total                            $1,561,994     $1,170,015      $221,597       $73,600       $96,782
====================================================================================================

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

                                                      WSFS FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these Financial Statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, contingencies (including indemnifications), and deferred taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgements on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following are critical accounting policies that involve more significant judgements and estimates:

Allowance for Loan Losses

The Corporation maintains allowances for credit losses and charges losses to these allowances when realized. The determination of the allowance for loan losses requires significant judgement reflecting management's best estimate of probable loan losses related to specifically identified loans, as well as those in the remaining loan portfolio. Management's evaluation is based upon a continuing review of these portfolios, with consideration given to evaluations resulting from examinations performed by regulatory authorities.

Contingencies (Including Indemnifications)

In the ordinary course of business, the Corporation, the Bank and its subsidiaries are subject to legal actions which involve claims for monetary relief. Based upon information presently available to the Corporation and its counsel, it is the Corporation's opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Corporation's results of operations.

The Bank, as successor to originators of reverse mortgages is, from time to time, involved in disputes, arbitration or litigation with various parties including borrowers or the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances regarding how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage obligations.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment - An Amendment of Statements No. 123 and 95 that addresses the accounting for equity-based compensation arrangements, including employee stock options. Upon implementation of the changes proposed in this statement, entities would no longer be able to account for equity-based compensation using the intrinsic value method under Opinion No. 25. Entities would be required to measure the cost of employee services received in exchange for awards of equity instruments at the grant date of the award using a fair value based method. SFAS 123 (R) becomes effective for public entities that do not file as small business issuers as of the beginning of the first fiscal reporting period that begins after June 15, 2005. For the Corporation, it will become effective on January 1, 2006. See Note 1 to the Financial Statements for the Company's disclosure of the prospective impact of fair value accounting for stock options.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 that requires retrospective application to prior periods financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions unless it is impracticable to do so. SFAS 154 becomes effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. For the Corporation, this will become effective on January 1, 2006. The adoption of this Statement will not have a material impact on the Corporation's Consolidated Financial Statements.

In November 2005, FASB Staff Position (FSP) SFAS Nos. 115-1 and SFAS 124-1 The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was issued. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005. For the Corporation, this will become effective on January 1, 2006. The adoption of this Statement will not have a material impact on the Corporation's Consolidated Financial Statements.

WSFS FINANCIAL CORPORATION


Market for Registrant's Common Equity and
Related Stockholder Matters

WSFS Financial Corporation's Common Stock is traded on The Nasdaq Stock MarketSM under the symbol WSFS. At December 31, 2005, the Corporation had 1,378 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

The closing market price of the common stock at December 31, 2005 was $61.25.


                                         Stock Price Range
                                         -----------------
                                         Low          High     Dividends
           -------------------------------------------------------------
           2005         4th            $57.12        $65.00     $ 0.07
                        3rd             54.00         59.26       0.07
                        2nd             49.50         56.70       0.07
                        1st             51.90         60.38       0.06
                                                                ------
                                                                $ 0.27
                                                                ======

           2004         4th            $49.90        $62.75     $ 0.06
                        3rd             47.80         53.75       0.06
                        2nd             45.03         51.12       0.06
                        1st             43.81         52.31       0.05
                                                                ------
                                                                $ 0.23
                                                                ======

                                                      WSFS FINANCIAL CORPORATION


Management's Report on Internal Control Over
Financial Reporting

To Our Stockholders:

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

Management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on this assessment, management has concluded that, as of December 31, 2005, the Corporation's internal control over financial reporting is effective based on those criteria.

Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, has been audited by KPMG LLP, the independent registered public accounting firm who also audited the Corporation's consolidated financial statements. KPMG's attestation report on management's assessment of the Corporation's internal control over financial reporting appears elsewhere in this annual report.


/s/Marvin N. Schoenhals                            /s/Stephen A. Fowle
------------------------------                     -----------------------------
Marvin N. Schoenhals                               Stephen A. Fowle
Chairman and President                             Executive Vice President and
and Chief Financial Officer                        Chief Financial Officer

WSFS FINANCIAL CORPORATION

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that WSFS Financial Corporation (the Corporation) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that the Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in COSO. Also, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 15, 2006 expressed an unqualified opinion on those consolidated financial statements.


/s/KPMG LLP

March 15, 2006
Philadelphia, Pennsylvania

                                                      WSFS FINANCIAL CORPORATION

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited the accompanying consolidated statement of condition of WSFS Financial Corporation and subsidiaries (the Corporation) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSFS Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have  audited,  in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States), the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/KPMG LLP

March 15, 2006
Philadelphia, Pennsylvania

WSFS FINANCIAL CORPORATION


CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31,                                                     2005         2004        2003
----------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)
Interest income:
Interest and fees on loans                                             $ 105,639    $  78,101   $  72,001
Interest on mortgage-backed securities                                    25,687       20,326      14,874
Interest and dividends on investment securities                            2,580        3,099       1,503
Interest on investments in reverse mortgages                                 678        1,847         (24)
Other interest income                                                      1,438          737         945
----------------------------------------------------------------------------------------------------------
                                                                         136,022      104,110      89,299
----------------------------------------------------------------------------------------------------------
Interest expense:
Interest on deposits                                                      21,690        9,395       8,189
Interest on Federal Home Loan Bank advances                               30,659       23,430      19,918
Interest on federal funds purchased and securities sold under
  agreements to repurchase                                                 4,089        2,064         927
Interest on trust preferred borrowings                                     5,292        2,184       1,963
Interest on other borrowings                                                 650          173         304
----------------------------------------------------------------------------------------------------------
                                                                          62,380       37,246      31,301
----------------------------------------------------------------------------------------------------------
Net interest income                                                       73,642       66,864      57,998
Provision for loan losses                                                  2,582        3,217       2,550
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       71,060       63,647      55,448
----------------------------------------------------------------------------------------------------------

Noninterest income:
Credit/debit card and ATM income                                          15,049       12,137       9,749
Deposit service charges                                                   10,091        9,389       9,119
Investment advisory income                                                 2,519        2,262           -
Bank-owned life insurance income                                           2,003        2,190           -
Loan fee income                                                            1,999        2,182       2,850
Mortgage banking activities, net                                             391          439       1,517
Securities (losses) gains                                                   (605)         249         515
Other income                                                               3,206        3,102       2,416
----------------------------------------------------------------------------------------------------------
                                                                          34,653       31,950      26,166
----------------------------------------------------------------------------------------------------------

Noninterest expenses:
Salaries, benefits and other compensation                                 35,172       30,723      26,544
Occupancy expense                                                          5,168        4,666       4,040
Equipment expense                                                          3,879        3,696       3,777
Data processing and operations expense                                     3,465        3,246       2,812
Marketing expense                                                          2,745        2,329       1,602
Professional fees                                                          2,416        2,496       2,673
Other operating expenses                                                  10,032        8,543       7,969
----------------------------------------------------------------------------------------------------------
                                                                          62,877       55,699      49,417
----------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest and taxes      42,836       39,898      32,197
Less minority interest                                                       133          190           -
----------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes                            42,703       39,708      32,197
Income tax provision                                                      14,847       13,951      10,964
----------------------------------------------------------------------------------------------------------
Income from continuing operations                                         27,856       25,757      21,233
Income on wind-down of discontinued operations, net of taxes                   -          143           -
Gain on sale of businesses held-for-sale, net of taxes                         -            -      41,789
----------------------------------------------------------------------------------------------------------
Net income                                                             $  27,856    $  25,900   $  63,022
==========================================================================================================

                                                      WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS (continued)

Year Ended December 31,                                                     2005         2004        2003
-----------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)
Earnings per share:
  Basic:
     Income from continuing operations                                 $    4.10    $    3.60    $   2.73
     Income on wind-down of discontinued operations, net of taxes              -         0.02           -
     Gain on sale of businesses held-for-sale, net of taxes                    -            -        5.38
----------------------------------------------------------------------------------------------------------
         Net income                                                    $    4.10    $    3.62    $   8.11
==========================================================================================================

  Diluted:
     Income from continuing operations                                 $    3.89    $    3.39    $   2.58
     Income on wind-down of discontinued operations, net of taxes              -         0.02           -
     Gain on sale of businesses held-for-sale, net of taxes                    -            -        5.07
----------------------------------------------------------------------------------------------------------
         Net income                                                    $    3.89    $    3.41    $   7.65
==========================================================================================================

The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION


CONSOLIDATED STATEMENT OF CONDITION

December 31,                                                                                               2005           2004
------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
  Assets
  Cash and due from banks                                                                           $    59,251    $    61,328
  Cash in non-owned ATMs                                                                                174,527        131,150
  Interest-bearing deposits in other banks                                                                  173            531
------------------------------------------------------------------------------------------------------------------------------
            Total cash and cash equivalents                                                             233,951        193,009
  Investment securities held-to-maturity (market value: 2005-$5,005; 2004-$8,286)                         4,806          7,767
  Investment securities available-for-sale                                                               52,683         89,609
  Mortgage-backed securities held-to-maturity (market value: 2005-$-; 2004-$4)                                -              4
  Mortgage-backed securities available-for-sale                                                         608,372        512,189
  Mortgage-backed securities trading                                                                     11,951         11,951
  Loans held-for-sale                                                                                       436          3,229
  Loans, net of allowance for loan losses of $25,381 at December 31, 2005 and
    $24,222 at December 31, 2004                                                                      1,774,858      1,532,238
  Bank-owned life insurance                                                                              54,193         52,190
  Stock in Federal Home Loan Bank of Pittsburgh, at cost                                                 46,293         43,946
  Assets acquired through foreclosure                                                                        59            217
  Premises and equipment                                                                                 22,904         22,835
  Accrued interest receivable and other assets                                                           36,212         32,684
  Loans, operating leases and other assets of discontinued operations                                        34          1,088
------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                      $ 2,846,752    $ 2,502,956
==============================================================================================================================
  Liabilities and Stockholders' Equity

  Liabilities:

  Deposits:
Noninterest-bearing demand                                                                          $   279,415    $   246,592
Interest-bearing demand                                                                                 141,378        100,098
Money market                                                                                            209,398        123,523
Savings                                                                                                 251,675        289,041
Time                                                                                                    224,853        221,414
Jumbo certificates of deposit - retail                                                                   87,212         71,514
------------------------------------------------------------------------------------------------------------------------------
            Total retail deposits                                                                     1,193,931      1,052,182
Jumbo certificates of deposit - nonretail                                                                40,567         44,903
Brokered certificates of deposit                                                                        211,738        137,877
------------------------------------------------------------------------------------------------------------------------------
             Total deposits                                                                           1,446,236      1,234,962

  Federal funds purchased and securities sold under agreements to repurchase                             83,150        132,105
  Federal Home Loan Bank advances                                                                     1,008,721        837,063
  Trust preferred borrowings                                                                             67,011         51,547
  Other borrowed funds                                                                                   36,126         33,441
  Accrued interest payable and other liabilities                                                         23,327         17,296
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                                   2,664,571      2,306,414
------------------------------------------------------------------------------------------------------------------------------

  Commitments and contingencies (see Note 16)

  Minority Interest                                                                                         206            239

  Stockholders' Equity:

  Serial preferred stock $.01 par value, 7,500,000 shares authorized; none issued and outstanding             -              -
  Common stock $.01 par value, 20,000,000 shares authorized; issued 15,435,630
    at December 31, 2005 and 15,213,647 at December 31, 2004                                                154            152
  Capital in excess of par value                                                                         74,673         68,327
  Accumulated other comprehensive loss                                                                   (9,968)        (3,385)
  Retained earnings                                                                                     319,065        293,054
  Treasury stock at cost, 8,839,569 shares at December 31, 2005 and 8,127,269
    shares at December 31, 2004                                                                        (201,949)      (161,845)
------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                            181,975        196,303
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority interest and stockholders' equity                                     $ 2,846,752    $ 2,502,956
==============================================================================================================================

The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              Accumulated
                                                                Capital in          Other                               Total
                                                      Common    Excess of   Comprehensive Retained     Treasury Stockholders'
                                                       Stock    Par Value   (Loss) Income Earnings        Stock        Equity
-----------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Balance, December 31, 2002                              $149     $ 59,789    $    904    $207,358      $ (85,528)    $182,672
Comprehensive income:
     Net income                                            -            -           -      63,022             -        63,022
     Other comprehensive loss (1)                          -            -      (2,652)          -             -        (2,652)
                                                                                                                     --------
Total comprehensive income                                                                                             60,370
                                                                                                                     --------
Cash dividend, $0.20 per share                             -            -           -      (1,583)            -        (1,583)
Exercise of common stock options                           2        3,054           -           -             -         3,056
Treasury stock at cost, 1,596,600 shares (2)               -           93           -           -       (58,418)      (58,325)
Tax benefit from exercises of common stock options         -        1,802           -           -             -         1,802
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                              $151     $ 64,738    $ (1,748)   $268,797     $(143,946)     $187,992
=============================================================================================================================

Comprehensive income:
     Net income                                            -            -           -      25,900             -        25,900
     Other comprehensive loss (1)                          -            -      (1,637)          -             -        (1,637)
                                                                                                                     --------
Total comprehensive income                                                                                             24,263
                                                                                                                     --------
Cash dividend, $0.23 per share                             -            -           -      (1,643)            -        (1,643)
Exercise of common stock options                           1        2,044           -           -             -         2,045
Treasury stock at cost, 368,400 shares (3)                 -          173           -           -       (17,899)      (17,726)
Tax benefit from exercises of common stock options         -        1,372           -           -             -         1,372
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004                              $152      $68,327    $ (3,385)   $293,054     $(161,845)     $196,303
=============================================================================================================================

Comprehensive income:
     Net income                                            -            -           -      27,856             -        27,856
     Other comprehensive loss (1)                          -            -      (6,583)           -            -        (6,583)
                                                                                                                     --------
Total comprehensive income                                                                                             21,273
                                                                                                                     --------
Cash dividend, $0.27 per share                             -            -           -      (1,845)            -        (1,845)
Exercise of common stock options                           2        3,120           -           -             -         3,122
Treasury stock at cost, 712,300 shares (4)                 -          276           -           -       (40,104)      (39,828)
Tax benefit from exercises of common stock options         -        2,950           -           -             -         2,950
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2005                              $154      $74,673     $(9,968)   $319,065     $(201,949)     $181,975
=============================================================================================================================

(1) Other Comprehensive Income:                                                               2005         2004          2003
-----------------------------------------------------------------------------------------------------------------------------
     Net unrealized holding losses on securities available-for-sale arising during the
         period net of taxes (2005 - $(4,540), 2004 - $(661), 2003 - $(1,455))            $ (7,407)   $  (1,078)     $ (2,374)

     Net unrealized   holding  gains  (losses)  arising  during  the  period  on
         derivatives, net of taxes (2005 - $241, 2004 - $(218), 2003 - $22)                    449         (405)           41

     Reclassification for losses (gains) included in income,  net of taxes
        (2005 - $230, 2004 - $(94), 2003 - $(196))                                             375         (154)         (319)
-----------------------------------------------------------------------------------------------------------------------------
     Total other comprehensive (loss) income                                              $ (6,583)   $  (1,637)     $ (2,652)
=============================================================================================================================

(2)      Net of reissuance of 5,000 shares.
(3)      Net of reissuance of 5,500 shares.
(4)      Net of reissuance of 7,200 shares.

The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,                                                           2005         2004         2003
----------------------------------------------------------------------------------------------------------------
                                                                                           (revised)    (revised)
(In Thousands)
Operating activities:
Net income                                                                   $  27,856    $  25,900    $  63,022
Adjustments to reconcile net income to net cash provided by
(used for)  operating activities:
     Provision for loan losses                                                   2,582        3,217        2,550
     Depreciation, accretion and amortization                                    5,440        6,022       11,562
     Increase in accrued interest receivable and other assets                   (1,952)      (2,831)     (10,060)
     Origination of loans held-for-sale                                        (37,222)     (42,647)     (73,679)
     Proceeds from sales of loans held-for-sale                                 38,721       38,223       68,338
     Gain on sale of loans held-for-sale                                           (84)        (205)        (751)
     Loss (gain) on sale of loans                                                    1         (234)        (766)
     Loss (gain) on sale of investments                                            605         (249)        (515)
     Minority interest in net income                                               133          190            -
     Increase (decrease) in accrued interest payable and other liabilities       6,031        2,648      (22,526)
     Gain on businesses held-for-sale                                                -            -      (65,689)
     Gain on sale of assets acquired through foreclosure                          (137)         (60)         (99)
     Increase in value of bank-owned life insurance                             (2,003)      (2,190)           -
     Increase in capitalized interest, net                                        (678)      (2,271)        (502)
----------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                            39,293       25,513      (29,115)
----------------------------------------------------------------------------------------------------------------

Investing activities:

     Maturities of investment securities                                         6,990        2,675          500
     Sales of investment securities available-for-sale                          60,454       25,057       21,292
     Purchases of investment securities available-for-sale                     (26,744)      (9,930)    (116,088)
     Sales of mortgage-backed securities available-for-sale                          -       51,634      109,502
     Sales of mortgage-backed securities held-to-maturity                            -            -       14,772
     Repayments of mortgage-backed securities held-to-maturity                       4        1,813       22,809
     Repayments of mortgage-backed securities available-for-sale               112,395      150,988      333,460
     Purchases of mortgage-backed securities available-for-sale               (220,816)    (200,696)    (874,560)
     Repayments on reverse mortgages                                               177        2,619        1,789
     Disbursements for reverse mortgages                                          (393)        (470)        (877)
     Purchase of Cypress Capital Management, LLC                                  (452)      (1,122)           -
     Sale of loans                                                                 688       13,435       47,174
     Purchase of loans                                                         (15,831)     (14,767)     (14,370)
     Purchase of bank-owned life insurance                                           -      (50,000)           -
     Sale of businesses held-for-sale                                                -            -      129,283
     Net increase in loans                                                    (228,758)    (228,001)    (254,676)
     Net increase in stock of Federal Home Loan Bank of Pittsburgh              (2,347)        (270)     (21,697)
     Sales of assets acquired through foreclosure, net                             683          532        1,322
     Purchase of land                                                             (925)      (2,860)           -
     Purchase of office building                                                     -       (3,507)           -
     Sale of real estate held-for-investment                                     5,296            -            -
     Investment in real estate partnership                                      (1,196)           -            -
     Investment in premises and equipment, net                                  (4,202)      (6,378)      (2,800)
----------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                        (314,977)    (269,248)    (603,165)
----------------------------------------------------------------------------------------------------------------
                                                                                         (Continued on next page)

                                                      WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)


Year Ended December 31,                                                                           2005         2004         2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (revised)    (revised)
(In Thousands)
  Financing activities:
       Net increase in demand and savings deposits                                           $ 125,297    $ 102,368    $  68,612
       Net increase (decrease) in time deposits                                                 87,875      202,933      (40,876)
       Net increase in federal funds purchased                                                       -            -       50,000
       Net (decrease) increase in securities sold under agreements to repurchase               (48,955)     (16,276)      72,456
       Net increase (decrease) in FHLB advances                                                171,658       (6,233)     439,797
       Redemption of WSFS Capital Trust I Preferred Securities                                 (51,547)           -            -
       Issuance of Pooled Floating Rate Capital Securities                                      67,011            -            -
       Dividends paid on common stock                                                           (1,845)      (1,643)      (1,583)
       Issuance of common stock and exercise of common stock options                             6,348        3,590        4,951
       Purchase of treasury stock, net of reissuance                                           (40,104)     (17,899)     (58,418)
       (Decrease) increase in minority interest                                                   (166)           3      (12,845)
--------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                               315,572      266,843      522,094
--------------------------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                                         39,888       23,108     (110,186)
       Net cash provided by operating activities of discontinued operations (1)                  1,141        7,746       43,077
       Net cash (used for) provided by investing activities of discontinued operations (1)         (87)         640       (5,155)
       Cash and cash equivalents at beginning of period                                        193,009      161,515      233,779
--------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of period                                            $ 233,951    $ 193,009    $ 161,515
--------------------------------------------------------------------------------------------------------------------------------

  Supplemental Disclosure of Cash Flow Information:

       Cash paid for interest                                                                $  58,080    $  36,355    $  31,617
       Cash paid for income taxes from continuing operations, net                               10,151        9,803       61,984
       Cash (refunded) paid for taxes of discontinued operations, net                              (45)         396        1,087
       Loans transferred to assets acquired through foreclosure                                    388          388          620
       Net change in other comprehensive loss                                                   (6,583)      (1,637)      (2,652)
       Net transfer of loans held-for-sale to loans                                              1,378        2,858        8,150
       Deconsolidation of WSFS Capital Trust I                                                       -        1,547            -
       Transfer of building to real estate held-for-investment                                   1,878            -            -

(1) In 2005, the Company has separately disclosed the operating and investing portions of the cash flows attributable to its discontinued operations which, in prior periods, were reported on a combined basis as a single amount.

The accompanying notes are an integral part of these Financial Statements.

WSFS FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

WSFS Financial Corporation (Company or Corporation) is a thrift holding company organized under the laws of the State of Delaware. The Corporation's principal wholly-owned subsidiary, Wilmington Savings Fund Society, FSB (the Bank or
WSFS), is a federal savings bank organized under the laws of the United States which, at December 31, 2005, serves customers from its main office, 24 retail banking offices, loan production offices and operations centers located in Delaware and southeastern Pennsylvania.

In preparing the Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses, investment in reverse mortgages, contingencies (including indemnifications) and income tax taxes.

Basis of Presentation

The consolidated Financial Statements include the accounts of the parent company, Montchanin Capital Management, Inc. (Montchanin) and its non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress), WSFS and its wholly-owned subsidiaries, WSFS Investment Group, Inc., WSFS Reit, Inc. and WSFS Credit Corporation (WCC), as well as not wholly-owned, but majority controlled and consolidated subsidiary, Wilmington Finance, Inc. (WF). WF was sold in January 2003. This subsidiary was classified as a business held-for-sale. See
Note 3 of the Financial Statements for further discussion of Business Held-for-Sale. As discussed in Note 2 of the Financial Statements, the results of WCC, the Corporation's wholly-owned indirect auto financing and leasing subsidiary, are presented as discontinued operations.

WSFS Capital Trust III is an unconsolidated affiliate of the Company and was formed in 2005 to issue $67.0 million aggregate principle amount of Pooled Floating Rate Capital Securities. The proceeds from this issue were used to fund the redemption of $51.5 million of Floating Rate WSFS Capital Trust I Preferred Securities (formerly WSFS Capital Trust I). The Trust invested all of the proceeds from the sale of the Pooled Floating Rate Capital Securities in Junior Subordinated Debentures of the Corporation. WSFS Investment Group, Inc. markets various third-party insurance and securities products to Bank customers through WSFS' retail banking system. WSFS Reit, Inc. is a real estate investment trust that was formed to hold qualifying real estate assets and may be used in the future as a vehicle to raise capital. Montchanin was formed to provide asset management products and services to customers in the Bank's primary market area. In 2004, Montchanin acquired a 60% interest in Cypress, a Wilmington based investment advisory firm servicing high net-worth individuals and institutions. In January 2005, Montchanin increased its ownership in Cypress to 80%.

During 2005, the Corporation announced that it would move its corporate headquarters in early 2007. As part of the transaction, the Corporation acquired a passive ownership interest in a limited partnership created to develop the office building in which the Corporation will be a tenant. Related to this move, the Company sold the land on which the WSFS Bank Center is to be built. As part of this agreement, the property developer has agreed to purchase the Company's current headquarters, which is expected to result in approximately a $3.0 million gain at the time of the move, expected to be early 2007.

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

                                                      WSFS FINANCIAL CORPORATION

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

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Management has the discretion to determine impairment in certain circumstances. The specific identification method is used to determine realized gains and losses on sales of investment and mortgage-backed securities. All sales are made without recourse.

Investment in Reverse Mortgages

The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Accordingly, because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets can result in significant volatility associated with estimations. As a result income recognition can vary significantly from reporting period to reporting period.

Loans

Loans are stated net of deferred fees and costs and unearned discounts. Loan interest income is accrued using various methods that approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans using a level yield method over the period to maturity.

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. Impaired loans include loans within the Corporation's commercial, commercial mortgage and commercial construction portfolios. The Corporation's policy for recognition of interest income on impaired loans is the same as for nonaccrual loans discussed below.

Nonaccrual Loans

Nonaccrual loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower or the underlying collateral is deemed sufficient to cover principal and interest in accordance with the Corporation's previously established loan-to-value policies.

Allowances for Loan Losses

The Corporation maintains allowances for credit losses and charges losses to these allowances when such losses are realized. The determination of the allowance for loan losses requires significant judgement reflecting management's best estimate of probable losses related to specifically identified loans as well as probable losses in the remaining loan portfolio. Management's evaluation is based upon a review of these portfolios.

Management establishes the loan loss allowance in accordance with guidance provided by the Securities and Exchange Commission's Staff Accounting Bulletin 102 (SAB 102). Its methodology for assessing the appropriateness of the allowance consists of several key elements which include: specific allowances for identified problem loans, formula allowances for commercial and commercial real estate loans, and allowances for pooled homogenous loans.

WSFS FINANCIAL CORPORATION

Specific reserves are established for certain loans in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate that a loss has been incurred.

The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of each loan. As a result, changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical loss experience for such loans and may be adjusted for significant factors that, in management's judgement, affect the collectability of the portfolio as of the evaluation date. See discussion of historical loss adjustment factors below.

Pooled loans are loans that are usually smaller, not-individually-graded and homogeneous in nature, such as consumer installment loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs for ten years. The average loss allowance per homogeneous pool is based on the product's average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are assigned a reserve for loss based upon this historical loss information and historical loss adjustment factors. Historical loss adjustment factors are based upon management's evaluation of various current conditions, including those listed below.

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

Assets Held-for-Sale

Assets held-for-sale include loans held-for-sale and are carried at the lower of cost or market of the aggregate or, in some cases, individual assets. Vehicles that have been returned to the Company upon the expiration of their lease terms have been included in the net assets of discontinued operations.

Assets Acquired Through Foreclosure

Assets acquired through foreclosure are recorded at the lower of the recorded investment in the loans or fair value less estimated disposal costs. Costs subsequently incurred to improve the assets are included in the carrying value provided that the resultant carrying value does not exceed fair value less estimated disposal costs. Costs relating to holding the assets are charged to expense in the current period. An allowance for estimated losses is provided when declines in fair value below the carrying value are identified. Net costs of assets acquired through foreclosure include costs of holding and operating the assets, net gains or losses on sales of the assets and provisions for losses to reduce such assets to fair value less estimated disposal costs.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements and additions are capitalized. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the life of the related lease if less than the estimated useful life. In general, computer equipment, furniture and equipment and building renovations are depreciated over three, five and ten years, respectively. Accelerated methods are used in depreciating certain assets for income tax purposes.

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

Loss Contingency for Standby Letters of Credit

The Corporation maintains a loss contingency for standby letters of credit and charges losses to this reserve when such losses are realized. The determination of the loss contingency for standby letters of credit requires significant judgement reflecting management's best estimate of probable losses related to standby letters of credit.

Income Taxes

The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement basis and tax basis of assets and liabilities.

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                                2005      2004      2003
------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
      Numerator:
              Income from continuing operations                                              $27,856   $25,757   $21,233
              Income on wind-down of discontinued operations, net of taxes                         -       143         -
              Gain on sale of businesses held-for-sale, net of taxes                               -         -    41,789
------------------------------------------------------------------------------------------------------------------------
              Net income                                                                     $27,856   $25,900   $63,022
------------------------------------------------------------------------------------------------------------------------

           Denominator:
             Denominator for basic earnings per share - weighted average shares                6,795     7,158     7,774
             Effect of dilutive employee stock options                                           373       435       464
------------------------------------------------------------------------------------------------------------------------
             Denominator for diluted earnings per share - adjusted weighted average
               shares and assumed exercise                                                     7,168     7,593     8,238
========================================================================================================================

         Earnings per share:
             Basic:
              Income from continuing operations                                              $  4.10   $  3.60   $  2.73
              Income on wind-down of discontinued operations, net of taxes                         -      0.02         -
              Gain on sale of businesses held-for-sale, net of taxes                               -         -      5.38
------------------------------------------------------------------------------------------------------------------------
              Net income                                                                     $  4.10   $  3.62   $  8.11
========================================================================================================================

             Diluted:
              Income from continuing operations                                              $  3.89   $  3.39   $  2.58
              Income on wind-down of discontinued operations, net of taxes                         -      0.02         -
              Gain on sale of businesses held-for-sale, net of taxes                               -         -      5.07
------------------------------------------------------------------------------------------------------------------------
              Net income                                                                     $  3.89   $  3.41   $  7.65
========================================================================================================================

              Outstanding common stock equivalents having no dilutive effect, in thousands       173         4         4

WSFS FINANCIAL CORPORATION

Stock Options

At December 31, 2005, the Corporation had two stock-based employee compensation plans that are described more fully in Note 15 to the Financial Statements. The Corporation accounts for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had the Company applied the fair value recognition provision of the Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Effective January 1, 2006, the Corporation  will implement SFAS No. 123 (revised
2004), Share-Based-Payment. The impact to the Corporation's Consolidated Statement of Operations for 2006, on existing options, is expected to be approximately $1.1 million.

                                                                                                    2005        2004        2003
--------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
Income from continuing operations, as reported                                                   $27,856     $25,757     $21,233
Less:  Total stock-based employee compensation expense determined
           under fair value based methods for all awards, net of related tax effects                (972)       (590)       (708)
--------------------------------------------------------------------------------------------------------------------------------
Pro forma income from continuing operations                                                      $26,884     $25,167     $20,525
================================================================================================================================

Earnings per share:
  Basic:
    Income from continuing operations                                                            $  4.10    $   3.60   $    2.73
    Less: Total stock-based employee compensation expense determined
       under fair value based methods for all awards, net of related tax effects                   (0.14)      (0.08)      (0.09)
--------------------------------------------------------------------------------------------------------------------------------
          Pro forma income from continuing operations                                            $  3.96    $   3.52   $    2.64
================================================================================================================================

  Diluted:
    Income from continuing operations                                                            $  3.89    $   3.39   $    2.58
    Less: Total stock-based employee compensation expense determined
       under fair value based methods for all awards, net of related tax effects                   (0.14)      (0.08)      (0.09)
--------------------------------------------------------------------------------------------------------------------------------
    Pro forma income from continuing operations                                                  $  3.75    $   3.31   $    2.49
================================================================================================================================

2.       DISCONTINUED OPERATIONS OF A BUSINESS SEGMENT
--------------------------------------------------------------------------------

In December 2000, the Corporation discontinued the operations of WCC, its indirect auto financing and vehicle leasing subsidiary. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to zero lease contracts and 31 loan contracts at December 31, 2005.

At December 31, 2005, loans, operating leases and other assets of discontinued operations, net were $34,000 compared to $1.1 million at December 31, 2004. This decrease was mainly due to scheduled maturities in the remaining indirect loan and lease portfolios. At December 31, 2004, the Corporation reviewed the remaining used car residual values and determined that its exposure was significantly reduced. As a result, at December 31, 2004, the Corporation reduced its reserve for discontinued operations by $143,000, net of taxes. At December 31, 2005, there were $74,000 in indirect loans and zero in indirect leases, net, still outstanding. At December 31, 2005, WSFS had exposure to $19,000 in remaining used car residuals, for which it estimates a loss of $8,000. Management has provided for this loss in the Financial Statements. Due to the provision for this estimated exposure in the Financial Statements, the Corporation did not recognize any additional losses on the wind-down of discontinued operations in 2005, 2004 and 2003.

                                                      WSFS FINANCIAL CORPORATION


              The   following   table   depicts  the  net  income   (loss)  from
discontinued operations for the years ended December 31, 2005, 2004 and 2003:

Year Ended December 31,                                         2005       2004       2003
------------------------------------------------------------------------------------------
(In Thousands)
Interest income                                              $    27    $   140    $   422
Allocated interest expense (1)                                    14        161        987
------------------------------------------------------------------------------------------
  Net interest income (expense)                                   13        (21)      (565)

Loan and lease servicing fee income                               72        237        292
Rental income on operating leases, net                            63        377       (529)
Other Income                                                       -         (2)         2
------------------------------------------------------------------------------------------
  Net revenues                                                   148        591       (800)

Noninterest expenses                                             358        352        557
------------------------------------------------------------------------------------------

(Loss) income before taxes                                      (210)       239     (1,357)
Charge (credit) to the reserve for discontinued operations       210       (239)     1,357
------------------------------------------------------------------------------------------
Income from discontinued operations                                -          -          -
Income on wind-down of discontinued operations                     -        143          -
------------------------------------------------------------------------------------------
Total                                                        $     -    $   143    $     -
==========================================================================================

(1) The allocated interest expense for 2005 was based on the Company's annual average wholesale borrowing rate of 3.41%, which approximated a marginal funding cost for the business. For the years ended December 31, 2004 and 2003, the allocated interest expense was based on a direct matched-maturity funding of the net non-cash assets of discontinued operations. The average borrowing rates for 2004 and 2003 were 3.40% and 3.51%, respectively.

3.   BUSINESSES HELD-FOR-SALE
--------------------------------------------------------------------------------

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

Also in November 2002, the Corporation completed the sale of CustomerOne Financial Network, Inc. (C1FN) and its related interests in its Everbank Division. Under a provision of the agreement between sellers and buyers, certain sale consideration was withheld in two separate escrow accounts pending the resolution of certain events. During 2003, those events were resolved and WSFS received the entire amount held in escrow. As a result, the Company recorded $786,000 ($517,000 after taxes) as a gain on the sale of businesses held-for-sale.

The gains realized on the sale of WF and C1FN are presented separately on the statement of operations, net of tax.

WSFS FINANCIAL CORPORATION

4.  INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The following tables detail the amortized cost and the estimated fair value of the Corporation's investment securities:

                                                         Gross        Gross
                                         Amortized  Unrealized   Unrealized     Fair
                                              Cost       Gains       Losses    Value
------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale securities:
    December 31, 2005:
       Reverse mortgages (1)              $    785    $    -     $      -   $    785
       U.S. Government and agencies         51,702         -          785     50,917
       State and political subdivisions        975         6            -        981
------------------------------------------------------------------------------------
                                          $ 53,462    $    6     $    785   $ 52,683
====================================================================================

     December 31, 2004:
       Reverse mortgages (1)              $   (109)   $    -     $      -   $   (109)
       U.S. Government and agencies         90,730         -        1,012     89,718
------------------------------------------------------------------------------------
                                          $ 90,621    $    -     $  1,012   $ 89,609
====================================================================================

Held-to-maturity:

    December 31, 2005:
       State and political subdivisions   $  4,806    $    199   $      -   $  5,005
------------------------------------------------------------------------------------
                                          $  4,806    $    199   $      -   $  5,005
====================================================================================

     December 31, 2004:
       Corporate bonds                    $    310    $     13   $      -   $    323
       State and political subdivisions      7,457         507          1      7,963
------------------------------------------------------------------------------------
                                          $  7,767    $    520   $      1   $  8,286
====================================================================================

(1) See Note 6 of the Financial Statements for a further discussion of Reverse Mortgages.

Securities with book values aggregating $52.8 million at December 31, 2005 were specifically pledged as collateral for WSFS' Treasury Tax and Loan account with the Federal Reserve Bank, securities sold under agreement to repurchase and certain letters of credit and municipal deposits which require collateral. Accrued interest receivable relating to investment securities was $434,000 and $728,000 at December 31, 2005 and 2004, respectively.

                                                      WSFS FINANCIAL CORPORATION

         The scheduled maturities of investment securities held-to-maturity and securities available-for-sale at December 31, 2005 were as follows:

                                       Held-to-Maturity       Available-for-Sale
                                     -------------------      ------------------
                                     Amortized      Fair      Amortized     Fair
                                          Cost     Value           Cost    Value
--------------------------------------------------------------------------------
(In Thousands)
Within one year (1)                    $     -   $     -       $13,714   $13,693
After one year but within five years     3,299     3,482        39,408    38,646
After five but within ten years              -         -           340       344
After ten years                          1,507     1,523             -         -
--------------------------------------------------------------------------------
                                       $ 4,806   $ 5,005       $53,462   $52,683
================================================================================

(1) Reverse mortgages do not have contractual maturities. The Corporation has included reverse mortgages in maturities within one year.

During 2005, proceeds from the sale of investment securities classified as available-for-sale were $61.1 million, with a loss of $609,000 realized on the sales. Municipal bonds totaling $180,000 and corporate bonds totaling $251,553 were called by the issuers, with a gain of $4,000 realized on these calls.
Proceeds from the sale of investments classified as available-for-sale during 2004 and 2003 were $25.0 million and $21.2 million, respectively. There was a net gain of $1,000 realized on sales in 2004 and $200,000 net gain realized in 2003. The cost basis for all investment security sales was based on the specific identification method. There were no sales of investment securities classified as held-to-maturity in 2005, 2004 and 2003.

At December 31, 2005, the Company owned investment securities totaling $51.0 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $785,000 at December 31, 2005. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Securities amounting to $36.0 million have been impaired for 12 months or longer. The Corporation has determined that these securities are not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                               Less than 12 months    12 months or longer          Total
                                               -------------------    -------------------    -------------------

                                                 Fair   Unrealized      Fair   Unrealized      Fair   Unrealized
                                                Value         Loss     Value         Loss     Value         Loss
----------------------------------------------------------------------------------------------------------------
(In Thousands)
Held-to-maturity
  State and political subdivisions            $    71     $     -   $     -       $     -   $    71       $     -
Available-for-sale
  State and political subdivisions                  -           -         -             -         -             -
  U.S. Government and agencies                 14,898           5    36,019           780    50,917           785
-----------------------------------------------------------------------------------------------------------------
     Total temporarily impaired investments   $14,969     $     5   $36,019       $   780   $50,988       $   785
=================================================================================================================

WSFS FINANCIAL CORPORATION

5.  MORTGAGE-BACKED SECURITIES
--------------------------------------------------------------------------------

The following tables detail the amortized cost and the estimated fair value of the Corporation's mortgage-backed securities:

                                                               Gross      Gross
                                               Amortized  Unrealized Unrealized       Fair
                                                    Cost       Gains     Losses      Value
------------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale securities:
  December 31, 2005:
    Collateralized mortgage obligations         $526,546    $    205   $ 11,199   $515,552
    FNMA                                          49,785           -      2,010     47,775
    FHLMC                                         32,211           -      1,554     30,657
    GNMA                                          14,643           -        255     14,388
------------------------------------------------------------------------------------------
                                                $623,185    $    205   $ 15,018   $608,372
==========================================================================================
    Weighted average yield                          4.63%

  December 31, 2004:
    Collateralized mortgage obligations         $402,513    $  1,319   $  2,601   $401,231
    FNMA                                          59,774           -      1,124     58,650
    FHLMC                                         34,731           -        943     33,788
    GNMA                                          18,408         165         53     18,520
------------------------------------------------------------------------------------------
                                                $515,426    $  1,484   $  4,721   $512,189
==========================================================================================

      Weighted average yield                        4.27%

Held-to-maturity securities:
  December 31, 2005:
    FHLMC                                       $      -    $      -   $      -   $      -
------------------------------------------------------------------------------------------
                                                $      -    $      -   $      -   $      -
==========================================================================================

    Weighted average yield                             -%

  December 31, 2004:
    FHLMC                                       $      4    $      -   $      -   $      4
------------------------------------------------------------------------------------------
                                                $      4    $      -   $      -   $      4
==========================================================================================
    Weighted average yield                          6.06%

Trading securities:

  December 31, 2005:
    Collateralized mortgage obligations         $ 11,951    $      -   $      -   $ 11,951
------------------------------------------------------------------------------------------
                                                $ 11,951    $      -   $      -   $ 11,951
==========================================================================================

    Weighted average yield                         7.38%

  December 31, 2004:
    Collateralized mortgage obligations        $ 11,951    $      -   $      -   $ 11,951
------------------------------------------------------------------------------------------
                                               $ 11,951    $      -   $      -   $ 11,951
==========================================================================================
    Weighted average yield                         5.32%

The portfolio of available-for-sale mortgage-backed securities consist of 100% AAA-rated, currently cash flowing securities, backed by conventional 15 or 20-year mortgages. The weighted average duration of the mortgage-backed securities was 3.1 years at December 31, 2005.

At December 31, 2005, mortgage-backed securities with par values aggregating $369.0 million were pledged as collateral for retail customer repurchase agreements, municipal deposits and Federal Home Loan Bank advances. Accrued interest receivable relating to mortgage-backed securities was $2.4 million and $1.9 million at December 31, 2005 and 2004, respectively. There were no sales of mortgage-backed securities in 2005. Proceeds from the sale of mortgage-backed securities available-for-sale

                                                      WSFS FINANCIAL CORPORATION

were $51.4 million in 2004, resulting in a gain of $248,000. The cost basis of all mortgage-backed securities sales are based on specific identification method.

The Corporation owns $12.0 million of SASCO RM-1 2002 securities, including accrued interest which was paid in kind, which are classified as "trading." $10.0 million was received as partial consideration for the sale of the reverse mortgage portfolio, while an additional $1.0 million was purchased at par at the time of the securitization and $950,000 from accrued interest paid in kind. These floating rate notes represent the BBB traunche of the reverse mortgage securitization underwritten by Lehman Brothers and carry a coupon rate of one-month London InterBank Offered Rate (LIBOR) plus 300 basis points. For a further discussion of reverse mortgages, see the Reverse Mortgages discussion in Management's Discussion and Analysis and Note 6 to the Financial Statements.

Based on accounting rules under SFAS 115, when these securities were acquired they were classified as "trading." It was the Company's intention to sell them in the near term. An active market for these securities has not developed since the issuance, but it continues to be the intent of the Corporation to sell these securities if and when an active market develops. Since there is no active market for these securities, the Corporation has used the guidance under SFAS 115 to provide a reasonable estimate of fair value. The Corporation estimated the value of these securities as of December 31, 2005 based on the pricing of similar securities that have an active market as well as a fundamental analysis of the actual cash flows of the underlying securities. The Corporation also obtained an estimate, from an independent securities dealer, of the value of these securities, which was also based in part on similar actively-traded securities.

At December 31, 2005, the Company owned mortgage-backed securities totaling $563.7 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $15.0 million at December 31, 2005. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Some of these securities have been impaired for twelve months or longer. The Corporation has determined that these securities are not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                      Less than 12 months     12 months or longer            Total
                                      -------------------     -------------------   ---------------------
                                         Fair  Unrealized        Fair  Unrealized        Fair  Unrealized
                                        Value        Loss       Value        Loss       Value        Loss
---------------------------------------------------------------------------------------------------------
(In Thousands)
Available-for-sale
   CMO                               $260,241    $ (4,433)   $210,657    $ (6,766)   $470,898    $(11,199)
   FNMA                                     -           -      47,775      (2,010)     47,775      (2,010)
   FHLMC                                2,257         (57)     28,400      (1,497)     30,657      (1,554)
   GNMA                                11,066        (143)      3,322        (112)     14,388        (255)
---------------------------------------------------------------------------------------------------------
     Total temporarily impaired MBS  $273,564    $ (4,633)   $290,154    $(10,385)   $563,718    $(15,018)
=========================================================================================================

6.  REVERSE MORTGAGES AND RELATED ASSETS
--------------------------------------------------------------------------------

The Corporation holds an investment in reverse mortgages of $785,000 at December 31, 2005 representing a participation in reverse mortgages with a third party.

Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Reverse mortgages are nonrecourse obligations, which means that the loan repayments are generally limited to the net sale proceeds of the borrower's residence.

The Corporation accounts for its investment in reverse mortgages by estimating the value of the future cash flows on the reverse mortgages at a rate deemed appropriate for these mortgages, based on the market rate for similar collateral. Actual cash flows from these mortgage loans can result in significant volatility in the recorded value of reverse mortgage assets. As a result, income varies significantly from reporting period to reporting period. For the year ended December 31, 2005, the Corporation earned $678,000 in interest income on reverse mortgages as compared to $1.8 million in 2004 and $(24,000) in 2003.

         The projected cash flows depend on assumptions about life expectancy and the changes in future collateral values. Projecting the changes in future collateral values is the most significant factor impacting the volatility of future cash flows. The Corporation is currently estimating a short-term annual appreciation rate of -8.0% in the first year, and a long-term annual appreciation rate of 0.5% in future years. If the long-term appreciation rate was increased to 1.5%, the resulting impact on income would have been $150,000. Conversely, if the long-term appreciation rate was decreased to -0.5%, the resulting impact on income would have been $(130,000).

WSFS FINANCIAL CORPORATION

         The Corporation also holds $12.0 million in BBB-rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" Certificates issued in connection with securities consisting of a portfolio of reverse mortgages previously held by the Corporation. At the time of the securitization, the securitizer retained 100% of the Class "O" Certificates from the securitization. These Class "O" Certificates have no priority over other classes of Certificates under the Trust and no distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates in up to five separate increments for an aggregate purchase price of $1.0 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates does not meet the definition of a derivative under SFAS 133, Accounting for Derivative and Hedging Activities.

7.  LOANS
--------------------------------------------------------------------------------

The following tables detail the Corporation's loan portfolio:

December 31,                                    2005                   2004
--------------------------------------------------------------------------------
(In Thousands)

Real estate mortgage loans:
     Residential (1-4 family)            $   457,213            $   439,774
     Other                                   432,660                433,947
Real estate construction loans               194,002                137,395
Commercial loans                             511,798                370,660
Consumer loans                               244,820                210,959
--------------------------------------------------------------------------------
                                           1,840,493              1,592,735
Less:
     Loans in process                         40,560                 36,359
     Deferred fees                              (306)                   (84)

     Allowance for loan losses                25,381                 24,222
--------------------------------------------------------------------------------
        Net loans                        $ 1,774,858            $ 1,532,238
================================================================================

The Corporation had impaired loans of approximately $3.4 million at December 31, 2005 compared to $4.4 million at December 31, 2004. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The average recorded balance of impaired loans was $3.9 million and $4.8 million during 2005 and 2004, respectively. The allowance for losses on impaired loans was $480,000 at December 31, 2005, as compared to $750,000 at December 31, 2004. There was no interest income recognized on impaired loans.

The total amount of loans serviced for others were $255.8 million, $245.5 million and $244.7 million at December 31, 2005, 2004 and 2003, respectively. The Corporation received fees from the servicing of loans of $769,000, $800,000 and $831,000 during 2005, 2004 and 2003, respectively.

Beginning in 2005, the Corporation began prospectively recording mortgage servicing rights on its mortgage loan servicing portfolio. Mortgage servicing rights represent the present value of the future net servicing fees from servicing mortgage loans acquired or originated by the Corporation. At December 31, 2005, the total of this portfolio was $37.6 million. Mortgage loans serviced for others are not included in loans on the accompanying Consolidated Statement of Condition. The valuation of these servicing rights resulted in $308,000 of noninterest income. Revenues from originating, marketing and servicing mortgage loans as well as valuation adjustments related to capitalized mortgage servicing rights are included in mortgage banking activities, net on the Consolidated Statement of Operations.

Accrued interest receivable on loans outstanding was $7.9 million and $5.7 million at December 31, 2005 and 2004, respectively.

Nonaccruing loans aggregated $3.4 million, $4.4 million and $5.2 million at December 31, 2005, 2004 and 2003, respectively. If interest on all such loans had been recorded in accordance with contractual terms, net interest income would have increased by $133,000 in 2005, $150,000 in 2004 and $218,000 in 2003.

WSFS FINANCIAL CORPORATION

         A summary of changes in the allowance for loan losses follows:

Year Ended December 31,                  2005            2004            2003
--------------------------------------------------------------------------------
(In Thousands)

Beginning balance                    $ 24,222        $ 22,386        $ 21,452
     Provision for loan losses          2,582           3,217           2,550
     Loans charged-off                 (1,873)         (1,843)         (2,016)
     Recoveries                           450             462             400
--------------------------------------------------------------------------------
Ending balance                       $ 25,381        $ 24,222        $ 22,386
================================================================================

8.  ASSETS ACQUIRED THROUGH FORECLOSURE
--------------------------------------------------------------------------------

Assets acquired through foreclosure are summarized as follows:


December 31,                                                  2005         2004
--------------------------------------------------------------------------------
(In Thousands)

Real estate                                                   $ 59         $217
Less allowance for losses                                        -            -
--------------------------------------------------------------------------------
Ending balance                                                $ 59         $217
================================================================================

9.  PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

     Land, office buildings, leasehold improvements, furniture and equipment and renovations-in-process, at cost, are summarized by major classifications:

December 31,                                                  2005          2004
--------------------------------------------------------------------------------
(In Thousands)
Land                                                       $ 4,440       $ 3,946
Buildings                                                   11,052        12,224
Leasehold improvements                                      13,094        11,878
Furniture and equipment                                     21,917        22,082
--------------------------------------------------------------------------------
                                                            50,503        50,130
Less:
Accumulated depreciation                                    27,599        27,295
--------------------------------------------------------------------------------
                                                           $22,904       $22,835
================================================================================

         The Corporation occupies certain premises and operates certain equipment under noncancelable leases with terms ranging from 1 to 25 years. These leases are accounted for as operating leases. Accordingly, lease costs are expensed as incurred. Rent expense was $2.2 million in 2005, $2.3 million in 2004 and $1.8 million in 2003. Future minimum payments under these leases at December 31, 2005 are as follows:

                   (In Thousands)

                   2006                                         $ 2,253
                   2007                                           2,328
                   2008                                           3,222
                   2009                                           2,800
                   2010                                           2,724
                   Thereafter                                    23,961
                   ----------------------------------------------------
                      Total future minimum lease payments       $37,288
                   ====================================================

WSFS FINANCIAL CORPORATION

10.  DEPOSITS
--------------------------------------------------------------------------------

The following is a summary of deposits by category, including a summary of the remaining time to maturity for time deposits:

December 31,                                                   2005         2004
--------------------------------------------------------------------------------
(In Thousands)

Money market and demand:
    Noninterest-bearing demand                           $  279,415   $  246,592
    Interest-bearing demand                                 141,378      100,098
    Money market                                            209,398      123,523
--------------------------------------------------------------------------------
       Total money market and demand                        630,191      470,213
--------------------------------------------------------------------------------

Savings                                                     251,675      289,041
--------------------------------------------------------------------------------

Retail certificates of deposits by maturity:
    Less than one year                                      152,891      109,664
    One year to two years                                    59,269       97,569
    Two years to three years                                  8,137        9,517
    Three years to four years                                 2,346        2,573
    Over four years                                           2,210        2,091
--------------------------------------------------------------------------------
       Total retail time certificates                       224,853      221,414
--------------------------------------------------------------------------------

Jumbo certificates of deposit-retail, by maturity:
    Less than one year                                       69,716       23,118
    One year to two years                                    15,950       47,532
    Two years to three years                                  1,292          301
    Three years to four years                                   100          415
    Over four years                                             154          148
--------------------------------------------------------------------------------
      Total jumbo certificates of deposit-retail             87,212       71,514
--------------------------------------------------------------------------------
Subtotal retail deposits                                  1,193,931    1,052,182
--------------------------------------------------------------------------------

Jumbo certificates of deposit-non-retail, by maturity:
    Less than one year                                       36,935       43,246
    One year to two years                                     1,496         --
    Two years to three years                                   --          1,250
    Three years to four years                                   415         --
    Over four years                                           1,721          407
--------------------------------------------------------------------------------
       Total jumbo time certificates-non-retail              40,567       44,903
--------------------------------------------------------------------------------

Brokered certificates of deposit less than one year         211,738      137,877
--------------------------------------------------------------------------------

Total deposits                                           $1,446,236   $1,234,962
================================================================================

                                                      WSFS FINANCIAL CORPORATION

Interest expense by category follows:

Year Ended December 31,                           2005        2004        2003
--------------------------------------------------------------------------------
(In Thousands)
Interest-bearing demand                        $   297     $   193     $   196
Money market                                     3,837         665         119
Savings                                          1,738       1,257       1,627
Retail time deposits                             8,098       5,002       5,785
--------------------------------------------------------------------------------
      Total retail interest expense             13,970       7,117       7,727
--------------------------------------------------------------------------------

Jumbo certificates of deposit-non-retail         1,374         768         462
Brokered certificates of deposit                 6,346       1,510           -
--------------------------------------------------------------------------------
      Total interest expense on deposits       $21,690     $ 9,395     $ 8,189
================================================================================

11.  BORROWED FUNDS

The following is a summary of borrowed funds by type:

                                                                                       Maximum
                                                                                          Amount                  Weighted
                                                                                     Outstanding       Average     Average
                                                                        Weighted        at Month        Amount    Interest
                                                               Balance   Average             End   Outstanding        Rate
                                                             at End of  Interest      During the    During the  During the
                                                                Period      Rate         Period         Period      Period
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
2005
----
FHLB advances                                               $1,008,721      4.12%     $1,008,721      $887,822       3.41%
Trust preferred borrowings                                      67,011      6.18          67,011        62,986       8.29
Federal funds purchased and securities
  sold under agreements to repurchase                           83,150      4.24         172,135       128,062       1.67
Other borrowed funds                                            36,126      3.05          42,037        37,344       1.74

2004
----
FHLB advances                                              $   837,063      2.90%       $915,181      $859,742       2.70%
Trust preferred borrowings                                      51,547      4.90          51,547        51,162       4.20
Federal funds purchased and securities
  sold under agreements to repurchase                          132,105      2.33         158,195       145,321       1.42
Other borrowed funds                                            33,441      0.65          39,317        36,013       0.48

Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank (FHLB) of Pittsburgh with rates ranging from 2.00% to 5.45% at December 31, 2005 are due as follows:

                                                                  Weighted
                                                                   Average
                                                   Amount             Rate
       --------------------------------------------------------------------
       (Dollars in Thousands)
       2006.........................          $   661,000             4.03%
       2007.........................              125,000             3.37
       2008.........................               84,900             5.17
       2009.........................               35,000             4.48
       2010 - 2013..................              102,821             4.61
       --------------------------------------------------
                                               $1,008,721
      ===================================================

WSFS FINANCIAL CORPORATIOn

Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, qualifying fixed-income securities, FHLB stock and an interest-bearing demand deposit account with the FHLB.

As a member of the FHLB of Pittsburgh, WSFS is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to 4.55% of its advances (borrowings) from the FHLB of Pittsburgh, plus 0.55% of the unused borrowing capacity. WSFS was in compliance with this requirement with a stock investment in FHLB of Pittsburgh of $46.3 million at December 31, 2005.

Four advances are outstanding at December 31, 2005 totaling $145.0 million, with a weighted average rate of 4.96% maturing in 2008 and beyond. They are convertible on a quarterly basis (at the discretion of the FHLB) to a variable rate advance based upon the three-month LIBOR rate, after an initial fixed term. WSFS has the option to prepay these four advances at predetermined times or rates.

Trust Preferred Borrowings

On April 6, 2005, the Corporation completed the issuance of $67.0 million of aggregate principal amount of Pooled Floating Rate Securities at a variable interest rate of 177 basis points over the three-month LIBOR rate. The proceeds from this issuance were used to fund the redemption of $51.5 million of Floating Rate Capital Trust I Preferred Securities which had a variable interest rate of 250 basis points over the three-month LIBOR rate.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

During 2005, WSFS purchased federal funds as a short-term funding source. At December 31, 2005, WSFS had purchased $50.0 million in federal funds at a rate of 4.19%. At December 31, 2004, WSFS had $50.0 million federal funds purchased.

During 2005, WSFS sold securities under agreements to repurchase as a short-term funding source. At December 31, 2005, securities sold under agreements to repurchase had fixed rates ranging from 4.20% to 4.36%. The underlying securities are U.S. Government agency securities with a book value of $34.8 million at December 31, 2005. Securities sold under agreements to repurchase with the corresponding carrying and market values of the underlying securities are due as follows:


                                                          Collateral
                                              --------------------------------
                        Borrowing              Carrying       Market   Accrued
                           Amount    Rate         Value        Value  Interest
------------------------------------------------------------------------------
(Dollars in Thousands)
2005
Up to 30 days           $  33,150    4.31%    $  34,795    $  34,036   $   299
=================================             ================================

2004
Up to 30 days           $  82,105    2.34%    $  84,716    $  83,769  $    583
=================================             ================================

Other Borrowed Funds

Included in other borrowed funds are collateralized borrowings of $36.1 million and $33.4 million at December 31, 2005 and 2004, respectively, consisting of outstanding retail repurchase agreements, contractual arrangements under which portions of certain securities are sold overnight to retail customers under agreements to repurchase. Such borrowings were collateralized by mortgaged-backed securities. The average rates on these borrowings were 3.05% and 0.65% at December 31, 2005 and 2004, respectively.

WSFS FINANCIAL CORPORATION

12.  STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Under Office of Thrift Supervision (OTS) capital regulations, savings institutions such as WSFS, must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of risk-weighted assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on WSFS' Financial Statements. At December 31, 2005 and 2004, WSFS was in compliance with regulatory capital requirements and was deemed a "well-capitalized" institution.

The following table presents WSFS' consolidated capital position as of December 31, 2005 and 2004:


                                                                                                   To Be Well-Capitalized
                                                                                                         Under Prompt
                                                       Consolidated             For Capital               Corrective
                                                       Bank Capital         Adequacy Purposes          Action Provisions
-----------------------------------------------------------------------  ------------------------  ------------------------
                                                     Amount    Percent        Amount    Percent         Amount      Percent
---------------------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)
 As of December 31, 2005:
   Total Capital (to risk-weighted assets)        $ 265,269     13.38%     $ 158,620      8.00%      $ 198,274       10.00%
   Core Capital (to adjusted tangible assets)       244,164      8.56        114,097      4.00         142,622        5.00
   Tangible Capital (to tangible assets)..          244,164      8.56         42,786      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)         244,164     12.31         79,310      4.00         118,965        6.00

 As of December 31, 2004:
   Total Capital (to risk-weighted assets)        $ 257,933     15.34%     $ 134,552      8.00%      $ 168,190       10.00%
   Core Capital (to adjusted tangible assets)       242,289      9.69        100,049      4.00         125,061        5.00
   Tangible Capital (to tangible assets)..          242,289      9.69         37,518      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)         242,289     14.41         67,276      4.00         100,914        6.00

      The Corporation has a simple capital structure with one class of $ 0.01 par common stock outstanding, each share having equal voting rights. In addition, the Corporation has authorized 7,500,000 shares of $0.01 par preferred stock. No preferred stock was outstanding at December 31, 2005 and 2004. When infused into the Bank, the Trust Preferred Securities issued in 2005 qualify as Tier 1 capital. WSFS is prohibited from paying any dividend or making any other capital distribution if, after making the distribution, WSFS would be undercapitalized within the meaning of the OTS Prompt Corrective Action regulations. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common shares. As part of these programs, the Corporation acquired approximately 719,500 shares in 2005 for $40.2 million and 373,900 shares in 2004 for $18.0 million.

The Holding Company

In April 2005, WSFS Capital Trust III, an unconsolidated affiliate of WSFS Financial Corporation issued $67.0 million of aggregate principle of Pooled Floating Rate Securities at a variable interest rate of 177 basis points over the three-month LIBOR rate. The proceeds were used to refinance the WSFS Capital Trust I November 1998 issuance of $51.5 million of Trust Preferred Securities which had a variable rate of 250 basis points over the three-month LIBOR rate. At December 31, 2005, the coupon rate of the Capital Trust III securities was 6.18% with a scheduled maturity of June 1, 2035. The Corporation purchased an interest rate cap that effectively limits the three-month LIBOR to 6.00% on $50.0 million of the recently purchased $67.0 million of securities until 2008. The effective rate of these securities, including the cost of the cap was 8.29% at December 31, 2005. The effective rate will vary, however, due to fluctuations in interest rates. The proceeds from the issue were invested in Junior Subordinated Debentures issued by WSFS Financial Corporation. These securities are treated as borrowings with the interest included in interest expense on the consolidated statement of operations. Additional information concerning the Trust Preferred Securities and the interest rate cap is included in Notes 11 and 20 to the Financial Statements. The proceeds were used primarily to extinguish higher rate debt and for general corporate purposes.

Pursuant  to  federal  laws  and   regulations,   WSFS'  ability  to  engage  in
transactions with affiliated corporations is limited, and WSFS generally may not lend funds to nor guarantee indebtedness of the Corporation.

WSFS FINANCIAL CORPORATIOn


13. ASSOCIATE (EMPLOYEE) BENEFIT PLANS
--------------------------------------------------------------------------------

Associate 401(k) Savings Plan

Certain subsidiaries of the Corporation maintain a qualified plan in which Associates may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts that include professionally managed mutual and money market funds and the Corporation's common stock. Generally, the principal and earnings thereon are tax deferred until withdrawn. The Company matches a portion of the Associates' contributions and periodically makes discretionary contributions based on Company performance into the plan for the benefit of Associates. The Corporation's total cash contributions to the plan on behalf of its Associates resulted in a cash expenditure of $1.4 million, $1.6 million and $1.3 million for 2005, 2004 and 2003, respectively.

All Company contributions are made in the form of the Corporation's common stock that Associates may transfer to various other investment vehicles without any significant restrictions. The plan purchased 36,000, 46,000 and 56,000 shares of common stock of the Corporation during 2005, 2004 and 2003, respectively.

Postretirement Benefits

The Corporation shares certain costs of providing health and life insurance benefits to retired Associates (and their eligible dependents). Substantially all Associates may become eligible for these benefits if they reach normal retirement age while working for the Corporation.

The Corporation accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires that the costs of these benefits be recognized over an Associate's active working career. Amortization of unrecognized net gains or losses resulting from experience different from that assumed and from changes in assumptions is included as a component of net periodic benefit cost over the remaining service period of active employees to the extent that such gains and losses exceed 10% of the accumulated postretirement benefit obligation, as of the beginning of the year. Disclosures are in accordance with SFAS No. 132 (Revised), Employers' Disclosure About Pensions and Other Postretirement Benefits.

In December 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act expanded Medicare to include, for the first time, coverage for prescription drugs.

In May 2004, the FASB issued accounting guidance applicable to the Act in the form of FASB Staff Position (FSP) 106-2. The guidance states, in part, that it applies only to a health care plan for which the employer has concluded that prescription drug benefits available under the plan to some or all participants for some or all future years are "actuarially equivalent" to Medicare Part D and thus qualify for subsidy under the Act. The Company, using an analysis performed by an independent actuary, has determined that it is unlikely that its retiree medical plan would qualify as actuarially equivalent to the Medicare Part D benefit as of December 31, 2005.

                                                      WSFS FINANCIAL CORPORATION

The following disclosures relating to postretirement benefits were measured at December 31, 2005:


                                                                                    2005        2004        2003
----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                                          $ 2,086     $ 2,083     $ 1,815
Service cost                                                                         106          97          74
Interest cost                                                                        122         122         119
Actuarial (gain)/loss                                                                200         (81)        169
Benefits paid                                                                       (227)       (135)        (94)
----------------------------------------------------------------------------------------------------------------
      Benefit obligation at end of year                                          $ 2,287     $ 2,086     $ 2,083
================================================================================================================

Change in plan assets:
Fair value of plan assets at beginning of year                                   $     -     $     -     $     -
Employer contributions                                                               227         135          94
Benefits paid                                                                       (227)       (135)        (94)
----------------------------------------------------------------------------------------------------------------
      Fair value of plan assets at end of year                                   $     -     $     -     $     -
================================================================================================================

Funded status:
Funded status                                                                    $(2,287)    $(2,086)    $(2,083)
Unrecognized transition obligation                                                   429         491         552
Unrecognized net loss                                                                647         461         563
----------------------------------------------------------------------------------------------------------------
      Net amount recognized                                                      $(1,211)    $(1,134)    $  (968)
================================================================================================================

Components of net periodic benefit cost:
Service cost                                                                     $   106     $    97     $    74
Interest cost                                                                        122         122         119
Amortization of transition obligation                                                 61          61          61
Net loss recognition                                                                  15          21          13
----------------------------------------------------------------------------------------------------------------
      Net periodic benefit cost                                                  $   304     $   301     $   267
================================================================================================================

Assumptions used to determine net periodic benefit cost:
       Discount rate                                                                6.00%       6.00%       6.75%
       Health care cost trend rate                                                  5.50%       5.50%       6.00%

Sensitivity analysis of health care cost trends:
Effect of +1% on service cost plus interest cost                                 $     3     $     3     $     2
Effect of -1% on service cost plus interest cost                                      (1)         (1)          -
Effect of +1% on APBO                                                                 18          18          15
Effect of -1% on APBO                                                                 (9)        (10)         (8)

Assumptions used to value the Accumulated Postretirement Benefit
  Obligation (APBO):
       Discount rate                                                                5.50%       6.00%       6.00%
       Health care cost trend rate                                                  5.50%       5.50%       5.50%
       Ultimate trend rate                                                          5.00%       5.00%       5.50%
       Year of ultimate trend rate                                                  2005        2005        2005

Estimated future benefit payments:
The following table shows the expected future payments for the next ten years:
During 2006                                                                      $   115
During 2007                                                                          115
During 2008                                                                          114
During 2009                                                                          107
During 2010                                                                          108
During 2011 through 2015                                                             659
----------------------------------------------------------------------------------------
                                                                                 $ 1,218
========================================================================================

WSFS FINANCIAL CORPORATION

The Corporation assumes that the average annual rate of increase for medical benefits will decrease by one-half of 1% per year and stabilizes at an average increase of 5% per annum. The costs incurred for retirees' health care are limited since certain current and all future retirees are restricted to an annual medical premium cap indexed (since 1995) by the lesser of 4% or the actual increase in medical premiums paid by the Corporation. For 2005, this annual premium cap amounted to $2,133 per retiree. The Corporation estimates that it will contribute approximately $115,000 to the plan during fiscal 2006.

Supplemental Pension Plan

The Corporation provided a nonqualified plan that gives credit for 25 years of service based on the qualified plan formula. This plan is currently being provided to two retired executives of the Corporation. The plan is no longer being provided to Associates of the Corporation. Unrecognized net gains or losses resulting from experience different from that assumed and from changes in assumptions is recognized immediately as a component of net periodic benefit cost.

The following disclosures relating to the supplemental pension plan were measured at December 31, 2005:

                                                                                  2005      2004      2003
----------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                                          $ 760     $ 784     $ 767
Service cost                                                                         -         -         -
Interest cost                                                                       43        45        49
Actuarial loss                                                                      58        15        52
Benefits paid                                                                      (84)      (84)      (84)
----------------------------------------------------------------------------------------------------------
      Benefit obligation at end of year                                          $ 777     $ 760     $ 784
==========================================================================================================
Change in plan assets:
Fair value of plan assets at beginning of year                                   $   -     $   -     $   -
Employer contributions                                                              84        84        84
Benefits paid                                                                      (84)      (84)      (84)
----------------------------------------------------------------------------------------------------------
      Fair value of plan assets at end of year                                   $   -     $   -     $   -
==========================================================================================================
Funded status:
Funded status                                                                    $(777)    $(760)    $(784)
Unrecognized net loss                                                                -         -         -
----------------------------------------------------------------------------------------------------------
      Net amount recognized                                                      $(777)    $(760)    $(784)
==========================================================================================================
Components of net periodic benefit cost:
Service cost                                                                     $   -     $   -     $   -
Interest cost                                                                       43        45        49
Amortization of transition obligation                                                -         -         -
Net loss recognition                                                                58        15        52
----------------------------------------------------------------------------------------------------------
      Net periodic benefit cost                                                  $ 101     $  60     $ 101
==========================================================================================================
Assumptions used to determine net periodic benefit cost:
       Discount rate                                                              6.00%     6.00%     6.75%

Assumptions used to value the Supplemental Pension Plan
  Obligation:
       Discount rate                                                              5.50%     6.00%     6.00%

Estimated future supplemental pension plan payments:
The following table shows the expected future payments for the next ten years:
During 2006                                                                       $  84
During 2007                                                                          84
During 2008                                                                          84
During 2009                                                                          83
During 2010                                                                          83
During 2011 through 2015                                                            418
---------------------------------------------------------------------------------------
                                                                                  $ 836
=======================================================================================

The Corporation estimates that it will contribute approximately $84,000 to the plan during fiscal 2006.

     The Corporation has two additional plans. They are a Director's Plan with a corresponding liability of $171,000 and an Early Retirement Window Plan with a corresponding liability of $607,000.

                                                      WSFS FINANCIAL CORPORATION


14.  TAXES ON INCOME
--------------------------------------------------------------------------------

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. The income tax provision consists of the following:

Year Ended December 31,                                          2005       2004        2003
--------------------------------------------------------------------------------------------
(In Thousands)
From continuing operations:
Current income taxes:
     Federal taxes                                           $ 11,118   $ 12,175    $ 11,212
     State and local taxes                                      2,197      1,993       1,695
Deferred income taxes:
     Federal taxes                                              1,445        (22)     (1,943)
     State and local taxes                                         87       (195)          -
--------------------------------------------------------------------------------------------
           Subtotal                                            14,847     13,951      10,964
--------------------------------------------------------------------------------------------

From discontinued operations and businesses held-for-sale:
Current income taxes:
     Federal taxes                                                  -        112      26,826
     State and local taxes                                          -         65       2,210
Deferred income taxes:
     Federal taxes                                                  -          -      (4,258)
     State and local taxes                                          -          -        (878)
--------------------------------------------------------------------------------------------
           Subtotal                                                 -        177      23,900
--------------------------------------------------------------------------------------------
           Total                                             $ 14,847   $ 14,128    $ 34,864
============================================================================================

Current federal income taxes include taxes on income that cannot be offset by net operating loss carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2005 and 2004:


                                                              2005        2004
--------------------------------------------------------------------------------
(In Thousands)
Deferred tax liabilities:
     Accelerated depreciation                             $   (856)   $ (1,256)
     Other                                                    (310)       (321)
     Prepaid expenses                                       (1,109)       (990)
     Deferred loan costs                                    (1,866)          -
--------------------------------------------------------------------------------
Total deferred tax liabilities                              (4,141)     (2,567)
--------------------------------------------------------------------------------

Deferred tax assets:
     Bad debt deductions                                     8,849       8,462
     Tax credit carryforwards                                  150         150
     Net operating loss carryforwards                        3,911       4,484
     Loan fees                                                  28          12
     Reserves and other                                      1,748       1,646
     Unrealized losses on available-for-sale securities      6,088       2,019
--------------------------------------------------------------------------------
Total deferred tax assets                                   20,774      16,773
--------------------------------------------------------------------------------

Valuation allowance                                         (2,702)     (2,812)
--------------------------------------------------------------------------------
Net deferred tax asset                                    $ 13,931    $ 11,394
================================================================================

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

WSFS FINANCIAL CORPORATION

Based on the Corporation's history of prior earnings and its expectations of the future, it is anticipated that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $13.9 million at December 31, 2005. An adjustment to decrease gross deferred tax assets and the related valuation allowance in the amount of $110,000 was made in 2005 to reflect state tax net operating losses that have expired. An adjustment to the valuation allowance was made in 2004 to reflect benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2004, along with further unrealized benefits related to the discontinuance of the leasing company. No adjustments to the valuation allowance were made in 2003.

At December 31, 2005, approximately $3.3 million in gross deferred tax assets of the Corporation were related to net operating losses and tax credits attributable to a former subsidiary. The Corporation has assessed a valuation allowance of $1.96 million on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.

Approximately $744,000 in gross deferred tax assets of the Corporation at December 31, 2005 are related to state tax net operating losses. The Company has assessed a valuation allowance of $744,000 on this entire deferred tax asset due to an expectation of such net operating losses expiring before being utilized.

Net operating loss carryforwards (NOLs) of $21.6 million remain at December 31, 2005. The expiration dates and amounts of such carryforwards are listed below:


                                            Federal              State
              --------------------------------------------------------
              (In Thousands)
              2007                          $     -            $ 8,479
              2008                            2,291                  -
              2009                            6,755                  -
              2017                                -                 31
              2018                                -              4,071
              --------------------------------------------------------
                                            $ 9,046            $12,581
              ========================================================

The Corporation's ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Internal Revenue Code. These restrictions limit a company's future use of NOLs if there is a significant ownership change in a company's stock (an "Ownership Change"). The utilization of approximately $9.0 million of federal net operating loss carryforwards is limited to approximately $1.3 million each year as a result of such Ownership Change in a former subsidiary's stock.

A reconciliation setting forth the differences between the effective tax rate of the Corporation and the U.S. Federal statutory tax rate is as follows:

Year Ended December 31,                            2005       2004       2003
-----------------------------------------------------------------------------
Statutory federal income tax rate                  35.0%      35.0%      35.0%
State tax net of federal tax benefit                3.2        3.0        1.2
Interest income 50% excludable                     (1.7)      (1.9)      (0.8)
Bank-owned life insurance income                   (1.6)      (1.9)         -
Utilization of loss carryforwards and
       valuation allowance adjustments                -        1.1          -
Other                                              (0.1)         -        0.2
-----------------------------------------------------------------------------
Effective tax rate                                 34.8%      35.3%      35.6%
=============================================================================

                                                      WSFS FINANCIAL CORPORATION


15.  STOCK OPTION PLANS
--------------------------------------------------------------------------------

The Corporation has stock options outstanding under two stock option plans (collectively, "Option Plans") for officers, directors and Associates of the Corporation and its subsidiaries. After shareholder approval in 2005, the 1997 Stock Option Plan ("1997 Plan") was replaced by the 2005 Incentive Plan ("2005 Plan"). No future awards may be granted under the 1997 Plan. The 2005 Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. The number of shares originally authorized under the 2005 Plan is 400,000. At December 31, 2005, there were 268,193 shares available for future grants under the 2005 Plan.

The Option Plans provide for the granting of incentive stock options as defined in Section 422 of the Internal Revenue Code as well as nonincentive stock options (collectively, "Stock Options"). Additionally, the 2005 Plan provides for the granting of stock appreciation rights, performance awards, restricted stock and restricted stock unit awards, deferred stock units, dividend equivalents, other stock-based awards and cash awards. All Stock Options are to be granted at not less than the market price of the Corporation's common stock on the date of the grant. All Stock Options granted between October 1, 1996 and December 14, 2005 are exercisable one year from grant date, vest in 20% per annum increments and expire no later than ten years from the grant date. All Stock Options granted between December 15, 2005 and December 31, 2005 are exercisable one year from grant date, vest in 25% per annum increments and expire no later than five years from the grant date. Generally, all awards become immediately exercisable in the event of a change in control, as defined within the Option Plans.

A summary of the status of the Corporation's Option Plans as of December 31, 2005, 2004 and 2003, and changes during the years then ended is presented below:

                                             2005                       2004                          2003
                                       ----------------------     -----------------------       ----------------------
                                                  Weighted-                  Weighted-                    Weighted-
                                                   Average                    Average                      Average
                                       Shares  Exercise Price     Shares   Exercise Price       Shares  Exercise Price
----------------------------------------------------------------------------------------------------------------------
Stock Options:
Outstanding at beginning of year      873,360     $23.48         938,264        $19.49       1,080,060       $16.33
Granted                               109,847      62.69          87,495         55.10          91,455        42.52
Exercised                            (226,963)     15.05        (131,849)        15.51        (220,441)       13.86
Canceled                              (10,295)     38.98         (20,550)        26.92         (12,810)       14.55
                                     --------                   --------                     ---------
Outstanding at end of year            745,949      31.60         873,360         23.48         938,264        19.49

Exercisable at end of year            434,144      20.51         499,496         16.90         436,863        15.70
Weighted-average fair value
  of awards granted                    $15.13                     $13.90                         $9.19


The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 4.3% in 2005, 3.7% in 2004 and 3.3% in 2003; expected option life of between three and three-quarter and six years for all awards; and expected stock price volatility of 19% in 2005, 19% in 2004 and 17% in 2003. For the purposes of this option-pricing model 1% was used as the expected dividend yield.

The Black-Scholes and other option-pricing models assume that options are freely tradable and immediately vested. Since executives' options are not transferable, have long vesting provisions, and are subject to trading blackout periods imposed by the Company, the value calculated by the Black-Scholes model may significantly overstate the true economic value of the options.

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to Associates. The Company, as permitted, had elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, and Related Interpretations, and related interpretations in accounting for the Stock Plans and to provide the required pro forma disclosures of SFAS 123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Corporation would have recognized pretax compensation expense of $1.2 million in 2005, $907,000 in 2004 and $1.1 million in 2003 related to its Option Plans. As a result, pro forma income from continuing operations for the Corporation would have been $26.9 million in 2005, $25.2 million in 2004 and $20.5 million in 2003. Pro forma diluted earnings per share from continuing operations would have been $3.75 in 2005, $3.31 in 2004 and $2.49 in 2003.

WSFS FINANCIAL CORPORATION

         The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123 in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

         The following table summarizes all stock options outstanding and exercisable for Option Plans as of December 31, 2005, segmented by range of exercise prices:

                             Outstanding                         Exercisable
                -----------------------------------------   --------------------
                              Weighted-     Weighted-                  Weighted-
                              Average        Average                    Average
                              Exercise      Remaining                  Exercise
                   Number      Price     Contractual Life    Number      Price
--------------------------------------------------------------------------------
Stock Options:

$  0.00-$ 6.37      6,545      $    -       2.8 years             -      $    -
$  6.38-$12.73     90,427       10.92       4.8 years        90,427       10.92
$12.74-$19.10     288,603       16.00       5.0 years       244,203       15.87
$25.47-$31.83       4,000       31.60       7.2 years         1,600       31.60
$31.84-$38.20      90,971       33.41       7.0 years        50,675       33.40
$38.21-$44.57      77,955       43.71       7.8 years        30,948       43.71
$44.58-$50.94       5,080       48.67       8.5 years         1,016       48.67
$50.95-$57.30       8,907       53.86       9.4 years           220       53.26
$57.31-$63.67     173,461       61.49       6.7 years        15,055       58.78
                  -------                                   -------
Total             745,949      $31.60       6.0 years       434,144      $20.51
=========================                                   =======

16.  COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

Lending Operations

At December 31, 2005, the Corporation had commitments to extend credit of $503.4 million. Consumer lines of credit totaled $49.7 million of which $38.7 million was secured by real estate. Outstanding letters of credit were $26.7 million and outstanding commitments to make or acquire mortgage loans aggregated $37.7 million. Approximately $20.7 million of which were at fixed rates ranging from 5.25% to 7.88%, and approximately $17.0 million were at variable rates ranging from 4.38% to 7.38%. Mortgage commitments generally have closing dates within a six-month period.

Data Processing Operations

The Company has entered into contracts to manage network operations, data processing and other related services. The projected amounts of future minimum payments contractually due (in thousands) are as follows:

                       2006                          $3,364
                       2007                           3,417
                       2008                           2,730
                       2009                           2,421
                       2010                             655

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

The following represents a summary of off balance sheet financial instruments at year-end:

December 31,                                                 2005          2004
-------------------------------------------------------------------------------
(In Thousands)
Financial instruments with contract amounts which
  represent potential credit risk:
       Construction loan commitments                     $104,000     $  68,905
       Commercial mortgage loan commitments                93,966        85,204
       Commercial loan commitments                        176,344       142,081
       Commercial standby letters of credit                26,720        13,348
       Residential mortgage loan commitments               37,692        19,923
       Consumer loan commitments                           64,676        57,250

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

As is customary in such sales, WSFS provides indemnifications to the buyers under certain circumstances. These indemnifications may include the repurchase of loans by WSFS. Repurchases and losses are rare, and no provision is made for losses at the time of sale. During 2005, the Company had no repurchases.

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

At December 31, 2005 there were eighteen variable-rate to fixed-rate swap transactions between the third-party financial institution and customers of WSFS with an initial notional amount aggregating approximately $57.9 million, and with maturities ranging from two to ten years. The aggregate market value of these swaps to the customers was an asset of $98,600 as of December 31, 2005.

WSFS FINANCIAL CORPORATION


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

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type: commercial, commercial mortgages, construction, residential mortgages and consumer. For loans that reprice frequently, the book value approximates fair value. The fair values of other types of loans are estimated by discounting expected cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities. The fair value of nonperforming loans is based on recent external appraisals of the underlying collateral. Estimated cash flows, discounted using a rate commensurate with current rates and the risk associated with the estimated cash flows, are utilized if appraisals are not available.

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

WSFS FINANCIAL CORORATION


The book value and estimated fair value of the Corporation's financial instruments are as follows:

December 31,                                                           2005                    2004
------------------------------------------------------------------------------------   ----------------------
                                                                Book          Fair         Book         Fair
                                                                Value        Value        Value        Value
-------------------------------------------------------------------------------------------------------------
(In Thousands)
Financial assets:
     Cash and cash equivalents                             $  233,951   $  233,951   $  193,009   $  193,009
     Investment securities                                     57,489       57,688       97,376       97,895
     Mortgage-backed securities                               620,323      620,323      524,144      524,144
     Loans, net                                             1,775,294    1,779,746    1,535,467    1,542,006
     Bank-owned life insurance                                 54,193       54,193       52,190       52,190
     Stock in Federal Home Loan Bank of Pittsburgh46,293       46,293       46,293       43,946       43,946
     Accrued interest receivable                               11,070       11,070        8,656        8,656
     Interest rate cap                                            125          125          322          322

Financial liabilities:
     Deposits                                               1,446,236    1,447,165    1,234,962    1,237,779
     Borrowed funds                                         1,195,008    1,200,477    1,054,156    1,060,555
     Accrued interest payable                                   7,554        7,554        3,863        3,863

The estimated fair value of the Corporation's off-balance sheet financial instruments is as follows:

December 31,                                                                               2005          2004
-------------------------------------------------------------------------------------------------------------
(In Thousands)
Off-balance sheet instruments:
     Commitments to extend credit                                                        $4,120        $3,171
     Standby letters of credit                                                              267           133


18.  RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Corporation routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than the normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $6.9 million and $7.9 million at December 31, 2005 and 2004, respectively. During 2005, new loans and credit line advances to such related parties amounted to $5.9 million and repayments amounted to $6.9 million.

A director of the Corporation is also a director of a loan customer of the Bank. At December 31, 2005, the principal balance outstanding of that loan was $8.5 million.

The Chairman of the Corporation is also the Chairman of the FHLB of Pittsburgh. At December 31, 2005, the Bank had borrowed funds outstanding from the FHLB of Pittsburgh of $1.0 billion and owned $46.3 million of FHLB of Pittsburgh stock. These transactions have the same terms and conditions as comparable transactions with other financial institutions.

WSFS FINANCIAL CORPORATION


19.  PARENT COMPANY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

Condensed Statement of Financial Condition

December 31,                                                                    2005         2004
-------------------------------------------------------------------------------------------------
(In Thousands)
Assets:
     Cash                                                                  $  10,097    $   1,574
     Investment in subsidiaries                                              236,095      240,892
     Investment in interest rate cap                                             125          322
     Investment in Capital Trust I                                                 -        1,547
     Investment in Capital Trust III                                           2,011            -
     Other assets                                                              1,056        2,240
-------------------------------------------------------------------------------------------------
Total assets                                                               $ 249,384    $ 246,575
=================================================================================================

Liabilities:
     Borrowings                                                            $  67,011    $  50,000
     Interest payable                                                            357          217
     Other liabilities                                                            41           55
-------------------------------------------------------------------------------------------------
     Total liabilities                                                        67,409       50,272
-------------------------------------------------------------------------------------------------

Stockholders' equity:
     Common stock                                                                154          152
     Capital in excess of par value                                           74,673       68,327
     Comprehensive loss                                                       (9,968)      (3,385)
     Retained earnings                                                       319,065      293,054
     Treasury stock                                                         (201,949)    (161,845)
-------------------------------------------------------------------------------------------------
     Total stockholders' equity                                              181,975      196,303
-------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $ 249,384    $ 246,575
=================================================================================================

Condensed Statement of Operations

Year Ended December 31,                                               2005        2004        2003
--------------------------------------------------------------------------------------------------
(In Thousands)
Income:
     Interest income                                              $    533    $    101    $    631
     Noninterest income                                                139         139         118
--------------------------------------------------------------------------------------------------
                                                                       672         240         749
--------------------------------------------------------------------------------------------------
Expenses:
     Interest expense                                                5,292       2,246       2,023
     Other operating expenses                                       (1,567)       (681)       (401)
--------------------------------------------------------------------------------------------------
                                                                     3,725       1,565       1,622
--------------------------------------------------------------------------------------------------

Loss before equity in undistributed income of subsidiaries          (3,053)     (1,325)       (873)
Equity in undistributed income of subsidiaries                      30,909      27,225      63,895
--------------------------------------------------------------------------------------------------
Net income                                                        $ 27,856    $ 25,900    $ 63,022
==================================================================================================

                                                      WSFS FINANCIAL CORPORATION


Condensed Statement of Cash Flows

Year Ended December 31,                                                              2005        2004        2003
-----------------------------------------------------------------------------------------------------------------
(In Thousands)
Operating activities:
Net income                                                                       $ 27,856    $ 25,900    $ 63,022
Adjustments to reconcile net income to net cash used for operating activities:
     Equity in undistributed income of subsidiaries                               (30,909)    (27,225)    (63,895)
     Amortization                                                                   1,398         175          50
     Decrease (increase) in other assets                                              432        (600)        160
     Increase (decrease) in other liabilities                                         126          37         (20)
-----------------------------------------------------------------------------------------------------------------
Net cash used for operating activities                                             (1,097)     (1,713)       (683)
-----------------------------------------------------------------------------------------------------------------

Investing activities:
     Decrease in investment in subsidiaries                                        28,210      18,577      52,000
     Net issuance of Pooled Floating Rate Capital Securities                       17,011           -           -
-----------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                          45,221      18,577      52,000
-----------------------------------------------------------------------------------------------------------------

Financing activities:
     Issuance of common stock                                                       6,348       3,590       4,951
     Dividends paid on common stock                                                (1,845)     (1,643)     (1,583)
     Treasury stock, net of reissuance                                            (40,104)    (17,899)    (58,418)
-----------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                            (35,601)    (15,952)    (55,050)
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash                                                         8,523         912      (3,733)
Cash at beginning of period                                                         1,574         662       4,395
-----------------------------------------------------------------------------------------------------------------
Cash at end of period                                                            $ 10,097    $  1,574    $    662
=================================================================================================================

WSFS FINANCIAL CORPORATION


20.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING
--------------------------------------------------------------------------------

The Corporation has an interest-rate cap with a notional amount of $50.0 million, which limits three-month LIBOR to 6.00% for the ten years ending December 1, 2008. Until December 31, 2003, the cap qualified as a hedge of the cash flows on $50.0 million in trust preferred floating rate debt. The change in the fair value of the cap during the hedging relationship, was captured in accumulated  other  comprehensive  income.  The  remaining  amount  recorded  in accumulated other comprehensive income from December 31, 2003 will be reclassified into interest expense when each of the quarterly interest payments is made on the trust preferred debt. During 2006, the company anticipates recognizing a non-cash charge of $74,000 for interest expense from the amortization of the balance in accumulated other comprehensive income.

The fair value of the cap is estimated using a standard option model. The fair value of the interest rate cap at December 31, 2005 was $125,000 and is considered a freestanding derivative.

The following depicts the change in fair market value of the Company's derivatives from January 1, 2003 to December 31, 2005:

                    Carrying                  Carrying                 Carrying                Carrying
                       Value                     Value                    Value                   Value
                   at Jan. 1,               at Dec. 31,              at Dec. 31,             at Dec. 31,
                        2003    Activity          2003   Activity          2004  Activity          2005
-------------------------------------------------------------------------------------------------------
(In Thousands)
Interest Rate Cap     $1,012        $60         $1,072     $(750)           322    $(197)          $125
=======================================================================================================

WSFS FINNACIAL CORORATION


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

An operating segment is a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Corporation evaluates performance based on pretax ordinary income relative to resources used, and allocates resources based on these results. Segment information for the years ended December 31, 2005, 2004 and 2003 are shown below.

For the year ended December 31, 2005:               WSFS  CashConnect        Total
----------------------------------------------------------------------------------
(in thousands)
External customer revenues:
    Interest income                             $136,022      $     -     $136,022
    Noninterest income                            22,114       12,539       34,653
----------------------------------------------------------------------------------
Total external customer revenues                 158,136       12,539      170,675
----------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                4,729            -        4,729
    Noninterest income                               778          682        1,460
----------------------------------------------------------------------------------
Total inter-segment revenues                       5,507          682        6,189
----------------------------------------------------------------------------------

Total revenue                                    163,643       13,221      176,864
----------------------------------------------------------------------------------

External customer expenses:
    Interest expense                              62,380            -       62,380
    Noninterest expenses                          58,921        3,956       62,877
    Provision for loan loss                        2,582            -        2,582
----------------------------------------------------------------------------------
Total external customer expenses                 123,883        3,956      127,839
----------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                   -        4,729        4,729
    Noninterest expenses                             682          778        1,460
----------------------------------------------------------------------------------
Total inter-segment expenses                         682        5,507        6,189
----------------------------------------------------------------------------------

Total expenses                                   124,565        9,463      134,028
----------------------------------------------------------------------------------

Income before taxes and extraordinary items   $   39,078   $    3,758       42,836

Provision for income taxes                                                  14,847
Minority interest                                                              133
----------------------------------------------------------------------------------
Consolidated net income                                                 $   27,856
==================================================================================

Cash and cash equivalents                     $   59,424   $  174,527   $  233,951
Other segment assets                           2,605,648        7,153    2,612,801
----------------------------------------------------------------------------------
Total segment assets                          $2,665,072   $  181,680   $2,846,752
==================================================================================

Capital expenditures                          $   15,703   $      811   $   16,514

WSFS FINANCIAL CORPORATION


For the year ended December 31, 2004:                                WSFS   CashConnect       Total
---------------------------------------------------------------------------------------------------
(in thousands)
External customer revenues:
    Interest income                                            $  104,110   $        -   $  104,110
    Noninterest income                                             21,874       10,076       31,950
---------------------------------------------------------------------------------------------------
Total external customer revenues                                  125,984       10,076      136,060
---------------------------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                                 1,771            -        1,771
    Noninterest income                                                717          742        1,459
---------------------------------------------------------------------------------------------------
Total inter-segment revenues                                        2,488          742        3,230
---------------------------------------------------------------------------------------------------

Total revenue                                                     128,472       10,818      139,290
---------------------------------------------------------------------------------------------------

External customer expenses:
    Interest expense                                               37,246            -       37,246
    Noninterest expenses                                           52,183        3,516       55,699
    Provision for loan loss                                         3,217            -        3,217
---------------------------------------------------------------------------------------------------
Total external customer expenses                                   92,646        3,516       96,162
---------------------------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                                    -        1,771        1,771
    Noninterest expenses                                              742          717        1,459
---------------------------------------------------------------------------------------------------
Total inter-segment expenses                                          742        2,488        3,230
---------------------------------------------------------------------------------------------------

Total expenses                                                     93,388        6,004       99,392
---------------------------------------------------------------------------------------------------

Income before taxes and extraordinary items                    $   35,084   $    4,814       39,898

Provision for income taxes                                                                   13,951
Minority interest                                                                               190
Income on wind-down of discontinued operations, net of taxes                                    143
---------------------------------------------------------------------------------------------------
Consolidated net income                                                                  $   25,900
---------------------------------------------------------------------------------------------------
Cash and cash equivalents                                      $   61,328   $  131,150   $  192,478
Other segment assets                                            2,302,895        7,583    2,310,478
---------------------------------------------------------------------------------------------------
Total segment assets                                           $2,364,223   $  138,733   $2,502,956
===================================================================================================

Capital expenditures                                           $    5,886   $      522   $    6,408


                                                      WSFS FINANCIAL CORPORATION



For the year ended December 31, 2003:               WSFS   CashConnect       Total
----------------------------------------------------------------------------------
 (in thousands)
External customer revenues:
    Interest income                             $ 89,299     $      -     $ 89,299
    Noninterest income                            18,386        7,780       26,166
----------------------------------------------------------------------------------
Total external customer revenues                 107,685        7,780      115,465
----------------------------------------------------------------------------------

Inter-segment revenues:
    Interest income                                1,110            -        1,110
    Noninterest income                               662          747        1,409
----------------------------------------------------------------------------------
Total inter-segment revenues                       1,772          747        2,519
----------------------------------------------------------------------------------

Total revenue                                    109,457        8,527      117,984
----------------------------------------------------------------------------------

External customer expenses:
    Interest expense                              31,301            -       31,301
    Noninterest expenses                          46,311        3,106       49,417
    Provision for loan loss                        2,550            -        2,550
----------------------------------------------------------------------------------
Total external customer expenses                  80,162        3,106       83,268
----------------------------------------------------------------------------------

Inter-segment expense:
    Interest expense                                   -        1,110        1,110
    Noninterest expenses                             747          662        1,409
----------------------------------------------------------------------------------
Total inter-segment expenses                         747        1,772        2,519
----------------------------------------------------------------------------------

Total expenses                                    80,909        4,878       85,787
----------------------------------------------------------------------------------

Income before taxes and extraordinary items   $   28,548     $  3,649       32,197

Provision for income taxes                                                  10,964
Gain on sale of businesses held-for-sale                                    41,789
----------------------------------------------------------------------------------
Consolidated net income                                                 $   63,022
==================================================================================

Cash and cash equivalents                     $   46,709     $113,711   $  160,420
Other segment assets                           2,043,162        3,495    2,046,657
----------------------------------------------------------------------------------
Total segment assets                          $2,089,871     $117,206   $2,207,077
==================================================================================

Capital expenditures                          $    2,496     $    301   $    2,797


                                                      WSFS FINANCIAL CORPORATION



QUARTERLY FINANCIAL SUMMARY  (Unaudited)
---------------------------------------------------------------------------------------------------------------

Three Months Ended               12/31/05   9/30/05   6/30/05   3/31/05  12/31/04   9/30/04   6/30/04   3/31/04
---------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
Interest income                   $37,835   $35,136   $32,886   $30,165   $29,065   $26,601   $24,282   $24,162
Interest expense                   19,299    15,921    15,108    12,052    10,809     9,481     8,674     8,282
---------------------------------------------------------------------------------------------------------------
Net interest income                18,536    19,215    17,778    18,113    18,256    17,120    15,608    15,880
Provision for loan losses           1,006       225       772       579       847       996       687       687
---------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses       17,530    18,990    17,006    17,534    17,409    16,124    14,921    15,193
Noninterest income                  9,499     8,584     8,714     7,856     8,012     8,160     8,220     7,558
Noninterest expenses               16,154    16,150    15,603    14,970    15,105    14,167    13,189    13,238
---------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before
  minority interest and taxes      10,875    11,424    10,117    10,420    10,316    10,117     9,952     9,513
Less minority interest                 11        48        37        37        32        66        47        45
---------------------------------------------------------------------------------------------------------------
Income from continuing
   operations before taxes         10,864    11,376    10,080    10,383    10,284    10,051     9,905     9,468
Income tax provision                3,771     3,969     3,514     3,593     3,528     3,499     3,638     3,286
---------------------------------------------------------------------------------------------------------------
Income from continuing
  operations                        7,093     7,407     6,566     6,790     6,756     6,552     6,267     6,182
Income on wind-down of
   discontinued operations,
   net of taxes                         -         -         -         -       143         -         -         -
---------------------------------------------------------------------------------------------------------------
Net income                        $ 7,093   $ 7,407   $ 6,566   $ 6,790   $ 6,899   $ 6,552   $ 6,267   $ 6,182
===============================================================================================================

Earnings per share:
Basic:
   Income from continuing
       operations                 $  1.09   $  1.12   $  0.95   $  0.96   $  0.96   $  0.93   $  0.87   $  0.84
   Income on wind-down of
       discontinued operations,
      net of taxes                      -         -         -         -      0.02         -         -         -
---------------------------------------------------------------------------------------------------------------
Net income                        $  1.09   $  1.12   $  0.95   $  0.96   $  0.98   $  0.93   $  0.87   $  0.84
===============================================================================================================

Diluted:
   Income from continuing
      operations                  $  1.03   $  1.06   $  0.90   $  0.90   $  0.90   $  0.88   $  0.82   $  0.79
   Income on wind-down of
      discontinued operations,
     net of taxes                       -         -         -         -      0.02         -         -         -
---------------------------------------------------------------------------------------------------------------
Net income                        $  1.03   $  1.06   $  0.90   $  0.90   $  0.92   $  0.88   $  0.82   $  0.79
===============================================================================================================

62