Form 10-K, Exhibit 13
period 2006-12-31
WSFS FINANCIAL CORP
filed 2007-03-16
CIK 828944

Exhibit 13


         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations

OVERVIEW

         WSFS Financial Corporation (Company or Corporation) is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of the
Corporation's assets are held by its subsidiary, Wilmington Savings Fund Society, FSB (Bank or WSFS). Founded in 1832, WSFS is one of the ten oldest continuously-operating banks in the United States. As a federal savings bank that was formerly chartered as a state mutual savings bank, WSFS enjoys broader investment powers than most other financial institutions. WSFS has served the residents of the Delaware Valley for 175 years. WSFS is the largest thrift institution headquartered in Delaware and the fourth largest financial institution in the state on the basis of total deposits traditionally garnered in-market. The Corporation's primary market area is the mid-Atlantic region of the United States that is characterized by a diversified manufacturing and service economy. The long-term strategy of the Corporation is to improve its status as a high-performing financial services company by focusing on its core community banking business.

         WSFS provides residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services. In addition, WSFS provides wealth management and personal trust services through its new division, Wilmington Advisors, which was formed during 2006. Lending activities are funded primarily with retail deposits and borrowings. The Federal Deposit Insurance Corporation (FDIC) insures deposits to their legal maximum. WSFS serves customers primarily from its main office and 27 retail banking offices located in Delaware and southeastern Pennsylvania.

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

         Montchanin has one consolidated non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress). Cypress, a 90% owned subsidiary, is a Wilmington-based investment advisory firm serving high net-worth individuals and institutions. Cypress had approximately $455 million in assets under management at December 31, 2006.

         WSFS Credit Corporation (WCC), a consolidated subsidiary of the Bank, which was engaged primarily in indirect auto financing and vehicle leasing, discontinued operations in 2000. More information is provided in the Discontinued Operations section of Management's Discussion and Analysis and Note 2 to the Financial Statements.


FORWARD-LOOKING STATEMENTS

         Within this annual report and financial statements, management has included certain "forward-looking statements" concerning the future operations of the Corporation. Statements contained in this annual report which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements." Management has used "forward-looking statements" to describe future plans and strategies and expectations of the Corporation's future financial results. Management's ability to predict results or the effect or success of future plans and strategies is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware, the mid-Atlantic region and the country as a whole, asset quality, loan growth, loan delinquency rates, operating risk, uncertainty of estimates in general, and changes in federal and state regulations, among other factors. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Actual results may differ materially from management expectations. WSFS Financial Corporation does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

RESULTS OF OPERATIONS

         WSFS Financial Corporation recorded net income of $30.4 million for the year ended December 31, 2006, compared to $27.9 million and $25.9 million in
2005 and 2004, respectively. Income from continuing operations was $30.4 million, $27.9 million and $25.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

         Net Interest Income. Net interest income increased $4.3 million, or 6%, to $77.9 million in 2006 compared to $73.6 million in 2005. Total interest income earned on assets increased $41.2 million, due to the combination of higher amounts of earning assets and higher rates. During the year, the yield on loans increased 101 basis points while the yield on mortgage-backed securities increased 35 basis points. Interest expense increased $36.9 million due to higher amounts of interest-bearing deposits and borrowings to fund the increase in earning assets as well as higher rates. The higher rates on both earning assets and interest-bearing liabilities were the result of higher prevailing rates during 2006.

         The net interest margin ratio of 2.98% for 2006 declined from 3.13% in 2005. This ratio was negatively impacted by a flattening yield curve, growth in the Company's CashConnect (ATM) division (revenues related to cash outstanding for this business is recorded as fee income rather than interest income, while the cost of funding these balances is charged to interest expense) and aggressive competition for deposits.

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

         Net interest income increased $6.8 million, or 10%, to $73.6 million in 2005 compared to $66.9 million in 2004. Total interest income increased $31.9 million between 2004 and 2005, primarily due to growth in loans and the increased yield on loans and mortgage-backed securities. Total interest expense, excluding the expense to fund discontinued operations, increased $25.1 million from 2004 to 2005 primarily due to an increase in deposits and borrowings used to fund the loan growth. The average rate paid on Federal Home Loan Bank (FHLB) advances increased 71 basis points, as lower costing advances matured during the year and were replaced at higher rates.

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

                                                                          Year Ended December 31,
                                                   -------------------------------------------------------------------
                                                            2006 vs. 2005                       2005 vs. 2004
                                                   -------------------------------     -------------------------------
                                                    Volume      Rate         Net        Volume       Rate         Net
                                                   -------     -------     -------     -------     -------     -------
                                                                          (Dollars in Thousands)
Interest income:
    Commercial real estate loans ..............    $ 4,549     $ 7,985     $12,534     $ 8,307     $ 6,493     $14,800
    Residential real estate loans .............      2,367       1,546       3,913        (564)       (454)     (1,018)
    Commercial loans (1) ......................     10,832       6,780      17,612       5,813       6,078      11,891
    Consumer loans ............................      2,590       1,411       4,001       1,234         652       1,886
    Loans held-for-sale .......................        (55)        (15)        (70)        (10)        (11)        (21)
    Mortgage-backed securities ................        703       2,054       2,757       2,744       2,617       5,361
    Investment securities .....................     (1,413)        723        (690)       (914)       (774)     (1,688)
    Other .....................................         97       1,001       1,098          17         684         701
                                                   -------     -------     -------     -------     -------     -------

Favorable (unfavorable) .......................     19,670      21,485      41,155      16,627      15,285      31,912
                                                   -------     -------     -------     -------     -------     -------
Interest expense:
    Deposits:
      Interest-bearing demand .................         35         453         488          69          35         104
      Money market ............................      1,420       2,833       4,253       2,117       1,055       3,172
      Savings .................................       (224)        723         499        (180)        661         481
      Retail time deposits ....................      3,302       3,909       7,211       1,141       1,955       3,096
      Jumbo certificates of deposit - nonretail      1,586       1,140       2,726         (69)        675         606
      Brokered certificates of deposit ........      2,118       3,722       5,840       2,852       1,984       4,836
    FHLB of Pittsburgh advances ...............      3,286      11,919      15,205         782       6,300       7,082
    Trust preferred borrowings ................        319        (558)       (239)        596       2,512       3,108
    Other borrowed funds ......................     (1,404)      2,305         901        (213)      2,715       2,502
    Cost of funding discontinued operations ...          7           7          14          74          73         147
                                                   -------     -------     -------     -------     -------     -------
Unfavorable (favorable) .......................     10,445      26,453      36,898       7,169      17,965      25,134
                                                   -------     -------     -------     -------     -------     -------
Net change as reported ........................   $  9,225     $(4,968)    $ 4,257     $ 9,458     $(2,680)   $  6,778
                                                  ========     =======     =======     =======     =======    ========

(1)  The tax-equivalent income adjustment is related to commercial loans.

The following table provides information regarding the average balances of, and yields/rates on interest-earning assets and interest-bearing liabilities during the periods indicated:

                                                                            Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                     2006                            2005                           2004
                                      -------------------------------   ----------------------------   -----------------------------
                                        Average               Yield/     Average             Yield/      Average            Yield/
                                        Balance    Interest  Rate (1)    Balance   Interest  Rate(1)     Balance  Interest  Rate(1)
                                        -------    --------  --------    -------   --------  -------     -------  --------  -------
                                                     (Dollars in Thousands)
Assets
Interest-earning assets:
  Loans (2) (3):
    Commercial real estate loans ... $   635,133   $ 52,095    8.20%  $  573,566   $ 39,561    6.90%  $  438,395  $ 24,761   5.56%
    Residential real estate loans...     480,307     26,458    5.51      436,373     22,545    5.17      446,910    23,563   5.27
Commercial loans ...................     582,546     45,973    7.97      439,375     28,361    6.62      340,611    16,470   5.08
    Consumer loans..................     258,946     19,052    7.36      222,679     15,051    6.76      204,122    13,165   6.45
                                      ----------   --------           ----------   --------           ----------  --------
       Total loans..................   1,956,932    143,578    7.39    1,671,993    105,518    6.38    1,430,038    77,959   5.53
  Mortgage-backed securities (4)....     591,021     28,444    4.81      575,580     25,687    4.46      510,965    20,326   3.98
  Loans held-for-sale (3)...........       1,001         51    5.09        2,032        121    5.95        2,188       142   6.49
  Investment securities (4).........      55,004      2,568    4.67       88,094      3,258    3.70      110,567     4,946   4.47
  Other interest-earning assets.....      51,144      2,536    4.96       48,077      1,438    2.99       47,010       737   1.57
                                      ----------   --------           ----------   --------          -----------  --------
       Total interest-earning
         assets.....................   2,655,102    177,177    6.72    2,385,776    136,022    5.75    2,100,768   104,110   5.01
                                                   --------                        --------                       --------
Allowance for loan losses...........     (26,491)                        (24,909)                        (23,357)
Cash and due from banks.............      57,771                          53,434                          52,332
Cash in non-owned ATMs..............     153,060                         133,235                         116,953
Bank-owned life insurance...........      53,137                          53,137                          48,400
Loans, operating leases and
  other assets of discontinued
  operations .......................           -                             531                           4,660
Other noninterest-earning assets ...      63,793                          55,000                          45,338
                                      ----------                      ----------                      ----------
       Total assets.................  $2,956,372                      $2,656,204                      $2,345,094
                                      ==========                      ==========                      ==========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Interest-bearing demand.........  $  123,599        785    0.64%  $  111,585        297    0.27%  $   83,566       193   0.23%
    Money market....................     232,418      8,090    3.48      177,911      3,837    2.16       60,615       665   1.10
    Savings.........................     240,426      2,237    0.93      272,673      1,738    0.64      312,981     1,257   0.40
    Retail time deposits............     384,654     15,309    3.98      286,371      8,098    2.83      238,024     5,002   2.10
                                      ----------   --------           ----------   --------           ----------   -------
       Total interest-bearing
         retail deposits............     981,097     26,421    2.69      848,540     13,970    1.65      695,186     7,117   1.02
    Jumbo certificates of deposit -
      nonretail.....................      80,691      4,100    5.08       43,554      1,374    3.15       47,555       768   1.61
    Brokered certificates of
      deposit.......................     243,070     12,186    5.01      189,593      6,346    3.35       84,194     1,510   1.79
                                      ----------   --------           ----------   --------           ----------   -------
       Total interest-bearing
         deposits...................   1,304,858     42,707    3.27    1,081,687     21,690    2.01      826,935     9,395   1.14
  FHLB of Pittsburgh advances.......     976,101     45,878    4.64      887,822     30,673    3.41      859,742    23,591   2.70
  Trust preferred borrowings........      67,011      5,053    7.44       62,986      5,292    8.29       51,162     2,184   4.20
  Other borrowed funds..............     123,800      5,640    4.56      165,406      4,739    2.87      181,334     2,237   1.23
  Cost of funding discontinued
    operations......................           -          -                    -        (14)                   -      (161)
                                      ----------   --------           ----------   --------           ----------

       Total interest-bearing
         liabilities................   2,471,770     99,278    4.02    2,197,901     62,380    2.84    1,919,173    37,246   1.94
                                                   --------                        --------                        -------
Noninterest-bearing
  demand deposits...................     262,838                         250,321                         220,446
Other noninterest-bearing
  liabilities.......................      24,330                          19,274                          15,040
Minority interest...................          84                             209                             200
Stockholders' equity................     197,350                         188,499                         190,235
                                      ----------                      ----------                      ----------
       Total liabilities and
         stockholders' equity.......  $2,956,372                      $2,656,204                      $2,345,094
                                      ==========                      ==========                      ==========
Excess (deficit) of interest-
  earning assets over
  interest-bearing liabilities......  $  183,332                      $  187,875                      $  181,595
                                      ==========                      ==========                      ==========
Net interest and dividend income....               $ 77,899                        $ 73,642                        $66,864
                                                   ========                        ========                        =======
Interest rate spread................                           2.70%                           2.91%                         3.07%
                                                               ====                            ====                          ====
Interest rate margin................                           2.98%                           3.13%                         3.24%
                                                               ====                            ====                          ====

(1)  Weighted average yields have been computed on a tax-equivalent basis.
(2)  Nonperforming loans are included in average balance computations.
(3)  Balances are reflected net of unearned income.
(4)  Includes securities available-for-sale.

         Provision for Loan Losses. The Corporation maintains an allowance for loan losses at an appropriate level based on management's assessment of the "estimable" and "probable" losses in the loan portfolio, pursuant to accounting literature which is discussed further in the Nonperforming Assets section of Management's Discussion and Analysis. Management's evaluation is based upon a review of the portfolio and requires significant judgement. For the year ended December 31, 2006, the Corporation recorded a provision for loan losses from continuing operations of $2.7 million compared to $2.6 million in 2005 and $3.2 million in 2004. In 2006, the increase is the result of continued loan growth despite continued positive trends in asset quality.

         Noninterest Income. Noninterest income increased $5.7 million to $40.3 million in 2006, or 16%, from $34.7 million in 2005. The largest increase was attributable to the $3.8 million in card and ATM income as a result of increased volumes of cash in non-owned ATMs and higher bailment rates earned on this cash. During 2006, the number of ATMs serviced by the CashConnect segment, WSFS' ATM unit, remained essentially flat, while the number of WSFS owned and operated ATMs increased to 313. Deposit service charges also increased $2.2 million as a result of growth in deposit accounts as well as additional fee based services provided by WSFS. During the third quarter of 2006, noninterest income was impacted by unanticipated income of $1.8 million in the Bank's investment in Bank-Owned Life Insurance (BOLI). Also, during 2006, the Bank recognized a loss of $2.0 million on the sale of below-market yielding securities. This sale was part of the Bank's efforts to improve its earning asset mix and return on assets.

         Noninterest income increased $2.7 million to $34.7 million in 2005, or 8%, from $32.0 million in 2004. The increase was mainly the result of an increase of $2.9 million in card and ATM income as a result of underlying growth in volumes combined with increased prime-based bailment fees. During 2005, the CashConnect segment increased the number of ATMs it serviced by 33%. Of these, WSFS owned and operated 271 ATMs in 2005. Additionally, deposit service charges increased $702,000 due primarily to an increase in total retail deposits driven by the promotion of a new free checking product line. The increases were partially offset by $605,000 of losses recognized on the sale of lower yielding agency investments.

         Noninterest Expenses. Noninterest expenses increased $6.4 million to $69.3 million in 2006, or 10%, from $62.9 million in 2005. Salaries, benefits and other compensation increased $4.2 million as a result of the Company's continued growth including the opening of three branch offices and two branch renovations / relocations in 2006 and the formation of the Wealth Management Division. The number of full-time Associates increased from 515 in 2005 to 573 in 2006. The growth is also reflected in higher equipment and other operating expenses with an increase of $514,000 in equipment expense and $1.7 million in other operating expenses. Additionally, $1.5 million of the increase in salaries, benefits and other compensation is the result of the implementation during 2006 of the Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), Share-Based Payment, which requires that all share-based payments to Associates, including grants of stock options, be recognized over the related service period as compensation expense in the income statement based on their fair values. As a result of the continued growth, and the establishment of the Wealth Management Services division, the Company anticipates that expenses will continue to grow.

      Noninterest expenses for the year ended 2005 were $62.9 million for an increase of $7.2 million over the $55.7 million in 2004. This increase is primarily a result of the Company's growth in the commercial and retail banking areas and is mainly in salaries, benefits and other compensation, occupancy expense, marketing expenses and other operating expenses. The increase in marketing expenses also stems from expenses related to the promotion of a new free checking product line, and a campaign to increase market share for commercial banking.

         Income Taxes. The Corporation recorded a $15.7 million tax provision for the year ended December 31, 2006 compared to $14.8 million and $14.1 million for the years ended December 31, 2005 and 2004, respectively. The effective tax rates for continuing operations for the years ended December 31, 2006, 2005 and 2004 were 34.0%, 34.8% and 35.1%, respectively. The provision for income taxes includes federal, state and local income taxes that are currently payable or deferred because of temporary differences between the financial reporting bases and the tax reporting bases of the assets and liabilities.

         At December 31, 2006, approximately $2.9 million in gross deferred tax assets of the Corporation are related to net operating losses and tax credits attributable to a former subsidiary. Management has assessed a valuation allowance of $2.0 million on these deferred tax assets due to limitations imposed by the Internal Revenue Code. Approximately $693,000 in gross deferred tax assets of the Corporation at December 31, 2006 are related to state tax net operating losses.

Management has established a valuation allowance on all of these deferred tax assets due to such net operating losses expiring before being utilized.

         The Corporation has an ongoing program that analyzes its projection of taxable income and makes adjustments to its provision for income taxes accordingly. For additional information regarding the Corporation's tax provision and net operating loss carryforwards, see Note 13 to the Consolidated Financial Statements.

FINANCIAL CONDITION

         Total assets increased $150.6 million, or 5%, during 2006 to $3.0 billion. This increase was predominantly due to growth in net loans, which grew $244.4 million, or 14%, during 2006. This increase was partially offset by a decrease of $103.6 million in mortgage-backed securities. Total liabilities increased $120.7 million during the year to $2.8 billion at December 31, 2006. This increase was primarily the result of an increase in deposits of $310.1 million, or 21%, during 2006. This increase was offset by a decrease of $192.3 million in total borrowings.

         During 2006, the Corporation took steps to realign its balance sheet and improve its net interest margin ratio. These steps included, but were not limited to, selling $51.4 million of below-market yielding mortgage-backed securities.

         Cash in non-owned ATMs. Between December 31, 2005 and December 31, 2006, the CashConnect segments', WSFS' ATM unit, cash in non-owned ATMs decreased $8.4 million, or 5%. This decrease was the result of a decrease in the number of ATMs serviced by CashConnect from 7,696 at December 31, 2005 to 7,458 at December 31, 2006. Of these, 313 ATMs were WSFS owned and operated during 2006.

         Mortgage-backed Securities. Investments in mortgage-backed securities decreased $103.6 million during 2006 to $516.7 million. This decrease was mainly the result of the run-off of lower yielding securities during the year and the sale of $51.4 million of mortgage-backed securities. The weighted average duration of the mortgage-backed securities was 2.9 years at December 31, 2006.

         Loans, net. Net loans increased $244.4 million, or 14%, during 2006. This included increases of $136.0 million, or 27%, in commercial loans, $77.0 million, or 13%, in commercial real estate loans, $17.8 million, or 7%, in consumer loans and $14.3 million, or 3%, in residential mortgage loans.

         Customer Deposits. Customer deposits increased $149.8 million, or 13%, during 2006 to $1.3 billion. Customer time deposits (CDs) increased $135.1 million, or 43%, in 2006. In addition, core deposit relationships (demand deposits, money market and savings accounts) increased $14.7 million, or 1%, during the year. The table below depicts the changes in customer deposits over the last three years:

                                                Year Ended December 31,
                                       ----------------------------------------
                                        2006             2005           2004
                                        ----             ----           ----
                                                     (In Millions)

Beginning balance...................  $1,193.9         $1,052.2       $  883.1
Interest credited...................      33.8             11.4            6.6
Deposit inflows, net................     116.0            130.3          162.5
                                      --------         --------       --------
Ending balance......................  $1,343.7         $1,193.9       $1,052.2
                                      ========         ========       ========


         Borrowings and Brokered Certificates of Deposit. Total borrowings decreased by $192.3 million, or 16%, between December 31, 2005 and December 31, 2006. This decrease was primarily the result of a decrease in FHLB advances of $224.7 million, or 22%, during 2006. In addition, Federal funds purchased and securities sold under agreements to repurchase decreased $9.8 million, or 12%, in 2006. This decrease was partially offset by an increase in other borrowed funds of $42.1 million, or 117%, in 2006. Brokered deposits increased $89.5 million, or 42%, during the year.

         Stockholders' Equity. Stockholders' equity increased $30.1 million to $212.1 million at December 31, 2006. This increase included $30.4 million in net income and $1.4 million in other comprehensive income. There were also $4.1 million in proceeds from the exercise of common stock options. These amounts were partially offset by the acquisition of 103,400 shares of treasury stock for a total of $6.1 million. At December 31, 2006, the Corporation held 8.9 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in amounts depending on stock price and alternative uses of capital. Finally, the Corporation declared cash dividends totaling $2.1 million.

ASSET/LIABILITY MANAGEMENT

         The primary asset/liability management goal of the Corporation is maximizing its net interest income opportunities within the constraints of managing interest rate risk, while ensuring adequate liquidity and funding and maintaining a strong capital base.

         In general, while interest rate risk is mitigated by closely matching the maturities or repricing periods of interest-sensitive assets and liabilities to ensure a favorable interest rate spread. Management regularly reviews the Corporation's interest-rate sensitivity, and uses a variety of strategies as needed to adjust that sensitivity within acceptable tolerance ranges established by management and the Board of Directors. Changing the relative proportions of fixed-rate and adjustable-rate assets and liabilities is one of the primary strategies utilized by the Corporation to accomplish this objective.

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

         The  repricing  and  maturities  of  the  Corporation's   interest-rate
sensitive assets and interest-rate sensitive liabilities at December 31, 2006 are set forth in the following table:

                                                        Less than        One to         Over
                                                         One Year      Five Years    Five Years      Total
                                                       -----------    -----------   -----------    -----------
                                                                       (Dollars in Thousands)
Interest-rate sensitive assets :
   Real estate loans (1) ...........................   $   717,191    $   331,910   $    88,869    $ 1,137,970
   Commercial loans ................................       507,625        102,298        33,995        643,918
   Consumer loans ..................................       127,242         55,747        80,488        263,477
   Mortgage-backed securities ......................       209,217         51,464       256,030        516,711
   Loans held-for-sale .............................           925              -             -            925
   Investment securities ...........................        77,035          1,585        15,743         94,363
   Other investments ...............................         1,743              -             -          1,743
                                                       -----------    -----------   -----------    -----------
                                                         1,640,978        543,004       475,125      2,659,107
                                                       -----------    -----------   -----------    -----------
Interest-rate sensitive liabilities:
   Money market and interest-bearing demand deposits       105,400              -       287,965        393,365
   Savings deposits ................................        58,588              -       168,265        226,853
   Retail time deposits ............................       397,176         35,600        14,370        447,146
   Jumbo certificates of deposit ...................       110,966            424             -        111,390
   Brokered certificates of deposit ................       216,362         21,223        63,669        301,254
   FHLB advances ...................................       614,000        160,962         9,067        784,029
   Trust preferred borrowings ......................        67,011              -             -         67,011
   Other borrowed funds ............................       100,784              -        50,856        151,640
                                                       -----------    -----------   -----------    -----------
                                                         1,670,287        218,209       594,192      2,482,688
                                                       -----------    -----------   -----------    -----------
   (Deficiency) excess  of interest-rate sensitive
   assets over interest-rate sensitive liabilities
   ("interest-rate sensitive gap") .................   $   (29,309)   $   324,795   $  (119,067)   $   176,419
                                                       ===========    ===========   ===========    ===========

One-year interest-rate sensitive assets/interest-rate sensitive liabilities     98.25%
One-year interest-rate sensitive gap as a percent of total assets               (0.98)%

-----------------
(1)  Includes commercial mortgage, construction, and residential mortgage loans.


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

         In 1998, the Corporation purchased a ten-year interest rate cap in order to limit its exposure on $51.5 million of variable Trust Preferred Securities issued in 1998. On April 6, 2005, the Corporation completed the issuance of $67.0 million of aggregate principal amount of Pooled Floating Rate Securities. The proceeds from this issuance were used to fund the redemption of $51.5 million of Floating Rate Capital Trust I Preferred Securities. This derivative instrument economically caps the three-month LIBOR, the base rate of the trust preferred borrowings, at 6.00%. The Trust Preferred borrowings are classified in the less than one-year category reflecting the ability to adjust upward for the balance of the term of the interest rate cap. If the three-month LIBOR rate equals or exceeds 6.00%, the Trust Preferred borrowing takes on a fixed characteristic and therefore would be classified in the period corresponding to the cap's maturity.


REVERSE MORTGAGES

         The Corporation holds an investment in reverse mortgages of $598,000 at December 31, 2006 representing a participation in reverse mortgages with a third party.

         Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Reverse mortgages are nonrecourse obligations, which means that the loan repayments are generally limited to the net sale proceeds of the borrower's residence.

         The Corporation accounts for its investment in reverse mortgages by estimating the value of the future cash flows on the reverse mortgages at a rate deemed appropriate for these mortgages, based on the market rate for similar collateral. Actual cash flows from the maturity of these mortgage loans can result in significant volatility in the recorded value of reverse mortgage assets. As a result, income varies significantly from reporting period to reporting period. For the year ended December 31, 2006, the Corporation earned $684,000 in interest income on reverse mortgages as compared to $678,000 in 2005 and $1.8 million in 2004.

         The projected cash flows depend on assumptions about life expectancy of the mortgagee and the future changes in collateral values. Projecting the changes in collateral values is the most significant factor impacting the volatility of reverse mortgage values. The current assumptions include a short-term annual appreciation rate of -8.0% in the first year, and a long-term annual appreciation rate of 0.5% in future years. If the long-term appreciation rate was increased to 1.5%, the resulting impact on income would have been $101,000. Conversely, if the long-term appreciation rate was decreased to -0.5%, the resulting impact on income would have been $(85,000).

         The Corporation also holds $12.4 million in BBB+ rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" Certificates issued in connection with securities consisting of a portfolio of reverse mortgages previously held by the Corporation. At the time of the securitization, the securitizer retained 100% of the Class "O" Certificates from the securitization. These Class "O" Certificates have no priority over other classes of Certificates under the Trust and no distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates in up to five separate increments for an aggregate purchase price of $1.0 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates does not meet the definition of a derivative under SFAS No. 133, Accounting for Derivative and Hedging Activities.

         During 2006, the Corporation formed a new reverse mortgage initiative. While the Company's activity during the year has been limited to acting as a correspondent for these loans, the intention of the Company is to originate and underwrite its own reverse mortgages in the future. The Company expects to sell most of these loans and does not intend to hold them in its portfolio. These reverse mortgages are government approved, insured and are endorsed by the AARP.

DISCONTINUED OPERATIONS

         In December 2000, the Corporation approved plans to discontinue the operations of WCC. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to zero lease contracts and zero loan contracts at December 31, 2006.

         An extensive analysis as of December 31, 2006 indicated that no additional reserves were needed for the expected losses in the business during the remaining wind-down period.

         At December 31, 2006, there were zero in indirect loans and zero in indirect leases. At December 31, 2006, WSFS had exposure to no remaining used car residuals.

MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing and funding activities. To that end, management actively monitors and manages its interest rate risk exposure. One measure required to be performed by the Office of Thrift Supervision
(OTS)-regulated institutions is the test specified by OTS Thrift Bulletin No. 13A, "Management of Interest Rate Risk, Investment Securities and Derivatives Activities." This test measures the impact on the net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of the estimated cash flows from assets and liabilities as a percentage of the net present value of assets. The following table is the estimated impact of immediate changes in interest rates on the Company's net interest margin and net portfolio value at the specified levels at December 31, 2006 and 2005, calculated in compliance with Thrift Bulletin No. 13A:

                                             December 31,
                     -----------------------------------------------------------
                                2006                            2005
                     -----------------------------   ---------------------------
Change in Interest   % Change in                     % Change in
       Rate          Net Interest    Net Portfolio   Net Interest  Net Portfolio
  (Basis Points)      Margin (1)        Value (2)     Margin (1)       Value (2)
  --------------     -----------    --------------  -------------  -------------
       +300              -1%            7.89%           0%             7.33%
       +200              -1%            8.46%           0%             7.86%
       +100               0%            8.99%           0%             8.31%
          0               0%            9.66%           0%             8.72%
       -100              +2%            9.03%          -2%             8.83%
       -200 (3)          +1%            9.04%          -7%             8.62%
       -300 (3)          -1%            8.91%         -11%             8.32%


(1) The percentage difference between net interest margin in a stable interest rate environment and net interest margin as projected under the various rate environment changes.

(2) The net portfolio value of the Company in a stable interest rate environment and the net portfolio value as projected under the various rate environment changes.

(3)  Sensitivity  indicated by a decrease of 200 and 300 basis points may not be
     particularly   meaningful   at  December   31,  2006  and  2005  given  the
     historically low absolute level of interest rates at these dates.

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

         The following table sets forth the Corporation's nonperforming assets and past due loans at the dates indicated:

                                                                 December 31,
                                                ----------------------------------------------
                                                 2006      2005      2004      2003      2002
                                                ------    ------    ------    ------    ------
                                                            (Dollars in Thousands)
Nonaccruing loans:
     Commercial .............................   $1,282    $  925    $1,595    $1,549    $2,242
     Consumer ...............................      557       155       291       240       516
     Commercial mortgages ...................      500       727       909       941       326
     Residential mortgages ..................    1,493     1,567     1,601     2,513     3,246
     Construction ...........................        -        36         -         -       199
                                                ------    ------    ------    ------    ------
Total nonaccruing loans .....................    3,832     3,410     4,396     5,243     6,529
Assets acquired through foreclosure .........      388        59       217       301       904
                                                ------    ------    ------    ------    ------
Total nonperforming assets ..................   $4,220    $3,469    $4,613    $5,544    $7,433
                                                ======    ======    ======    ======    ======

Past due loans:
     Residential mortgages ..................   $  219    $  327    $  703    $  915    $  346
     Commercial and commercial mortgages ....        3         -         -       129        95
     Consumer ...............................       29        59       104       148        88
                                                ------    ------    ------    ------    ------
Total past due loans ........................   $  251    $  386    $  807    $1,192    $  529
                                                ======    ======    ======    ======    ======

Ratio of nonaccruing loans to total
     loans (1) ..............................     0.19%     0.19%     0.28%     0.40%     0.60%
Ratio of allowance for loan losses to gross
     loans (1) ..............................     1.34%     1.41%     1.56%     1.69%     1.95%
Ratio of nonperforming assets to total assets     0.14%     0.12%     0.18%     0.25%     0.44%
Ratio of loan loss allowance to nonaccruing
     loans (2) ..............................   705.32%   709.47%   524.05%   421.91%   324.49%

(1)  Total loans exclude loans held-for-sale.
(2)  The applicable allowance represents general valuation allowances only.

         The ratio of nonaccruing loans to total loans remained flat at 0.19% between 2006 and 2005. In addition, the ratio of nonperforming assets to total assets increased slightly from 0.12% in 2005 to 0.14% in 2006. The consistency of these results illustrate continued strong levels of asset quality.

         The following table provides an analysis of the change in the balance of nonperforming assets during the last three years:

                                             Year Ended December 31,
                                      -------------------------------------
                                        2006           2005           2004
                                      -------        -------        -------

(In Thousands)

Beginning balance .................   $ 3,469        $ 4,613        $ 5,544
      Additions ...................     5,697          5,062          6,554
      Collections .................    (3,916)        (4,467)        (4,668)
      Transfers to accrual ........      (453)          (398)        (1,717)
      Charge-offs/write-downs......      (577)        (1,341)        (1,100)
                                      -------        -------        -------
 Ending balance ...................   $ 4,220        $ 3,469        $ 4,613
                                      =======        =======        =======

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

          The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans derived from analysis of both the probability of default and the probability of loss should default occur. As a result, changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical default experience for such loans and assessment of the probability of default. Loss adjustment factors are applied based on criteria discussed below.

         Pooled loans are loans that are usually smaller, not-individually-graded and homogenous in nature, such as consumer installment loans and residential mortgages. Loan loss allowances for pooled loans are based on a ten-year net charge-off history. The average loss allowance per homogenous pool is based on the product of average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are assigned a reserve for losses based upon this historical loss information and loss adjustment factors.

         Historical  loss  adjustment   factors  are  based  upon   management's
evaluation of various current conditions including those listed below:

o    General economic and business conditions affecting WSFS' key lending areas,
o    Credit quality trends,
o    Recent loss experience in particular segments of the portfolio,
o    Collateral values and loan-to-value ratios,
o    Loan volumes and concentrations, including changes in mix,
o    Seasoning of the loan portfolio,
o    Specific industry conditions within portfolio segments,
o    Bank regulatory examination results, and
o Other factors, including changes in quality of the loan origination, servicing and risk management processes.

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

         During 2006, the provision for loan losses was also affected by a change in estimates used in the calculation. The change is the result of continued analysis of the Corporation's loss experience on commercial loans and the Corporation's consideration of proposed regulatory guidance and professional studies on the classification of commercial credits to change its estimates. This change combines an estimate of the probability of default for each of the Corporation's classified loan grades with an estimate of loss should an event of default occur. The estimate of loss further segments classified loan grades into sub-grades with unique factors. Management believes this analysis better estimates losses currently in its loan portfolio. These changes resulted in a reduction to the provision for loan losses of $1.8 million or $0.17 per share.

        The table below represents a summary of changes in the allowance for loan losses during the periods indicated:

                                                                        Year Ended December 31,
                                                        --------------------------------------------------------
                                                          2006        2005        2004        2003    2002
                                                        --------    --------    --------    --------    --------
                                                                         (Dollars in Thousands)
Beginning balance ...................................   $ 25,381    $ 24,222    $ 22,386    $ 21,452    $ 21,597
Provision for loan losses - continuing operations ...      2,738       2,582       3,217       2,550       2,243
Provision for loan losses - businesses held-for-sale.          -           -           -           -         211
Sale of businesses held-for-sale ....................          -           -           -           -        (269)

Charge-offs:
    Residential real estate .........................         75          90         222         329         725
    Commercial real estate (1) ......................          -         104         148           -         333
    Commercial ......................................        470       1,048         656         827         895
    Overdrafts ......................................        390           -           -           -           -
    Consumer (2) ....................................        483         631         817         860       1,551
                                                        --------    --------    --------    --------    --------
Total charge-offs ...................................      1,418       1,873       1,843       2,016       3,504
                                                        --------    --------    --------    --------    --------
Recoveries:
    Residential real estate .........................         14          59          32           -          76
    Commercial real estate (1) ......................        170          42           -         202         181
    Commercial ......................................        343         209         335          79         483
    Consumer (2) ....................................        156         140          95         119         434
                                                        --------    --------    --------    --------    --------
Total recoveries ....................................        683         450         462         400       1,174
                                                        --------    --------    --------    --------    --------
Net charge-offs .....................................        735       1,423       1,381       1,616       2,330
                                                        --------    --------    --------    --------    --------
Ending balance ......................................   $ 27,384    $ 25,381    $ 24,222    $ 22,386    $ 21,452
                                                        ========    ========    ========    ========    ========
Net charge-offs to average gross loans outstanding,
    net of unearned income ..........................       0.04%       0.09%       0.10%       0.13%       0.22%
                                                        ========    ========    ========    ========    ========

(1)  Includes commercial mortgage and construction loans.
(2)  2002 includes amounts for businesses held-for-sale.

         For the year ended December 31, 2006, the Corporation provided $2.7 million for loan losses. The increase in 2006 over 2005 is a result of continued loan growth despite continued positive trends in asset quality.

         The allowance for losses is allocated by major portfolio type. As these portfolios have developed, they have become a source of historical data in projecting delinquencies and loss exposure; however, such allocations are not indicative of where future losses may occur. Management believes that the allowance for loan losses of $27.4 million at December 31, 2006 is adequate to provide for probable losses on existing loans based on information currently available. The allocation of the allowance for loan and lease losses by portfolio type at the end of each of the last five fiscal years, and the percentage of outstanding in each category to total gross loans outstanding, at such dates follow:

                                                                   December 31,
                                      -------------------------------------------------------------------------------------
                                            2006            2005                2004            2003            2002
                                      --------------   --------------    -------------    --------------    ---------------
                                       Amount Percent   Amount  Percent   Amount Percent   Amount Percent    Amount Percent
                                      ------- -------   ------  -------  ------- -------  ------- -------   ------- -------
                                                                       (Dollars in Thousands)
Residential real estate..........    $  1,645   23.1% $  1,632   25.4%  $  1,468  28.1% $   2,736   34.6%   $ 3,620   38.2%
Commercial real estate...........      11,343   32.5    10,978   32.7      9,211  34.6      8,338   29.3      7,208   26.2
Commercial.......................      11,019   31.5     9,471   28.3     10,456  23.7      8,368   22.0      7,375   19.1
Consumer.........................       3,377   12.9     3,300   13.6      3,087  13.6      2,944   14.1      3,249   16.5
                                      -------  -----   -------  -----    ------- -----    -------  -----    -------  -----
Total............................     $27,384  100.0%  $25,381  100.0%   $24,222 100.0%   $22,386  100.0    $21,452  100.0%
                                      =======  =====   =======  =====    ======= =====    =======  =====    =======  =====

LIQUIDITY

         The Company manages its liquidity risk and funding needs through its treasury function and its Asset/Liability Committee. Historically, the Company has had success in growing its loan portfolio. For example, during the year ended December 31, 2006, net loan growth resulted in the use of $246.4 million in cash. The loan growth was primarily the result of the continued success increasing corporate and small business lending. Management expects this trend to continue. While the Company's loan-to-deposit ratio has been well above 100% for many years, management has significant experience managing its funding needs through borrowings and deposit growth.

         As a financial institution, the Company has ready access to several sources of funding. Among these are:

               o    Deposit growth,
               o    The brokered deposit market,
               o    Borrowing from the FHLB,
               o    Other borrowings such as repurchase agreements,
               o    Cash flow from securities and loan sales and repayments, and
               o    Net income of the Company.

         The Company's current branch expansion and renovation program is focused on expanding the Company's retail footprint in Delaware and attracting new customers to provide additional deposit growth. Customer deposit growth was strong, equaling $149.8 million, or 13%, between December 31, 2005 and December 31, 2006.

         The Corporation's portfolio of high-quality, liquid investments, primarily short-duration AAA-rated, mortgage-backed securities and Agency notes also provide a source of cash flow to meet current cash needs. If needed, portions of this portfolio, as well as portions of the loan portfolio, could be sold to provide cash to fund new loans. During the year ended December 31, 2006, $32.4 million in cash was also provided by operating activities.

         The Company has a policy that separately addresses liquidity, and management monitors the Company's adherence to policy limits. As part of the liquidity management process, the Company also monitors its available wholesale funding capacity. At December 31, 2006, the Company had $471 million in funding capacity at the Federal Home Loan Bank of Pittsburgh and $451 million in estimated funding capacity in brokered deposits. Also, liquidity risk management is a primary area of examination by the OTS.

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

         At December 31, 2006, WSFS is classified as well-capitalized, the highest regulatory defined level, and is in compliance with all regulatory capital requirements. Additional information concerning WSFS' regulatory capital compliance is included in Note 12 to the Financial Statements.

         Since  1996,  the  Board  of  Directors  has  approved   several  stock
repurchase programs to acquire common stock outstanding. As part of these programs, the Corporation acquired approximately 103,400 shares in 2006 and 719,500 shares in 2005. At December 31, 2006, the Corporation held 8.9 million shares of its common stock as treasury shares. The Corporation intends to continue repurchasing shares in amounts depending on stock price and alternative uses of capital. At December 31, 2006, the Corporation had 546,600 shares remaining under its current share repurchase authorization.

OFF BALANCE SHEET ARRANGEMENTS

         The Corporation has no off balance sheet arrangements that currently have, or are reasonably likely to have a material future effect on the Corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. Additional information concerning the Corporation's off balance sheet arrangements is included in Note 15 to the Financial Statements.

CONTRACTUAL OBLIGATIONS

         At December 31, 2006, the Corporation had contractual obligations relating to operating leases, long-term debt, data processing and credit obligations. These obligations are summarized below. Additional information concerning the Corporation's contractual obligations is included in Notes 8, 10, and 15 to the Financial Statements.

                                             Less than                            More than
                                 Total        1 Year     1-3 Years    3-5 Years    5 Years
                                 -----        ------     ---------    ---------    -------
                                                      (In Thousands)
Operating lease obligations   $   44,891   $    3,029   $    7,923   $    7,227   $   26,712
Long-term debt obligations       851,039      449,000      262,462       30,000      109,577
Data processing contracts          9,223        3,417        5,151          655         --
Credit obligations               532,335      532,335         --
                              ----------   ----------   ----------   ----------   ----------
Total                         $1,437,488   $  987,781   $  275,536   $   37,882   $  136,289
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

         In February 2006, Congress passed the Federal Deposit Insurance Reform Act of 2005 (FDIRA). This legislation will merge the Bank Insurance Fund and the Savings Association Insurance Fund into one fund, increase insurance coverage for retirement accounts to $250,000, adjust the maximum deposit insurance for inflation after March 31, 2010 and give the FDIC greater flexibility in setting insurance assessments. As part of the FDIRA-2005, the Corporation's primary
operating  subsidiary,   the  Bank,  has  been  granted  a  one-time  credit  of
approximately $1.0 million for utilization against future FDIC insurance premiums. The FDIC announced that 2007 assessments will range from 5 to 7 basis points for well-capitalized institutions with composite regulatory ratings of one or two. The Corporation anticipates that the $1.0 million credit will offset substantially the entire 2007 premium.

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

         The following are critical accounting policies that involve more significant judgments and estimates:

Allowance for Loan Losses

         The Corporation maintains allowances for credit losses and charges losses to these allowances when realized. The determination of the allowance for loan losses requires significant judgment reflecting management's best estimate of probable loan losses related to specifically identified loans as well as those in the remaining loan portfolio. Management's evaluation is based upon a continuing review of these portfolios, with consideration given to evaluations resulting from examinations performed by regulatory authorities.

Contingencies (Including Indemnifications)

         In the ordinary course of business, the Corporation, the Bank and its subsidiaries are subject to legal actions, which involve claims for monetary relief. Based upon information presently available to the Corporation and its counsel, it is management's opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Corporation's results of operations.

         The Corporation maintains a loss contingency for standby letters of credit and charges losses to this reserve when such losses are realized. The determination of the loss contingency for standby letters of credit requires significant judgement reflecting management's best estimate of probable losses. The balance in this reserve at December 31, 2006 was $715,000.

         The Bank, as successor to originators of reverse mortgages is, from time to time, involved in arbitration or litigation with various parties including borrowers or the heirs of borrowers. Because reverse mortgages are a relatively new and uncommon product, there can be no assurances about how the courts or arbitrators may apply existing legal principles to the interpretation and enforcement of the terms and conditions of the Bank's reverse mortgage obligations.

Deferred Taxes

         The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management has assessed the Company's valuation allowances on deferred income taxes resulting from, among other things, limitations imposed by Internal Revenue Code and uncertainties, including the timing of settlement and realization of these differences.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. FIN 48 becomes effective for the Corporation on January 1, 2007 and is expected to have an immaterial favorable impact to the equity of the Corporation.

         In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. For the Corporation, this will become effective on January 1, 2008. The Corporation is currently evaluating the impact that the adoption of SFAS 159 will have on our Consolidated Financial Statements.

Market for Registrant's Common Equity and Related Stockholder Matters

         WSFS Financial Corporation's Common Stock is traded on The Nasdaq Stock MarketSM under the symbol WSFS. At December 31, 2006, the Corporation had 1,320 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

         The closing market price of the common stock at December 31, 2006 was $66.93.


                                       Stock Price Range
                                       -----------------
                                       Low          High       Dividends
                                       ---          ----       ---------

           2006          4th          $60.00       $68.27       $ 0.08
                         3rd           57.22        64.62         0.08
                         2nd           57.34        64.65         0.08
                         1st           59.80        64.75         0.07
                                                                ------
                                                                $ 0.31

           2005          4th          $57.12       $65.00       $ 0.07
                         3rd           54.00        59.26         0.07
                         2nd           49.50        56.70         0.07
                         1st           51.90        60.38         0.06
                                                                ------
                                                                $ 0.27
                                                                ======
                                       18

COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph and table which follow show the cumulative total return on the Common Stock of the Company over the last five years compared with the cumulative total return of the Dow Jones Total Market Index and the Nasdaq Bank Index over the same period as obtained from Bloomberg L.P. Cumulative total return on the Common Stock or the index equals the total increase in value since December 31, 2001, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph and table were prepared assuming $100 was invested on December 31, 2001 in the Common Stock of the Company and in each of the indexes. There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performance shown in the graph below. The Company neither makes nor endorses any predictions as to stock performance.


                       CUMULATIVE TOTAL SHAREHOLDER RETURN
                  COMPARED WITH PERFORMANCE OF SELECTED INDEXES
                   December 31, 2001 through December 31, 2006
                                [GRAPHIC OMITTED]

                                                  Cumulative Total Return
                                 -----------------------------------------------------------
                                  2001      2002      2003      2004      2005     2006
                                 -----------------------------------------------------------
WSFS Financial Corporation        $100      $191    $ 261      $351      $360      $395
Dow Jones Total Market Index       100        77       98       109       113       129
Nasdaq Bank Index                  100       107      142       161       158       179

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

         Management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on this assessment, management has concluded that, as of December 31, 2006, the Corporation's internal control over financial reporting is effective based on those criteria.

         Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, has been audited by KPMG LLP, the independent registered public accounting firm who also audited the Corporation's consolidated financial statements. KPMG's attestation report on management's assessment of the Corporation's internal control over financial reporting appears elsewhere in this annual report.



/s/ Marvin N. Schoenhals                    /s/ Stephen A. Fowle
------------------------------------        ------------------------------------
Marvin N. Schoenhals                        Stephen A. Fowle
Chairman and President                      Executive Vice President and
                                            Chief Financial Officer

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that WSFS Financial Corporation (the Corporation) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in COSO. Also, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 9, 2007 expressed an unqualified opinion on those consolidated financial statements.


/s/ KPMG LLP
-----------------
Philadelphia, Pennsylvania
March 9, 2007

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WSFS Financial Corporation:

We have audited the accompanying consolidated statement of condition of WSFS Financial Corporation and subsidiaries (the Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSFS Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have  audited,  in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States), the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2007 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 1 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 123R, Share-Based
Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006.


/s/ KPMG LLP
------------
Philadelphia, Pennsylvania
March 9, 2007

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              Year Ended December 31,
                                                                        ----------------------------------
                                                                         2006         2005         2004
                                                                       ---------    ---------    ---------
                                                                   (Dollars in Thousands, Except Per Share Data)
Interest income:
Interest and fees on loans .........................................   $ 143,629    $ 105,639    $  78,101
Interest on mortgage-backed securities .............................      28,444       25,687       20,326
Interest and dividends on investment securities ....................       1,884        2,580        3,099
Interest on investments in reverse mortgages .......................         684          678        1,847
Other interest income ..............................................       2,536        1,438          737
                                                                       ---------    ---------    ---------
                                                                         177,177      136,022      104,110
                                                                       ---------    ---------    ---------
Interest expense:
Interest on deposits ...............................................      42,707       21,690        9,395
Interest on Federal Home Loan Bank advances ........................      45,878       30,659       23,430
Interest on federal funds purchased and securities sold under
  agreements to repurchase .........................................       3,790        4,089        2,064
Interest on trust preferred borrowings .............................       5,053        5,292        2,184
Interest on other borrowings .......................................       1,850          650          173
                                                                       ---------    ---------    ---------
                                                                          99,278       62,380       37,246
                                                                       ---------    ---------    ---------
Net interest income ................................................      77,899       73,642       66,864
Provision for loan losses ..........................................       2,738        2,582        3,217
                                                                       ---------    ---------    ---------
Net interest income after provision for loan losses ................      75,161       71,060       63,647
                                                                       ---------    ---------    ---------

Noninterest income:
Credit/debit card and ATM income ...................................      18,835       15,049       12,137
Deposit service charges ............................................      12,250       10,091        9,389
Investment advisory income .........................................       2,399        2,519        2,262
Bank-owned life insurance income ...................................       3,976        2,003        2,190
Loan fee income ....................................................       1,824        1,999        2,182
Mortgage banking activities, net ...................................         225          391          439
Securities (losses) gains ..........................................      (1,981)        (605)         249
Other income .......................................................       2,777        3,206        3,102
                                                                       ---------    ---------    ---------
                                                                          40,305       34,653       31,950
                                                                       ---------    ---------    ---------
Noninterest expenses:
Salaries, benefits and other compensation ..........................      39,369       35,172       30,723
Occupancy expense ..................................................       5,508        5,168        4,666
Equipment expense ..................................................       4,393        3,879        3,696
Data processing and operations expense .............................       3,511        3,465        3,246
Marketing expense ..................................................       2,713        2,745        2,329
Professional fees ..................................................       2,070        2,416        2,496
Other operating expenses ...........................................      11,750       10,032        8,543
                                                                       ---------    ---------    ---------
                                                                          69,314       62,877       55,699
                                                                       ---------    ---------    ---------
Income from continuing operations before minority interest and taxes      46,152       42,836       39,898
Less minority interest .............................................          51          133          190
                                                                       ---------    ---------    ---------
Income from continuing operations before taxes .....................      46,101       42,703       39,708
Income tax provision ...............................................      15,660       14,847       13,951
                                                                       ---------    ---------    ---------
Income from continuing operations ..................................      30,441       27,856       25,757
Income on wind-down of discontinued operations, net of taxes .......           -            -          143
                                                                       ---------    ---------    ---------
Net income .........................................................   $  30,441    $  27,856    $  25,900
                                                                       =========    =========    =========

                                                                            Year Ended December 31,
                                                                          ------------------------------
                                                                            2006       2005       2004
                                                                          --------   --------   --------
                                                                    (Dollars in Thousands, Except Per Share Data)
Earnings per share:
  Basic:
     Income from continuing operations ...............................    $  4.59    $  4.10    $  3.60
     Income on wind-down of discontinued operations, net of taxes.....          -          -       0.02
                                                                          -------    -------    -------
         Net income ..................................................    $  4.59    $  4.10    $  3.62
                                                                          =======    =======    =======

  Diluted:
     Income from continuing operations ...............................    $  4.41    $  3.89    $  3.39
     Income on wind-down of discontinued operations, net of taxes.....          -          -       0.02
                                                                          -------    -------    -------
         Net income ..................................................    $  4.41    $  3.89    $  3.41
                                                                          =======    =======    =======

The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CONDITION

                                                                                                     December 31,
                                                                                             ------------------------------
                                                                                               2006                 2005
                                                                                             ----------         ----------
                                                                                                     (In Thousands)
  Assets

  Cash and due from banks.......................................................             $   73,989         $   59,251
  Cash in non-owned ATMs........................................................                166,092            174,527
  Federal funds sold............................................................                  1,500                  -
  Interest-bearing deposits in other banks......................................                    243                173
                                                                                             ----------         ----------
            Total cash and cash equivalents.....................................                241,824            233,951
  Investment securities held-to-maturity  (fair value: 2006-$4,252; 2005-$5,005)                  4,219              4,806
  Investment securities available-for-sale including reverse mortgages..........                 50,272             52,683
  Mortgage-backed securities available-for-sale.................................                504,347            608,372
  Mortgage-backed securities trading............................................                 12,364             11,951
  Loans held-for-sale...........................................................                    919                436
  Loans, net of allowance for loan losses of $27,384 at December 31, 2006 and
    $25,381 at December 31, 2005................................................              2,018,822          1,774,858
  Bank-owned life insurance.....................................................                 55,282             54,193
  Stock in Federal Home Loan Bank of Pittsburgh, at cost.........................                39,872             46,293
  Assets acquired through foreclosure...........................................                    388                 59
  Premises and equipment........................................................                 30,218             22,904
  Accrued interest receivable and other assets..................................                 38,869             36,246
                                                                                             ----------         ----------
  Total assets..................................................................             $2,997,396         $2,846,752
                                                                                             ==========         ==========

  Liabilities and Stockholders' Equity

  Liabilities:

  Deposits:
Noninterest-bearing demand......................................................             $  276,338        $   279,415
Interest-bearing demand ........................................................                146,719            141,378
Money market ...................................................................                246,645            209,398
Savings.........................................................................                226,853            251,675
Time............................................................................                326,009            224,853
Jumbo certificates of deposit - customer........................................                121,142             87,212
                                                                                             ----------         ----------
            Total customer deposits ............................................              1,343,706          1,193,931
Other jumbo certificates of deposit.............................................                111,388             40,567
Brokered deposits...............................................................                301,254            211,738
                                                                                             ----------         ----------
             Total deposits.....................................................              1,756,348          1,446,236

  Federal funds purchased and securities sold under agreements to repurchase ...                 73,400             83,150
  Federal Home Loan Bank advances...............................................                784,028          1,008,721
  Trust preferred borrowings....................................................                 67,011             67,011
  Other borrowed funds..........................................................                 78,240             36,126
  Accrued interest payable and other liabilities................................                 26,256             23,327
                                                                                             ----------         ----------
  Total liabilities.............................................................              2,785,283          2,664,571
                                                                                             ----------         ----------


  Minority Interest.............................................................                     54                206

  Stockholders' Equity:

  Serial preferred stock $.01 par value, 7,500,000 shares authorized;
    none issued and outstanding.................................................                      -                  -
  Common stock $.01 par value, 20,000,000 shares authorized; issued 15,584,580
    at December 31, 2006 and 15,435,630 at December 31, 2005....................                    156                154
  Capital in excess of par value ...............................................                 81,580             74,673
  Accumulated other comprehensive loss..........................................                 (8,573)           (9,968)
  Retained earnings............................................................                 347,448            319,065
  Treasury stock at cost, 8,942,969 shares at December 31, 2006 and 8,839,569
    shares at December 31, 2005.................................................               (208,552)          (201,949)
                                                                                             ----------         ----------
  Total stockholders' equity....................................................                212,059            181,975
                                                                                             ----------         ----------
  Total liabilities, minority interest and stockholders' equity.................             $2,997,396         $2,846,752
                                                                                             ==========         ==========

  The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 Acumulated
                                                                    Capital in     Other                          Total
                                                           Common   Excess of  Comprehensive  Retained    Treasury  Stockholders'
                                                           Stock    Par Value      Loss       Earnings      Stock       Equity
                                                           -----    ---------      ----       --------      -----       ------
                                                                                      (In Thousands)
Balance, December 31, 2003 ..........................   $     151   $  64,738   $  (1,748)   $ 268,797    $(143,946)  $ 187,992
Comprehensive income:
     Net income .....................................           -           -           -       25,900            -      25,900
     Other comprehensive loss (1) ...................           -           -      (1,637)           -            -      (1,637)
                                                                                                                      ---------
Total comprehensive income ..........................                                                                    24,263
                                                                                                                      ---------
Cash dividend, $0.23 per share ......................           -           -           -       (1,643)           -      (1,643)
Issuance of common stock, including proceeds from
exercise of common stock options ....................           1       2,044           -            -            -       2,045
Treasury stock at cost, 368,400 shares (2) ..........           -         173           -            -      (17,899)    (17,726)
Tax benefit from exercises of common stock options...           -       1,372           -            -            -       1,372
                                                        ---------   ---------   ---------    ---------    ---------   ---------
Balance, December 31, 2004 ..........................   $     152   $  68,327   $  (3,385)   $ 293,054    $(161,845)  $196,303
                                                        =========   =========   =========    =========    =========  ========

Comprehensive income:
     Net income .....................................           -           -           -       27,856            -      27,856
     Other comprehensive loss (1) ...................           -           -      (6,583)           -            -      (6,583)
                                                                                                                      ---------
Total comprehensive income ..........................                                                                    21,273
                                                                                                                      ---------
Cash dividend, $0.27 per share ......................           -           -           -       (1,845)           -      (1,845)
Issuance of common stock, including proceeds from
exercise of common stock options ....................           2       3,120           -            -            -       3,122
Treasury stock at cost, 712,300 shares (3) ..........           -         276           -            -      (40,104)    (39,828)
Tax benefit from exercises of common stock options...           -       2,950           -            -            -       2,950
                                                        ---------   ---------   ---------    ---------    ---------   ---------
Balance, December 31, 2005 ..........................   $     154   $  74,673   $  (9,968)   $ 319,065    $(201,949)  $ 181,975
                                                        =========   =========   =========    =========    =========   =========

Comprehensive income:
     Net income .....................................           -           -           -       30,441            -      30,441
     Other comprehensive income (1) .................           -           -       1,956            -            -       1,956
                                                                                                                      ---------
Total comprehensive income ..........................                                                                    32,397
                                                                                                                      ---------
Adjustment to initially apply FASB Statement No......
    158, net of tax  $(344) .........................           -           -        (561)           -            -        (561)
Cash dividend, $0.31 per share ......................           -           -           -       (2,058)           -      (2,058)
Issuance of common stock, including proceeds from
exercise of common stock options ....................           2       4,610           -            -            -       4,612
Treasury stock at cost, 103,400 shares ..............           -           -           -            -       (6,603)     (6,603)
Issuance of restricted stock ........................           -         286           -            -            -         286
Tax benefit from exercises of common stock options...           -       2,011           -            -            -       2,011
                                                        ---------   ---------   ---------    ---------    ---------   ---------
Balance, December 31, 2006 ..........................   $     156   $  81,580   $  (8,573)   $ 347,448    $(208,552)  $ 212,059
                                                        =========   =========   =========    =========    =========   =========


(1)  Other Comprehensive Income:                           2006         2005        2004
                                                          -----         ----       -----
     Net unrealized holding losses on securities
         available-for-sale arising during the period
         net of taxes (2006 - $261, 2005 - $(4,540),
        2004 - $(661))...............................   $     426    $  (7,407)   $  (1,078)

     Net unrealized holding gains (losses)
         arising during the period on
         derivatives net of taxes (2006 - $163,
         2005 - $241, 2004 - $(218)).................         302          449         (405)

     Reclassification for losses (gains) included
         in income,  net of taxes (2006 - $753,
         2005 - $230, 2004 - $(94))..................       1,228          375         (154)
                                                        ---------    ---------    ---------

     Total other comprehensive income (loss).........   $   1,956    $  (6,583)   $  (1,637)
                                                        =========    =========    =========

(2)  Net of reissuance of 5,500 shares.
(3) Net of reissuance of 7,200 shares. The accompanying notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                      Year Ended December 31,
                                                                                                -----------------------------------
                                                                                                   2006         2005         2004
                                                                                                ---------    ---------    ---------
                                                                                                           (In Thousands)
Operating activities:

Net income ..................................................................................   $  30,441    $  27,856    $  25,900
Adjustments to reconcile net income to net cash provided by (used for)  operating activities:
     Provision for loan losses ..............................................................       2,738        2,582        3,217
     Depreciation, accretion and amortization ...............................................       4,507        5,440        6,022
     (Increase) decrease in accrued interest receivable and other assets ....................      (3,066)      (1,952)      (2,831)
     Origination of loans held-for-sale .....................................................     (23,914)     (37,222)     (42,647)
     Proceeds from sales of loans held-for-sale .............................................      21,406       38,721       38,223
     Gain on mortgage banking activity ......................................................        (224)         (84)        (205)
     Loss (gain) on sale of loans ...........................................................           -            1         (234)
     Loss (gain) on sale of investments .....................................................       1,981          605         (249)
     Stock-based compensation expense (net of tax benefit recognized) .......................       1,153            -            -
     Excess tax benefits from share-based payment arrangements ..............................      (2,011)           -            -
     Minority interest in net income ........................................................          51          133          190
     Increase in accrued interest payable and other liabilities .............................       4,380        6,031        2,648
     Loss (gain) on sale of assets acquired through foreclosure .............................          41         (137)         (60)
     Increase in value of bank-owned life insurance .........................................      (3,976)      (2,003)      (2,190)
     Increase in capitalized interest, net ..................................................      (1,097)        (678)      (2,271)
                                                                                                ---------    ---------    ---------
Net cash provided by operating activities ...................................................      32,410       39,293       25,513
                                                                                                ---------    ---------    ---------
Investing activities:

     Maturities of investment securities ....................................................         610        6,990        2,675
     Sales of investment securities available-for-sale ......................................      23,950       60,454       25,057
     Purchases of investment securities available-for-sale ..................................     (20,718)     (26,744)      (9,930)
     Sales of mortgage-backed securities available-for-sale .................................      49,412            -       51,634
     Repayments of mortgage-backed securities held-to-maturity ..............................           -            4        1,813
     Repayments of mortgage-backed securities available-for-sale ............................     102,255      112,395      150,988
     Purchases of mortgage-backed securities available-for-sale .............................     (47,721)    (220,816)    (200,696)
     Repayments on reverse mortgages ........................................................       1,347          177        2,619
     Disbursements for reverse mortgages ....................................................        (476)        (393)        (470)
     Purchase of Cypress Capital Management, LLC ............................................        (466)        (452)      (1,122)
     Sale of loans ..........................................................................      11,379          688       13,435
     Purchase of loans ......................................................................      (9,600)     (15,831)     (14,767)
     Purchase of bank-owned life insurance ..................................................           -            -      (50,000)
     Payment of bank-owned life insurance ...................................................       2,887            -            -
     Net increase in loans ..................................................................    (246,432)    (228,758)    (228,001)
     Net increase in stock of Federal Home Loan Bank of Pittsburgh ..........................       6,421       (2,347)        (270)
     Sales of assets acquired through foreclosure, net ......................................          80          683          532
     Purchase of land .......................................................................           -         (925)      (2,860)
     Purchase of office building ............................................................           -            -       (3,507)
     Sale of real estate held-for-investment ................................................           -        5,296            -
     Investment in real estate partnership ..................................................          24       (1,196)           -
     Premises and equipment, net ............................................................     (10,750)      (4,202)      (6,378)
                                                                                                ---------    ---------    ---------

Net cash used for investing activities ......................................................    (137,798)    (314,977)    (269,248)
                                                                                                ---------    ---------    ---------

                                                                                                (Continued on next page)

                                                                                                  Year Ended December 31,
                                                                                         -----------------------------------------
                                                                                             2006           2005           2004
                                                                                         -----------    -----------    -----------
                                                                                                      (In Thousands)
  Financing activities:

    Net increase in demand and savings deposits ......................................   $    56,803    $   125,297    $   102,368
    Net increase in time deposits ....................................................       294,365         87,875        202,933
    Net decrease in securities sold under agreements to repurchase ...................        (9,750)       (48,955)       (16,276)
    Receipts of FHLB advances ........................................................     8,796,661      7,789,201      6,193,801
    Repayments of FHLB advances ......................................................    (9,021,354)    (7,617,543)    (6,200,034)
    Redemption of Trust I Preferred Securities .......................................             -        (51,547)             -
    Issuance of Pooled Floating Rate Capital Securities ..............................             -         67,011              -
    Dividends paid on common stock ...................................................        (2,058)        (1,845)        (1,643)
    Issuance of common stock and exercise of common stock options ....................         3,355          6,348          3,590
    Excess tax benefit from share-based payment arrangements .........................         2,011              -              -
    Purchase of treasury stock, net of reissuance ....................................        (6,603)       (40,104)       (17,899)
    (Decrease) increase in minority interest .........................................          (203)          (166)             3
                                                                                         -----------    -----------    -----------
    Net cash provided by financing activities ........................................       113,227        315,572        266,843
                                                                                         -----------    -----------    -----------
    Increase in cash and cash equivalents from continuing operations .................         7,839         39,888         23,108
    Net cash provided by operating activities of discontinued operations .............            14          1,141          7,746
    Net cash provided by (used for) investing activities of discontinued operations...            20            (87)           640
    Cash and cash equivalents at beginning of period .................................       233,951        193,009        161,515
                                                                                         -----------    -----------    -----------
    Cash and cash equivalents at end of period .......................................   $   241,824    $   233,951    $   193,009
                                                                                         ===========    ===========    ===========

  Supplemental Disclosure of Cash Flow Information:

    Cash paid for interest for the year ..............................................   $    98,142    $    58,080    $    36,355
    Cash paid for income taxes, net ..................................................        13,597         10,151          9,803
    Cash (refunded) paid for taxes of discontinued operations, net ...................             -            (45)           396
    Loans transferred to assets acquired through foreclosure .........................           450            388            388
    Net change in accumulated other comprehensive loss ...............................         1,395         (6,583)        (1,637)
    Transfer of loans held-for-sale to loans .........................................         2,129          1,378          2,858
    Deconsolidation of WSFS Capital Trust I ..........................................             -              -          1,547
    Transfer of building to real estate held-for-investment ..........................             -          1,878              -


  The accompanying notes are an integral part of these Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         WSFS Financial Corporation (Company or Corporation) is a thrift holding company organized under the laws of the State of Delaware. The Corporation's principal wholly-owned subsidiary, Wilmington Savings Fund Society, FSB (the Bank or WSFS), is a federal savings bank organized under the laws of the United States which, at December 31, 2006, serves customers from its main office, 27 retail banking offices, loan production offices and operations centers located in Delaware and southeastern Pennsylvania.

         In preparing the Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses, investment in reverse mortgages, contingencies (including indemnifications) and income taxes.

         Basis of Presentation

         The consolidated Financial Statements include the accounts of the parent company, Montchanin Capital Management, Inc. (Montchanin) and its non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress), WSFS and its wholly-owned subsidiaries, WSFS Investment Group, Inc., WSFS Reit, Inc. and WSFS Credit Corporation (WCC). As discussed in Note 2 of the Financial Statements, the results of WCC, the Corporation's wholly-owned indirect auto financing and leasing subsidiary, are presented as discontinued operations.

         WSFS Capital Trust III is an unconsolidated affiliate of the Company and was formed in 2005 to issue $67.0 million aggregate principle amount of Pooled Floating Rate Capital Securities. The proceeds from this issue were used to fund the redemption of $51.5 million of Floating Rate WSFS Capital Trust I Preferred Securities (formerly WSFS Capital Trust I). The Trust invested all of the proceeds from the sale of the Pooled Floating Rate Capital Securities in Junior Subordinated Debentures of the Corporation. WSFS Investment Group, Inc. markets various third-party insurance and securities products to Bank customers through WSFS' retail banking system. WSFS Reit, Inc. is a real estate investment trust that was formed to hold qualifying real estate assets and may be used in the future as a vehicle to raise capital. Montchanin was formed to provide asset management products and services. In 2004, Montchanin acquired a 60% interest in Cypress, a Wilmington based investment advisory firm servicing high net-worth individuals and institutions. In January 2005 and January 2006, Montchanin increased its ownership in Cypress to 80%, and 90%, respectively.

         During 2005, the Corporation announced that it would move its corporate headquarters in early 2007. As part of the transaction, the Corporation acquired a passive ownership interest in a limited partnership created to develop the office building in which the Corporation will be a tenant. Related to this move, the Company sold the land on which the WSFS Bank Center is to be built. As part of this agreement, the property developer has agreed to purchase the Company's current headquarters, which is expected to result in approximately a $3.0 million gain at the time of the move.

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

         Investment in Reverse Mortgages

         The Corporation accounts for its investment in reverse mortgages in accordance with the instructions provided by the staff of the Securities and Exchange Commission entitled "Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts" which requires grouping the individual reverse mortgages into "pools" and recognizing income based on the estimated effective yield of the pool. In computing the effective yield, the Corporation must project the cash inflows and outflows of the pool including actuarial projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence. At each reporting date, a new economic forecast is made of the cash inflows and outflows of each pool of reverse mortgages; the effective yield of each pool is recomputed, and income is adjusted retroactively and prospectively to reflect the revised rate of return. Because of this quasi-market-value based accounting, the recorded value of reverse mortgage assets can result in significant volatility associated with estimations. As a result, income recognition can vary significantly from reporting period to reporting period.

         Loans

         Loans are stated net of deferred fees and costs and unearned discounts. Loan interest income is accrued using various methods that approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans using a level yield method over the period to maturity.

         A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. Impaired loans include loans within the Corporation's commercial, commercial mortgage, commercial construction, residential mortgages and consumer portfolios. The Corporation's policy for recognition of interest income on impaired loans is the same as for nonaccrual loans discussed below.

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

         The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans derived from analysis of both the probability of default and the probability of loss should default occur. As a result, changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in WSFS' historical default experience for such loans and an assessment of the probability of default. Loss adjustment factors are applied based on criteria discussed below.

         Pooled loans are loans that are usually smaller, not-individually-graded and homogeneous in nature, such as consumer installment loans and residential mortgages. Loan loss allowances for pooled loans are based on a ten-year net charge-offs history. The average loss allowance per homogeneous pool is based on the product's average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are assigned a reserve for loss based upon this historical loss information and loss adjustment factors.

         Historical  loss  adjustment   factors  are  based  upon   management's
evaluation of various current conditions, including those listed below.

o    General economic and business conditions affecting WSFS' key lending areas,
o    Credit quality trends,
o    Recent loss experience in particular segments of the portfolio,
o    Collateral values and loan-to-value ratios,
o    Loan volumes and concentrations, including changes in mix,
o    Seasoning of the loan portfolio,
o    Specific industry conditions within portfolio segments,
o    Bank regulatory examination results, and
o Other factors, including changes in quality of the loan origination, servicing and risk management processes.

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

         During 2006, the provision for loan losses was also affected by a change in estimates used in the calculation. The change is the result of continued analysis of the Corporation's loss experience on commercial loans and the Corporation's consideration of proposed regulatory guidance and professional studies on the classification of commercial credits to change its estimates. This change combines an estimate of the probability of default for each of the Corporation's classified loan grades with an estimate of loss should an event of default occur. The estimate of loss further segments classified loan grades into sub-grades with unique factors. Management believes this analysis better estimates losses currently in its loan portfolio. These changes resulted in a reduction to the provision for loan losses of $1.8 million or $0.17 per share.

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

         Earnings Per Share

         The following table sets forth the computation of basic and diluted earnings per share:

                                                                                       2006      2005       2004
                                                                                     -------   -------   --------
                                                                                (In Thousands, Except Per Share Data)
Numerator:
   Income from continuing operations ...................................             $30,441   $27,856   $25,757
   Income on wind-down of discontinued operations, net of taxes ........                   -         -       143
                                                                                     -------   -------   -------
   Net income ..........................................................             $30,441   $27,856   $25,900
                                                                                     =======   =======   =======
Denominator:
  Denominator for basic earnings per share - weighted average shares ...               6,634     6,795     7,158
  Effect of dilutive employee stock options ............................                 270       373       435
                                                                                     -------   -------   -------
  Denominator for diluted earnings per share -.adjusted weighted average
    shares and assumed exercise ........................................               6,904     7,168     7,593
                                                                                     =======   =======   =======
Earnings per share:
  Basic:
   Income from continuing operations ...................................             $  4.59   $  4.10   $  3.60
   Income on wind-down of discontinued operations, net of taxes ........                   -         -      0.02
                                                                                     -------   -------   -------
   Net income ..........................................................             $  4.59   $  4.10   $  3.62
                                                                                     =======   =======   =======
   Diluted:
   Income from continuing operations ...................................             $  4.41   $  3.89   $  3.39
   Income on wind-down of discontinued operations, net of taxes ........                   -         -      0.02
                                                                                     -------   -------   -------
   Net income ..........................................................             $  4.41   $  3.89   $  3.41
                                                                                     =======   =======   =======

   Outstanding common stock equivalents having no dilutive effect ......                 197       173         4

Stock-Based Compensation

         In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised
2004), Share-Based Payment (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. That expense will be recognized over the period during which an Associate is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Corporation adopted SFAS 123R beginning January 1, 2006 using the Modified
Prospective Application Method. This method relates to current and future periods and does not require the restatement of prior periods. The impact of adopting SFAS 123R for 2006 was $1.5 million, or $0.19 per share, to salaries, benefits and other compensation.


         For comparative purposes, the following table illustrates the effect on net income and earnings per share had the Company applied the fair value recognition provision of the SFAS No. 123 to stock-based employee compensation.

                                                                                                  2005       2004
                                                                                                --------   ---------
                                                                                       (In Thousands, Except Per Share Data)
Income from continuing operations, as reported.........................................          $27,856     $25,757
Less:  Total stock-based employee compensation expense determined
           under fair value based methods for all awards, net of related tax effects....            (972)       (590)
                                                                                                --------   ---------
Pro forma income from continuing operations.............................................         $26,884     $25,167
                                                                                                 =======     =======

      Earnings per share:
        Basic:
          Income from continuing operations............................................         $   4.10   $    3.60
          Less: Total stock-based employee compensation expense determined
             under fair value based methods for all awards, net of related tax effects..           (0.14)      (0.08)
                                                                                                --------   ---------
          Pro forma income from continuing operations...................................        $   3.96   $    3.52
                                                                                                ========   =========

        Diluted:
          Income from continuing operations............................................         $   3.89   $    3.39
          Less: Total stock-based employee compensation expense determined
             under fair value based methods for all awards, net of related tax effects..           (0.14)      (0.08)
                                                                                                --------   ---------
          Pro forma income from continuing operations...................................        $   3.75   $    3.31
                                                                                                ========   =========

2.   DISCONTINUED OPERATIONS OF A BUSINESS SEGMENT

         In December 2000, the Corporation discontinued the operations of WCC, its indirect auto financing and vehicle leasing subsidiary. At December 31, 2000, WCC had 7,300 lease contracts and 2,700 loan contracts, compared to zero lease contracts and zero loan contracts at December 31, 2006.

         At December 31, 2006, loans, operating leases and other assets of discontinued operations, net were zero compared to $34,000 at December 31, 2005. This was mainly due to scheduled maturities in the remaining indirect loan and lease portfolios. At December 31, 2004, the Corporation reviewed the remaining used car residual values and determined that its exposure was significantly reduced. As a result, at December 31, 2004, the Corporation reduced its reserve for discontinued operations by $143,000, net of taxes. There were no such adjustments recorded during 2005 or 2006. As of December 31, 2006, all assets and liabilities relating to the discontinued operations of WCC were zero and as a result WSFS expects no additional gains or losses from this discontinued business segment.

3.   INVESTMENT SECURITIES

         The following tables detail the amortized cost and the estimated fair value of the Corporation's investment securities:

                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized  Fair
                                                    Cost     Gains      Losses    Value
                                                  -------   -------   -------   -------
                                                             (In Thousands)
Available-for-sale securities:

    December 31, 2006:
       Reverse mortgages (1) ..............       $   598   $     -   $     -   $   598
       U.S. Government and agencies .......        46,920        21        74    46,867
       State and political subdivisions....         2,785        23         1     2,807
                                                  -------   -------   -------   -------
                                                  $50,303   $    44   $    75   $50,272
                                                  =======   =======   =======   =======
    December 31, 2005:
       Reverse mortgages (1) ..............       $   785   $     -   $     -   $   785
       U.S. Government and agencies .......        51,702         -       785    50,917
       State and political subdivisions....           975         6         -       981
                                                  -------   -------   -------   -------
                                                  $53,462   $     6   $   785   $52,683
                                                  =======   =======   =======   =======

Held-to-maturity:

    December 31, 2006:
       State and political subdivisions....       $ 4,219   $    75   $    42   $ 4,252
                                                  -------   -------   -------   -------
                                                  $ 4,219   $    75   $    42   $ 4,252
                                                  =======   =======   -------   -------
    December 31, 2005:
       State and political subdivisions....       $ 4,806   $   199   $     -   $ 5,005
                                                  -------   -------   -------   -------
                                                  $ 4,806   $   199   $     -   $ 5,005
                                                  =======   =======   =======   =======

(1) See Note 6 of the Financial Statements for a further discussion of Reverse Mortgages.


         Securities with book values aggregating $49.7 million at December 31, 2006 were specifically pledged as collateral for WSFS' Treasury Tax and Loan account with the Federal Reserve Bank, securities sold under agreement to repurchase and certain letters of credit and municipal deposits which require collateral. Accrued interest receivable relating to investment securities was $560,000 and $434,000 at December 31, 2006 and 2005, respectively.

         The scheduled maturities of investment securities held-to-maturity and securities available-for-sale at December 31, 2006 were as follows:

                                                        Held-to-Maturity          Available-for-Sale
                                                 ----------------------------   -----------------------
                                                  Amortized   Fair Amortized      Fair
                                                    Cost           Value          Cost           Value
                                                                    (In Thousands)
Within one year (1)........................       $ 2,050        $  2,080       $ 39,677       $ 39,604
After one year but within five years.......         1,085           1,130          8,576          8,595
After five but within ten years............             -               -          2,050          2,073
After ten years............................         1,084           1,042              -              -
                                                  -------        --------       --------       --------
                                                  $ 4,219         $ 4,252       $ 50,303       $ 50,272
                                                  =======         =======       ========       ========

(1) Reverse mortgages do not have contractual maturities. The Corporation has included reverse mortgages in maturities within one year.

         During 2006, proceeds from the sale of investment securities classified as available-for-sale were $11.0 million, with a loss of $41,000 realized on the sales. Municipal bonds totaling $610,000 were called by the issuers. Proceeds from the sale of investments classified as available-for-sale during 2005 and 2004 were $60.7 million and $25.0 million, respectively. There was a net loss of $609,000 realized on sales in 2005 and $1,000 net gain realized in 2004. The cost basis for all investment security sales was based on the specific identification method. There were no sales of investment securities classified as held-to-maturity in 2006, 2005 and 2004.

         At December 31, 2006, the Company owned investment securities totaling $40.9 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $117,000 at December 31, 2006. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Securities amounting to $38.9 million have been impaired for 12 months or longer. The Corporation has determined that these securities are not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                                     Less than 12 months           12 months or longer                Total
                                                   -----------------------       ------------------------      ---------------------
                                                   Fair        Unrealized        Fair          Unrealized      Fair       Unrealized
                                                   Value          Loss           Value           Loss          Value         Loss
                                                   -----          ----           -----           ----          -----         ----
                                                                        (In Thousands)
Held-to-maturity
  State and political subdivisions ............   $   966        $    42        $     -        $     -        $   966        $    42

Available-for-sale
  State and political subdivisions ............       984              1              -              -            984              1
                                                                                                                             -------
  U.S. Government and agencies ................         -              -         38,906             74         38,906             74
                                                  -------        -------        -------        -------        -------        -------

     Total temporarily impaired investments....   $ 1,950        $    43        $38,906        $    74        $40,856        $   117
                                                  =======        =======        =======        =======        =======        =======

4.   MORTGAGE-BACKED SECURITIES

         The following tables detail the amortized cost and the estimated fair value of the Corporation's mortgage-backed securities:

                                                              Gross           Gross
                                                Amortized   Unrealized      Unrealized   Fair
                                                  Cost        Gains           Losses     Value
                                                --------    --------         --------   --------
                                                                (In Thousands)
Available-for-sale securities:

December 31, 2006:
Collateralized mortgage obligations .........   $424,748    $    119         $  9,023   $415,844
 FNMA .......................................     42,254           -            2,036     40,218
 FHLMC ......................................     31,121          97            1,632     29,586
 GNMA .......................................     19,115           -              416     18,699
                                                --------    --------         --------   --------
                                                $517,238    $    216         $ 13,107   $504,347
                                                ========    ========         ========   ========

      Weighted average yield ................       4.77%

December 31, 2005:
Collateralized mortgage obligations .........   $526,546    $    205         $ 11,199   $515,552
 FNMA .......................................     49,785           -            2,010     47,775
 FHLMC ......................................     32,211           -            1,554     30,657
 GNMA .......................................     14,643           -              255     14,388
                                                --------    --------         --------   --------
                                                $623,185    $    205         $ 15,018   $608,372
                                                ========    ========         ========   ========

      Weighted average yield ................       4.63%

Trading securities:

December 31, 2006:
      Collateralized mortgage obligations....   $ 12,364    $      -                -   $ 12,364
                                                --------    --------         --------   --------
                                                $ 12,364    $      -         $      -   $ 12,364
                                                ========    ========         ========   ========

      Weighted average yield ................       8.35%

December 31, 2005:
      Collateralized mortgage obligations....   $ 11,951    $      -         $      -   $ 11,951
                                                --------    --------         --------   --------
                                                $ 11,951    $      -         $      -   $ 11,951
                                                ========    ========         ========   ========

      Weighted average yield ............           7.38%

         The portfolio of available-for-sale mortgage-backed securities consist of 100% AAA-rated, currently cash flowing securities, backed by conventional 15 or 20-year mortgages. The weighted average duration of the mortgage-backed securities was 2.9 years at December 31, 2006.

         At December 31, 2006, mortgage-backed securities with par values aggregating $183.2 million were pledged as collateral for retail customer repurchase agreements and municipal deposits. Accrued interest receivable relating to mortgage-backed securities was $2.0 million and $2.4 million at December 31, 2006 and 2005, respectively. From time to time mortgage-backed securities are pledged as collateral for Federal Home Loan Bank (FHLB) borrowings. The fair value of these pledged mortgage-backed securities at December 31, 2006 and 2005 were $0 and $272.2 million, respectively. Proceeds from the sale of mortgage-backed securities available-for-sale were $49.4 million in 2006, resulting in a loss of $1.94 million. There were no sales of mortgage-backed securities in 2005. The cost basis of all mortgage-backed sales are based on specific identification method.

         The Corporation owns $12.4 million of SASCO RM-1 2002 securities, including accrued interest, which was paid in kind, which are classified as "trading." $10.0 million was received as partial consideration for the sale of the reverse mortgage portfolio, while an additional $1.0 million was purchased at par at the time of the securitization and $1.4 million from accrued interest paid in kind. These floating rate notes represent the BBB+ traunche of a reverse mortgage securitization underwritten by Lehman Brothers and carry a coupon rate of one-month London InterBank Offered Rate (LIBOR) plus 300 basis points. For a further discussion of reverse mortgages, see the Reverse Mortgages discussion in Management's Discussion and Analysis and Note 5 to the Financial Statements.

         Based on accounting rules under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), when these securities were acquired they were classified as "trading." It was the Company's intention to sell them in the near term. An active market for these securities has not developed since the issuance, but it continues to be the intent of the Corporation to sell these securities if and when an active market develops. Since there is no active market for these securities, the Corporation has used the guidance under SFAS 115 to provide a reasonable estimate of fair value. The Corporation estimated the value of these securities as of December 31, 2006 based on the pricing of similar securities that have an active market as well as a fundamental analysis of the actual cash flows of the underlying securities. The Corporation also obtained an estimate, from an independent securities dealer, of the value of these securities, which was also based in part on similar actively-traded securities.

         At December 31, 2006, the Company owned mortgage-backed securities totaling $471.2 million where the amortized cost basis exceeded fair value. Total unrealized losses on those securities were $13.1 million at December 31, 2006. This temporary impairment is the result of changes in market interest rates since the purchase of the securities. Some of these securities have been impaired for twelve months or longer. The Corporation has determined that these securities are not "other than temporarily" impaired. The following table lists the unrealized losses aggregated by category:

                                            Less than 12 months            12 months or longer              Total
                                         ------------------------      --------------------------    ------------------------
                                           Fair        Unrealized       Fair          Unrealized      Fair         Unrealized
                                           Value          Loss          Value           Loss          Value           Loss
                                         --------       --------       --------       --------       --------       --------
                                                                           (In Thousands)
Available-for-sale
   CMO ...............................   $ 46,654       $    173       $338,984       $  8,850       $385,638       $  9,023
   FNMA ..............................          -              -         40,218          2,036         40,218          2,036
   FHLMC .............................          -              -         26,629          1,632         26,629          1,632
   GNMA ..............................      7,011            126         11,688            290         18,699            416
                                         --------       --------       --------       --------       --------       --------

     Total temporarily impaired MBS...   $ 53,665       $    299       $417,519       $ 12,808       $471,184       $ 13,107
                                         ========       ========       ========       ========       ========       ========

5.   REVERSE MORTGAGES AND RELATED ASSETS

         The Corporation holds an investment in reverse mortgages of $598,000 at December 31, 2006 representing a participation in reverse mortgages with a third party.

         Reverse mortgage loans are contracts that require the lender to make monthly advances throughout the borrower's life or until the borrower relocates, prepays or the home is sold, at which time the loan becomes due and payable. Reverse mortgages are nonrecourse obligations, which means that the loan repayments are generally limited to the net sale proceeds of the borrower's residence.

         The Corporation accounts for its investment in reverse mortgages by estimating the value of the future cash flows on the reverse mortgages at a rate deemed appropriate for these mortgages, based on the market rate for similar collateral. Actual cash flows from these mortgage loans can result in significant volatility in the recorded value of reverse mortgage assets. As a result, income varies significantly from reporting period to reporting period. For the year ended December 31, 2006, the Corporation earned $684,000 in interest income on reverse mortgages as compared to $678,000 in 2005 and $1.8 million in 2004.

         The projected cash flows depend on assumptions about life expectancy of the mortgagee and the future changes in collateral values. Projecting the changes in collateral values is the most significant factor impacting the volatility of reverse mortgage values. The current assumptions include a short-term annual appreciation rate of -8.0% in the first year, and a long-term annual appreciation rate of 0.5% in future years. If the long-term appreciation rate was increased to 1.5%, the resulting impact on income would have been $101,000. Conversely, if the long-term appreciation rate was decreased to -0.5%, the resulting impact on income would have been $(85,000).

         The Corporation also holds $12.4 million in BBB+ rated mortgage-backed securities classified as trading and options to acquire up to 49.9% of Class "O" Certificates issued in connection with securities consisting of a portfolio of reverse mortgages previously held by the Corporation. At the time of the securitization, the securitizer retained 100% of the Class "O" Certificates from the securitization. These Class "O" Certificates have no priority over other classes of Certificates under the Trust and no distributions will be made on the Class "O" Certificates until, among other conditions, the principal amount of each other class of notes has been reduced to zero. The underlying assets, the reverse mortgages, are very long-term assets. Hence, any cash flow that might inure to the holder of the Class "O" Certificates is not expected to occur until many years in the future. Additionally, the Company can exercise its option on 49.9% of the Class "O" Certificates in up to five separate increments for an aggregate purchase price of $1.0 million any time between January 1, 2004 and the termination of the Securitization Trust. The option to purchase the Class "O" Certificates does not meet the definition of a derivative under SFAS No. 133, Accounting for Derivative and Hedging Activities. This certificate is an equity security with no readily determinable fair value, as such, it is excluded from the accounting treatment promulgated under SFAS 115. As a result, the security is carried at cost (which is zero). The amount, by which the certificate is considered in the money, is included in Note 16 to the Financial Statements, as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

6.   LOANS

The following tables detail the Corporation's loan portfolio:

                                                               December 31,
                                                        ------------------------
                                                           2006           2005
                                                           ----           ----
                                                             (In Thousands)
Real estate mortgage loans:
     Residential (1-4 family) ......................   $  473,946    $  457,213
     Other .........................................      446,810       432,660
Real estate construction loans......................      260,733       194,002
Commercial loans....................................      649,832       511,798
Consumer loans......................................      263,478       244,820
                                                       ----------    ----------
                                                        2,094,799     1,840,493
Less:
     Loans in process ..............................       49,437        40,560
     Deferred fees..................................         (844)        (306)
     Allowance for loan losses .....................       27,384        25,381
                                                       ----------    ----------
        Net loans...................................   $2,018,822    $1,774,858
                                                       ==========    ==========


         The Corporation had impaired loans of approximately $3.8 million at December 31, 2006 compared to $3.4 million at December 31, 2005. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The average recorded balance of impaired loans was $3.6 million and $3.9 million during 2006 and 2005, respectively. The allowance for losses on impaired loans was $369,000 at December 31, 2006, as compared to $480,000 at December 31, 2005. There was no interest income recognized on impaired loans.

         The total amount of loans serviced for others were $265.5 million, $255.8 million and $245.5 million at December 31, 2006, 2005 and 2004, respectively. The Corporation received fees from the servicing of loans of $724,000, $769,000 and $800,000 during 2006, 2005 and 2004, respectively.

         Beginning  in  2005,  the  Corporation  began  prospectively  recording mortgage-servicing rights on its mortgage loan servicing portfolio. Mortgage servicing rights represent the present value of the future net servicing fees from servicing mortgage loans acquired or originated by the Corporation. The total of this portfolio was $64.9 million and $37.6 million for December 31, 2006 and 2005, respectively. Mortgage loans serviced for others are not included in loans on the accompanying Consolidated Statement of Condition. The valuation of these servicing rights resulted in $135,000 and $308,000 of noninterest income during 2006 and 2005, respectively. Revenues from originating, marketing and servicing mortgage loans as well as valuation adjustments related to capitalized mortgage servicing rights are included in mortgage banking activities, net on the Consolidated Statement of Operations.

         Accrued interest receivable on loans outstanding was $10.3 million and $7.9 million at December 31, 2006 and 2005, respectively.

         Nonaccruing loans aggregated $3.8 million, $3.4 million and $4.4 million at December 31, 2006, 2005 and 2004, respectively. If interest on all such loans had been recorded in accordance with contractual terms, net interest income would have increased by $159,000 in 2006, $133,000 in 2005 and $150,000 in 2004.

         A summary of changes in the allowance for loan losses follows:

                                             Year Ended December 31,
                                        --------------------------------
                                          2006        2005        2004
                                        --------    --------    --------

(In Thousands)

Beginning balance ................      $ 25,381    $ 24,222    $ 22,386
     Provision for loan losses....         2,738       2,582       3,217
     Loans charged-off (1) .......        (1,418)     (1,873)     (1,843)
     Recoveries ..................           683         450         462
                                        --------    --------    --------
Ending balance ...................      $ 27,384    $ 25,381    $ 24,222
                                        ========    ========    ========

(1) 2006 includes $390,000 of overdraft charge-offs. Prior to 2006, these expenses were recognized in other operating expense.


7.  ASSETS ACQUIRED THROUGH FORECLOSURE

     Assets acquired through foreclosure are summarized as follows:

                                                        December 31,
                                                    --------------------
                                                      2006        2005
                                                    --------    --------
                                                       (In Thousands)

Real estate ......................                  $    388    $     59
Less allowance for losses.........                         -           -
                                                    --------    --------
Ending balance....................                  $    388    $     59
                                                    ========    ========


8.  PREMISES AND EQUIPMENT

         Land, office buildings, leasehold improvements, furniture and equipment and renovations-in-process, at cost, are summarized by major classifications:


                                                        December 31,
                                                    --------------------
                                                      2006        2005
                                                    --------    --------
                                                       (In Thousands)

Land .............................                   $ 4,440     $ 4,440
Buildings ........................                    12,125      11,052
Leasehold improvements ...........                    18,746      13,094
Furniture and equipment ..........                    25,349      21,917
                                                     -------     -------
                                                      60,660      50,503
Less:
Accumulated depreciation .........                    30,442      27,599
                                                    --------    --------
                                                     $30,218     $22,904
                                                     =======     =======


         The Corporation occupies certain premises and operates certain equipment under noncancelable leases with terms ranging from 1 to 25 years. These leases are accounted for as operating leases. Rent expense was $2.4 million in 2006, $2.2 million in 2005 and $2.3 million in 2004. Future minimum payments under these leases at December 31, 2006 are as follows:


(In Thousands)
2007     .......................................                 $ 3,029
2008     .......................................                   4,158
2009     .......................................                   3,765
2010     .......................................                   3,690
2011     .......................................                   3,537
Thereafter .....................................                  26,712
                                                                 -------
         Total future minimum lease payments ...                 $44,891
                                                                 =======

9.  DEPOSITS

The following is a summary of deposits by category, including a summary of the remaining time to maturity for time deposits:

                                                             December 31,
                                                       -----------------------
                                                           2006         2005
                                                       ----------   ----------
                                                           (In Thousands)
Money market and demand:
    Noninterest-bearing demand .....................   $  276,338   $  279,415
    Interest-bearing demand ........................      146,719      141,378
    Money market ...................................      246,645      209,398
                                                       ----------   ----------
       Total money market and demand ...............      669,702      630,191
                                                       ----------   ----------

Savings ............................................      226,853      251,675
                                                       ----------   ----------

Customer certificates of deposits, by maturity:
    Less than one year .............................      251,215      152,891
    One year to two years ..........................       54,079       59,269
    Two years to three years .......................       17,217        8,137
    Three years to four years ......................        1,567        2,346
    Over four years ................................        1,931        2,210
                                                       ----------   ----------
       Total customer time certificates ............      326,009      224,853
                                                       ----------   ----------

Jumbo certificates of deposit-customer, by maturity:
    Less than one year .............................       98,636       69,716
    One year to two years ..........................       16,087       15,950
    Two years to three years .......................        6,103        1,292
    Three years to four years ......................            -          100
    Over four years ................................          316          154
                                                       ----------   ----------
      Total jumbo certificates of deposit-customer .      121,142       87,212
                                                       ----------   ----------
Subtotal customer deposits .........................    1,343,706    1,193,931
                                                       ----------   ----------

Other jumbo certificates of deposit, by maturity:
    Less than one year .............................      110,964       36,935
    One year to two years ..........................          152        1,496
    Two years to three years .......................          272            -
    Three years to four years ......................            -          415
    Over four years ................................            -        1,721
                                                       ----------   ----------
       Total other jumbo time certificates .........      111,388       40,567
                                                       ----------   ----------

Brokered deposits less than one year ...............      301,254      211,738
                                                       ----------   ----------

Total deposits .....................................   $1,756,348   $1,446,236
                                                       ==========   ==========

Interest expense by category follows:

                                                     Year Ended December 31,
                                                   ---------------------------
                                                    2006      2005      2004
                                                   -------   -------   -------
                                                         (In Thousands)

Interest-bearing demand ......................   $   785   $   297   $   193
Money market .................................     8,090     3,837       665
Savings ......................................     2,237     1,738     1,257
Customer time deposits .......................    15,309     8,098     5,002
                                                 -------   -------   -------
      Total customer interest expense ........    26,421    13,970     7,117
                                                 -------   -------   -------

Other jumbo certificates of deposit ..........     4,100     1,374       768
Brokered deposits ............................    12,186     6,346     1,510
                                                 -------   -------   -------

      Total interest expense on deposits......   $42,707   $21,690   $ 9,395
                                                 =======   =======   =======

10.  BORROWED FUNDS

The following is a summary of borrowed funds by type:

                                                                                       Maximum
                                                                                       Amount                     Weighted
                                                                                      Outstanding     Average      Average
                                                                          Weighted     at Month       Amount       Interest
                                                             Balance at    Average       End        Outstanding     Rate
                                                               End of      Interest   During the     During the   During the
                                                               Period       Rate        Period         Period       Period
                                                               ------       ----        ------         ------       ------
                                                                         (Dollars in Thousands)
          2006
          ----
FHLB advances............................................  $   784,028      4.93%     $1,051,458      $976,101       4.64%
Trust preferred borrowings...............................       67,011      7.14          67,011        67,011       7.44
Federal funds purchased and securities
  sold under agreements to repurchase ...................       73,400      5.36          83,150        74,412       5.02
Other borrowed funds ....................................       78,240      4.30          78,240        49,388       3.74

          2005
          ----

FHLB advances............................................   $1,008,721      4.12%     $1,008,721      $887,822       3.41%
Trust preferred borrowings...............................       67,011      6.18          67,011        62,986       8.29
Federal funds purchased and securities
  sold under agreements to repurchase ...................       83,150      4.24         172,135       128,062       1.67
Other borrowed funds ....................................       36,126      3.05          42,037        37,344       1.74

Federal Home Loan Bank Advances

         Advances from the FHLB of Pittsburgh with rates ranging from 2.47% to 5.65% at December 31, 2006 are due as follows:

                                                                       Weighted
                                                                       Average
                                                    Amount              Rate
                                                    ------            ---------
                                                      (Dollars in Thousands)

       2007...............................         $449,000             4.83%
       2008...............................          174,900             5.32
       2009...............................           87,562             4.80
       2010 - 2013........................           72,566             4.76
                                                   --------
                                                   $784,028
                                                   ========

         Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, qualifying fixed-income securities, FHLB stock and an interest-bearing demand deposit account with the FHLB.

         As a member of the FHLB of Pittsburgh, WSFS is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to 4.65% of its advances (borrowings) from the FHLB of Pittsburgh, plus 0.65% of the unused borrowing capacity. WSFS was in compliance with this requirement with a stock investment in FHLB of Pittsburgh of $39.9 million at December 31, 2006.

         Three advances are outstanding at December 31, 2006 totaling $115.0 million, with a weighted average rate of 5.15% maturing in 2008 and beyond. They are convertible on a quarterly basis (at the discretion of the FHLB) to a variable rate advance based upon the three-month LIBOR rate, after an initial fixed term. If any of these advances convert, WSFS has the option to prepay these advances at predetermined times or rates.

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

         Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

         During 2006, WSFS purchased federal funds as a short-term funding source. At December 31, 2006, WSFS had purchased $50.0 million in federal funds at a rate of 5.38%. At December 31, 2005, WSFS had $50.0 million federal funds purchased.

         During 2006, WSFS sold securities under agreements to repurchase as a short-term funding source. At December 31, 2006, securities sold under agreements to repurchase had a fixed rate of 5.32%. The underlying securities are U.S. Government agency securities with a book value of $25.0 million at December 31, 2006. Securities sold under agreements to repurchase with the corresponding carrying and market values of the underlying securities are due as follows:

                                                                        Collateral
                                                         -----------------------------------------------
                               Borrowing                  Carrying          Market            Accrued
                               Amount         Rate         Value             Value           Interest
                             ----------    ----------    ----------        ----------       ------------
(Dollars in Thousands)
2006
----

Up to 30 days................ $  23,400       5.32%      $  24,993         $  24,969        $      215
                              =========                  =========         =========        ==========

2005
----

Up to 30 days................ $  33,150       4.31%      $  34,795         $  34,036        $      299
                              =========                  =========         =========        ==========


         Other Borrowed Funds

         Included in other borrowed funds are collateralized borrowings of $78.2 million and $36.1 million at December 31, 2006 and 2005, respectively, consisting of outstanding retail repurchase agreements, contractual arrangements under which portions of certain securities are sold overnight to retail customers under agreements to repurchase. Such borrowings were collateralized by mortgage-backed securities. The average rates on these borrowings were 4.30% and 3.05% at December 31, 2006 and 2005, respectively.

 11.  STOCKHOLDERS' EQUITY

         Under Office of Thrift Supervision (OTS) capital regulations, savings institutions such as WSFS, must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 4.0% of adjusted total assets, "Tier 1" capital equal to 4.0% of risk-weighted assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on WSFS' Financial Statements. At December 31, 2006 and 2005, WSFS was in compliance with regulatory capital requirements and was deemed a "well-capitalized" institution.

         The following table presents WSFS' consolidated capital position as of December 31, 2006 and 2005:

                                                                                                      To Be Well-Capitalized
                                                         Consolidated            For Capital          Under Prompt Corrective
                                                         Bank Capital         Adequacy Purposes          Action Provisions
                                                     Amount     Percent       Amount     Percent        Amount      Percent
                                                     ------     -------       ------     -------        ------      -------
                                                                             (Dollars in Thousands)
 As of December 31, 2006:
   Total Capital (to risk-weighted assets).....   $ 302,805     13.54%     $ 178,857      8.00%      $ 223,571       10.00%
   Core Capital (to adjusted tangible assets)..     277,593      9.25        120,084      4.00         150,105        5.00
   Tangible Capital (to tangible assets).......     277,593      9.25         45,032      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)....     277,593     12.42         89,429      4.00         134,143        6.00

 As of December 31, 2005:
   Total Capital (to risk-weighted assets).....   $ 265,269     13.38%     $ 158,620      8.00%      $ 198,274       10.00%
   Core Capital (to adjusted tangible assets)..     244,164      8.56        114,097      4.00         142,622        5.00
   Tangible Capital (to tangible assets).......     244,164      8.56         42,786      1.50             N/A         N/A
   Tier 1 Capital (to risk-weighted assets)....     244,164     12.31         79,310      4.00         118,965        6.00


         The Corporation has a simple capital structure with one class of $0.01 par common stock outstanding, each share having equal voting rights. In addition, the Corporation has authorized 7,500,000 shares of $0.01 par preferred stock. No preferred stock was outstanding at December 31, 2006 and 2005. When infused into the Bank, the Trust Preferred Securities issued in 2005 qualify as Tier 1 capital. WSFS is prohibited from paying any dividend or making any other capital distribution if, after making the distribution, WSFS would be ndercapitalized within the meaning of the OTS Prompt Corrective Action regulations. Since 1996, the Board of Directors has approved several stock repurchase programs to reacquire common shares. As part of these programs, the Corporation acquired approximately 103,400 shares in 2006 for $6.6 million and 719,500 shares in 2005 for $40.2 million.

         The Holding Company

         In April 2005, WSFS Capital Trust III, an unconsolidated affiliate of WSFS Financial Corporation, issued $67.0 million of aggregate principle of Pooled Floating Rate Securities at a variable interest rate of 177 basis points over the three-month LIBOR rate. The proceeds were used to refinance the WSFS Capital Trust I November 1998 issuance of $51.5 million of Trust Preferred Securities which had a variable rate of 250 basis points over the three-month LIBOR rate. At December 31, 2006, the coupon rate of the Capital Trust III securities was 7.14% with a scheduled maturity of June 1, 2035. The Corporation purchased an interest rate cap that economically limits the three-month LIBOR to 6.00% on $50.0 million of the $67.0 million of securities until December 2008. The effective rate of these securities, including the cost of the cap was 7.44% at December 31, 2006. The effective rate will vary, however, due to fluctuations in interest rates and changes in the fair value of the cap. The proceeds from the issue were invested in Junior Subordinated Debentures issued by WSFS Financial Corporation. These securities are treated as borrowings with the interest included in interest expense on the Consolidated Statement of Operations. Additional information concerning the Trust Preferred Securities and the interest rate cap is included in Notes 11 and 20 to the Financial Statements. The proceeds were used primarily to extinguish higher rate debt and for general corporate purposes.

         Pursuant to federal laws and regulations, WSFS' ability to engage in transactions with affiliated corporations is limited, and WSFS generally may not lend funds to nor guarantee indebtedness of the Corporation.

12.  ASSOCIATE (EMPLOYEE) BENEFIT PLANS

Associate 401(k) Savings Plan

         Certain subsidiaries of the Corporation maintain a qualified plan in which Associates may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts that include professionally managed mutual and money market funds and the Corporation's common stock. Generally, the principal and earnings thereon are tax deferred until withdrawn. The Company matches a portion of the Associates' contributions and periodically makes discretionary contributions based on Company performance into the plan for the benefit of Associates. The Corporation's total cash contributions to the plan on behalf of its Associates resulted in a cash expenditure of $1.6 million, $1.4 million and $1.6 million for 2006, 2005 and 2004, respectively.

         All Company contributions are made in the form of the Corporation's common stock that Associates may transfer to various other investment vehicles without any significant restrictions. The plan purchased 13,000, 36,000 and 46,000 shares of common stock of the Corporation during 2006, 2005 and 2004, respectively.

         Postretirement Benefits

         The Corporation shares certain costs of providing health and life insurance benefits to retired Associates (and their eligible dependents). Substantially all Associates may become eligible for these benefits if they reach normal retirement age while working for the Corporation.

         The Corporation accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). SFAS 106 requires that the costs of these benefits be recognized over an Associate's active working career. Amortization of unrecognized net gains or losses resulting from experience different from that assumed and from changes in assumptions is included as a component of net periodic benefit cost over the remaining service period of active employees to the extent that such gains and losses exceed 10% of the accumulated postretirement benefit obligation, as of the beginning of the year. Disclosures for 2006 are in accordance with SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158), while disclosures for previous years are in accordance with SFAS No. 132 (Revised), Employers' Disclosure About Pensions and Other Postretirement Benefits.

         On December 31, 2006, the Corporation adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires the Corporation to recognize the funded status of its defined benefit postretirement plan in its statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, Employers' Accounting for Pensions (SFAS 87), all of which were previously netted against the plan's funded status in the Corporation's statement of financial position pursuant to the provisions of SFAS
87. These amounts will be subsequently recognized as net periodic pension costs pursuant to the Corporation's historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS 158.

         The incremental effect of adopting the recognition and disclosure provisions of SFAS 158 on the Corporation's Consolidated Statement of Condition at December 31, 2006 was a $905,000 (pretax) decrease in other comprehensive income. This included a net actuarial loss of $537,000 and a net transition obligation of $368,000. Also related to the adoption of SFAS 158, the Company recorded a deferred tax asset of $344,000 and a corresponding liability of $905,000. During 2007, the Company expects to recognize $19,000 in expense relating to the amortization of the net actuarial loss and $61,000 in expense relating to the amortization of the net transition obligation.

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

The following disclosures relating to postretirement benefits were measured at December 31, 2006:

                                                                                      2006        2005        2004
                                                                                    -------     -------     -------
                                                                                        (Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year .........................................   $ 2,287     $ 2,086     $ 2,083
Service cost ....................................................................       108         106          97
Interest cost ...................................................................        93         122         122
Actuarial (gain)/loss ...........................................................      (110)        200         (81)
Benefits paid ...................................................................      (145)       (227)       (135)
                                                                                    -------     -------     -------
      Benefit obligation at end of year .........................................   $ 2,233     $ 2,287     $ 2,086
                                                                                    =======     =======     =======

Change in plan assets:
Fair value of plan assets at beginning of year ..................................   $     -     $     -     $     -
Employer contributions ..........................................................       145         227         135
Benefits paid ...................................................................      (145)       (227)       (135)
                                                                                    -------     -------     -------
      Fair value of plan assets at end of year ..................................   $     -     $     -     $     -
                                                                                    =======     =======     =======

Funded status:
Funded status ...................................................................   $(2,233)    $(2,287)    $(2,086)
Unrecognized transition obligation ..............................................         -         429         491
Unrecognized net loss ...........................................................         -         647         461
Recognized net loss .............................................................       905           -           -
                                                                                    -------     -------     -------
      Net amount recognized .....................................................   $(1,328)    $(1,211)    $(1,134)
                                                                                    =======     =======     =======

Components of net periodic benefit cost:
Service cost ....................................................................   $   108     $   106     $    97
Interest cost ...................................................................        93         122         122
Amortization of transition obligation ...........................................        61          61          61
Net loss recognition ............................................................         -          15          21
                                                                                    -------     -------     -------
      Net periodic benefit cost .................................................   $   262     $   304     $   301
                                                                                    =======     =======     =======

Assumptions used to determine net periodic benefit cost:
       Discount rate ............................................................      5.50%       6.00%       6.00%
       Health care cost trend rate ..............................................      5.00%       5.50%       5.50%

Sensitivity analysis of health care cost trends:
Effect of +1% on service cost plus interest cost................................    $    (8)    $     3     $     3
Effect of -1% on service cost plus interest cost ................................         7          (1)         (1)
Effect of +1% on APBO ...........................................................       (76)         18          18
Effect of -1% on APBO ...........................................................        66          (9)        (10)

Assumptions used to value the Accumulated Postretirement Benefit
  Obligation (APBO):
       Discount rate ............................................................      5.75%       5.50%       6.00%
       Health care cost trend rate ..............................................      5.00%       5.50%       5.50%
       Ultimate trend rate ......................................................      5.00%       5.00%       5.00%
       Year of ultimate trend rate ..............................................      2005        2005        2005

Estimated future benefit payments:
The following table shows the expected future payments for the next ten years:
During 2007 .....................................................................   $   109
During 2008 .....................................................................       108
During 2009 .....................................................................       109
During 2010 .....................................................................       109
During 2011 .....................................................................       110
During 2012 through 2016 ........................................................       672
                                                                                    -------
                                                                                    $ 1,217
                                                                                    =======

         The Corporation assumes that the average annual rate of increase for medical benefits will remain flat and stabilize at an average increase of 5% per annum. The costs incurred for retirees' health care are limited since certain current and all future retirees are restricted to an annual medical premium cap indexed (since 1995) by the lesser of 4% or the actual increase in medical premiums paid by the Corporation. For 2006, this annual premium cap amounted to $2,219 per retiree. The Corporation estimates that it will contribute approximately $109,000 to the plan during fiscal 2007.

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

The following disclosures relating to the supplemental pension plan were measured at December 31, 2006:


                                                            2006      2005      2004
                                                            ----      ----      ----
                                                              (Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ................   $ 777     $ 760     $ 784
Service cost ...........................................       -         -         -
Interest cost ..........................................      40        43        45
Actuarial loss .........................................       4        58        15
Benefits paid ..........................................     (84)      (84)      (84)
                                                           -----     -----     -----
      Benefit obligation at end of year ................   $ 737     $ 777     $ 760
                                                           =====     =====     =====

Change in plan assets:
Fair value of plan assets at beginning of year .........   $   -     $   -     $   -
Employer contributions .................................      84        84        84
Benefits paid ..........................................     (84)      (84)      (84)
                                                           -----     -----     -----
      Fair value of plan assets at end of year .........   $   -     $   -     $   -
                                                           =====     =====     =====

Funded status:
Funded status ..........................................   $(737)    $(777)    $(760)
Unrecognized net loss ..................................       -         -         -
                                                           -----     -----     -----
      Net amount recognized ............................   $(737)    $(777)    $(760)
                                                           =====     =====     =====

Components of net periodic benefit cost:
Service cost ...........................................   $   -     $   -     $   -
Interest cost ..........................................      40        43        45
Amortization of transition obligation ..................       -         -         -
Net loss recognition ...................................       4        58        15
                                                           -----     -----     -----
      Net periodic benefit cost ........................   $  44     $ 101     $  60
                                                           =====     =====     =====

Assumptions used to determine net periodic benefit cost:
       Discount rate ...................................    5.50%    6.00%     6.00%

Assumptions used to value the Supplemental Pension Plan
  Obligation:
       Discount rate ...................................    5.75%    5.50%     6.00%


Estimated future supplemental pension plan payments:

The following table shows the expected future payments for the next ten years:

During 2007....................................................... $ 84
During 2008.......................................................   84
During 2009.......................................................   84
During 2010.......................................................   83
During 2011.......................................................   83
During 2012 through 2016..........................................  418
                                                                   ----
                                                                   $836
                                                                   ====

         The Corporation estimates that it will contribute approximately $84,000 to the plan during fiscal 2007.

         The Corporation has two additional plans. They are a Director's Plan with a corresponding liability of $143,000 and an Early Retirement Window Plan with a corresponding liability of $569,000.

13.  TAXES ON INCOME

         The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. The income tax provision consists of the following:

                                                                                Year Ended December 31,
                                                                     ----------------------------------------
                                                                        2006           2005           2004
                                                                        ----           ----           ----
                                                                                 (In Thousands)
From continuing operations:
Current income taxes:
     Federal taxes ..............................................    $14,662         $11,118         $12,175
     State and local taxes.......................................      2,278           2,197           1,993
  Deferred income taxes:
     Federal taxes ..............................................    (1,336)           1,445             (22)
     State and local taxes ......................................         56              87            (195)
                                                                     -------        --------        --------
           Subtotal .............................................     15,660          14,847         13,951
                                                                     -------        --------        --------

From discontinued operations and businesses held-for-sale:
Current income taxes:
     Federal taxes...............................................          -               -             112
     State and local taxes.......................................          -               -              65
                                                                     -------        --------        --------
           Subtotal .............................................          -               -             177
                                                                     -------        --------        --------

           Total ................................................    $15,660        $ 14,847        $ 14,128
                                                                     =======        ========        ========

         Current federal income taxes include taxes on income that cannot be offset by net operating loss carryforwards.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2006 and 2005:

                                                            2006        2005
                                                          --------    --------
                                                             (In Thousands)

Deferred tax liabilities:
     Accelerated depreciation .........................   $   (488)   $   (856)
     Other ............................................       (110)       (310)
     Prepaid expenses .................................     (1,490)     (1,109)
     Deferred loan costs ..............................     (2,005)     (1,866)
                                                          --------    --------
Total deferred tax liabilities ........................     (4,093)     (4,141)
                                                          --------    --------

Deferred tax assets:
     Bad debt deductions ..............................      9,585       8,849
     Tax credit carryforwards .........................        150         150
     Net operating loss carryforwards .................      3,406       3,911
     Capital loss carryforwards .......................        679           -
     Loan fees ........................................         14          28
     Reserves and other ...............................      2,033       1,748
     Unrealized losses on available-for-sale securities      5,255       6,088
                                                          --------    --------
Total deferred tax assets .............................     21,122      20,774
                                                          --------    --------

Valuation allowance ...................................     (2,651)     (2,702)
                                                          --------    --------
Net deferred tax asset ................................   $ 14,378    $ 13,931
                                                          ========    ========

         Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized. Such items consisted primarily of unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS 115.

         Based on the Corporation's history of prior earnings and its expectations of the future, it is anticipated that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $14.4 million at December 31, 2006. Adjustments to decrease gross deferred tax assets and the related valuation allowance in the amount of $51,000 and $110,000 were made in 2006 and 2005, respectively, to reflect state tax net operating losses that have expired. An adjustment to the valuation allowance was made in 2004 to reflect benefits previously recognized for state tax net operating losses that are not realizable due to changes in state tax law enacted in 2004, along with further unrealized benefits related to the discontinuance of the leasing company.

         At December 31, 2006, approximately $2.9 million in gross deferred tax assets of the Corporation were related to net operating losses and tax credits attributable to a former subsidiary. The Corporation has assessed a valuation allowance of $2.0 million on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.

         Approximately $693,000 in gross deferred tax assets of the Corporation at December 31, 2006 are related to state tax net operating losses. The Company has assessed a valuation allowance of $693,000 on this entire deferred tax asset due to an expectation of such net operating losses expiring before being utilized.

         The Corporation has $1.9 million of capital loss carryforwards that will expire on December 31, 2011. Net operating loss carryforwards (NOLs) of $19.5 million remain at December 31, 2006. The expiration dates and amounts of such NOL carryforwards are listed below:

                                               Federal            State
                                               -------            -----
                                                     (In Thousands)

2007....................................      $     -            $ 7,980
2008....................................          997                  -
2009....................................        6,755                  -
2018....................................            -              3,732
                                              -------            -------
                                              $ 7,752            $11,712
                                              =======            =======

         The Corporation's ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Internal Revenue Code. These restrictions limit a company's future use of NOLs if there is a significant ownership change in a company's stock (an "Ownership Change"). The utilization of approximately $7.8 million of federal net operating loss carryforwards is limited to approximately $1.3 million each year as a result of such Ownership Change in a former subsidiary's stock. The Corporation has assessed a valuation allowance of $2.0 million on a portion of these deferred tax assets due to limitations imposed by the Internal Revenue Code.

         A reconciliation setting forth the differences between the effective tax rate of the Corporation and the U.S. Federal statutory tax rate is as follows:

                                                                   Year Ended December 31,
                                                            -------------------------------------
                                                             2006             2005         2004
                                                             ----             ----         ----
Statutory federal income tax rate ......................     35.0%            35.0%        35.0%
State tax net of federal tax benefit....................      3.2              3.2          3.0
Interest income 50% excludable..........................     (1.6)            (1.7)        (1.9)
Bank-owned life insurance income........................     (3.0)            (1.6)        (1.9)
Utilization of loss carryforwards and
       valuation allowance adjustments..................        -                -          1.1
Incentive stock option compensation.....................      0.6                -            -
Other...................................................     (0.2)            (0.1)           -
                                                          -------          -------     ---------
Effective tax rate .....................................     34.0%            34.8%       35.3 %
                                                           ======           ======      =======

14.  STOCK-BASED COMPENSATION

         In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. That expense will be recognized over the period during which an Associate is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Corporation adopted SFAS 123R beginning January 1, 2006 using the Modified Prospective Application Method. This method relates to current and future periods and does not require the restatement of prior periods.

         The Corporation has stock options outstanding under two plans (collectively, "Stock Incentive Plans") for officers, directors and Associates of the Corporation and its subsidiaries. After shareholder approval in 2005, the 1997 Stock Option Plan ("1997 Plan") was replaced by the 2005 Incentive Plan ("2005 Plan"). No future awards may be granted under the 1997 Plan. The 2005 Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. The number of shares reserved for issuance under the 2005 Plan is 400,000. At December 31, 2006, there were 70,212 shares available for future grants under the 2005 Plan.

         The Stock Incentive Plans provide for the granting of incentive stock options as defined in Section 422 of the Internal Revenue Code as well as nonincentive stock options (collectively, "Stock Options"). Additionally, the 2005 Plan provides for the granting of stock appreciation rights, performance awards, restricted stock and restricted stock unit awards, deferred stock units, dividend equivalents, other stock-based awards and cash awards. All Stock Options are to be granted at not less than the market price of the Corporation's common stock on the date of the grant. All Stock Options granted during 2006 vest in 20% or 25% per annum increments, start to become exercisable one year from the grant date and expire between five and ten years from the grant date. Generally, all awards become immediately exercisable in the event of a change in control, as defined within the Stock Incentive Plans.

         A summary of the status of the Corporation's Option Plans as of December 31, 2006, 2005 and 2004, and changes during the years then ended is presented below:


                                              2006                         2005                          2004
                                    --------------------------    --------------------------   ----------------------------
                                                   Weighted-                    Weighted-                     Weighted-
                                                   Average                       Average                       Average
                                      Shares    Exercise Price       Shares   Exercise Price     Shares     Exercise Price
                                      ------    --------------       ------   --------------     ------     --------------
Stock Options:
Outstanding at beginning of year     739,404       $  31.88         866,845      $ 23.66         938,264      $ 19.49
Granted                              106,905          64.93         109,817        62.71          80,980        59.50
Exercised                           (143,346)         19.01        (226,963)       15.05        (131,849)       15.51
Canceled                              (2,536)         46.19         (10,295)       38.98         (20,550)       26.92
                                   ---------                      ---------                    ---------
Outstanding at end of year           700,427          39.50         739,404        31.88         866,845        23.66

Exercisable at end of year           414,973          26.84         434,144        20.51         499,496        16.90

Weighted-average fair value
 of awards granted                 $   13.52                      $   13.67                    $   13.90


         Beginning January 1, 2006, 434,144 stock options were exercisable with an intrinsic value of $20.2 million. In addition, at January 1, 2006 there were 305,260 nonvested options with a grant date fair value of $11.28. During the year ended December 31, 2006, 124,635 options vested with an intrinsic value of $3.4 million, and a grant date fair value of $9.87 per option. Also during 2006, 143,346 options were exercised with an intrinsic value of $6.2 million. In addition, 460 vested options were forfeited with an intrinsic value of $3,000 and a grant date fair value of $14.75, while 2,536 options were forfeited in total with a grant date fair value of $11.17. There were 414,973 exercisable options remaining at December 31, 2006, with an intrinsic value of $16.6 million and a remaining contractual term of 4.8 years. At December 31, 2006 there were 700,427 stock options outstanding with an intrinsic value of $19.2 million and a remaining contractual term of 5.2 years and 285,454 nonvested options with a grant date fair value of $12.74. During 2005, 226,963 options were exercised with an intrinsic value of $10.0 million and 162,323 options vested with a grant date fair value of $7.05 per option.

         The total amount of compensation cost related to nonvested stock options as of December 31, 2006 was $2.2 million. The weighted-average period over which it is expected to be recognized is 1.5 years. The Corporation issues new shares upon the exercise of options.

         During 2006, the Corporation granted 103,885 options with a five-year life and a four-year vesting period. The Black-Scholes option-pricing model was used to determine the grant date fair value of these options. Significant assumptions used in the model included a weighted-average risk-free rate of return of between 4.6% and 4.8% in 2006; an expected option life of three and three-quarter years; and an expected stock price volatility of between 18.2% and 22.1% in 2006. For the purposes of this option-pricing model, a dividend yield of between 0.4% and 0.5% was used as the expected dividend yield.

         Also during 2006, the Corporation granted 3,020 options with a ten-year life and a five-year vesting period. The Black-Scholes option-pricing model was used to determine the grant date fair value of these options. Significant assumptions used in the model included a weighted-average risk-free rate of return of between 4.7% and 5.2% in 2006; an expected option life of six and one-half years; and an expected stock price volatility of between 21.8% and 22.3% in 2006. For the purposes of this option-pricing model, a dividend yield of between 0.4% and 0.5% was used as the expected dividend yield.

         Prior to adoption of SFAS 123R, the Corporation used a graded-vesting schedule to calculate the expense related to stock options. Since the adoption of SFAS 123R, the Corporation now uses a straight-line schedule to calculate the expense related to new stock options issued.

         The Black-Scholes and other option-pricing models assume that options are freely tradable and immediately vested. Since options are not transferable, have vesting provisions, and are subject to trading blackout periods imposed by the Company, the value calculated by the Black-Scholes model may significantly overstate the true economic value of the options.

         The impact of adopting SFAS 123R for the year ended December 31, 2006 was $1.5 million, or $0.19 per share, to salaries, benefits and other compensation. This included $233,000, or $0.03 per share, from the immediate expensing of options granted to retirement-eligible Associates during the fourth quarter of 2006, as required by SFAS 123R. Prior to the adoption of SFAS 123R, the Company applied Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Stock Incentive Plans and to provide the required pro forma disclosures of SFAS No.123 Accounting for Stock-Based Compensation (SFAS 123). Had the grant date fair value provisions of SFAS 123 been adopted, the Corporation would have recognized pretax compensation expense of $1.2 million in 2005 and $907,000 in 2004, respectively, related to its Stock Incentive Plans.

         The following table summarizes all stock options outstanding and exercisable for Option Plans as of December 31, 2006, segmented by range of exercise prices:

                                              Outstanding                         Exercisable
                                --------------------------------------------- ----------------------
                                               Weighted-       Weighted-                  Weighted-
                                               Average          Average                    Average
                                               Exercise        Remaining                  Exercise
                                  Number       Price       Contractual Life     Number      Price
                                  ------     -----------   ----------------     ------  ------------
  Stock Options:
$ 6.52-$13.04                      83,377      $ 10.92            3.8 years      83,377   $ 10.92
$13.05-$19.56                     177,633        16.46            4.2 years     172,633     16.44
$19.57-$26.08                           -            -              - years           -         -
$26.09-$32.60                       1,600        31.60            6.2 years           -         -
$32.61-$39.12                      75,400        33.40            5.8 years      56,295     33.40
$39.13-$45.64                      70,935        43.71            6.7 years      41,397     43.71
$45.65-$52.16                       4,670        48.54            7.5 years       1,868     48.54
$52.17-$58.68                      12,357        55.05            7.7 years       3,391     54.63
$58.69-$65.20                     274,455        62.89            5.6 years      56,012     61.10
                                  -------                                       -------

Total                             700,427       $39.50            5.2 years     414,973    $26.84
                                  =======                                       =======

         During 2006, 2005 and 2004 the Company issued 15,269, 30 and 6,515 shares, respectively, of restricted stock. These awards vest over five years: 0% in the first two years, 25% in each of the third and fourth years and 50% in the fifth year.

15.  COMMITMENTS AND CONTINGENCIES

         Lending Operations

         At December 31, 2006, the Corporation had commitments to extend credit of $532.8 million. Consumer lines of credit totaled $46.3 million of which $35.5 million was secured by real estate. Outstanding letters of credit were $40.6 million and outstanding commitments to make or acquire mortgage loans aggregated $12.3 million. Approximately $8.4 million of these mortgage loan commitments were at fixed rates ranging from 5.25% to 7.13%, and approximately $3.9 million were at variable rates ranging from 5.00% to 6.63%. Mortgage commitments generally have closing dates within a six-month period.

         Data Processing Operations

         The  Company  has  entered   into   contracts  to  manage  its  network
operations, data processing and other related services. The projected amounts of future minimum payments contractually due (in thousands) are as follows:

                  2007.........................................   $3,417
                  2008.........................................    2,730
                  2009.........................................    2,421
                  2010.........................................      655

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

     The  following   represents  a  summary  of  off-balance   sheet  financial
instruments at year-end:

                                                                          December 31,
                                                                   --------------------------
                                                                     2006             2005
                                                                     ----             ------
                                                                        (In Thousands)
Financial  instruments  with contract  amounts which
  represent  potential credit risk:
       Construction loan commitments .............................   $127,858      $104,000
       Commercial mortgage loan commitments ......................     96,618        93,966
       Commercial loan commitments ...............................    209,125       176,344
       Commercial standby letters of credit ......................     40,594        26,720
       Residential mortgage loan commitments .....................     12,320        37,692
       Consumer loan commitments .................................     46,315        64,676

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

          As is customary in such sales, WSFS provides indemnifications to the buyers under certain circumstances. These indemnifications may include the repurchase of loans by WSFS. Repurchases and losses are rare, and no provision is made for losses at the time of sale. During 2006, the Company had no repurchases.

          Swap Guarantees. The Company entered into agreements with two unaffiliated financial institutions whereby those financial institutions entered into interest rate derivative contracts (interest rate swap transactions) with customers referred to them by the Company. By the terms of the agreements, those financial institutions have recourse to the Company for any exposure created under each swap transaction in the event the customer defaults on the swap agreement and the agreement is in a paying position to the third-party financial institution. This is a customary arrangement that allows smaller financial institutions such as WSFS to provide access to interest rate swap transactions for its customers without WSFS creating the swap itself.

          At December 31, 2006, there were twenty-two variable-rate to fixed-rate swap transactions between the third-party financial institution and customers of WSFS with an initial notional amount aggregating approximately $77.4 million, and with maturities ranging from six months to eleven years. The aggregate market value of these swaps to the customers was a liability of $291,000 as of December 31, 2006, and includes $1.0 million of swap transactions in a paying position to third-party financial institutions.


16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         Class "O" Certificates: The fair value of the option to purchase 49.9% of the Class "O" Certificates of SASCO 2002 RM1 is based on the net present value of the forecasted cash flows. The forecasted cash flows are based on assumptions about the life expectancy of the mortgagee, current collateral values, the future change in collateral values, and future interest rates. The current assumptions include a short-term annual appreciation rate of -8.0% in the first year and a long-term annual appreciation rate of 0.5% in future years. These projected cash flows are discounted at an appropriate discount rate. The discount rate is derived using the "Build-up Model" taking into account as a base the risk free rate of return and adding individual factors unique and applicable to the cash flows of the Class "O" Certificates. The discount rate currently used is approximately 21%. Finally, since the Class "O" Certificates represent the equity tranche of SASCO 2002 RM1, a 15% illiquidity discount is applied to the resulting net present value.

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

The book value and estimated fair value of the Corporation's financial instruments are as follows:

                                                                                       December 31,
                                                                ---------------------------------------------------------
                                                                         2006                             2005
                                                                ------------------------          -----------------------
                                                                  Book          Fair                Book          Fair
                                                                  Value         Value               Value         Value
                                                                ---------     ----------          ---------     ---------
                                                                                      (In Thousands)
Financial assets:
     Cash and cash equivalents.......................          $  241,824    $  241,824          $  233,951   $  233,951
     Investment securities...........................              54,491        54,524              57,489       57,688
     Mortgage-backed securities......................             516,711       516,434             620,323      620,323
     Loans, net......................................           2,019,741     2,012,530           1,775,294    1,779,746
     Bank-owned life insurance.......................              55,282        55,282              54,193       54,193
     Stock in Federal Home Loan Bank of Pittsburgh...              39,872        39,720              46,293       46,293
     Accrued interest receivable.....................              13,037        13,037              11,070       11,070
     Interest rate cap...............................                  30            30                 125          125
     Option to purchase Class "O" Certificates.......                   -         3,503                   -            -

Financial liabilities:
     Deposits........................................           1,756,348     1,757,259           1,446,236    1,447,165
     Borrowed funds..................................           1,002,679       997,476           1,195,008    1,200,477
     Accrued interest payable........................               8,690         8,690               7,554        7,554


         The estimated fair value of the Corporation's off-balance sheet financial instruments is as follows:

                                                                                                          December 31,
                                                                                                   ------------------------
                                                                                                      2006            2005
                                                                                                      ----           -----
                                                                                                       (In Thousands)
Off-balance sheet instruments:
     Commitments to extend credit.......................................................            $4,454          $4,120
     Standby letters of credit..........................................................               406             267

17.  RELATED PARTY TRANSACTIONS


         The Corporation routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than the normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $5.1 million and $6.9 million at December 31, 2006 and 2005, respectively. During 2006, new loans and credit line advances to such related parties amounted to $9.4 million and repayments amounted to $8.2 million. In addition, during 2006, one director retired and $3.0 million in loans have been excluded from related party transactions.

         The Corporation engages a law firm that is affiliated with a director of the Corporation for general legal services. Total fees for such services amounted to $31,000 during 2006.

         A director of the Corporation is also a director of a loan customer of the Bank. At December 31, 2006, the principal balance outstanding of that loan was $7.0 million.

         The Chairman of the Corporation is also the Chairman of the FHLB of Pittsburgh. At December 31, 2006, the Bank had borrowed funds outstanding from the FHLB of Pittsburgh of $784.0 million and owned $39.9 million of FHLB of Pittsburgh stock.

18.  PARENT COMPANY FINANCIAL INFORMATION

Condensed Statement of Financial Condition

                                                                  December 31,
                                                             ----------------------
                                                               2006         2005
                                                             ---------    ---------
                                                                (In Thousands)
Assets:
     Cash ................................................   $   4,984    $  10,097
     Investment in subsidiaries ..........................     270,994      236,095
     Investment in interest rate cap .....................          30          125
     Investment in Capital Trust III .....................       2,011        2,011
     Other assets ........................................       1,499        1,056
                                                             ---------    ---------
Total assets .............................................   $ 279,518    $ 249,384
                                                             =========    =========

Liabilities:
     Borrowings ..........................................   $  67,011    $  67,011
     Interest payable ....................................         412          357
     Other liabilities ...................................          36           41
                                                             ---------    ---------
     Total liabilities ...................................      67,459       67,409
                                                             ---------    ---------

Stockholders' equity:
     Common stock ........................................         156          154
     Capital in excess of par value ......................      81,580       74,673
     Comprehensive loss ..................................      (8,573)      (9,968)
     Retained earnings ...................................     347,448      319,065
     Treasury stock ......................................    (208,552)    (201,949)
                                                             ---------    ---------
     Total stockholders' equity ..........................     212,059      181,975
                                                             ---------    ---------
Total liabilities and stockholders' equity ...............   $ 279,518    $ 249,384
                                                             =========    =========

Condensed Statement of Operations

                                                                        December 31,
                                                             -----------------------------------
                                                               2006         2005         2004
                                                             ---------    ---------    ---------
                                                                        (In Thousands)


Income:
     Interest income .....................................   $     594    $     533    $     101
     Noninterest income ..................................         354          139          139
                                                             ---------    ---------    ---------
                                                                   948          672          240
                                                             ---------    ---------    ---------
Expenses:
     Interest expense ....................................       5,053        5,292        2,246
     Other operating expenses ............................      (1,386)      (1,567)        (681)
                                                             ---------    ---------    ---------
                                                                 3,667        3,725        1,565
                                                             ---------    ---------    ---------

Loss before equity in undistributed income of subsidiaries      (2,719)      (3,053)      (1,325)
Equity in undistributed income of subsidiaries ...........      33,160       30,909       27,225
                                                             ---------    ---------    ---------
Net income ...............................................   $  30,441    $  27,856    $  25,900
                                                             =========    =========    =========

Condensed Statement of Cash Flows

                                                                                              Year Ended December 31,
                                                                                         ---------------------------------
                                                                                           2006         2005        2004
                                                                                         ---------    --------   ---------
                                                                                                   (In Thousands)
Operating activities:
Net income .....................................................................         $  30,441    $ 27,856   $  25,900
Adjustments to reconcile net income to net cash used for operating activities:
     Equity in undistributed income of subsidiaries ............................           (33,160)    (30,909)    (27,225)
     Amortization ..............................................................               560       1,398         175
     (Increase) decrease in other assets........................................              (606)        432        (600)
     Increase in other liabilities..............................................                51         126          37
                                                                                         ---------    --------   ---------
Net cash used for operating activities .........................................           (2,714)      (1,097)     (1,713)
                                                                                         ---------    --------   ---------

Investing activities:
     (Increase) decrease in investment in subsidiaries..........................              (646)     28,210      18,577
     Net issuance of Pooled Floating Rate Capital Securities....................                 -      17,011           -
                                                                                         ---------    --------   ---------
Net cash (used for) provided by investing activities............................              (646)     45,221      18,577
                                                                                         ---------    --------   ---------

Financing activities:
     Issuance of common stock ..................................................             6,907       6,348       3,590
     Dividends paid on common stock ............................................            (2,057)     (1,845)     (1,643)
     Treasury stock, net of reissuance .........................................            (6,603)    (40,104)    (17,899)
                                                                                         ---------    --------   ---------
Net cash used for financing activities .........................................            (1,753)    (35,601)    (15,952)
                                                                                         ---------    --------   ---------

(Decrease) increase in cash ....................................................            (5,113)      8,523         912
Cash at beginning of period ....................................................            10,097       1,574         662
                                                                                         ---------    --------   ---------
Cash at end of period ..........................................................        $    4,984   $  10,097   $   1,574
                                                                                        ==========   =========   =========

19.  ACCOUNTING FOR INTEREST RATE CAP


           The Corporation has an interest-rate cap with a notional amount of $50.0 million, which limits three-month LIBOR to 6.00% for the ten years ending December 1, 2008. The fair value of the cap is estimated using a standard option model. The fair value of the interest rate cap at December 31, 2006 was $30,000. The cap is considered a free standing derivative and all changes in the fair value of the cap are recorded in the Consolidated Statement of Operations.
During 2006, the Company recognized $560,000 of interest expense of which $411,000 was the result of the reclassification of the residual amounts related to the hedge that were not reclassified at the time the Corporation refinanced its Trust Preferred Securities in 2005.

20. SEGMENT INFORMATION

         Under the definition of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Corporation discusses its business in three segments. There is one segment for WSFS and one for CashConnect, the ATM division of WSFS. The third segment, "All Others," represents the combined contributions of Montchanin and the newly formed Wealth Management Services Division. Montchanin and the Wealth Management Services Division each offer different products, to a separate customer base, through distinct distribution methods than those of the Corporation. Therefore, the Corporation has combined Montchanin and the Wealth Management Services Division to form the operating segment "All Others." All prior years' information has been updated to reflect this presentation. WSFS provides financial products through its main office, 27 retail banking offices, loan production offices and operations centers to commercial and retail customers. Retail and Commercial Banking, Commercial Real Estate Lending, Private Banking and other banking business units are operating departments of WSFS. These departments share the same regulator, market, many of the same customers, share common resources (corporate and department-level) and provide similar products and services through the general infrastructure of the Company. Because of these and other reasons, these departments are not considered discrete segments and are appropriately aggregated within the WSFS segment of the Company in accordance with SFAS No. 131. CashConnect provides turnkey ATM services through strategic partnerships with several of the largest networks, manufacturers and service providers in the ATM industry. Montchanin provides asset management products and services to customers in the Bank's primary market area. Montchanin has one consolidated non-wholly owned subsidiary, Cypress Capital Management, LLC (Cypress). Cypress, a 90% owned
subsidiary,  is  a  Wilmington-based   investment  advisory  firm
serving high net-worth individuals and institutions. The Wealth Management Services Division provides wealth management and personal trust services to customers in the Bank's primary market area.

         An operating segment is a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Corporation evaluates performance based on pretax ordinary income relative to resources used, and allocates resources based on these results. Segment information for the years ended December 31, 2006, 2005 and 2004 is shown below.

For the Year Ended December 31, 2006: (In Thousands)

                                   ----------     -----------    -------------     ----------
                                      WSFS        CashConnect    All Others (1)      Total
                                   ----------     -----------    -------------     ----------
External customer revenues:
         Interest income ......... $  177,177     $        -     $        -        $  177,177
         Noninterest income ......     22,253         15,644          2,408            40,305
                                   ----------     ----------     ----------        ----------
Total external customer revenues..    199,430         15,644          2,408           217,482
                                   ----------     ----------     ----------        ----------

Intersegment revenues:
         Interest income .........      8,071              -              -             8,071
         Noninterest income ......      1,344            685              -             2,029
                                   ----------     ----------     ----------        ----------
Total intersegment revenues ......      9,415            685              -            10,100
                                   ----------     ----------     ----------        ----------

Total revenue ....................    208,845         16,329          2,408           227,582
                                   ----------     ----------     ----------        ----------

External customer expenses:
         Interest expense ........     99,278              -              -            99,278
         Noninterest expenses ....     62,439          4,222          2,653            69,314
         Provision for loan loss..      2,738              -              -             2,738
                                   ----------     ----------     ----------        ----------
Total external customer expenses..    164,455          4,222          2,653           171,330
                                   ----------     ----------     ----------        ----------

Intersegment expenses:
         Interest expense ........          -          8,071              -             8,071
         Noninterest expenses ....        685            688            656             2,029
                                   ----------     ----------     ----------        ----------
Total intersegment expenses ......        685          8,759            656            10,100
                                   ----------     ----------     ----------        ----------

Total expenses ...................    165,140         12,981          3,309           181,430
                                   ----------     ----------     ----------        ----------

Income before taxes and
  extraordinary items ............ $   43,705     $    3,348     $     (901)           46,152

Provision for income taxes .......                                                     15,660
Minority interest ................                                                         51
                                                                                   ----------
Consolidated net income ..........                                                 $   30,441
                                                                                   ==========

Cash and cash equivalents ........ $   75,203     $  166,092     $      529        $  241,824
Other segment assets .............  2,738,576         15,228          1,768         2,755,572
                                   ----------     ----------     ----------        ----------

Total segment assets ............. $2,813,779     $  181,320     $    2,297        $2,997,396
                                   ==========     ==========     ==========        ==========

Capital expenditures ............. $    9,790     $      382     $       20        $   10,192

(1) Includes Montchanin Capital Management, Inc. and the Wealth Management Services Division.

For the Year Ended December 31, 2005: (In Thousands)

                                   ----------     -----------    -------------     ----------
                                      WSFS        CashConnect    All Others (1)      Total
                                   ----------     -----------    -------------     ----------
External customer revenues:
         Interest income ......... $  136,022     $        -     $        -        $  136,022
         Noninterest income ......     19,595         12,539          2,519            34,653
                                   ----------     ----------     ----------        ----------
Total external customer revenues..    155,617         12,539          2,519           170,675
                                   ----------     ----------     ----------        ----------

Intersegment revenues:
         Interest income .........      4,729              -              -             4,729
         Noninterest income ......      1,361            682              -             2,043
                                   ----------     ----------     ----------        ----------
Total intersegment revenues ......      6,090            682              -             6,772
                                   ----------     ----------     ----------        ----------


Total revenue ....................    161,707         13,221          2,519           177,447
                                   ----------     ----------     ----------        ----------

External customer expenses:
         Interest expense ........     62,380              -              -            62,380
         Noninterest expenses ....     56,562          3,956          2,359            62,877
         Provision for loan loss..      2,582              -              -             2,582
                                   ----------     ----------     ----------        ----------
Total external customer expenses..    121,524          3,956          2,359           127,839
                                   ----------     ----------     ----------        ----------

Intersegment expenses:
         Interest expense ........          -          4,729              -             4,729
         Noninterest expenses ....        682            778            583             2,043
                                   ----------     ----------     ----------        ----------
Total intersegment expenses ......        682          5,507            583             6,772
                                   ----------     ----------     ----------        ----------

Total expenses ...................    122,206          9,463          2,942           134,611
                                   ----------     ----------     ----------        ----------

Income before taxes and
  extraordinary items ............ $   39,501     $    3,758     $     (423)           42,836

Provision for income taxes .......                                                     14,847
Minority interest ................                                                        133
                                                                                   ----------
Consolidated net income ..........                                                 $   27,856
                                                                                   ==========

Cash and cash equivalents ........ $   59,109     $  174,527     $      315        $  233,951
Other segment assets .............  2,604,038          7,153          1,610         2,612,801
                                   ----------     ----------     ----------        ----------

Total segment assets ............. $2,663,147     $  181,680     $    1,925        $2,846,752
                                   ==========     ==========     ==========        ==========

Capital expenditures ............. $   15,656     $      811     $       59        $   16,526


(1) Includes Montchanin Capital Management, Inc. and the Wealth Management Services Division.

For the Year Ended December 31, 2004: (In Thousands)

                                       ----------   -----------   -------------     ----------
                                          WSFS      CashConnect   All Others (1)      Total
                                       ----------   -----------   -------------     ----------
External customer revenues:
         Interest income ..........   $  104,110   $        -     $        -        $  104,110
         Noninterest income .......       19,612       10,076          2,262            31,950
                                      ----------   ----------     ----------        ----------
Total external customer revenues ..      123,722       10,076          2,262           136,060
                                      ----------   ----------     ----------        ----------

Intersegment revenues:
         Interest income ..........        1,771            -              -             1,771
         Noninterest income .......        1,046          742              -             1,788
                                      ----------   ----------     ----------        ----------
Total intersegment revenues .......        2,817          742              -             3,559
                                      ----------   ----------     ----------        ----------

Total revenue .....................      126,539       10,818          2,262           139,619
                                      ----------   ----------     ----------        ----------

External customer expenses:
         Interest expense .........       37,246            -              -            37,246
         Noninterest expenses .....       50,134        3,516          2,049            55,699
         Provision for loan loss ..        3,217            -              -             3,217
                                      ----------   ----------     ----------        ----------
Total external customer expenses ..       90,597        3,516          2,049            96,162
                                      ----------   ----------     ----------        ----------

Intersegment expenses:
         Interest expense .........            -        1,771              -             1,771
         Noninterest expenses .....          742          717            329             1,788
                                      ----------   ----------     ----------        ----------
Total intersegment expenses .......          742        2,488            329             3,559
                                      ----------   ----------     ----------        ----------

Total expenses ....................       91,339        6,004          2,378            99,721
                                      ----------   ----------     ----------        ----------

Income before taxes and
  extraordinary items .............   $   35,200   $    4,814     $     (116)           39,898

Provision for income taxes ........                                                     13,951
Minority interest .................                                                        190
Income on wind-down of discontinued
  operations, net of taxes ........                                                        143
                                                                                    ----------
Consolidated net income ...........                                                 $   25,900
                                                                                    ==========

Cash and cash equivalents .........   $   61,021   $  131,150     $      307        $  192,478
Other segment assets ..............    2,301,726        7,583          1,169         2,310,478
                                      ----------   ----------     ----------        ----------

Total segment assets ..............   $2,362,747   $  138,733     $    1,476        $2,502,956
                                      ==========   ==========     ==========        ==========

Capital expenditures ..............   $    5,865   $      522     $       22        $    6,409

(1) Includes Montchanin Capital Management, Inc. and the Wealth Management Services Division.

QUARTERLY FINANCIAL SUMMARY  (Unaudited)

                                                                  Three Months Ended
                                   ------------------------------------------------------------------------------
                                   12/31/06   9/30/06   6/30/06   3/31/06  12/31/05   9/30/05   6/30/05   3/31/05
                                   --------   -------   -------   -------  --------   -------   -------   -------
                                                       (In Thousands, Except Per Share Data)

Interest income .................   $46,701   $46,131   $43,868   $40,477   $37,835   $35,136   $32,886   $30,165
Interest expense ................    26,611    27,011    24,482    21,174    19,299    15,921    15,108    12,052
                                    -------   -------   -------   -------   -------   -------   -------   -------
Net interest income .............    20,090    19,120    19,386    19,303    18,536    19,215    17,778    18,113
Provision for loan losses .......     1,036       319       695       688     1,006       225       772       579
                                    -------   -------   -------   -------   -------   -------   -------   -------

Net interest income after
   provision for loan losses.....    19,054    18,801    18,691    18,615    17,530    18,990    17,006    17,534
Noninterest income ..............    11,078    10,309     9,880     9,038     9,499     8,584     8,714     7,856
Noninterest expenses ............    18,553    17,587    16,932    16,242    16,154    16,150    15,603    14,970
                                    -------   -------   -------   -------   -------   -------   -------   -------
Income before
  minority interest and taxes....    11,579    11,523    11,639    11,411    10,875    11,424    10,117    10,420
Less minority interest ..........        11         9        15        16        11        48        37        37
                                    -------   -------   -------   -------   -------   -------   -------   -------

Income before taxes .............    11,568    11,514    11,624    11,395    10,864    11,376    10,080    10,383
Income tax provision ............     3,969     3,511     4,126     4,054     3,771     3,969     3,514     3,593
                                    -------   -------   -------   -------   -------   -------   -------   -------

Net income ......................   $ 7,599   $ 8,003   $ 7,498   $ 7,341   $ 7,093   $ 7,407   $ 6,566   $ 6,790
                                    =======   =======   =======   =======   =======   =======   =======   =======

Earnings per share:
Basic ...........................   $  1.14   $  1.20   $  1.13   $  1.11   $  1.09   $  1.12   $  0.95   $  0.96
Diluted .........................   $  1.10   $  1.16   $  1.09   $  1.06   $  1.03   $  1.06   $  0.90   $  0.90
